     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 27, 2003.



                                                     REGISTRATION NO. 333-104897

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                         PRE-EFFECTIVE AMENDMENT NO. 1


                                       TO


                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                          MERCER INSURANCE GROUP, INC.
             (Exact name of registrant as specified in its charter)

            PENNSYLVANIA                             6331                              23-2934601
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)             Identification Number)

                              10 NORTH HIGHWAY 31
                          PENNINGTON, NEW JERSEY 08534
                                 (609) 737-0426
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ANDREW R. SPEAKER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          MERCER INSURANCE GROUP, INC.
                              10 NORTH HIGHWAY 31
                                  P.O. BOX 278
                          PENNINGTON, NEW JERSEY 08534
                                 (609) 737-0426
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   COPIES TO:


             JEFFREY P. WALDRON, ESQUIRE                              JOHN S. CHAPMAN, ESQUIRE
               EDWARD C. HOGAN, ESQUIRE                             J. BRETT PRITCHARD, ESQUIRE
                    STEVENS & LEE                                      LORD, BISSELL & BROOK
             620 FREEDOM BUSINESS CENTER                              115 SOUTH LASALLE STREET
                      SUITE 200                                       CHICAGO, ILLINOIS 60603
                    P.O. BOX 62330                                         (312) 443-0700
              WAYNE, PENNSYLVANIA 19087
                    (610) 478-2000


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box: [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                                              PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
        TITLE OF EACH CLASS OF             AMOUNT TO BE           OFFERING            AGGREGATE           REGISTRATION
     SECURITIES TO BE REGISTERED          REGISTERED(1)      PRICE PER UNIT(2)      OFFERING PRICE           FEE(3)
--------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value............      6,849,391              $10.00            $68,493,910             $5,541
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------


(1) Includes shares to be offered to eligible policyholders, directors, officers and employees of Mercer Mutual Insurance Company, Mercer Mutual's employee stock ownership plan, and the general public, pursuant to Mercer Mutual's Plan of Conversion from Mutual to Stock Form, and shares to be offered to Franklin Mutual Insurance Company and the shareholders of Franklin Holding Company pursuant to certain contractual rights.

(2) Estimated solely for the purpose of calculating the registration fee.


(3) Registration fee has been previously paid.

                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                 [LOGO TO COME]

                          MERCER INSURANCE GROUP, INC.

         (PROPOSED HOLDING COMPANY FOR MERCER MUTUAL INSURANCE COMPANY)

                        6,261,111 SHARES OF COMMON STOCK

    Mercer Mutual Insurance Company is converting from the mutual to the stock form of organization. As part of the conversion, Mercer Insurance Group, Inc. is offering 6,261,111 shares of its common stock at a purchase price of $10.00 per share, and will use a portion of the proceeds from this offering to purchase all of the authorized capital stock of Mercer Mutual Insurance Company. As a result, Mercer Mutual Insurance Company will become a wholly owned subsidiary of Mercer Insurance Group, Inc. Applicable law requires Mercer Insurance Group, Inc. to sell an amount of its common stock equal to the estimated pro forma market value of Mercer Mutual Insurance Company, as determined by an independent valuation. We expect that the common stock will be listed on the Nasdaq National Market under the symbol "MIGP."
                             ---------------------

                             TERMS OF THE OFFERING
                            PRICE: $10.00 PER SHARE

                                                                MINIMUM       MAXIMUM
                                                              -----------   -----------
Number of shares offered....................................    4,165,000     6,261,111
Gross proceeds..............................................  $41,650,000   $62,611,110
Less: Proceeds from ESOP shares (1).........................    4,165,000     6,261,110
Underwriting commissions and expenses.......................  $ 2,938,200   $ 3,202,310
Net proceeds................................................  $34,546,800   $53,147,690
Net proceeds per share......................................  $      8.29   $      8.49

---------------

(1) The calculation of net proceeds from this offering does not include the shares being purchased by our employee stock ownership plan (ESOP) because the ESOP is not paying cash for these shares, but is instead purchasing them with the proceeds of a loan from Mercer Insurance Group, Inc. The ESOP is purchasing 10% of the shares sold in the conversion.


    In the conversion, we are offering a maximum of 5,635,000 shares in the following order of priority: first, to eligible policyholders (persons who, on December 13, 2002, were named insureds under policies issued by Mercer Mutual); second, to directors, officers and employees of Mercer Mutual or its affiliates; and third, to the general public. If eligible policyholders, directors, officers and employees of Mercer Mutual and the general public subscribe for the maximum of 5,635,000 shares in the conversion, the ESOP will purchase an additional 626,111 shares, bringing the total shares sold in the conversion to 6,261,111 shares.



    The offering expires on [August 20, 2003]. We may extend the offering to a date no later than [October 6, 2003] upon written notice to all subscribers. Orders are irrevocable unless the offering is terminated or extended beyond [August 20, 2003]. If the offering is extended beyond [August 20, 2003], subscribers will have the right to modify or rescind their orders. If by the expiration date, we do not receive orders for at least 4,165,000 shares (including the 10% being purchased by the ESOP), we may sell additional shares in a syndicated community offering using a syndicate of registered broker/dealers managed by Sandler O'Neill & Partners, L.P. This syndicated community offering must be completed or terminated by [November 20, 2003.]



    The minimum number of shares that you may purchase is 25, and the maximum is 100,000, subject to availability. Your funds will be held in an escrow account at Wilmington Trust Company until completion or termination of the offering. If the offering is terminated, we will return your funds promptly, without interest.


    Mercer Mutual has engaged Sandler O'Neill & Partners, L.P. to assist with the conversion. Sandler O'Neill & Partners, L.P. is not required to sell any specific number or dollar amount of shares, but will use its best efforts to sell the common stock offered.


    For more information, please call our Conversion Center, toll-free, at
1-800-   -    .



    In addition to the shares offered by this prospectus, we are concurrently offering a total of 588,280 shares in separate offerings that are not part of the conversion. These offerings are described under the section of this prospectus entitled "Additional Shares Being Issued After the Conversion."



    An investment in our common stock involves risks. See the section entitled "Risk Factors" that begins on page 17.


    Mercer Mutual is converting to stock form pursuant to a Plan of Conversion adopted by Mercer Mutual's Board of Directors and approved by the Pennsylvania Insurance Commissioner. The Pennsylvania Insurance Commissioner's approval of the Plan of Conversion does not constitute or imply endorsement of the conversion, and does not constitute investment advice or a recommendation by the Pennsylvania Insurance Commissioner or the Pennsylvania Insurance Department to purchase our common stock.

    Neither the Securities and Exchange Commission nor any state insurance department or securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                        SANDLER O'NEILL & PARTNERS, L.P.

                 The date of this Prospectus is          , 2003

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Selected Consolidated Financial Data........................   14
Risk Factors................................................   17
Forward-looking Information.................................   26
Use of Proceeds.............................................   28
Capitalization..............................................   30
Pro Forma Data..............................................   31
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   40
Market for the Common Stock.................................   55
Dividend Policy.............................................   55
Business....................................................   56
The Conversion..............................................   80
  Background and Reasons for the Conversion.................   80
  Conversion Process........................................   83
  Offering of Common Stock..................................   83
  Effect of Conversion on Policyholders.....................   84
  Continuity of Insurance Coverage and Business
     Operations.............................................   84
  Voting Rights.............................................   84
  Policyholder Dividends....................................   85
  Rights Upon Dissolution...................................   85
  Subscription Offering.....................................   85
  Community Offering........................................   86
  Syndicated Community Offering.............................   87
  Limitations on Purchases of Common Stock..................   88
  Stock Pricing and Number of Shares to be Issued...........   89
  If Subscriptions Received in the Subscription Offering
  Meet or Exceed the Maximum Number of Shares Offered.......   90
  If Subscriptions Received in the Subscription Offering
  Meet or Exceed the Required Minimum.......................   91
  If Subscriptions Received in the Subscription Offering Do
  Not Meet or Exceed Require Minimum........................   91
  If Subscriptions Received in All of the Offerings Do Not
     Meet the Required Minimum..............................   91
  The Valuation.............................................   91
  Tax Effects Generally.....................................   96
  Tax Consequences of Subscription Rights...................   97
  Termination Dates of the Subscription and Community
     Offerings..............................................   98
  Use of Order Forms in this Offering.......................   98
  Payment for Shares........................................   99
  Delivery of Certificates..................................   99
  Marketing and Underwriting Arrangements...................   99
  Proposed Management Purchases.............................  100
  Limitations on Resales....................................  101
  Interpretation and Amendment of the Plan of Conversion....  101

                                                              PAGE
                                                              ----
  Termination...............................................  102
  Conditions................................................  102
Additional Shares Being Issued after the Conversion.........  102
Management..................................................  104
Restrictions on Acquisition of the Holding Company..........  112
Description of Capital Stock................................  118
Transfer Agent and Registrar................................  119
Legal Matters...............................................  119
Experts.....................................................  119
Registration Requirements...................................  119
Where You Can Find Additional Information...................  120
Index to Consolidated Financial Statements..................  F-1


     You should rely only on the information contained in this prospectus. We have not, and Sandler O'Neill & Partners, L.P. has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and Sandler O'Neill & Partners, L.P. is not, making an offer to sell these securities to any person in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. Information contained on our web site is not part of this prospectus.

     Until           , 2003, all dealers effecting transactions in these
securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                               PROSPECTUS SUMMARY


     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the offering fully, you should carefully read this entire prospectus, including the financial statements and related notes and the risks of investing in our common stock discussed under "Risk Factors." Throughout this document the use of the words "we", "our" and "us" refer to either Mercer Insurance Group, Inc., Mercer Mutual Insurance Company, or both as the context may require.


OVERVIEW


     We are a provider of a wide array of property and casualty insurance products designed to meet the insurance needs of consumers and small and medium-sized businesses throughout New Jersey and Pennsylvania. We have three operating segments: commercial lines insurance, personal lines insurance and our investment function. Our products include homeowners, commercial multi-peril, other liability, personal automobile, workers compensation, fire and inland marine and commercial automobile coverages. We market our products through a network of over 300 independent producers in New Jersey and Pennsylvania.



     While traditionally focusing on personal lines for New Jersey customers, over the past six years we have moved aggressively to expand our commercial and casualty premium volume and geographically diversify our writings into Pennsylvania. In order to attract and retain commercial and casualty business, we have developed programs specifically tailored to meet the needs of particular types of businesses. In 2002, homeowners insurance represented 26.9% of our direct premiums written compared to 43.3% in 1998 and commercial writings represented 54.1%, up from 45.0% in 1998. This significant shift in the mix of our writings occurred despite our acquisition in 2001 of a 49% interest in Franklin Insurance Company, the business of which consists entirely of personal lines policies.



     We have been profitable in each of the past five years, due in large part to our disciplined underwriting approach. One industry measurement of a company's underwriting success is the combined ratio, which is the sum of a company's loss and loss adjustment expense ratio and its underwriting expense ratio. A combined ratio of less than 100% means a company is making an underwriting profit. Although harsh weather conditions adversely affected our first quarter 2003 results, over the past five years our statutory combined ratios of 93.4% in 1998, 92.7% in 1999, 92.9% in 2000, 93.4% in 2001 and 94.7%
in 2002 have consistently out-performed the industry averages of 103.9%, 106.3%,
108.7%, 115.1% and    %, respectively. Our insurance companies have been
assigned an "A" (Excellent) rating by A.M. Best. An "A" rating is the third highest rating out of 15 possible ratings by A.M. Best.



     For the three months ended March 31, 2003 and the year ended December 31, 2002, we had:



     - direct written premiums of $13.0 million and $50.9 million, respectively;



     - consolidated revenues of $11.7 million and $42.6 million, respectively; and,



     - net income of $233,000 and $2.2 million, respectively.



     At March 31, 2003, we had:



     - consolidated assets of $104.3 million;



     - total equity of $36.9 million; and



     - over 51,000 property and casualty policies in force.


     Our principal office is located at 10 North Highway 31, Pennington, New Jersey 08534. Our telephone number is (800) 223-0534.

OUR BUSINESS STRATEGIES

     We continually strive to improve our profitability and reduce the impact of losses on our business. One of our principal objectives is to become a geographically diverse property and casualty insurer with at least 75% of our direct written premiums consisting of commercial and casualty business that meets our disciplined underwriting standards. By doing so, we believe that our profits from operations will increase and we will be less susceptible to property insurance losses.

     Our principal strategies to achieve our goals are to:


     - Increase our commercial writings. Our commercial lines have been more profitable than our personal lines, with a combined ratio for the three months ended March 31, 2003 of 81.3% for commercial lines compared to 125.5% for personal lines, and a combined ratio in 2002 of 86.0% for commercial lines compared to 102.8% for personal lines. Commercial lines growth as a percentage of total writings would lessen the impact that personal lines losses would have on us.



     - Diversify our business geographically. We intend to increase our business outside New Jersey by expanding our existing producer relationships and by selectively acquiring other insurance companies. Geographic diversification of our aggregate risk would reduce the impact that weather-related property losses have on us. Other than the acquisition of the remaining shares of Franklin Holding Company, Inc. that we do not already own (see "Additional Shares to be Issued After the Conversion"), at the present time we do not have any letter of intent or agreement to acquire any other company.


     - Attract and retain high-quality insurance producers with diverse customer bases. We intend to implement this strategy through increased marketing activities in targeted growth markets and the development and tailoring of commercial programs to meet the needs of our producers and their customers.

     - Reduce our ratio of expenses to net premiums earned. We are committed to improving our profitability by reducing expenses through the use of enhanced technology and by increasing our premium writings through the strategic deployment of our capital.

     - Reduce our reliance on reinsurance. We intend to increase the risk our insurance companies retain on individual policies, which will increase net premium volume.

     The additional capital generated by the conversion will permit us to accelerate these strategies and the holding company structure will provide flexibility to facilitate the achievement of our goals.

THE COMPANIES


     Mercer Insurance Group, Inc. was formed to become the holding company for Mercer Mutual Insurance Company upon completion of Mercer Mutual's conversion from mutual to stock form. Mercer Insurance Group, Inc. currently has no significant assets or liabilities and no operations. In this document, we refer to Mercer Insurance Group, Inc. as the Holding Company. Upon completion of the conversion the name of Mercer Mutual will be Mercer Insurance Company. After the conversion, the Holding Company's primary assets will be the outstanding capital stock of Mercer Mutual and a portion of the net proceeds of the conversion.



     Mercer Mutual is a Pennsylvania mutual insurance company that began operations in 1844. It owns 100% of Queenstown Holding Company, Inc., a New Jersey corporation that owns 100% of Mercer Insurance Company of New Jersey, Inc., a New Jersey stock insurance company. Mercer Insurance Company of New Jersey, Inc. began operations in 1982 and offers only workers' compensation insurance to businesses located in New Jersey.


     Mercer Mutual also owns 49% of Franklin Holding Company, Inc., a Delaware corporation that owns 100% of Franklin Insurance Company. Mercer Mutual controls Franklin Insurance Company through majority positions on the board of directors of Franklin Holding, control of management and other features. Franklin Insurance Company is a Pennsylvania stock insurance company that began operations in 1998, and offers private passenger automobile and homeowners' insurance to Pennsylvania residents.

     Mercer Mutual also owns 100% of BICUS Services Corporation, a provider of management services to Mercer Mutual and its subsidiaries.

THE CONVERSION

     We are converting to a stock company because we view it as a critical component of our strategic plan. We believe the conversion will help us realize our goals by providing us with:

     - capital to be used to support our current operations, expand and strengthen our producer network and reduce our reliance on reinsurance;

     - the ability to issue stock to make acquisitions and to access capital markets to satisfy future capital needs; and

     - the opportunity for our policyholders, directors, officers and employees to acquire stock in the Holding Company, which will provide additional incentive for their performance and enable them to participate in our success.

     For additional discussion, see the subsection entitled "Background and Reasons for the Conversion" under the heading "The Conversion."

RESULT OF THIS OFFERING AND THE CONVERSION

     After this offering and the conversion are completed, the Holding Company will be a publicly held company that owns all of the stock of Mercer Mutual. If you purchase stock in the conversion, you will become a shareholder of the Holding Company when the conversion becomes effective. If you do not purchase stock in the offering, you will have no interest in Mercer Mutual or the Holding Company after the conversion. THE INSURANCE COVERAGE UNDER ANY MERCER MUTUAL POLICY THAT YOU OWN WILL NOT BE AFFECTED BY THE CONVERSION OR BY YOUR RESPONSE TO THE OFFERING. For additional details, see the subsection entitled "Effect of Conversion on Policyholders" under the heading "The Conversion."

SUBSCRIPTION RIGHTS


     Each person who was a named insured at the close of business on December 13, 2002, under an existing insurance policy issued by Mercer Mutual (we refer to these policyholders as "eligible policyholders") has the right to purchase up to 100,000 shares of the Holding Company's common stock in this offering (subject to reduction in the event of over-subscription). We refer to these rights as "subscription rights."



     In addition to eligible policyholders, our Employee Stock Ownership Plan
(ESOP) and the directors, officers and employees of Mercer Mutual or its affiliates also have the right to purchase Holding Company common stock in this offering. The ESOP has the right to purchase an amount equal to up to 10% of the total shares of common stock to be issued in the conversion. The ESOP is permitted to exercise this right in full even if there is an oversubscription by eligible policyholders. Each director, officer and employee also has the right to purchase up to 100,000 shares of common stock. However, these rights are secondary to the subscription rights of eligible policyholders. Therefore, these rights may be exercised only if eligible policyholders subscribe for less than 5,635,000 shares of common stock, and the maximum number of shares that may be issued in the conversion to eligible policyholders, directors, officers and employees is 5,635,000 shares. Over 25% of the directors, officers and employees are eligible policyholders and will have the right to subscribe for stock in that capacity.



     Except for Mercer Mutual's eligible policyholders, the directors, officers and employees of Mercer Mutual or its affiliates, and the ESOP, no other person or entity has any right to purchase common stock in this offering.



DETERMINATION OF OFFERING PRICE AND TOTAL NUMBER OF SHARES OFFERED IN THE CONVERSION



     Griffin Financial Group, LLC has determined that as of March 31, 2003, the consolidated pro forma market value of Mercer Mutual as a subsidiary of the Holding Company was between $41,650,000 and 56,350,000. The total number of shares offered in the conversion was obtained by taking the high end of that valuation range and dividing that amount by the $10.00 per share offering price, for a total of 5,635,000 shares. We then added to the 5,635,000 total 626,111 shares to allow for the purchase by the ESOP of 10% of the shares of common stock to be issued in the conversion. We determined the $10.00 per share offering price in consultation with Sandler O'Neill & Partners, L.P. and Griffin Financial Group, LLC. See the subsection entitled "Risk Factors Relating to the Ownership of Mercer Insurance Group Stock" under the section entitled "Risk Factors."


     On the last day of the offering, Griffin Financial Group will submit to the Pennsylvania Insurance Department and us an updated valuation of the pro forma fair market value of Mercer Mutual as a subsidiary of the Holding Company as of that date. If this updated valuation falls within the valuation range described in this prospectus, and the other conditions (described below) to the completion of the offering are satisfied, the offering will be completed promptly. The updated valuation will be filed with the SEC. If this updated valuation does not fall within the valuation range described in this prospectus, then we will either cancel the offering or extend the offering to a date no later than [October 6, 2003] using the updated valuation range.



     If we extend this offering, we will give written notice of the extension to all subscribers on or promptly after [August 20, 2003], and each subscriber must confirm his or her subscription by the extended termination date. The method for confirming a subscription and the updated valuation will be described in our notice of extension. This notice, which will be in the form of a supplement to this prospectus, will be filed with SEC. See "Where You Can Find Additional Information." If, after a subscriber's receipt of that notice, the subscriber does not confirm his or her subscription in writing, his or her subscription will be returned without interest. If we elect to extend the offering and also elect to proceed with the syndicated community offering, confirming subscribers' funds will remain in the escrow account until no later than [November 20, 2003.]


USE OF PROCEEDS

     The Holding Company has received regulatory approval to contribute 50% of the net proceeds from the offering to Mercer Mutual. In exchange, the Holding Company will receive all of the authorized capital stock of Mercer Mutual.

     On a short-term basis, the remaining net proceeds will be invested primarily in U.S. government securities and other federal agency securities. These net proceeds will be available for a variety of corporate purposes, including additional capital contributions to our insurance subsidiaries and future acquisitions. We also may use a portion of these net proceeds to fund the purchase by us in the open market of some or all of the shares that would be used to make restricted stock awards, or issued upon the exercise of stock options, under our proposed stock-based incentive plan.

     The proceeds contributed to Mercer Mutual will become part of Mercer Mutual's capital, and will help Mercer Mutual expand its underwriting capacity, diversify its business and reduce its reliance on reinsurance. Mercer Mutual may contribute a portion of these funds to its subsidiaries if necessary to support their operations.

     Except for the foregoing, we currently have no specific plans, intentions, arrangements or understandings regarding the proceeds of the offering.

THE SUBSCRIPTION AND COMMUNITY OFFERINGS

     In the subscription and community offerings, shares of common stock are being offered to eligible subscribers in the following order of priority:

     - First:  To eligible policyholders;


     - Second: To directors, officers and employees of Mercer Mutual or its affiliates; and


     - Third:  To members of the general public with preference given to:

          (i) natural persons and trusts of natural persons (including individual retirement and Keogh retirement accounts and personal trusts in which such natural persons have substantial interests) who are residents of the states of Pennsylvania or New Jersey;

          (ii) principals of corporations, partnerships, limited liability companies or other similar entities that are eligible policyholders;

          (iii) licensed insurance agencies that have been appointed by Mercer Mutual to market and distribute policies of insurance, and their affiliates;

          (iv) named insureds under policies of insurance issued by Mercer Mutual after December 13, 2002; and

          (v) providers of goods or services to Mercer Mutual.


     The eligible policyholders of Mercer Mutual and the directors, officers and employees of Mercer Mutual or its affiliates have the right to purchase shares of common stock in the conversion based on these priorities. Our ESOP also has the right to purchase shares in this offering in an amount equal to 10% of the shares sold in the conversion. We call the offering of common stock to these constituents the "subscription offering."



     We refer to the offering of common stock to the general public as the "community offering." Unlike the subscription offering, subscribers in the community offering do not have any right to purchase shares in the offering, and their subscriptions are subject to the rights of the eligible subscribers in the subscription offering.


     Any of the 5,635,000 offered shares of common stock not subscribed for in the subscription offering may be sold in the community offering. However, the Holding Company reserves the absolute right to accept or reject any orders in the community offering, in whole or in part.

THE SYNDICATED COMMUNITY OFFERING


     If participants in the subscription and community offerings, other than the ESOP, subscribe for fewer than 5,635,000 shares, the Holding Company, in its sole discretion, may sell additional shares on a best efforts basis using a syndicate of registered broker dealers managed by Sandler O'Neill & Partners, L.P. For a comparison of the subscription, community and syndicated community offerings, as well as other offerings of common stock being made by the Holding Company, see the table on page 13.



HOW DO I BUY STOCK IN THE OFFERING?



     To buy common stock in the offering, sign and complete the stock order form that accompanies this prospectus and send it to us with your payment in the envelope provided so that it is received no later than [August 20, 2003]. Payment may be made by check or money order payable to "Mercer Insurance Group, Inc." We may reject an incomplete or late stock order. Your funds will be held in an escrow account with Wilmington Trust Company. You have no right to modify your investment or withdraw your funds without our consent, unless we extend the offering to a date later than [August 20, 2003]. Our consent to any modification or withdrawal request may or may not be given in our sole discretion. If we extend the offering to a date later than [August 20, 2003], you must confirm your subscription by the later of the extended expiration date or the date the syndicated community offering is completed or terminated, or your money will be refunded without interest. The subscription and community offerings may not be extended to a date later than [October 6, 2003] and the syndicated community offering must be completed or terminated by [November 20, 2003.]



     If we extend this offering, we will give written notice of the extension to all subscribers on or promptly after [August 20, 2003], and each subscriber must confirm his or her subscription by the extended termination date. The method for confirming a subscription will be described in our notice of extension. This notice, which will be in the form of a supplement to this prospectus, will be filed with SEC.



LIMITS ON YOUR PURCHASE OF THE COMMON STOCK



     If you elect to purchase common stock in this offering, you must purchase at least 25 shares of common stock ($250). You may not, either by yourself or together with any of the following persons, purchase more than 100,000 shares ($1 million):



          (1) any corporation or organization (other than an affiliate of Mercer Mutual) of which you are an officer or partner or the beneficial owner of 10% or more of any class of equity securities;

          (2) any trust or other estate in which you have a substantial beneficial interest or as to which you serve as trustee or in a similar fiduciary capacity;



          (3) any of your relatives or your spouse, or any relative of your spouse, who lives at home with you;



          (4) any person or entity who you control, who controls you, or who together with you is controlled by the same third party;



          (5) any person or entity who is knowingly participating with you in an effort to purchase common stock in this offering, or who is engaging with you in interdependent conscious parallel action toward acquiring common stock in this offering; or



          (6) any person or entity with whom you are combining or pooling voting or other interests in the securities of an issuer for a common purpose pursuant to any agreement or relationship.



     Mercer Mutual's Employee Stock Ownership Plan (ESOP) may purchase up to 10% of the shares of common stock to be issued in the conversion and is expected to do so.


OVERSUBSCRIPTION


     If you are an eligible policyholder of Mercer Mutual, or a director, officer or employee of Mercer Mutual or its affiliates, and we receive in the subscription offering subscriptions for more than 5,635,000 shares, which is the maximum number being offered to eligible policyholders, directors, officers and employees, your subscription may be reduced. In that event, no shares will be sold in the community offering, and the shares of common stock will be allocated first to eligible policyholders and then to directors, officers and employees. The maximum number of shares being offered will be increased to the extent necessary to allow the ESOP to purchase 10% of the total shares issued in the conversion.



     If eligible policyholders subscribe for more than 5,635,000 shares, no shares of common stock will be sold to directors, officers and employees of Mercer Mutual or its affiliates (except in their capacity as eligible policyholders). The shares of common stock will be allocated so as to permit each subscriber to purchase up to 1,000 shares (unless the magnitude of subscriptions does not permit such an allocation). Any remaining shares will be allocated among the eligible policyholders who subscribe for more than 1,000 shares based on the number of shares for which they subscribe. Therefore, prior to subscribing, every eligible policyholder has the exact same right to acquire the same number of shares in the conversion, notwithstanding differences in their premiums or coverages. For a more complete description of the allocation procedures in the event of an oversubscription by eligible policyholders, see the subsection of the prospectus entitled "Subscription Offering" under the section of the prospectus entitled "The Conversion."



     If eligible policyholders subscribe for less than 5,635,000 shares, but together with directors, officers and employees of Mercer Mutual or its affiliates, subscribe for more than 5,635,000 shares, each eligible policyholder will be allowed to purchase the full amount of shares for which he or she subscribed, and the remaining shares of common stock will be allocated among the directors, officers and employees on the basis of a point system. One point will be assigned for each year of service to Mercer Mutual or its affiliates, one point for each then current annual salary increment of $5,000, and one point for each office held in Mercer Mutual or its affiliates. The remaining shares then will be distributed on a pro-rata basis using the point system.


     If we receive in the subscription offering subscriptions for less than 5,635,000 shares of common stock, but in the subscription and community offerings together we receive subscriptions for more than 5,635,000 shares, we will sell to participants in the subscription offering the number of shares sufficient to satisfy their subscriptions in full, and then may accept subscriptions in the community offering, and if necessary, the syndicated community offering, provided that the total number of shares sold in all three offerings does not exceed 5,635,000 shares (not including the shares sold to the ESOP).

UNDERSUBSCRIPTION


     If, after completion of the subscription and community offerings and any syndicated community offering, the number of shares subscribed for in the conversion is less than 4,165,000, then we will cancel the offering. All subscription funds will be returned promptly to subscribers without interest. After the return of those funds, we may cause a new valuation of the consolidated pro forma market value of Mercer Mutual, as a subsidiary of the Holding Company, to be performed, and based on this valuation commence a new offering of the common stock.


ADDITIONAL SHARES BEING ISSUED AFTER THE CONVERSION

     In connection with the settlement of litigation between Mercer Mutual and Franklin Mutual Insurance Company, a New Jersey corporation, Mercer Mutual has granted to Franklin Mutual the right to purchase, at a purchase price of $10.00 per share, the same number of shares of the Holding Company common stock that an eligible policyholder can purchase under the Plan of Conversion. Therefore, Franklin Mutual may purchase up to 100,000 shares (subject to reduction, to the same extent as an eligible policyholder subscribing for 100,000 shares, in the event of an oversubscription by eligible policyholders). These shares are being offered concurrently with the shares being offered in the conversion. We do not know whether and, if so, to what extent Franklin Mutual will exercise its right and purchase stock.


     We also are offering shares of common stock to shareholders of Franklin Holding, a Delaware corporation that owns 100% of the capital stock of Franklin Insurance Company, a Pennsylvania property and casualty insurance company. (Franklin Holding and its subsidiary, Franklin Insurance Company, are not affiliated in any way with Franklin Mutual.) As part of Mercer Mutual's acquisition of a 49% interest in Franklin Holding in 2001, the parties agreed that in the event of a conversion of Mercer Mutual, the eight holders of the capital stock of Franklin Holding would have the right to exchange their Franklin Holding shares for shares of Holding Company common stock. The number of shares of Holding Company common stock to be exchanged is equal to the value of each holder's Franklin Holding capital stock divided by $10.00 (the purchase price of the Holding Company common stock in this offering). This value was negotiated by us and the eight holders of Franklin Holding capital stock in 2001 on an arms-length basis; no party obtained an independent valuation of Franklin Holding in connection with this negotiation. These shares are being offered concurrently with the shares being offered in the conversion. If any of the eight shareholders do not exercise their exchange rights, Mercer Mutual has the right to require them to exchange their shares on the same terms and we expect that we would exercise that right. Accordingly, upon completion of the share exchange, Mercer Mutual will own 100% of the outstanding capital stock of Franklin Holding.



     In the share exchange, 488,280 shares of Holding Company common stock will be issued to the shareholders of Franklin Holding. Of this amount, 251,715 shares will be issued to H. Thomas Davis, Jr. the founder of Franklin Holding and a current director and officer of the Holding Company and Mercer Mutual. Mr. Davis also intends to purchase 100,000 shares of Holding Company common stock in the conversion. Therefore, after the share exchange and the conversion, he will own between 5.1% and 7.4% of the outstanding shares of Holding Company common stock. For an additional description of Mercer Mutual's acquisition of Franklin Holding and Franklin Insurance Company, see the subsection entitled "Our Insurance Companies" under the heading "Business." You should also read the risk factor entitled "Shares issued to the ESOP, to Franklin Holding, to Franklin Mutual and under the stock-based incentive plan will dilute the equity interests of shareholders" in the "Risk Factor" section of this prospectus. For a comparison of these offerings with the subscription, community and syndicated
community offerings, see the table on page   .


SHARES OUTSTANDING IMMEDIATELY AFTER THE OFFERING


     After the offering and contemporaneous transactions, there will be a minimum of 4,753,280 shares and a maximum of 6,849,391 shares issued and outstanding. These amounts include the shares that will be issued in the conversion to the ESOP and the 488,280 shares that will be issued after the conversion to the shareholders of Franklin Holding. These amounts also assume that Franklin Mutual will purchase 100,000 shares in this offering.

MANAGEMENT PURCHASES OF STOCK


     All of the directors and executive officers of the Holding Company and Mercer Mutual, except for one director and one officer, are eligible policyholders. The management group, together with their associates, proposes to purchase approximately 332,800 shares of common stock in the conversion. (For a definition of "associates" see The Conversion -- "Limitations on the Purchase of Stock.")This amount does not include any of the shares of common stock to be purchased by the ESOP. The shares purchased by those members of the management group who are eligible policyholders will be purchased in that capacity and not in their capacity as a director or officer. The total shares purchased by the management group and their associates are not permitted to exceed 33% of the shares issued in the conversion. For additional discussion, see "The
Conversion -- Proposed Management Purchases." In addition to these shares, 251,715 shares will be issued to H. Thomas Davis, Jr. the founder of Franklin Holding and a current director and officer of the Holding Company and Mercer Mutual, in exchange for the shares of Franklin Holding common stock that he owns.


BENEFITS TO MANAGEMENT


     The directors and executive officers of the Holding Company currently have no ownership interest in Mercer Mutual or any of its subsidiaries (with the exception of Franklin Holding), and it is not anticipated that they will have any ownership interest at any time prior to the conversion. H. Thomas Davis, Jr., the founder of Franklin Insurance Company and an officer and director of Mercer Mutual, is the owner of 51% of the outstanding common stock of Franklin Holding. He also owns options to acquire 226,100 non-voting shares of common stock of Franklin Holding.



     The Holding Company's directors and executive officers and their associates intend to purchase in the conversion approximately 332,800 shares of the Holding Company common stock. If they purchase the number of shares they intend to purchase in the conversion, immediately after the completion of the conversion the Holding Company's directors and executive officers and their associates will own the following:



     - 12.6% of the outstanding shares of common stock, assuming the minimum of 4,165,000 shares are sold in the offering and 488,280 shares are issued to shareholders of Franklin Holding (251,715 shares of which Mr. Davis is receiving in exchange for his shares of and options to acquire Franklin Holding stock), or



     - 8.7% of the outstanding shares of common stock, assuming the maximum of 6,261,111 shares are sold in the offering and 488,280 shares are issued to shareholders of Franklin Holding.



     These assumptions do not reflect any of the following:



     - The 100,000 additional shares that may be issued to Franklin Mutual (see "Additional Shares Being Issued After the Conversion");



     - The executive officers' proportionate share of the shares that will be allocated to employees under the ESOP (See "Management -- Benefit Plans and Agreements"); and



     - The shares that would be issuable upon the exercise of options or the vesting of restricted stock awards granted under our proposed stock-based incentive plan (See "Management -- Benefit Plans and Agreements").



     Upon completion of the conversion, the ESOP, a tax-qualified benefit plan, will own 10% of the total shares of common stock issued in the conversion. The ESOP will use funds borrowed under the terms of a ten-year loan from the Holding Company to finance this purchase. These shares will be allocated to accounts maintained for the benefit of the employees of the Holding Company or its affiliates, including their executive officers, as the loan is repaid. Allocation of shares to employee accounts is not discretionary but rather is governed by an ESOP plan document that must comply with Internal Revenue Service regulations. Allocations generally are based upon the wages of each plan participant relative to the wages of all plan participants, subject to specific limitations regarding allocations to highly compensated individuals.

     The Board of Directors of the Holding Company also has adopted a stock-based incentive plan for the Holding Company's management. This benefit plan will be submitted to the Holding Company's shareholders for approval. However, under applicable law, it cannot be proposed to shareholders until at least six months after the conversion has been completed.


     Under the proposed stock-based incentive plan, the Holding Company may grant options to purchase common stock, stock appreciation rights or restricted stock to employees and directors. The exercise price of stock options granted will be the fair market value of the common stock on the date of the option grant. Restricted stock awards will vest over a five-year period as consideration for their services. A number of shares equal to 10% of the shares issued in the conversion (including shares issued to the ESOP but excluding shares issued to Franklin Mutual or Franklin Holding shareholders) will be reserved for future issuance by the Holding Company upon the exercise of stock options and a number of shares equal to 4% of the shares issued in the conversion (including shares issued to the ESOP but excluding shares issued to Franklin Mutual or the Franklin Holding shareholders) will be reserved for future issuance by the Holding Company upon the grant of restricted stock awards. No decisions concerning the number of shares to be awarded or options to be granted to any director or officer have been made at this time.

     The following table presents information regarding the participants in each benefit plan, and the total amount, the percentage, and the dollar value of the stock that we intend to set aside for our ESOP and stock-based incentive plan. No options or restricted shares will be issued under the stock-based incentive plan until at least six months after the completion of the conversion. The table assumes the following:

     - that 4,900,000 shares will be sold in the conversion (which shares do not include shares issued to Franklin Mutual or the Franklin Holding shareholders),

     - that shares issued pursuant to restricted stock awards under the stock-based incentive plan will be issued from shares issued in the conversion and repurchased by the Company in the open-market,

     - that shares issued pursuant to the exercise of stock options granted under the stock-based incentive plan will be issued from authorized but unissued common stock, and

     - that the value of the stock in the table is $10.00 per share.

     Options are assigned no value because their exercise price will be equal to the fair market value of the stock on the day the options are granted. As a result, anyone who receives an option will benefit from the option only if the price of the stock rises above the exercise price and the option is exercised.

                                                                                      PERCENTAGE OF
                                                             ESTIMATED                TOTAL SHARES
                                                               VALUE       NUMBER     ISSUED IN THE
                                        PARTICIPANTS         OF SHARES    OF SHARES   CONVERSION(1)
                                   -----------------------   ----------   ---------   -------------
Employee Stock Ownership Plan....         Employees          $4,900,000     490,000       10.0%
Stock-Based Incentive Plan:
  Restricted Stock Awards........  Employees and Directors   $1,960,000     196,000        4.0%(2)
  Stock Options..................  Employees and Directors           --     490,000        9.1%(3)
                                                             ----------   ---------       ----
  Total..........................                            $6,860,000   1,176,000       23.1%
                                                             ==========   =========       ====

---------------


(1) Total shares issued in the conversion does not include the 488,280 shares to be issued to the shareholders of Franklin Holding in exchange for their shares of Franklin Holding stock, or the 100,000 shares offered to Franklin Mutual. The shares issuable under the ESOP and the stock-based incentive plan, assuming the sale of 4,900,000 shares in the conversion, would constitute the following percentages of the total shares issued in the conversion plus the shares issuable to the Franklin Holding shareholders and Franklin Mutual: ESOP shares, 8.9%; restricted stock awards, 3.6%; and shares issuable under stock options, 8.2%.


(2) Assumes the purchase by Mercer Insurance Group, prior to the awards, of 196,000 shares of common stock in the open market.

(3) Percentage is on a fully diluted basis assuming the exercise of options to purchase 490,000 shares.

DEADLINES FOR PURCHASING STOCK


     The subscription and community offerings will terminate at 3:00 p.m., Eastern Time, on [August 20, 2003], unless extended. They may be extended to a date no later than [October 6, 2003]. The syndicated offering, if that offering is conducted, may terminate at any time without notice but no later than 45 days after the termination of subscription and community offerings.


CONDITIONS THAT MUST BE SATISFIED BEFORE WE CAN COMPLETE THE OFFERING AND ISSUE THE STOCK

     Before we can complete the offering and issue our stock:

     - [We must receive the approval of Mercer Insurance Group's acquisition of Queenstown Holding Company, Inc. and Mercer Insurance Company of New Jersey, Inc. from the New Jersey Department of Banking and Insurance];

     - Mercer Mutual's eligible policyholders must approve the Plan of Conversion; and

     - We must sell at least the minimum number of shares offered.

TERMINATION OF THE OFFERING

     We have the right to terminate the offering and cancel the conversion. If we terminate the offering or cancel the conversion, your money will be promptly refunded, without interest. Any interest accrued on your funds will be retained by us to help defray the costs of the conversion.

DIVIDEND POLICY


     We currently do not intend to pay dividends to shareholders of the Holding Company. [In addition, as a condition to the order of the Pennsylvania Insurance Department approving the conversion and granting an exemption with respect to the Holding Company's acquisition of Mercer Mutual, during the three-year period immediately following the conversion, the payment of any dividends from the Holding Company to its shareholders and from Mercer Mutual to the Holding Company requires the prior approval of the Pennsylvania Insurance Department.]


HOW YOU MAY OBTAIN ADDITIONAL INFORMATION REGARDING THE CONVERSION


     If you have any questions regarding the conversion, please call the
conversion center at (  )           , Monday through Friday between 10:00 a.m.
and 4:00 p.m., Eastern Time. The conversion center will be closed for national holidays.


OUR CORPORATE STRUCTURE

     The following corporate organization charts show our organizational structure before and after the conversion:

                            MUTUAL INSURANCE COMPANY

                       PRE-CONVERSION ORGANIZATION CHART

                    (PRE-CONVERSION ORGANIZATION FLOW CHART)

                          MERCER INSURANCE GROUP, INC.

                       POST-CONVERSION ORGANIZATION CHART

                   (POST-CONVERSION ORGANIZATION FLOW CHART)

                         COMPARISON OF STOCK OFFERINGS



     The following chart sets forth a comparison of the offerees, duration and size of the subscription offering, the community offering, the syndicated community offering, the offering to Franklin Mutual and the offering to shareholders of Franklin Holding. For additional information concerning these offerings, see the sections of the prospectus entitled "The Conversion" and "Additional Shares Being Issued after the Conversion."



                                                     DATES OF THE          DOLLAR AMOUNT OF
OFFERING                   TYPE OF OFFEREES            OFFERING             SHARES OFFERED
----------------------     ----------------          ------------          ----------------
Subscription            Eligible policyholders  [July 16, 2003 until    $62,611,110
Offering                of Mercer Mutual,       August 20, 2003; may
                        directors, officers     be extended until no
                        and employees of        later than October 6,
                        Mercer Mutual or its    2003]
                        affiliates, and the
                        ESOP

Community               The general public,     [July 16, 2003 until    The difference between
Offering                with preferences given  August 20, 2003; may    $62,611,110 and the
                        to defined classes of   be extended until no    dollar amount sold in
                        subscribers             later than October 6,   the Subscription
                                                2003]                   Offering

Syndicated              The general public      [Will commence after    The difference between
Community                                       completion of the       $62,611,110 and the
Offering                                        subscription and        dollar amount sold in
                                                community offerings     the Subscription and
                                                and will be completed   Community Offerings
                                                within 45 days, but no
                                                later than November
                                                20, 2003]

Franklin Mutual         Franklin Mutual         [July 16, 2003 until    $1,000,000
Offering                Insurance Company       August 20, 2003; may
                                                be extended until no
                                                later than October 6,
                                                2003]

Franklin Holding        Shareholders of         [July 16, 2003 until    $4,882,800
Offering                Franklin Holding        August 15, 2003]
                        Company (except Mercer
                        Mutual)

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following table sets forth selected consolidated financial data for Mercer Mutual prior to the conversion. You should read this data in conjunction with Mercer Mutual's consolidated financial statements and accompanying notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this prospectus. The consolidated statement of income data for each of the years in the three-year period ended December 31, 2002, and the consolidated balance sheet data at December 31, 2002 and December 31, 2001 is derived from the audited consolidated financial statements of Mercer Mutual and its subsidiaries beginning on page F-2. The consolidated statement of income data for the years ended December 31, 1999 and 1998, and the consolidated balance sheet data at December 31 of each of the years in the three-year period ended December 31, 2000, is derived from audited consolidated financial statements of Mercer Mutual and its subsidiaries that are not included in this prospectus. The consolidated statement of income data for the three months ended March 31, 2003 and 2002 and the consolidated balance sheet data at March 31, 2003 and 2002 are derived from the unaudited consolidated financial statements of Mercer Mutual and its subsidiaries and include all adjustments (consisting only of normal recurring accruals) that we consider necessary for a fair presentation of such financial information for such periods.


                                 MERCER MUTUAL

                      SELECTED CONSOLIDATED FINANCIAL DATA


                                   THREE MONTHS ENDED
                                        MARCH 31,
                                       (UNAUDITED)                       YEAR ENDED DECEMBER 31,
                                -------------------------   --------------------------------------------------
                                   2003          2002          2002       2001      2000      1999      1998
                                -----------   -----------   ----------   -------   -------   -------   -------
                                                                (IN THOUSANDS)
Revenue Data:
  Direct premiums written.....  $   13,019      $11,515     $   50,858   $41,497   $31,782   $30,394   $30,106
  Net premiums written........      11,259       10,023         44,471    34,710    28,049    27,068    27,067
Statement of Income Data:
  Net premiums earned.........      11,056        9,444         40,454    30,728    27,635    26,839    23,609
  Investment income, net of
    expenses..................         427          529          2,061     2,425     2,517     2,384     2,212
  Net realized investment
    gains (losses)............         149          118           (220)       42      (288)      408       539
  Other revenue...............          80           76            329       250       167       170       176
                                ----------      -------     ----------   -------   -------   -------   -------
    Total revenue.............      11,712       10,167         42,624    33,445    30,031    29,801    26,536
                                ----------      -------     ----------   -------   -------   -------   -------
Expenses:
  Loss and loss adjustment
    expenses..................       6,514        4,634         20,067    14,534    13,711    13,109    11,942
  Amortization of deferred
    policy acquisition
    costs.....................       2,973        2,643         10,953     8,137     7,478     7,350     6,556
  Other expenses..............       1,849        1,697          7,974     6,103     4,575     4,336     4,192
  Stock conversion
    expenses(1)...............          12           --             95        --        --        --        --
  Expenses from conversion
    attempt(2)................          --           --             --        --        --     2,170        --
                                ----------      -------     ----------   -------   -------   -------   -------
    Total expenses............      11,348        8,974         39,089    28,744    25,764    26,965    22,690
                                ----------      -------     ----------   -------   -------   -------   -------
Income before income taxes and
  minority interest in income
  of subsidiary...............         364        1,193          3,535     4,671     4,267     2,836     3,846
                                ----------      -------     ----------   -------   -------   -------   -------

                                   THREE MONTHS ENDED
                                        MARCH 31,
                                       (UNAUDITED)                       YEAR ENDED DECEMBER 31,
                                -------------------------   --------------------------------------------------
                                   2003          2002          2002       2001      2000      1999      1998
                                -----------   -----------   ----------   -------   -------   -------   -------
                                                                (IN THOUSANDS)
Income taxes..................          88          418          1,155     1,271     1,199       744     1,211
                                ----------      -------     ----------   -------   -------   -------   -------
Income before minority
  interest in income of
  subsidiary..................         276          775          2,380     3,400     3,068     2,092     2,635
Minority interest in income of
  subsidiary..................         (43)          (4)          (138)     (100)       --        --        --
                                ----------      -------     ----------   -------   -------   -------   -------
Net income....................  $      233      $   771     $    2,242   $ 3,300   $ 3,068   $ 2,092   $ 2,635
                                ==========      =======     ==========   =======   =======   =======   =======
Selected Balance Sheet Data
  (at period end):
  Total investments and
    cash......................  $   74,116      $71,754     $   76,780   $73,166   $69,055   $62,300   $59,932
  Total assets................     104,346       97,718        105,848    97,119    84,857    78,983    80,728
  Reserves for loss and loss
    adjustment expenses.......      32,920       31,605         31,348    31,059    28,766    29,471    30,948
  Unearned premiums...........      25,057       21,108         24,923    20,548    16,344    15,794    15,436
  Total liabilities...........      64,328       58,943         65,719    59,796    51,945    51,054    52,389
  Minority interest in
    subsidiary................       3,149        2,968          3,112     1,926        --        --        --
  Total equity................      36,869       35,806         37,017    35,397    32,912    27,928    27,889
GAAP Ratios:
  Loss and loss adjustment
    expense ratio(3)..........        58.9%        49.1%          49.6%     47.3%     49.6%     48.8%     50.6%
  Underwriting expense
    ratio(4)..................        43.6%        46.0%          46.8%     46.3%     43.6%     43.6%     45.5%
  Combined ratio(5)...........       102.5%        95.1%          96.4%     93.6%     93.2%     92.4%     96.1%
Statutory Data:
  Statutory loss and loss
    adjustment expense
    ratio.....................        58.9%        49.1%          49.6%     48.9%     49.7%     48.9%     50.6%
  Statutory underwriting
    expense ratio.............        42.7%        42.9%          45.1%     44.5%     43.2%     43.8%     42.7%
  Statutory combined ratio....       101.6%        92.0%          94.7%     93.4%     92.9%     92.7%     93.4%
  Surplus.....................  $   28,424      $32,354     $   28,877   $31,655   $29,046   $25,745   $23,129
  Ratio of net premiums
    written to statutory
    surplus...................        1.58x(8)      1.24x(8)       1.51x    1.05x     0.97x     1.05x     1.17x
Industry Data(6)
  Loss and loss adjustment
    expense ratio.............         N/A          N/A            N/A      88.4%     81.1%     78.4%     76.3%
  Underwriting expense
    ratio.....................         N/A          N/A            N/A      26.7%     27.6%     27.9%     27.6%
  Combined ratio..............         N/A          N/A            N/A     115.1%    108.7%    106.3%    103.9%
Pro Forma Data(7):
  Net income..................  $      215                  $    2,167
  Net income per share of
    common stock..............  $     0.05                  $     0.50
  Weighted average number of
    shares of common stock
    outstanding...............   4,383,636                   4,357,605


---------------

(1) Costs and expenses related to the stock conversion incurred in the year ended December 31, 2002. These costs and expenses are reported separately in our consolidated income statements within income from continuing operations before income taxes. Stock conversion expenses consist primarily of the costs of engaging independent accounting, actuarial, legal and other consultants to advise us and our insurance regulators as to the stock conversion process and related matters, as well as printing and postage costs relating to our communications with our policyholders. These costs and expenses are reported in accordance with the American Institute of Certified Public Accountants Statement of Position ("SOP") 00-3, "Accounting by Insurance Enterprises for Demutualizations and Formations of Mutual Insurance Holding Companies and for Certain Long-Duration Participating Contracts." SOP 00-3 addresses financial statement presentation and accounting for stock conversion expenses and accounting for retained earnings and other comprehensive income at the date of the stock conversion.

(2) Costs and expenses relating to the previous attempt to convert to a stock company.

(3) Calculated by dividing losses and loss adjustment expenses by net premiums earned.

(4) Calculated by dividing other underwriting expenses by net premiums earned.

(5) The sum of the loss and loss adjustment expense ratio and the underwriting expense ratio. A combined ratio of less than 100% means a company is making an underwriting profit.


(6) As reported by A.M. Best Company, Inc., an independent insurance rating organization, for 940 property and casualty insurance organizations (excluding state funds) representing 2,412 companies. Data for the quarters ended March 31, 2003 and 2002 and for the year ended December 31, 2002, is not available.



(7) Information excerpted from Mercer Mutual's unaudited pro forma condensed consolidated statements of income for the three months ended March 31, 2003 and the year ended December 31, 2002. This pro forma data does not reflect any income from the investment of the net proceeds of the offering available for investment. This income is not "factually supportable" as that term is used in the Securities and Exchange Commission's rules and regulations. However, this data does reflect the pro forma adjustment to recognize compensation expense under the ESOP for shares of common stock committed to be released to participants as the $4.2 million loan from the Holding Company to the ESOP is repaid over a ten-year term. See the footnotes under
    "Pro Forma Data" commencing on page   .



(8) Calculated by annualizing net written premiums.

                                  RISK FACTORS


     Before you invest in the common stock, you should carefully consider the following risk factors. You should also refer to the other information in this prospectus, including the financial statements and accompanying notes included elsewhere in this prospectus. Any of the risks described below could result in a significant or material adverse effect on our results of operations or financial condition, and a corresponding decline in the market price of our common stock and the value of your investment.


RISKS RELATED TO OUR BUSINESS

     Catastrophic or other significant natural losses may negatively affect our financial and operating results. As a property and casualty insurer, we are subject to claims from catastrophes that may have a significant negative impact on operating and financial results. We have experienced catastrophe losses, and can be expected to experience catastrophe losses in the future. Catastrophe losses can be caused by various events, including coastal storms, snow storms, ice storms, freezing, hurricanes, earthquakes, tornadoes, wind, hail, fires, and other natural or man-made disasters. We also face exposure to losses resulting from acts of war, acts of terrorism and political instability. The frequency, number and severity of these losses are unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event.


     We attempt to mitigate catastrophe risk by reinsuring a portion of our exposure. In the future, we intend to reduce our reliance on reinsurance by increasing the maximum exposure retained by our insurance companies on individual property and casualty risks, and instead rely on the capital raised in the conversion and contributed or available for contribution to our insurance subsidiaries to cover that portion of our losses. However, in the event that we experience catastrophe losses, we cannot assure you that the capital raised in the offering and our unearned premium, loss reserves and reinsurance will be adequate to cover these risks. In addition, because accounting regulations do not permit insurers to reserve for catastrophic events until they occur, claims from catastrophic events could cause substantial volatility in our financial results for any fiscal quarter or year and could have a material adverse affect on our financial condition or results of operations. Our ability to write new business also could be adversely affected.


     Our financial condition and results of operations also are affected periodically by losses caused by natural perils that are not deemed a catastrophe. If a number of these events occurred in a short time period, it may materially affect our financial condition and results of operations.

     Due to the geographic concentration of our business, catastrophe and natural peril losses may have a greater adverse effect on us than they would on a more geographically diverse property and casualty insurer.


     Our limited operating region may affect our business significantly. All direct premiums that we receive are generated in New Jersey and Pennsylvania. For the three months ended March 31, 2003, 75.0% of our direct premiums were generated in New Jersey and 25.0% were generated in Pennsylvania. For the year ended December 31, 2002, New Jersey direct premiums accounted for 78.6% of our writings with the remaining 21.4% generated in Pennsylvania. We could be significantly affected by legislative, judicial, economic, regulatory, demographic and other events and conditions in these states. In addition, we have significant exposure to property losses caused by severe weather that affects either or both of these states. Those losses could adversely affect our results.



     We may enter new markets and there can be no assurance that our diversification strategy will be effective. We intend to use a portion of the capital raised in this offering to attract new insurance producers and acquire other insurance companies outside New Jersey. We are considering producers and companies located in the mid-Atlantic and mid-Western regions, with emphasis on those located in the states of Maryland, Ohio and Pennsylvania. However, we also will evaluate potential business combinations in other jurisdictions to determine whether factors exist that would make such a combination beneficial to us. The success of our diversification strategy will depend largely on our ability to identify suitable acquisition candidates that may be acquired at a reasonable cost. Our limited experience in these areas may make it difficult to successfully acquire these candidates and more difficult for our strategy to succeed. It also will be important to attract new producers and successfully market to them. We cannot assure you that we will be successful in implementing our diversification strategy.

     This diversification strategy may present special risks:

     - Our prior success has been achieved by taking a disciplined approach to underwriting and pricing. We also have expanded our exposure to commercial and casualty risks and proportionally reduced our personal and property risks as a percentage of our entire business. We may not be able to successfully implement our underwriting, pricing and product strategies in the companies we acquire or over a larger operating region.


     - Due to our limited acquisition experience and for other reasons, we may not be able to efficiently combine an acquired company with our present operations.



     - We believe that in the states of Maryland, Ohio and Pennsylvania, commercial lines insurers generally are permitted to manage risk selection and pricing without undue regulatory interference. However, there is no guarantee that we will not encounter undue regulatory interference in these states that could impact our desire and ability to expand.


     - An acquisition could dilute the book value and earnings per share of our common stock.

     - We may not be able to attract and retain qualified personnel needed for expanded operations.

     - Internal monitoring and control systems may prove inadequate.

     The property and casualty insurance market in which we operate is highly competitive. Competition in the property and casualty insurance business is based on many factors. These factors include the perceived financial strength of the insurer, premiums charged, policy terms and conditions, services provided, reputation, financial ratings assigned by independent rating agencies and the experience of the insurer in the line of insurance to be written. We compete with stock insurance companies, mutual companies, local cooperatives and other underwriting organizations. Many of these competitors have substantially greater financial, technical and operating resources than we have. Many of the lines of insurance we write are subject to significant price competition. If our competitors price their products aggressively, our ability to grow or renew our business may be adversely affected. We pay producers on a commission basis to produce business. Some of our competitors may offer higher commissions or insurance at lower premium rates through the use of salaried personnel or other distribution methods that do not rely on independent producers. Increased competition could adversely affect our ability to attract and retain business and thereby reduce our profits from operations.

     Our revenues may fluctuate with our investment results and changes in interest rates. Our investment portfolio contains a significant amount of fixed-income securities, including bonds, mortgage-backed securities (MBSs) and other securities. The market values of these invested assets fluctuate depending on economic conditions, particularly changes in interest rates.

     For example, if interest rates rise, the investments generally will decrease in value. If interest rates decline, the investments generally will increase in value except for MBSs, which may decline due to higher prepayments on the mortgages underlying the securities.

     MBSs, including collateralized mortgage obligations (CMOs), are subject to prepayment risks that vary with, among other things, interest rates. During periods of declining interest rates, MBSs generally prepay faster as the underlying mortgages are prepaid and/or refinanced by the borrowers in order to take advantage of the lower rates. MBSs that have an amortized cost that is greater than par (i.e., purchased at a premium) may incur a reduction in yield or a loss as a result of prepayments. In addition, during such periods, we generally will be unable to reinvest the proceeds of any prepayment at comparable yields. Conversely, during periods of rising interest rates, the frequency of prepayments generally decreases. MBSs that have an amortized value that is less than par (i.e., purchased at a discount) may incur a decrease in yield or a loss as a result of slower prepayments.

     We may not be able to prevent or minimize the negative impact of interest rate changes. Additionally, we may, from time to time, for business, regulatory or other reasons, elect or be required to sell certain of our invested assets at a time when their market values are less than their original cost, resulting in realized capital losses, which would reduce net income.

     New Jersey "retaliatory tax" laws could possibly have an adverse impact on our results of operations. Mercer Mutual was organized under the laws of the State of New Jersey and operated as a New Jersey mutual insurance company until October 16, 1997, when it changed its state of domicile from New Jersey to Pennsylvania. For the years prior to and after its redomestication to Pennsylvania, Mercer Mutual has paid an annual tax to New Jersey in an amount equal to 2.1% of 12.5% of the total net direct premiums collected by Mercer Mutual on all policies of insurance wherever issued and an annual tax to Pennsylvania in an amount equal to 2.0% of the total net direct premiums collected by Mercer Mutual on all policies of insurance issued to policyholders located in Pennsylvania. However, New Jersey has a retaliatory tax provision that allows New Jersey to tax out-of-state insurance companies at the same rate as New Jersey insurance companies are taxed in the state in which such out-of-state company is domiciled.

     Because Mercer Mutual is a Pennsylvania-domiciled insurance company, this provision could be interpreted by the New Jersey taxing authority to require Mercer Mutual to pay, for all or a portion of 1997 and each year thereafter, as well as for all future years, a tax to New Jersey equal to 2.0% of the total net direct premiums collected by Mercer Mutual (which is Pennsylvania's tax rate) on all policies of insurance issued to policyholders located in New Jersey.


     For example, under this interpretation Mercer Mutual would have been required to pay approximately $714,000 in taxes to New Jersey for the year ended December 31, 2002, $611,000 more than the amount that was paid for that year. Since 1997, Mercer Mutual has accrued its New Jersey tax liability at the higher rate but has paid its New Jersey tax liability at the lower rate because it disagrees with this interpretation. As a result, Mercer Mutual's financial statements reflect a reserve account in the amount of $2.2 million. This amount would be sufficient to satisfy the liability for accrued taxes at the retaliatory rate and substantially all interest that could be assessed by New Jersey.



     The New Jersey taxing authority is being challenged by another insurer in an action initiated in New Jersey state court, based on the authority's interpretation of the retaliatory tax provision in a manner similar to that contemplated above. Despite this pending legal challenge, the New Jersey taxing authority recently asserted the retaliatory tax against Mercer Mutual with respect to the 1999 tax year (the 1997 and 1998 tax years are closed). Mercer elected to pay the asserted tax under protest and expects to seek a refund under New Jersey's administrative tax appeal process.



     If the New Jersey taxing authority position is upheld, either as a result of the state court action or Mercer Mutual's proposed administrative proceeding, Mercer Mutual can avoid the tax in future periods by renewing Mercer Mutual policies in Mercer Insurance Company of New Jersey, Inc., its New Jersey domestic insurance company subsidiary, subject to regulatory approval. This company would not be subject to the retaliatory tax because it is domiciled in New Jersey. Mercer Mutual had not previously renewed Mercer Mutual policies in its New Jersey subsidiary because only Mercer Mutual policyholders would have subscription and voting rights upon a conversion of Mercer Mutual. Therefore, renewal of Mercer Mutual policies in the New Jersey subsidiary would have disenfranchised policyholders and denied them subscription rights.


     Our results may be adversely affected if our actual losses exceed our loss reserves. We maintain reserves to cover amounts we estimate will be needed to pay for insured losses and for the expenses necessary to settle claims. Estimating loss and loss expense reserves is a difficult and complex process involving many variables and subjective judgments. We regularly review our reserving techniques and our overall amount of reserves. We review historical data and consider the impact of various factors such as:

     - trends in claim frequency and severity;

     - information regarding each claim for losses;

     - legislative enactments, judicial decisions and legal developments regarding damages; and

     - trends in general economic conditions, including inflation.

     Our actual losses could exceed our reserves. As part of our business strategy, we intend to reduce our reliance on reinsurance by increasing the maximum exposure retained by our insurance companies on individual property and casualty risks. See the subsection "Our Business Strategies" in the "Business" section of this prospectus. However, this increase in exposure may make it more likely that, if adverse events occur, our loss reserves could be inadequate. If we determine that our loss reserves are inadequate, we will have to increase them. This adjustment would reduce income during the period in which the adjustment is made, which could have a material adverse impact on our financial condition and results of operation. For additional information, see
"Business -- Loss and LAE Reserves."


     Our exposure to terrorism related risks has increased. The tragic events of September 11, 2001, changed the way the property and casualty insurance industry views catastrophic risk. Numerous classes of business have become exposed to terrorism related catastrophic risks in addition to the catastrophic risks related to natural occurrences. As a result, we have changed our underwriting protocols to address terrorism and the limited availability of terrorism reinsurance. However, given the uncertainty of the potential threats, we cannot be sure that we have addressed all the possibilities. In addition, as a result of the substantial losses incurred by reinsurers, the cost of reinsurance in the marketplace has increased significantly and reinsurance capacity for certain coverages, such as terrorism, is limited. A shortage of reinsurance capacity could constrain our ability to respond to business opportunities and could make our future operating results more volatile.

     In response to the tightening of supply in certain insurance and reinsurance markets resulting from, among other things, the World Trade Center tragedy, the Terrorism Risk Insurance Act of 2002 (TRIA) was adopted. This law establishes a federal assistance program through the end of 2005 to help the commercial property and casualty insurance industry cover claims related to future terrorism related losses and regulates the terms of insurance relating to certain terrorism coverage. TRIA requires that coverage be made available for terrorist acts and imposes policyholder notice obligations. This law could adversely affect our business by increasing underwriting capacity for our larger competitors as well as by requiring that our insurance companies offer coverage for terrorist acts. We are in the process of evaluating the likely impact of this law on our future operations. We currently are unable to predict the extent to which this legislation will affect the demand for our products or the risks that may be available for us to consider underwriting. We also are unable to predict whether, in what form or in what jurisdictions any other regulatory proposals might be adopted or their effect on our insurance companies.

     Our operating results can fluctuate significantly due to the nature of our industry. The operating results of property and casualty insurers are subject to significant fluctuation. Factors influencing results include extreme weather conditions and natural disasters, regulation, competition, judicial trends, changes in the investment and interest rate environment and general economic conditions. Our operating results also may be affected by changes in the supply and the pricing of property and casualty insurance and reinsurance. The property and casualty insurance industry has historically been highly cyclical. The unpredictability of claims experience and the competitive nature of the industry have contributed historically to significant fluctuation in results. Because of these and other factors, our historic results of operations may not be indicative of our future operations.


     Our results of operations may be adversely affected by any loss of business from key producers. Our products are marketed by independent producers. Other insurance companies compete with us for the services and allegiance of these producers. These producers may choose to direct business to our competitors, or may direct less desirable risks to us. Our two largest producers, Davis Insurance Agency and Brown & Brown, Inc., accounted for approximately 13.9% and 9.1%, respectively, of our direct premiums written for the year ended December 31, 2002. H. Thomas Davis, Jr., a director and executive officer of the Company, is the owner of the Davis Insurance Agency. Our 10 largest producers accounted for 39.8% of direct premiums written for the same period. If we experienced a significant decrease in business from, or lost entirely, either of our two largest producers or several of our other large producers, it would have a material adverse effect on us.


     If we fail to comply with insurance industry regulations, or if those regulations become more burdensome, we may not be able to operate profitably. Our insurance companies are regulated by government agencies in the states in which we do business, as well as by the federal government. Most insurance regulations are designed to protect the interests of policyholders rather than shareholders and other investors. These regulations, generally administered by a department of insurance in each state in which we do business, relate to, among other things:

     - approval of policy forms and premium rates;

     - standards of solvency, including establishing statutory and risk-based capital requirements for statutory surplus;

     - classifying assets as admissible for purposes of determining statutory surplus;

     - licensing of insurers and their producers;

     - advertising and marketing practices;

     - restrictions on the nature, quality and concentration of investments;

     - assessments by guaranty associations;

     - restrictions on the ability of our insurance company subsidiaries to pay dividends to us;

     - restrictions on transactions between our insurance company subsidiaries and their affiliates;

     - restrictions on the size of risks insurable under a single policy;

     - requiring deposits for the benefit of policyholders;

     - requiring certain methods of accounting;

     - periodic examinations of our operations and finances;

     - claims practices;

     - prescribing the form and content of records of financial condition required to be filed; and

     - requiring reserves for unearned premium, losses and other purposes.

     State insurance departments also conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to financial condition, holding company issues and other matters. These regulatory requirements may adversely affect or inhibit our ability to achieve some or all of our business objectives.

     In addition, regulatory authorities have relatively broad discretion to deny or revoke licenses for various reasons, including the violation of regulations. In some instances, we follow practices based on our interpretations of regulations or practices that we believe may be generally followed by the industry. These practices may turn out to be different from the interpretations of regulatory authorities. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or otherwise penalize us. This could adversely affect our ability to operate our business. Further, changes in the level of regulation of the insurance industry or changes in laws or regulations themselves or interpretations by regulatory authorities could adversely affect our ability to operate our business.

     We are subject to various accounting and financial requirements established by the National Association of Insurance Commissioners (NAIC). If we fail to comply with these laws, regulations and requirements, it could result in consequences ranging from a regulatory examination to a regulatory takeover of one or more of our insurance companies. This would make our business less profitable. In addition, state regulators and the NAIC continually re-examine existing laws and regulations, with an emphasis on insurance company solvency issues and fair treatment of policyholders. Insurance laws and regulations could change or additional restrictions could be imposed that are more burdensome and make our business less profitable. Because these laws and regulations are for the protection of policyholders, any changes may not be in your best interest as a shareholder. See "Business -- Regulation."

     Our ability to manage our exposure to underwriting risks depends on the availability and cost of reinsurance coverage. Reinsurance is the practice of transferring part of an insurance company's liability and premium under an insurance policy to another insurance company. We use reinsurance arrangements to limit and manage the amount of risk we retain, to stabilize our underwriting results and to increase our underwriting capacity. The availability and cost of reinsurance are subject to current market conditions and may vary significantly over time. The insurance industry is currently experiencing a hard market cycle during which price competition is less significant than during a soft market cycle. Therefore, during a hard market cycle insurers, including reinsurers, are able to increase premiums and realize a larger profit margin. While a hard market typically has a positive effect on premium growth, it typically has a negative effect on reinsurance costs. This hard market cycle has caused the Company's reinsurance costs, as a percentage of direct premiums written, to increase from 14.2% for the three months ended March 31, 2002 to 15.6% for the three months ended March 31, 2003. Should this hard market cycle continue, reinsurance costs would continue to rise, reinsurance could become more difficult to obtain, and the Company may have to further increase its retention levels.



     Any increase in our retention levels will increase our risk of loss. We may be unable to maintain our desired reinsurance coverage or to obtain other reinsurance coverage in adequate amounts and at favorable rates. If we are unable to renew our expiring coverage or obtain new coverage, it will be difficult for us to manage our underwriting risks and operate our business profitably.


     It is also possible that the losses we experience on risks we have reinsured will exceed the coverage limits on the reinsurance. If the amount of our reinsurance coverage is insufficient, our insurance losses could increase substantially.

     If our reinsurers do not pay our claims in a timely manner, we may incur losses. We are subject to loss and credit risk with respect to the reinsurers with whom we deal because buying reinsurance does not relieve us of our liability to policyholders. If our reinsurers are not capable of fulfilling their financial obligations to us, our insurance losses would increase.

     A reduction in our A.M. Best rating could affect our ability to write new business or renew our existing business. Ratings assigned by the A.M. Best Company, Inc. are an important factor influencing the competitive position of insurance companies. A.M. Best ratings represent independent opinions of financial strength and ability to meet obligations to policyholders and are not directed toward the protection of investors. Therefore, our A.M. Best rating should not be relied upon as a basis for an investment decision to purchase our common stock.

     Our operating subsidiaries hold a financial strength rating of "A" (Excellent) by A.M. Best, the third highest rating out of 15 rating classifications. Financial strength ratings are used by producers and customers as a means of assessing the financial strength and quality of insurers. If our financial position deteriorates, we may not maintain our favorable financial strength rating from A.M. Best. A downgrade of our rating could severely limit or prevent us from writing desirable business or from renewing our existing business. See "Business -- A.M. Best Rating."


     We could be adversely affected by the loss of our key personnel. The success of our business is dependent, to a large extent, on the efforts of certain key management personnel, in particular Andrew R. Speaker, our President and Chief Executive Officer; H. Thomas Davis, Jr., Senior Vice President; and Paul D. Ehrhardt, Senior Vice President. We maintain a key man life insurance policy on each of Mr. Speaker and Mr. Davis, with face value benefits of $5.5 million and $2.5 million, respectively. The proceeds of these policies are payable to us. However, we do not maintain any key man insurance on Mr. Ehrhardt or any other executive. We have employment agreements with each of Messrs. Speaker, Davis and Ehrhardt. The loss of key personnel could prevent us from fully implementing our business strategy and could significantly and negatively affect our financial condition and results of operations. As we continue to grow, we will need to recruit and retain additional qualified management personnel, and our ability to do so will depend upon a number of factors, such as our results of operations and prospects and the level of competition then prevailing in the market for qualified personnel. Presently, competition to attract and retain key personnel is intense. See "Directors and Officers" under the section entitled "Management."

     We may not be able to successfully implement our technology initiative. We are changing our information system from an outside service bureau platform to one using an internal software package. Our new platform will allow a producer to produce business through the Internet or through the method he or she has historically used. Business processed and maintained in this system through the Internet will provide efficiency because information for all users is entered only once. Full conversion to the new platform is scheduled to be completed by December 31, 2004.

     We may not be able to successfully re-engineer our internal processes to allow for implementation of this new system to the extent we desire. Further, during the transition period our producers' ability to transact business with us may be interrupted, and we and our producers may not be able to provide our customers with the level of service to which they are accustomed.

     We believe that the ability to produce business through the Internet will increase our revenues by making it easier for us and our producers to exchange information, and should lower expenses by increasing ease of use. However, our producers may not be willing to use the Internet feature of this system. In addition, our short-term expenses have increased because of costs associated with the implementation of the new system and the need to maintain two systems during the transition.

RISK FACTORS RELATING TO THE OWNERSHIP OF MERCER INSURANCE GROUP COMMON STOCK

     The price of our common stock may decrease after the conversion. Upon completion of the conversion, subscribers receiving our common stock in the offering will become shareholders of the Holding Company. Our common stock could decline in value after the conversion. The market value of the common stock will fluctuate based upon general market and economic conditions, the financial condition and results of operations of our business, our prospects and other factors. You may not be able to sell your shares at or above the price you pay to purchase them.

     You may find it difficult to sell your shares if an active trading market does not develop. This is the first time the Holding Company has issued common stock. Therefore, no market currently exists for our shares. The Holding Company has received approval to have the common stock quoted on the Nasdaq National Market under the symbol "MIGP," following completion of the conversion. However, even if our stock is listed on the Nasdaq National Market, an active trading market may not develop and the stock may not be followed by market analysts or the investment community. This may reduce the amount of market activity in our stock and make it more difficult for you to sell your shares.


     The broad valuation range could reduce your percentage ownership of the Holding Company. The number of shares offered in the conversion is based on Griffin Financial Group's valuation of the consolidated pro forma market value of Mercer Mutual as a subsidiary of the Holding Company. This value has initially been determined to be an estimated valuation range of between $41,650,000 and $56,350,000. Immediately prior to the completion of the conversion, Griffin Financial will update its valuation to confirm that it is within the estimated valuation range. If it is within the estimated valuation range, the conversion can be completed. If it is not within the estimated valuation range, then we will either cancel the offering or extend the offering using the updated estimated valuation.


     There is a difference of approximately $14.7 million between the minimum and the maximum of the estimated valuation range. The aggregate dollar value of the shares sold in the conversion must be within the estimated valuation range, with one exception. The aggregate dollar value of the shares issued in the conversion can exceed the range if necessary to permit the ESOP to purchase 10% of the total amount of common stock issued in the conversion. As a result, the percentage interest in the Holding Company that a subscriber acquires can vary widely based upon the number of shares sold in the conversion. A subscriber for a fixed number of shares of common stock will have approximately a 26% smaller ownership interest at the maximum level of the range than at the minimum level.

     Shares issued to the ESOP, to Franklin Holding, to Franklin Mutual and under the stock-based incentive plan will dilute the equity interests of shareholders. The ESOP will purchase in the conversion a number of shares of common stock equal to 10% of the shares sold in the conversion. The shareholders of Franklin

Holding will receive 488,280 shares of our common stock after the conversion in exchange for their shares of Franklin Holding stock. Franklin Mutual has the right to purchase up to 100,000 shares of our common stock after the conversion at a price of $10.00 per share. Under our stock-based incentive plan, if approved, we may issue a number of shares equal to 10% of the shares sold in the conversion upon the exercise of stock options and a number of shares equal to 4% of the shares sold in the conversion in the form of restricted stock.


     Shares of common stock issued by the Holding Company to the ESOP, to the shareholders of Franklin Holding and to Franklin Mutual will consist of authorized but unissued shares of common stock. These newly issued shares will dilute the interests of those subscribers who purchase stock in the conversion. The shares of our common stock issued under the stock-based incentive plan also may consist of authorized but unissued shares of common stock. If so, the issuance of these shares would dilute the equity interests of the then-existing shareholders.

RISK FACTORS RELATING TO THE CONVERSION

     We Believe that Subscription Rights Have No Value, But the Internal Revenue Service May Disagree. We have obtained a private letter ruling from the Internal Revenue Service to the effect that:

     - any gain realized by an eligible policyholder as a result of the receipt of subscription rights with a fair market value must be recognized, whether or not such rights are exercised; and

     - the amount of gain recognized by each eligible policyholder should equal the fair market value of subscription rights received by the eligible policyholder.


     Griffin Financial has advised us that it believes the subscription rights will have no fair market value. Griffin Financial has noted that the subscription rights will be granted at no cost to recipients, will be legally nontransferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in the community offering. Griffin Financial cannot assure us, however, that the Internal Revenue Service will not challenge Griffin's determination, and if they do, that such challenge would not be successful. If the Internal Revenue Service were to assert successfully that the nontransferable subscription rights have an ascertainable fair market value, eligible policyholders would be required to include in gross income any gain they realize as a result of the receipt of subscription rights, whether or not such rights are exercised. See the subsection entitled "Tax Consequences of Subscription Rights" under the heading "The Conversion."


     Management could effectively control certain situations that may be viewed as contrary to your interests. The extent of management's control over the Holding Company is related to the following factors:

     - Management of the Holding Company and their associates expect to subscribe for approximately 332,800 shares of the common stock to be issued in the conversion, including 100,000 shares to be purchased by H. Thomas Davis, Jr., the founder of Franklin Holding and a director and officer of Mercer Mutual.


     - Mr. Davis also will acquire 251,715 shares as a result of the exchange of his shares in Franklin Holding for shares of Holding Company common stock. (For a description, see the section entitled "Additional Shares Being Issued After the Conversion.")


     - The ESOP will purchase 10% of the shares to be issued in the conversion. The shares held by the ESOP will be voted in the manner directed by our employees.

     - Following the conversion, and subject to shareholder approval, the Holding Company intends to implement the stock-based incentive plan pursuant to which shares of restricted stock and stock options will be issued to our directors, officers and employees.

     - Certain statutory and regulatory provisions, as well as provisions in the Holding Company's articles of incorporation and bylaws, may make it easier for existing management to retain their positions with the Holding Company and discourage certain acquisition proposals.

     As a result of these factors, management could acquire, directly or indirectly, a substantial equity interest in the Holding Company. If all members of management were to act together as a group, they could have significant influence over the outcome of the election of directors and any other shareholder vote. Therefore, management might have the power to take actions that non-affiliated investors may deem to be contrary to the investors' best interests.


     Statutory provisions and our articles and bylaws may discourage takeover attempts to acquire the Holding Company that you may believe are in your best interests or that might result in a substantial profit to you. The Holding Company is subject to provisions of Pennsylvania corporate and insurance law that hinder a change of control. Pennsylvania law requires the Pennsylvania Insurance Department's prior approval of a change of control of an insurance holding company. Under Pennsylvania law, the acquisition of 10% or more of the outstanding capital stock of an insurer or its holding company is presumed to be a change in control. Approval by the Insurance Department may be withheld even if the transaction would be in the shareholders' best interest if the Insurance Department determines that the transaction would be detrimental to policyholders.



     The Holding Company's Articles of Incorporation and Bylaws contain provisions that may discourage a change in control of the Holding Company. These provisions include:



     - the prohibition of ownership and voting of shares having in excess of 10% of the total voting power of the outstanding stock of the Holding Company;



     - a classified board of directors divided into three classes serving for successive terms of three years each;



     - the prohibition of cumulative voting in the election of directors;



     - the requirement that nominations for the election of directors made by shareholders and any shareholder proposals for the agenda at any annual meeting generally must be made by notice (in writing) delivered or mailed to us not less than 90 days prior to the meeting;



     - the requirement that any merger, consolidation, sale of assets or similar transaction involving the Holding Company requires the affirmative vote of shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast, unless the transaction is approved in advance by 66 2/3% of the members of the board of directors;



     - the requirement that a person must be a shareholder of the Holding Company for the lesser of three years or the time that has elapsed since the completion of the conversion, before he or she can be elected to the board of directors;



     - the requirement that any person or entity that acquires stock of the Holding Company with a combined voting power of 25% or more of the total voting power of outstanding capital stock, must offer to purchase, for cash, all outstanding shares of the Holding Company's voting stock at a price equal to the highest price paid for that stock within the preceding twelve months by that person or entity;



     - the prohibition of shareholder action without a meeting and the prohibition of shareholders being able to call a special meeting;



     - the provision that certain provisions of the Holding Company's articles of incorporation can only be amended by an affirmative vote of shareholders entitled to cast at least 80% of all votes which shareholders are entitled to cast, unless approved by an affirmative vote of at least 80% of the members of the Board of Directors; and



     - the provision that certain provisions of the Holding Company's bylaws can only be amended by an affirmative vote of shareholders entitled to cast at least 66 2/3% or 80% of all votes which shareholders are entitled to cast, unless approved by an affirmative vote of at least 80% of the members of the Board of Directors.


     These provisions may discourage a takeover attempt that you may consider to be in your best interest or in which you would receive a substantial premium over the current market price. See the subsections entitled

"Certain Benefit Plans and Agreements" in the "Management" section and "Regulation" in the "Business" section, and the section entitled "Description of the Capital Stock."


     A challenge to the Pennsylvania Insurance Commissioner's approval of the Plan of Conversion could put the terms of the conversion in question and reduce the market price of common stock. The Pennsylvania Insurance Commissioner
issued an order approving the Plan of Conversion on           , 2003. The
Pennsylvania law governing the conversion (the Conversion Act) provides that any action challenging the validity of or arising out of the acts taken or proposed to be taken under the Conversion Act must be commenced no later than 30 days after the later of the approval of the plan of conversion by the Pennsylvania Insurance Commissioner or the adoption of the plan by a vote of the eligible policyholders. Any list of possible challenges that could be brought with respect to the Mercer Mutual conversion is necessarily speculative. In prior mutual-to-stock conversion transactions, complaints and petitions have been filed claiming, among other things, that (i) the applicable conversion statute or portions of the statute are unconstitutional, (ii) disclosures to policyholders were inadequate, (iii) consideration was improperly distributed to or allocated among policyholders, and (iv) the insurance commissioner abused his or her authority or committed errors of law in reviewing and approving the transaction or that his or her findings were not supported by substantial evidence. Complaints have sought both injunctive relief and damages, and parties to the lawsuits have included policyholder plaintiffs (individually or representing a purported class) and, as defendants, the converting company and the insurance commissioner.


     The existence of any such challenges could reduce the market price of the common stock. In the event that the Plan or the Pennsylvania Insurance Commissioner's order approving the Plan is challenged, a successful challenge could result in monetary damages, a modification of the Plan or the Insurance Commissioner's approval of the Plan being set aside. In addition, a successful challenge would likely result in substantial uncertainty relating to the terms and effectiveness of the Plan, and an extended period of time might be required to reach a final determination. Such an outcome may reduce the market price of the common stock.

     If the insurance companies are not sufficiently profitable, the Holding Company's ability to pay dividends will be limited. The Holding Company is a separate entity with no operations of its own other than holding the stock of Mercer Mutual. The Holding Company will depend primarily on dividends paid by its insurance company subsidiaries and proceeds from the offering retained by the Holding Company. The Holding Company will receive dividends only after all of its subsidiaries' obligations and regulatory requirements have been satisfied. The Holding Company presently does not intend to pay dividends to its shareholders. If Mercer Mutual and the other insurance company subsidiaries are not sufficiently profitable, our ability to pay dividends to you in the future will be limited.

                          FORWARD-LOOKING INFORMATION

     This prospectus contains forward-looking statements. You can find many of these statements by looking for words such as "believes," "intends," "expects," "plans," "anticipates," "seeks," "estimates," "projects," or similar expressions in this prospectus.

     The forward-looking statements are subject to numerous assumptions, risks and uncertainties. We have identified several important factors that could cause actual results to differ materially from any results discussed, contemplated, projected, forecast, estimated or budgeted in the forward-looking information. All of these factors are difficult to predict and many are beyond our control. These important factors include those discussed under "Risk Factors" and those listed below:

     - future economic conditions in the regional and national markets in which the companies compete which are less favorable than expected;

     - the effects of weather-related and other catastrophic events;

     - the effect of legislative, judicial, economic, demographic and regulatory events in the two states in which we do business;

     - the ability to enter new markets successfully and capitalize on growth opportunities either through acquisitions or the expansion of our producer network; and

     - financial market conditions, including, but not limited to, changes in interest rates and the stock markets causing a reduction of investment income or investment gains, an acceleration of the amortization of deferred policy acquisition costs, reduction in the value of our investment portfolio or a reduction in the demand for our products;

     - the impact of acts of terrorism and acts of war;

     - the effects of terrorist related insurance legislation and laws;

     - inflation;

     - the cost, availability and collectibility of reinsurance;

     - estimates and adequacy of loss reserves and trends in losses and loss adjustment expenses;

     - heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors;

     - changes in the coverage terms selected by insurance customers, including higher deductibles and lower limits;

     - our inability to obtain regulatory approval of, or to implement, premium rate increases;

     - the potential impact on our reported net income that could result from the adoption of future accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies;

     - inability to carry out marketing and sales plans, including, among others, development of new products or changes to existing products and acceptance of the new or revised products in the market;

     - unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations;

     - adverse litigation or arbitration results;

     - the ability to carry out our business plans;

     - adverse changes in applicable laws, regulations or rules governing insurance holding companies and insurance companies, and environmental, tax or accounting matters including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements, and changes that affect the cost of, or demand for our products.

     Because forward-looking information is subject to various risks and uncertainties, actual results may differ materially from that expressed or implied by the forward-looking information. Therefore, we caution you not to place undue reliance on this forward-looking information, which speaks only as of the date of this prospectus.

     All subsequent written and oral forward-looking information attributable to the Holding Company or Mercer Mutual or any person acting on our behalf is expressly qualified in its entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to publicly release any revisions that may be made to any forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

                                USE OF PROCEEDS

     We have received Pennsylvania Insurance Department approval to allow the Holding Company to contribute at least 50% of net proceeds from the offering to Mercer Mutual in exchange for all of its capital stock. The Holding Company will retain the balance of the net proceeds.

     On a short-term basis, the retained net proceeds will be invested primarily in U.S. government securities and other federal agency securities. These net proceeds will be available for a variety of corporate purposes. These purposes include additional capital contributions to our subsidiaries and future acquisitions. We also may use a portion of these net proceeds to fund the purchase of some or all of the shares to be acquired by our stock-based incentive plan and used to make restricted stock awards. These shares would be acquired in the open market. The stock-based incentive plan requires shareholder approval. We expect to seek approval at the first annual meeting of shareholders, to be held no earlier than six months following the conversion. See the subsection entitled "Certain Benefit Plans and Agreements" under the heading "Management."


     The net proceeds used to acquire the stock of Mercer Mutual will become part of Mercer Mutual's capital. This increase in capital will expand Mercer Mutual's underwriting capacity, permit it to reduce its reliance on reinsurance and permit geographic diversification of its business. In addition, Mercer Mutual may contribute a portion of the capital received from the Holding Company to its subsidiaries if necessary to support their operations. Any payment of dividends by our insurance companies, including those from Mercer Mutual to the Holding Company, may be limited by state law. In addition, the orders of the Pennsylvania Insurance Department approving the conversion transactions and the Holding Company's acquisition of Mercer Mutual require the Insurance Department's prior approval of the payment of any dividends by Mercer Mutual to the Holding Company or by the Holding Company to its shareholders, during the three year period following the conversion.


     Except for the capital contributions to Mercer Mutual and its subsidiaries and the possible purchase of stock for restricted stock awards, we currently have no specific plans, arrangements or understandings regarding the use of the net proceeds from this offering.

     The amount of proceeds from the sale of common stock in the offering will depend on a few factors. These factors are the total number of shares actually sold, the relative percentages of common stock sold in each of the subscription, community and syndicated community offerings and the actual expenses of the conversion. As a result, the net proceeds from the sale of common stock cannot be determined until the conversion is completed.

     The table below shows the estimated net proceeds we would receive, assuming the sale of various amounts of the common stock. The estimates are based upon the following assumptions:


     - 10% of the shares will be sold to the ESOP and 332,800 shares will be sold in the subscription offering to the directors, officers and employees of Mercer Mutual or its affiliates, with no commission paid to Sandler O'Neill & Partners, L.P. on any of these shares.


     - The Holding Company will not receive any cash proceeds from the ESOP's purchase of 10% of the shares of common stock sold in the conversion. Instead, the Holding Company will record on its financial statements a loan to the ESOP (on the terms described under "Management -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan") in the amount of the purchase price for those shares.


     - The shares to be issued to the shareholders of Franklin Holding are not included in the table because the Holding Company will not receive any cash proceeds from the issuance of these shares.


     - Other conversion expenses, not including sales commissions, will be approximately $2.5 million.

     - No shares will be sold in a syndicated community offering.

     - Immediately after the conversion, Franklin Mutual will purchase 100,000 shares of common stock from the Holding Company at a purchase price of $10.00 per share.

                                              REQUIRED
                                              MINIMUM                                MAXIMUM
                                            OF 4,165,000   4,900,000   5,635,000   OF 6,261,111
                                               SHARES       SHARES      SHARES        SHARES
                                             AT $10.00     AT $10.00   AT $10.00    AT $10.00
                                             PER SHARE     PER SHARE   PER SHARE    PER SHARE
                                            ------------   ---------   ---------   ------------
Gross proceeds of offering................    $41,650       $49,000     $56,350      $62,611
Proceeds from shares sold to Franklin
  Mutual..................................      1,000         1,000       1,000        1,000
Less: Estimated expenses, including
  underwriting expenses...................     (2,938)       (3,031)     (3,123)      (3,202)
                                              -------       -------     -------      -------
Estimated net proceeds....................     39,712        46,969      54,227       60,409
Less:
  Common Stock to be acquired by ESOP.....     (4,165)       (4,900)     (5,635)      (6,261)
                                              -------       -------     -------      -------
Estimated net proceeds, as adjusted(1)....    $35,547       $42,069     $48,592      $54,148
                                              =======       =======     =======      =======

---------------


(1) Does not include any adjustment for the portion of the estimated net proceeds that may be used to fund the purchase of shares in the open market to be used for restricted stock awards or stock option exercises pursuant to our stock-based incentive plan. These shares are not included because the stock-based incentive plan is subject to shareholder approval. Implementation of the stock-based incentive plan will not occur until at least six months after the completion of the conversion. Therefore, we are unable to predict the market price of the common stock at that time. We may fund all or a portion of the purchase from cash flow or we may issue new shares directly from the Holding Company's authorized but unissued shares in lieu of purchasing shares in the open market.

                                 CAPITALIZATION


     The following table displays information regarding the consolidated historical capitalization of Mercer Mutual and its subsidiaries at March 31, 2003. The table also displays the pro forma consolidated capitalization of the Holding Company. The pro forma information gives effect to the sale of common stock at the minimum, midpoint, and maximum of the estimated range of the consolidated pro forma market value of Mercer Mutual as a subsidiary of the Holding Company, as determined by the independent valuation of Griffin Financial Group, LLC. The pro forma information also is displayed at the maximum of the estimated valuation range plus shares issuable to the ESOP. The pro forma information at each of the four assumed levels of common stock sales also gives effect to the issuance of 100,000 shares immediately after the conversion to Franklin Mutual and the issuance of 488,280 shares to the shareholders of Franklin Holding. The various capital positions are displayed based upon the assumptions set forth under "Use of Proceeds." For additional financial information regarding Mercer Mutual, see our consolidated financial statements and related notes beginning on page F-1 of this prospectus. The total number of shares to be issued in the conversion plus the shares to be issued to Franklin Mutual and the shareholders of Franklin Holding will range from 4,753,280 shares to 6,849,391 shares. The exact number will depend on market and financial conditions. See "Use of Proceeds" and the subsection entitled "Stock Pricing and Number of Shares to be Issued" under the heading "The Conversion."



                                                                 PRO FORMA CONSOLIDATED CAPITALIZATION
                                                            OF THE HOLDING COMPANY BASED ON THE ISSUANCE OF
                                                      -----------------------------------------------------------
                                     HISTORICAL                                                      6,223,280
                                    CONSOLIDATED                                                       SHARES
                                   CAPITALIZATION      4,753,280      5,488,280      6,223,280       AT $10.00
                                      OF MERCER          SHARES         SHARES         SHARES      PER SHARE PLUS
                                      MUTUAL AT        AT $10.00      AT $10.00      AT $10.00      626,111 ESOP
                                   MARCH 31, 2003     PER SHARE(1)   PER SHARE(1)   PER SHARE(1)    SHARES(1)(2)
                                  -----------------   ------------   ------------   ------------   --------------
                                                                  (IN THOUSANDS)
Long term debt
Shareholders' equity(3):
  Preferred stock, authorized
     5,000,000 shares; 0 shares
     outstanding
  Common stock, no par value per
     share; authorized
     15,000,000 shares; shares
     to be outstanding -- as
     shown(4)(5)................                        $44,595        $51,852        $59,109          $65,292
  Retained earnings.............       $34,263           34,263         34,263         34,263           34,263
  Unrealized gains..............         2,606            2,606          2,606          2,606            2,606
Less:
  Common stock to be acquired by
     ESOP(2)(6).................                         (4,165)        (4,900)        (5,635)          (6,261)
                                       -------          -------        -------        -------          -------
     Total......................       $36,869          $77,299        $83,821        $90,343          $95,900
                                       =======          =======        =======        =======          =======


---------------


(1) Includes shares issuable after the conversion to Franklin Mutual Insurance Company and the shareholders of Franklin Holding, assuming that Franklin Mutual will purchase all of the shares that it has the right to purchase in this offering, and that 488,280 shares will be issued to the shareholders of Franklin Holding. Franklin Mutual may purchase up to 100,000 shares; however, Franklin Mutual has not indicated to us whether it will purchase any shares in the offering.


(2) If 5,635,000 shares are sold in the conversion to subscribers other than the ESOP, the ESOP will purchase an additional 626,111 shares in the conversion.

(3) Pro forma shareholders' equity is not intended to represent the fair market value of the common stock or the net fair market value of the Holding Company's assets and liabilities. The amounts indicated also are not intended to represent what would be available for distribution to shareholders, if any, in the event of liquidation. The pro forma data may be materially affected by a change in the number of shares to be sold in the conversion and by other factors.


(4) Pro forma amounts include 488,280 shares that will be issued after the conversion to the shareholders of Franklin Holding in exchange for their shares of Franklin Holding stock, and 100,000 shares issuable after the conversion at a purchase price of $10.00 per share to Franklin Mutual. Franklin Mutual has not indicated to us whether it will purchase any shares in the offering.


(5) Does not reflect additional shares of common stock that could be issued pursuant to our stock-based incentive plan. The aggregate amount of common stock issuable under this plan is equal to 14% of the shares issued in the conversion, or 583,100 shares if 4,165,000 shares are issued, 686,000 shares if 4,900,000 shares are issued, 788,900 shares if 5,635,000 shares are issued and 876,556 shares if 6,261,111 shares are issued (shares issued in the conversion do not include shares issued to Franklin Mutual or the shareholders of Franklin Holding, which are being issued after the conversion). An undetermined portion of the stock issued under the stock-based incentive plan may be issued from the Holding Company's authorized but unissued shares and an undetermined portion of the shares may be issued from treasury shares purchased by the Holding Company in the open market. Each of these methods and amounts would have different and varying effects on the Holding Company's shareholders' equity. Implementation of the stock-based incentive plan requires shareholder approval, which we expect to seek at our first annual meeting of shareholders held after the conversion. See the subsection entitled "Certain Benefit Plans and Agreements" under the heading "Management."

(6) Assumes that the funds used to purchase these shares will be borrowed from the Holding Company. Under generally accepted accounting principles (GAAP), the aggregate purchase price of shares of common stock to be purchased by the ESOP in the offering represents unearned compensation and is, accordingly, reflected as a reduction of capital. As the ESOP loan is repaid, shares are released and allocated to ESOP participants' accounts, and a corresponding reduction in the charge against capital will occur. See the subsection entitled "Certain Benefit Plans and Agreements" under the heading "Management."

                                   PRO FORMA DATA


     The following pro forma condensed consolidated balance sheet as of March 31, 2003, gives effect to the conversion, including implementation of the ESOP, and the issuance of Holding Company common stock to the shareholders of Franklin Holding and to Franklin Mutual, as if they had occurred as of March 31, 2003. The data is based on the assumption that 4,165,000 shares of common stock (the minimum number of shares required to be sold in the conversion) are sold to eligible policyholders, directors, officers, employees and the ESOP in the subscription offering, that 488,280 shares are issued to the shareholders of Franklin Holding in exchange for their Franklin Holding stock, and that 100,000 shares are sold to Franklin Mutual at a purchase price of $10.00 per share pursuant to our contractual obligation.



     The following pro forma condensed consolidated statements of income for the year ended December 31, 2002, and the three months ended March 31, 2003, present our consolidated operating results as if the conversion and implementation of the ESOP had occurred as of January 1, 2002.


     Under our Plan of Conversion, Mercer Mutual will convert from a Pennsylvania-chartered mutual insurance company to a Pennsylvania-chartered stock insurance company. Mercer Mutual will issue shares of its capital stock to the Holding Company in exchange for a portion of the net proceeds from the sale of common stock in this offering.

     The conversion will be accounted for as a simultaneous reorganization, recapitalization and share offering. The conversion will not change the historical accounting basis of Mercer Mutual's consolidated financial statements.

     Completion of the conversion is contingent on the sale of a minimum of 4,165,000 shares of common stock in the conversion. If less than 4,165,000 shares of common stock are subscribed for in the subscription and community offerings, the remaining shares, up to a maximum of 5,635,000 shares (not including shares sold to the ESOP), will be offered in the syndicated community offering.

     The unaudited pro forma information does not claim to represent what our consolidated financial position or results of operations would have been had the conversion occurred on the dates indicated. This information is not intended to project our consolidated financial position or results of operations for any future date or period. The pro forma adjustments are based on available information and certain assumptions that we believe are factually supportable and reasonable under the circumstances. The unaudited pro forma consolidated financial information should be read in conjunction with the accompanying notes, and the other consolidated financial information pertaining to Mercer Mutual included elsewhere in this prospectus.

     The pro forma adjustments and pro forma consolidated amounts are provided for informational purposes only. Our consolidated financial statements will reflect the effects of the conversion only from the date it occurs.

                              UNAUDITED PRO FORMA
                      CONDENSED CONSOLIDATED BALANCE SHEET

                              AS OF MARCH 31, 2003



                                                         HISTORICAL                      PRO FORMA
                                                        CONSOLIDATED   ADJUSTMENTS    CONSOLIDATED(1)
                                                        ------------   -----------    ---------------
                                                                       (IN THOUSANDS)
                                               ASSETS
Investments:
  Fixed income securities.............................    $ 45,062       $35,547 (2)     $ 80,609
  Equity securities...................................      18,651                         18,651
                                                          --------       -------         --------
  Total investments...................................      63,713        35,547           99,260
Cash and cash equivalents.............................      10,403                         10,403
Receivables...........................................      11,033                         11,033
Prepaid reinsurance premiums..........................       1,078                          1,078
Property and equipment, net...........................       6,027                          6,027
Deferred policy acquisition costs.....................       5,805                          5,805
Goodwill..............................................       2,876         1,734 (3)        4,610
Other assets..........................................       3,411                          3,411
                                                          --------       -------         --------
Total assets..........................................    $104,346       $37,281         $141,627
                                                          ========       =======         ========

                                             LIABILITIES
Losses and loss adjustment expenses...................    $ 32,920                       $ 32,920
Unearned premiums.....................................      25,057                         25,057
Other liabilities.....................................       6,351                          6,351
                                                          --------                       --------
Total liabilities.....................................      64,328                         64,328
Minority interest in subsidiary.......................       3,149        (3,149)(3)           --
Shareholders' equity
  Common stock........................................          --        44,595           44,595
  Unearned employee stock ownership plan
     compensation.....................................          --        (4,165)(4)       (4,165)
  Retained earnings...................................      34,263                         34,263
  Unrealized gains in investments net of deferred
     income taxes.....................................       2,606                          2,606
                                                          --------       -------         --------
Total shareholders' equity............................    $ 36,869       $40,430         $ 77,299
                                                          --------       -------         --------
Total liabilities and shareholders' equity............    $104,346       $37,281         $141,627
                                                          ========       =======         ========

Pro forma shareholders' equity per share..............                                   $  16.26

Offering price as a percentage of pro forma
  shareholders' equity per share......................                                      61.50%

                          NOTES TO UNAUDITED PRO FORMA
                      CONDENSED CONSOLIDATED BALANCE SHEET
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


     (1) The unaudited pro forma condensed consolidated balance sheet, as prepared, gives effect to the sale of common stock at the minimum of the estimated range of the consolidated pro forma market value of Mercer Mutual as a subsidiary of the Holding Company, as determined by the independent valuation of Griffin Financial Group, LLC. The unaudited pro forma condensed consolidated balance sheet also includes the shares to be issued immediately after the conversion to Franklin Mutual and the shareholders of Franklin Holding, and is based upon the assumptions set forth under "Use of Proceeds." For comparison with the above, the following table provides the net proceeds, pro forma shareholders' equity, pro forma shareholders' equity per share, and the offering price as a percentage of pro forma shareholders' equity per share at the midpoint and maximum of the estimated valuation range and at the maximum of the range plus the shares to be issued to the ESOP in the amount equal to 10% of the shares issuable in the conversion.



                                            4,900,000           5,635,000           6,261,111
                                        CONVERSION SHARES   CONVERSION SHARES   CONVERSION SHARES
                                        -----------------   -----------------   -----------------
Net Proceeds from conversion..........       $45,969             $53,227             $59,409
  Less: Common stock to be acquired by
     ESOP.............................        (4,900)             (5,635)             (6,261)
  Plus: Common stock to be purchased
     by Franklin Mutual...............         1,000               1,000               1,000
                                             -------             -------             -------
Net Proceeds, as adjusted.............       $42,069             $48,592             $54,148
Pro forma shareholders' equity........       $80,672             $87,195             $92,751
Pro forma shareholders' equity per
  share...............................       $ 14.70             $ 14.01             $ 13.54
Offering price as a percentage of pro
  forma shareholders' equity per
  share...............................         68.03%              71.38%              73.86%



     (2) The pro forma adjustment to reflect the conversion and the sale of shares to Franklin Mutual is as follows (in thousands):




Issuance of 4,165,000 shares at $10.00/share................   $41,650
Estimated conversion expenses...............................    (2,938)
                                                               -------
Net proceeds from conversion................................    38,712
                                                               -------
Less: Common stock to be purchased by ESOP..................     4,165
Plus: Common stock purchased by Franklin Mutual.............     1,000
                                                               -------
Net investable proceeds.....................................   $35,547



     (3) As a result of the 488,280 shares to be issued to the shareholders of Franklin Holding in exchange for all of the outstanding capital stock of Franklin Holding not owned by Mercer Mutual, Mercer Mutual minority interest will be eliminated and additional goodwill will be recorded. The allocation of the purchase price is preliminary. See "Additional Shares Being Issued after the Conversion."



     (4) Reflects the $4,165 loan from the Holding Company to the ESOP, the proceeds of which will be used to purchase 10% of the common stock issued in the conversion at a purchase price of $10.00 per share. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine the estimated net funds available for investment. The amount of the ESOP Loan will increase to $4,900,000, $5,635,000 and $6,261,111 if 4,900,000, 5,635,000 and 6,261,111
shares, respectively, are sold in the offering. The ESOP loan will bear interest at an annual rate equal to the prime rate as published in The Wall Street Journal on the closing date of the conversion. The prime rate on June 26, 2003 was 4.25%.



     The ESOP loan will require monthly payments of principal and interest of approximately $43 for a term of 10 years. Mercer Mutual intends to make contributions to the ESOP at least equal to the principal and interest requirement of the ESOP loan. As the ESOP loan is repaid, shareholders' equity will be increased.

Interest income earned by the Holding Company on the ESOP loan offsets the interest paid by Mercer Mutual on the ESOP loan. The ESOP expense reflects adoption of Statement of Position (SOP) 93-6, which requires recognition of expense based upon shares committed to be allocated under the ESOP, and the exclusion of unallocated shares from earnings per share computations. The valuation of shares committed to be allocated under the ESOP, would be based upon the average market value of the shares during the year. For purposes of this calculation, the average market value was assumed to be equal to $10.00 per share. See the subsection entitled "Certain Benefit Plans and Agreements" under the heading "Management."

                              UNAUDITED PRO FORMA
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 2002
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                       HISTORICAL                         PRO FORMA
                                                      CONSOLIDATED   ADJUSTMENTS(1)    CONSOLIDATED(2)
                                                      ------------   --------------    ---------------
                                                                       (IN THOUSANDS)
Revenue:
  Net premiums earned...............................    $40,454                          $   40,454
  Investment income, net of expenses................      2,061                               2,061
  Net realized investment losses....................       (220)                               (220)
  Other revenue.....................................        329                                 329
                                                        -------          -----           ----------
     Total revenue..................................     42,624                              42,624
                                                        -------          -----           ----------
Expenses:
  Losses and loss adjustment expenses...............     20,067                              20,067
  Amortization of deferred policy acquisition
     costs..........................................     10,953                              10,953
  Operating expenses................................      7,974            417 (3)            8,391
  Stock conversion expenses.........................         95            (95)(4)               --
                                                        -------          -----           ----------
     Total expenses.................................     39,089            322               39,411
                                                        -------          -----           ----------
Income before taxes and minority interest in income
  of subsidiary.....................................      3,535           (322)               3,213
Income taxes........................................      1,155           (109)(5)            1,046
                                                        -------          -----           ----------
Income before minority interest in income of
  subsidiary........................................      2,380           (213)               2,167
Minority interest in income of subsidiary...........       (138)           138                   --
                                                        -------          -----           ----------
Net income..........................................    $ 2,242          $ (75)          $    2,167
                                                        =======          =====           ==========
Earnings per share data:
  Net income per share of common stock..............                                     $      .50
  Pro forma price to earnings ratio.................                                           20.0
  Weighted average number of shares of common stock
     outstanding....................................                                      4,357,605(6)


 See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement
                                   of Income.

                              UNAUDITED PRO FORMA
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME

                       THREE MONTHS ENDED MARCH 31, 2003

                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                       HISTORICAL                         PRO FORMA
                                                      CONSOLIDATED   ADJUSTMENTS(1)    CONSOLIDATED(2)
                                                      ------------   --------------    ---------------
                                                                       (IN THOUSANDS)
Revenue:
  Net premiums earned...............................    $11,056                          $   11,056
  Investment income, net of expenses................        427                                 427
  Net realized investment gains.....................        149                                 149
  Other revenue.....................................         80                                  80
                                                        -------           ----           ----------
     Total revenue..................................     11,712                              11,712
                                                        -------           ----           ----------
Expenses:
  Losses and loss adjustment expenses...............      6,514                               6,514
  Amortization of deferred policy acquisition
     costs..........................................      2,973                               2,973
  Operating expenses................................      1,849            104 (3)            1,953
  Stock conversion expenses.........................         12            (12)(4)               --
                                                        -------           ----           ----------
     Total expenses.................................     11,348             92               11,440
                                                        -------           ----           ----------
Income before taxes and minority interest in income
  of subsidiary.....................................        364            (92)                 272
Income taxes........................................         88            (31)(5)               57
                                                        -------           ----           ----------
Income before minority interest in income of
  subsidiary........................................        276            (61)                 215
Minority interest in income of subsidiary...........        (43)            43                   --
                                                        -------           ----           ----------
Net income..........................................    $   233           $(18)          $      215
                                                        =======           ====           ==========
Earnings per share data:
  Net income per share of common stock..............                                     $      .05
  Pro forma price to earnings ratio.................                                           50.0
  Weighted average number of shares of common stock
     outstanding....................................                                      4,383,636(6)


 See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement
                                   of Income.

                          NOTES TO UNAUDITED PRO FORMA
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                       (IN THOUSANDS, EXCEPT SHARE DATA)


     (1) Does not reflect any income from the investment of net proceeds available for investment and assumed to be received as of January 1, 2002. This income is not "factually supportable" as that term is used in the Securities and Exchange Commission's rules and regulations. On a short-term basis, these proceeds will be invested primarily in U.S. government securities and other federal agency securities. The average of the three-month U.S. Treasury bill rate in effect on each of December 31, 2001, March 31, 2002, June 30, 2002, and September 30, 2002, was 1.69% per annum. If these proceeds were invested at 1.69% for the year ended December 31, 2002 and the three months ended March 31, 2003, pro forma net income (after tax), as reported in these pro forma financial statements, would have increased by $396 and $99 for the year ended December 31, 2002 and the three months ended March 31, 2003, respectively. Pro forma net income per share, as reported herein, would have increased by $0.09 for the year ended December 31, 2002 and by $0.02 for the three months ended March 31, 2003.


     (2) The unaudited pro forma condensed consolidated statements of income, as prepared, give effect to the sale of common stock at the minimum of the estimated range of the consolidated pro forma market value of Mercer Mutual as a subsidiary of the Holding Company, as determined by the independent valuation of Griffin Financial Group, LLC. The unaudited pro forma condensed consolidated statements of income also give effect to the shares to be issued immediately after the conversion to Franklin Mutual and the shareholders of Franklin Holding, and are based upon the assumptions set forth under "Use of Proceeds." The following table provides a comparison between the sale of common stock at the minimum and maximum of the estimated valuation range, and at the maximum of the range plus the shares to be issued to the ESOP in the amount equal to 10% of the shares issuable in the conversion.


                                       MARCH 31, 2003                       DECEMBER 31, 2002
                            ------------------------------------   ------------------------------------
                            4,165,000    5,635,000    6,261,111    4,165,000    5,635,000    6,261,111
                              SHARES       SHARES       SHARES       SHARES       SHARES       SHARES
                            ----------   ----------   ----------   ----------   ----------   ----------
ESOP compensation
  expense.................  $      104   $      141   $      157   $      417   $      564   $      626
Net income................  $      215   $      191   $      180   $    2,167   $    2,070   $    2,030
Net income per share of
  common stock............  $      .05   $      .03   $      .03   $      .50   $      .36   $      .32
Pro forma price to
  earnings ratio..........       50.00        83.33        83.33        20.00        27.78        31.25
Weighted average number of
  shares of common stock
  outstanding(a)..........   4,383,636    5,723,174    6,293,717    4,357,605    5,687,955    6,254,586


---------------

(a) Includes shares issued to Franklin Mutual and the shareholders of Franklin Holding.

     (3) Pro forma adjustment to recognize compensation expense under the ESOP for shares of common stock committed to be released to participants as the principal and interest of the $4,165 loan from the Holding Company to the ESOP is repaid. Interest income earned by the Holding Company on the ESOP loan will offset the interest expense paid by Mercer Mutual under the ESOP loan at the assumed rate of 4.25% for 10 years. Therefore, the pro forma adjustment only reflects the principal repaid on the ESOP loan based on 120 equal monthly installments.


     (4) Costs and expenses related to the stock conversion are treated as non-recurring after completion of the conversion.


     (5) Adjustment to reflect the federal income tax effects of (3) (4) above.

     (6) Calculation of weighted average number of shares outstanding:


                                                           LESS
                                                        UNALLOCATED
                                         TOTAL SHARES      ESOP         SHARES       WEIGHTED
                                          ISSUED(A)       SHARES      OUTSTANDING   AVERAGE(B)
                                         ------------   -----------   -----------   ----------
January 1, 2002........................   4,753,280      (416,500)     4,336,780
Shares allocated.......................          --        41,650         41,650
                                          ---------      --------      ---------
December 31, 2002......................   4,753,280      (374,850)     4,378,430    4,357,605
                                          ---------      --------      ---------    ---------
Shares allocated.......................                    10,413         10,413
                                          ---------      --------      ---------
March 31, 2003.........................   4,753,280      (364,437)     4,388,843    4,383,636
                                          =========      ========      =========    =========


---------------


(a) Includes 4,165,000 shares issued in the conversion plus shares issuable after the conversion to Franklin Mutual and the shareholders of Franklin Holding, assuming that Franklin Mutual will purchase all of the shares that they have the right to purchase in this offering, and that 488,280 shares will be issued to the shareholders of Franklin Holding. Franklin Mutual may purchase up to 100,000 shares; however, Franklin Mutual has not indicated to us whether it will purchase any shares in the offering.


(b) ESOP shares are allocated evenly to plan participants throughout the period and therefore the weighted average number of shares outstanding is determined by adding beginning of period and end of period shares outstanding and dividing the sum by two.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following presents management's discussion and analysis of our financial condition and results of operations as of the dates and for the periods indicated. You should read this discussion in conjunction with the consolidated financial statement and notes thereto included in this prospectus and the information under the caption "Risk Factors". This discussion contains forward-looking information that involves risks and uncertainties. Actual results could differ significantly from these forward-looking statements. See "Forward-Looking Information".

OVERVIEW

     Mercer Mutual is a Pennsylvania mutual insurance company that underwrites property and casualty insurance in New Jersey and Pennsylvania. Our consolidated operating insurance company subsidiaries are:

     - Mercer Insurance Company of New Jersey, Inc., a New Jersey property and casualty stock insurance corporation that currently offers only workers' compensation insurance to businesses located in New Jersey; and

     - Franklin Insurance Company, a property and casualty stock insurance company offering private passenger automobile and homeowners insurance to individuals located in Pennsylvania.

     On the effective date of the conversion, Mercer Mutual will become a wholly owned subsidiary of the Holding Company. The consolidated financial statements of Mercer Mutual prior to the conversion will become the Holding Company's consolidated financial statements upon completion of the conversion.

     We report our operating results in three operating segments: commercial lines insurance, personal lines insurance and the investment function. See Note 9 of the notes to our consolidated financial statements included in this prospectus. However, assets are not allocated to segments and are reviewed in the aggregate for decision-making purposes. Our commercial lines business consists primarily of multi-peril and general liability and related coverages. Our personal lines business consists primarily of homeowners and private passenger automobile insurance. We market both the commercial and personal lines through independent producers.

                          MERCER INSURANCE GROUP, INC.
                         MD & A SELECTED FINANCIAL DATA


                             THREE MONTHS ENDED MARCH 31,
                                     (UNAUDITED)                            YEAR ENDED DECEMBER 31,
                            ------------------------------   -----------------------------------------------------
                                      PERCENTAGE                       PERCENTAGE             PERCENTAGE
                             2003       CHANGE      2002      2002       CHANGE      2001       CHANGE      2000
                            -------   ----------   -------   -------   ----------   -------   ----------   -------
                                                                (IN THOUSANDS)
Revenue Data:
Direct premiums written...  $13,019      13.1%     $11,515   $50,858       22.6%    $41,497       30.6%    $31,782
Assumed premiums
  written.................      273      97.8          138       808      (45.2)      1,474      357.8         322
Ceded premiums written....   (2,033)     24.7       (1,630)   (7,195)     (12.9)     (8,261)     103.7      (4,055)
                            -------     -----      -------   -------     ------     -------     ------     -------
Net premiums written......   11,259      12.3       10,023    44,471       28.1      34,710       23.7      28,049
Change in unearned
  premiums................     (203)                  (579)   (4,017)                (3,982)                  (414)
                            -------     -----      -------   -------     ------     -------     ------     -------
Net premiums earned.......   11,056      17.1        9,444    40,454       31.7      30,728       11.2      27,635
Net investment income.....      427     (19.3)         529     2,061      (15.0)      2,425       (3.7)      2,517
Net realized investment
  gains (losses)..........      149      26.3          118      (220)    (623.8)         42     (114.6)       (288)
Other revenue.............       80       5.3           76       329       31.6         250       49.7         167
                            -------     -----      -------   -------     ------     -------     ------     -------
         Total revenue....   11,712      15.2       10,167    42,624       27.4      33,445       11.4      30,031
                            -------     -----      -------   -------     ------     -------     ------     -------
Losses and expenses:
  Loss and loss adjustment
    expenses..............    6,514      40.6        4,634    20,067       38.1      14,534        6.0      13,711
  Other expenses..........    4,834      11.4        4,340    19,022       33.6      14,240       18.1      12,053
                            -------     -----      -------   -------     ------     -------     ------     -------
         Total expenses...   11,348      26.5        8,974    39,089       35.8      28,774       11.7      25,764
                            -------     -----      -------   -------     ------     -------     ------     -------
Income before income taxes
  and minority interest in
  income of subsidiary....      364     (69.5)       1,193     3,535      (24.3)      4,671        9.5       4,267
Income taxes..............       88     (80.4)         418     1,155       (9.1)      1,271        6.0       1,199
                            -------     -----      -------   -------     ------     -------     ------     -------
Income before minority
  interest in income of
  subsidiary..............      276     (64.4)         775     2,380      (30.0)      3,400       10.8       3,068
Minority interest in
  income of subsidiary....      (43)    975.0           (4)     (138)      38.0        (100)        --          --
                            -------     -----      -------   -------     ------     -------     ------     -------
Net income................  $   233     (69.8)%    $   771   $ 2,242      (32.1)%   $ 3,300        7.6%    $ 3,068
                            =======     =====      =======   =======     ======     =======     ======     =======
Loss and loss adjustment
  expense ratio...........    58.9%                   49.1%    49.6%                   47.3%                  49.6%
Expense ratio.............    43.6%                   46.0%    46.8%                   46.3%                  43.6%
Combined ratio............   102.5%                   95.1%    96.4%                   93.6%                  93.2%


CRITICAL ACCOUNTING POLICIES

     General. We are required to make estimates and assumptions in certain circumstances that affect amounts reported in our consolidated financial statements and related footnotes. We evaluate these estimates and assumptions on an on-going basis based on historical developments, market conditions, industry trends and other information that we believe to be reasonable under the circumstances. There can be no assurance that actual results will conform to our estimates and assumptions, and that reported results of operation will not be materially adversely affected by the need to make accounting adjustments to reflect changes in these estimates and assumptions from time to time. We believe the following policies are the most sensitive to estimates and judgments.

     Liabilities for Loss and Loss Adjustment Expenses. The liability for losses and loss adjustment expenses represents estimates of the ultimate unpaid cost of all losses incurred, including losses for claims that have not yet been reported to our insurance companies. The amount of loss reserves for reported claims is based primarily upon a case-by-case evaluation of the type of risk involved, knowledge of the circumstances surrounding each claim and the insurance policy provisions relating to the type of loss. The amounts of loss reserves for unreported claims and loss adjustment expense reserves are determined using historical information by line of insurance as adjusted to current conditions. Inflation is implicitly provided for in the reserving function through analysis of costs, trends and reviews of historical reserving results. Reserves are closely monitored and are recomputed periodically using the most recent information on reported claims and a variety of statistical techniques. Because reserves are estimates, we expect that these estimates will be more or less than the amounts ultimately paid when the claims are settled. Changes in estimates or differences between estimates and amounts ultimately paid are reflected in current operations.



     Loss reserving techniques and assumptions, which rely on historical information as adjusted to reflect current conditions, have been consistently applied during the periods presented. Changes in the estimate of the liability for losses and loss adjustment expenses reflect actual payments and evaluations of new information and data since the last reporting date.



     Because of the nature of insurance claims, there are uncertainties inherent in the estimates of ultimate losses. Court decisions, regulatory changes and economic conditions can affect the ultimate cost of claims that occurred in the past as well as uncertainties regarding future loss cost trends. Accordingly, the ultimate liability for unpaid losses and loss settlement expenses will likely differ from the amount recorded at March 31, 2003.



     The property and casualty industry has incurred substantial aggregate losses from claims related to asbestos-related illnesses, environmental remediation, product and construction defect liability, mold, and other uncertain exposures. Mercer has not experienced significant losses from these types of claims.



     In the discussions that follow, we use the term "loss development", which refers to the calendar year income statement impact of changes in the provision for loss and loss adjustment expenses incurred in prior accident years.



     The table below summarizes loss and loss adjustment reserves by major line of business:



                                                                        DECEMBER 31,
                                                          MARCH 31,   -----------------
                                                            2003       2002      2001
                                                          ---------   -------   -------
                                                                 (IN THOUSANDS)
Commercial lines:
  Commercial multi-peril................................   $ 5,823    $ 6,017   $ 5,098
  Other liability.......................................     6,547      6,390     7,927
  Workers' compensation.................................     4,396      4,224     3,935
  Commercial automobile.................................     1,839      1,886     1,763
  Fire, allied, inland marine...........................       190        119     1,149
                                                           -------    -------   -------
                                                            18,795     18,636    19,872
                                                           -------    -------   -------
Personal lines:
  Homeowners............................................     9,891      8,896     7,801
  Personal automobile...................................     2,334      2,070     1,343
  Fire, allied, inland marine...........................       618        477       736
  Other liability.......................................     1,247      1,201     1,257
  Workers' compensation.................................        35         68        50
                                                           -------    -------   -------
                                                            14,125     12,712    11,187
                                                           -------    -------   -------
Total...................................................   $32,920    $31,348   $31,059
                                                           =======    =======   =======

     Investments. Unrealized investment gains or losses on investments carried at fair value, net of applicable income taxes, are reflected directly in shareholders' equity as a component of comprehensive income and, accordingly, have no effect on net income. A decline in fair value of an investment below its cost that is deemed other than temporary is charged to earnings. We monitor our investment portfolio and review investments that have experienced a decline in fair value below cost to evaluate whether the decline is other than temporary. These evaluations involve judgment and consider the magnitude and reasons for a decline and the prospects for the fair value to recover in the near term. In the years ended December 31, 2002, 2001 and 2000, we recorded a pre-tax charge to earnings of $647,000, $185,000 and $219,000, respectively, primarily with respect to equity securities that we determined were other than temporarily impaired. Adverse investment market conditions, or poor operating results of underlying investments, could result in impairment charges in the future.


     We generally apply the following standards in determining whether the decline in fair value of an investment is other than temporary:



     Equities -- If an equity security has a market value below 50% of cost or remains below 80% of cost for more than three months, a review of the financial condition and prospects of the company is performed by the Investment Committee of the Board of Directors to determine if the decline in market value is other than temporary. A specific determination is made and documented for any such security. If it is determined that the decline in market value is judged to be "other than temporary" then the cost basis of the security is written down to "realizable value" and the amount of the write down accounted for as a realized loss. "Realizable value" is defined as the quoted market price of the security. Write-down to a value other than the market price requires objective evidence in support of that value. All write downs during 2002, 2001 and 2000 have been to quoted market prices.



     Fixed Income Securities -- A fixed maturity security generally is written down if it is probable that we will be unable to collect all amounts due according to the contracted terms of a debt security not impaired at acquisition.



     A fixed maturity security review for collectibility is done if any of the following situations occur:



     - A review of the financial condition and prospects of the company performed by the Investment Committee indicates that the security should be evaluated.



     - Moody's or S&P rate the security below investment grade.



     - The security has a market value below 70% of amortized cost at quarter end due to deterioration in credit quality.



     We have one material non-traded security, non-voting common stock in Excess Reinsurance Company, which is carried at $1.2 million. Its fair value is estimated at the statutory book value as reported to the NAIC. Other non-traded securities, which are not material in the aggregate, are carried at cost.


     Policy Acquisition Costs. We defer policy acquisition costs, such as commissions, premium taxes and certain other underwriting expenses that vary with and are directly related to the production of business. These costs are amortized over the effective period of the related insurance policies. The method followed in computing deferred policy acquisition costs limits the amount of deferred costs to their estimated realizable value, which gives effect to the premium to be earned, related investment income, loss and loss adjustment expenses, and certain other costs expected to be incurred as the premium is earned. Future changes in estimates, the most significant of which is expected loss and loss adjustment expenses, may require acceleration of deferred policy acquisition costs.

     Reinsurance. Amounts recoverable from property and casualty reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. Amounts paid for reinsurance contracts are expensed over the contract period during which insured events are covered by the reinsurance contracts.

     Ceded unearned premiums and reinsurance balances recoverable on paid and unpaid loss and loss adjustment expenses are reported separately as assets, instead of being netted with the appropriate liabilities, because reinsurance does not relieve us of our legal liability to our policyholders. Reinsurance balances recoverable are subject to credit risk associated with the particular reinsurer. Additionally, the same uncertainties associated with estimating unpaid loss and loss adjustment expenses affect the estimates for the ceded portion of these liabilities.

     We continually monitor the financial condition of our reinsurers.

     Income Taxes. We use the asset and liability method of accounting for income taxes. Deferred income taxes arise from the recognition of temporary differences between financial statement carrying amounts and the tax bases of our assets and liabilities. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The effect of a change in tax rates is recognized in the period of the enactment date.

RESULTS OF OPERATIONS

     Our results of operations are influenced by factors affecting the property and casualty insurance industry in general. The operating results of the United States property and casualty insurance industry are subject to significant variations due to competition, weather, catastrophic events, regulation, general economic conditions, judicial trends, fluctuations in interest rates and other changes in the investment environment.

     Our premium growth and underwriting results have been, and continue to be, influenced by market conditions. Pricing in the property and casualty insurance industry historically has been cyclical. During a soft market cycle, price competition makes it difficult to attract and retain properly priced personal and commercial lines business. Our policy is to maintain our disciplined underwriting and pricing standards during soft markets, even at the expense of premium growth. The insurance industry is currently experiencing a hard market cycle during which price competition is less significant than during a soft market cycle. Therefore, during a hard market cycle insurers are able to increase premiums and receive a more acceptable profit margin. A hard market typically has a positive effect on premium growth.


     On June 1, 2001, we acquired 49% of the outstanding shares of common stock of Franklin Holding and thereafter consolidated the financial condition and results of operations of Franklin Holding with Mercer Mutual. For the period between June 1, 2001 and March 31, 2003, we allocated a portion of Franklin Holding's net income or loss to the minority interest in Franklin Holding. This resulted in an allocation of income to minority interest of $43,000 for the three months ended March 31, 2003, $138,000 for the year ended December 31, 2002, and a $100,000 allocation of income to minority interest for the year ended December 31, 2001. Immediately after the completion of the conversion, we will acquire the remaining outstanding shares of common stock of Franklin Holding in exchange for 488,280 shares of Holding Company common stock. As a result of our purchase of these remaining shares, Franklin Holding will be a wholly owned subsidiary of Mercer Mutual. For more information on this exchange of shares, see the section entitled "Additional Shares Being Issued After the Conversion."



 THREE MONTHS ENDED MARCH 31, 2003 COMPARED TO THREE MONTHS ENDED MARCH 31, 2002



     For the three months ended March 31, 2003, Mercer Mutual had net income of $233,000 compared to $771,000 for the three months ended March 31, 2002, a decline of 69.8%. Although the underwriting gain from our commercial lines segment for the three months ended March 31, 2003, increased from the prior comparable period by $464,000 to $1.1 million, our personal lines segment incurred a loss of $1.4 million, which represented a decrease of $1.2 million from the prior comparable period. In addition, segment income from our investment function decreased in the three months ended March 31, 2003, by $71,000 to $576,000 compared to the same period in 2002.



     Total revenues for the three months ended March 31, 2003, were $11.7 million, which were $1.5 million or 15.2%, greater than revenues of $10.2 million for the three months ended March 31, 2002. This increase was due to a $1.6 million increase in net premiums earned for the three months ended March 31, 2003, compared to the three months ended March 31, 2002, which is described below.

     Direct premiums written increased by 13.1% to $13.0 million for the three months ended March 31, 2003, from $11.5 million for the three months ended March 31, 2002, and consisted of $7.4 million of commercial lines premiums and $5.6 million of personal lines premiums for the three months ended March 31, 2003, compared to $6.4 million in commercial lines premiums and $5.1 million in personal lines premiums for the same period in 2002. Net premiums earned increased by 17.1% to $11.1 million from $9.4 million for the comparable period. Commercial lines comprised $5.8 million and personal lines comprised $5.3 million of net premiums earned in the three months ended March 31, 2003, compared to $4.4 million and $5.0 million, respectively, in the three months ended March 31, 2002. The overall increases in direct premiums written and net premiums earned are generally attributable to firmer pricing but also represent continued strong growth in our commercial lines business.



     Consistent with our goal of increasing commercial business, we increased direct commercial multi-peril premiums written, the largest component of our commercial lines segment, by 24.0% to $3.6 million for the three months ended March 31, 2003, compared to $2.9 million for the comparable prior period, and increased commercial multi-peril net premiums earned by 33.6% to $2.8 million for the three months ended March 31, 2003, compared to $2.1 million for the three months ended March 31, 2002. We expect this trend of increasing commercial writings to continue.



     For the same comparative periods, homeowners net premiums earned for our homeowners insurance, the largest component of our personal lines segment, increased 2.3% to $3.1 million for the three months ended March 31, 2003, compared to $3.0 million for the comparable period in 2002, while the increase in homeowners direct premiums written increased 10.0% to $3.0 million for the three months ended March 31, 2003, from $2.7 million for the three months ended March 31, 2002. The growth rate for homeowners insurance reflects the reclassification of certain homeowners risks from our preferred program to our standard program. Premiums are higher for the standard program compared to the preferred program. Personal automobile direct written premiums, written exclusively in Pennsylvania, increased 17.9% to $2.0 million for the three months ended March 31, 2003, compared to $1.7 million for the same period in 2002. Net earned premiums for personal automobile increase by 14.8% to $1.6 million for the three months ended March 31, 2003, from $1.4 million for the three months ended March 31, 2002. Despite the increases in personal lines premiums, we will continue to principally focus on commercial lines growth.



     Net investment income decreased $102,000, or 19.3%, to $427,00 for the three months ended March 31, 2003, compared to the same period in 2002 due to declining interest rates. Net realized investment gains increased by $31,000 for the three months ended March 31, 2003, to $149,000 compared to $118,000 for the three months ended March 31, 2003.



     For the three months ended March 31, 2003, we had an overall underwriting loss of $280,000, a combined ratio of 102.5%, a loss and loss adjustment expense ratio of 58.9% and an underwriting expense ratio of 43.6%, compared to an underwriting gain of $470,000, a combined ratio of 95.1%, a loss and loss adjustment expense ratio of 49.1% and an underwriting expense ratio of 46.0% for the three months ended March 31, 2002.



     In the commercial lines segment for the three months ended March 31, 2003, we had an underwriting gain of $1.1 million, a combined ratio of 81.3%, a loss and loss adjustment expense ratio of 34.1% and an underwriting expense ratio of 47.2%, compared to an underwriting gain of $611,000, a combined ratio of 86.0%, a loss and loss adjustment expense ratio of 33.9% and an underwriting expense ratio of 52.1% for the three months ended March 31, 2002. In the personal lines segment for the three months ended March 31, 2003, we had an underwriting loss of $1.4 million, a combined ratio of 125.5%, a loss and loss adjustment expense ratio of 85.7% and an underwriting expense ratio of 39.8%, compared to an underwriting loss of $141,000, a combined ratio of 102.8%, a loss and loss adjustment expense ratio of 62.1% and an underwriting expense ratio of 40.7% for the three months ended March 31, 2002.



     Net loss and loss adjustment expenses incurred increased overall by $1.9 million, or 40.6%, to $6.5 million for the three months ended March 31, 2003, from the same period in 2002. The increase in loss and loss adjustment expenses reflects the increase in commercial and personal lines volume and an increase in the frequency of personal lines losses. The increase in personal lines losses is attributable to harsher weather conditions for the three months ended March 31, 2003, compared to the same period in 2002. After a number of winters with relatively mild weather conditions in our operating region, we experienced one of the coldest winters in recent history. In addition, there was considerably more snow for the three months ended March 31, 2003, compared to the same period in 2002. These conditions lead to losses from frozen pipes, structure collapses and more frequent automobile losses. The increase in these losses is evidenced by the increase in the homeowners loss and loss expense ratio to 88.2% for the three months ended March 31, 2003, compared to 71.2% for the three months ended March 31, 2002, and in increase in the personal automobile loss and loss expense ratio to 78.9% for the three months ended March 31, 2003, compared to 67.2% for the three months ended March 31, 2002. Loss development of prior year net loss and loss adjustment expense reserves was a favorable $123,000, was spread among all lines of business and accident years and resulted primarily from the normal claims review process and not from any change in key assumptions or changes in reserving philosophy.



     Underwriting expenses increased by $494,000, or 11.3%, to $4.8 million for the three months ended March 31, 2003, from the same period in 2002. This increase was principally attributable to an increase in expenses due to higher amortization of deferred policy acquisition costs resulting from higher premium volume. We are currently in the process of converting our information system. When completed, we expect some costs to moderate as conversion costs and costs associated with operating dual systems end. These reduced costs will be offset by some higher staffing costs, but we also should be positioned to expand premium volume without material incremental expense because of increased processing capacity.



     We also expect underwriting expenses to moderate in future periods because we intend to significantly reduce the amount of business written in Mercer Mutual, which became subject to New Jersey's retaliatory premium tax when it redomesticated to Pennsylvania in 1997. We plan to do this by renewing, to the extent possible, Mercer Mutual premium volume in Mercer Insurance Company of New Jersey, Inc., a New Jersey domestic insurer that is not subject to this retaliatory tax. We have not previously renewed policies in our New Jersey subsidiary because only policyholders of Mercer Mutual, domiciled in Pennsylvania, have subscription and voting rights. Therefore, renewing policies in the New Jersey subsidiary before adoption of the Plan of Conversion would have denied subscription rights to our policyholders and disenfranchised them. The cost of the additional premium tax was $150,000 for the three months ended March 31, 2003, and $135,000 for the three months ended March 31, 2002.



     Federal income tax expense was $88,000 for the three months ended March 31, 2003, an effective rate of 24.2%, compared to $418,000, an effective rate of 35.0%, in 2002. The decrease in the effective tax rate for the three months ended March 31, 2003, is attributable to tax-exempt investment income being a larger percentage of taxable income.


 YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001


     For the year ended December 31, 2002, Mercer Mutual had net income of $2.2 million compared to $3.3 million for the year ended December 31, 2001, a decline of 33.3%. Although the underwriting gain from our commercial lines segment in 2002 increased from the prior year by $1.4 million to $2.9 million, our personal lines segment incurred an underwriting loss of $1.4 million, which represented a decrease of $1.9 million from the prior year. In addition, segment income from our investment function decreased in 2002 by $700,000 to $1.8 million.


     Total revenues for 2002 were $42.6 million, which were $9.2 million or 27.4%, greater than 2001 revenues of $33.4 million. This increase was due to a $9.7 million increase in net premiums earned from 2001 to 2002, which is described below.

     Direct premiums written increased by 22.6% to $50.9 million in 2002, from $41.5 million in 2001 and consisted of $27.5 million of commercial lines premiums and $23.4 million of personal lines premiums in 2002, compared to $20.3 million in commercial lines premiums and $21.2 million in personal lines premiums in 2001. Net premiums earned increased by 31.7% to $40.5 million from $30.7 million in 2001. Commercial lines comprised $20.1 million and personal lines comprised $20.4 million of net premiums earned in 2002, compared to $15.1 million and $15.6 million, respectively, in 2001. The overall increases in direct premiums written and net premiums earned reflect continued strong growth in our commercial lines business and firmer pricing, as well as a full year of operations of Franklin Holding. Our controlling interest in Franklin Holding was acquired on June 1, 2001, and thus only seven months of operations for Franklin Holding were consolidated in the 2001 results.

     Consistent with our goal of increasing commercial business, we increased direct commercial multi-peril premiums written, the largest component of our commercial lines segment, by 39.2% to $13.5 million in 2002, compared to $9.7 million in 2001, and increased commercial multi-peril net premiums earned by 35.2% to $9.6 million in 2002, compared to $7.1 million in 2001. We expect this trend of increasing commercial writings to continue.

     For the same comparative periods, homeowners net premiums earned for our homeowners insurance, the largest component of our personal lines segment, increased 8.2% to $11.9 million in 2002 compared to $11.0 million in 2001 while the increase in homeowners premiums written increased a smaller 3.0% to $13.7 million in 2002 from $13.3 million in 2001. The declining growth rate for homeowners insurance reflects our strategy of focusing on commercial lines and decreasing our personal lines exposure. We expect this declining growth rate to be reflected in homeowners net premiums earned in future periods. Notably, for the first time in our history, commercial multi-peril premiums written in 2002 were approximately equal to homeowners premiums written in the same period.

     Although our focus is on commercial lines premium growth, Franklin Holding's business model, which uses Internet-based technology to process commodity personal lines business, made it an attractive acquisition candidate. The acquisition of Franklin Holding actually reversed a declining trend in homeowners premiums written that existed from 1998 to 2000 and added a meaningful book of Pennsylvania personal automobile business that totaled $6.9 million in written premiums in 2002 and $4.9 million in written premiums in 2001.


     Net investment income decreased $364,000, or 15.0%, to $2.1 million for the year ended December 31, 2002, compared to the same period in 2001 due to declining interest rates. Net realized investment gains decreased by $262,000 for the year ended December 31, 2002, to a loss of $220,000 compared to a gain of $42,000 for the year ended December 31, 2001. This net realized loss was largely attributable to the writedown of $647,000 relating to equity securities that we determined were other than temporarily impaired compared to a writedown in 2001 of $185,000. Charges relating to securities that we determined were other than temporarily impaired are measured by comparing the market value of the security at the time of determination versus the book value of the security. These charges are included in net realized investment gains or losses. No facts or circumstances relating to these charges are expected to have any impact on any other material investment securities held.



     The following table summarizes securities with unrealized losses at December 31, 2002:



                                                               FAIR     UNREALIZED
                                                               VALUE      LOSSES
                                                              -------   ----------
                                                                 (IN THOUSANDS)
Fixed income securities:
  U.S. Government and Government agencies...................  $ 8,898     $   53
  Obligations of states and political subdivisions..........      929          3
  Industrial and miscellaneous..............................    1,180         25
                                                              -------     ------
                                                              $11,007     $   81
                                                              =======     ======
Equity securities...........................................  $ 5,426     $1,370
                                                              =======     ======



     All securities are listed as available for sale. We evaluate securities for impairment on a quarterly basis and specifically determine on an individual security basis whether or not the decline in value is other than temporary. Equity securities with unrealized losses at December 31, 2002 in general were determined to have temporary declines in value due to geopolitical rather than fundamental reasons. Certain other equity securities also were determined to have temporary declines in value as a reaction to their particular industry rather than specifically to those companies. We believe it is more likely than not that those securities will appreciate in value. If it is subsequently determined that our assessment of those companies is erroneous and we conclude that the declines in value are other than temporary, future earnings will be negatively affected.

     The following table summarizes the length of time equity securities with unrealized losses at December 31, 2002 have been in an unrealized loss position:



                                                                  LENGTH OF UNREALIZED LOSS
                                                                -----------------------------
                                           FAIR    UNREALIZED   LESS THAN   6 TO 12   OVER 12
                                          VALUE      LOSSES     6 MONTHS    MONTHS    MONTHS
                                          ------   ----------   ---------   -------   -------
                                                            (IN THOUSANDS)
Equity Securities.......................  $5,426     $1,370       $186       $823      $361
                                          ======     ======       ====       ====      ====



     At December 31, 2002, our bond portfolio was concentrated in U.S. government and government agency bonds with 80.2% of the bond portfolio in such bonds. None of the unrealized loss at December 31, 2002, pertained to bonds below investment grade or in securities not rated. Nearly all bonds were of investment grade and only 0.1% of bonds were below investment grade. The one below investment grade bond is carried at a fair value in excess of its cost because it had been written down in value in 2000. At December 31, 2002, our equity portfolio had a concentration in the financial services sector with 40% of equities invested in such securities. No other industry accounted for more than 10% of our equity portfolio.



     For the year ended December 31, 2002, the realized investment losses of $220,000 were comprised of gains of $703,000 offset by other than temporary writedowns of $647,000 and losses from the sale of securities of $276,000. The losses from the sale of securities were comprised of $8,000 from the sale of bonds and $268,000 from the sale of equities. The following table summarizes the period of time that equity securities sold at a loss during the year ended December 31, 2002, had been in a continuous unrealized loss position:



                                                                FAIR
PERIOD OF TIME IN AN                                          VALUE ON    REALIZED
UNREALIZED LOSS POSITION                                      SALE DATE     LOSS
------------------------                                      ---------   --------
                                                                 (IN THOUSANDS)
0-6 months..................................................    $ 95        $ 26
7-12 months.................................................     115          84
More than 12 months.........................................     417         158
                                                                ----        ----
Total.......................................................    $627        $268
                                                                ====        ====



     Of the $268,000 in realized losses from equity securities sold during the year ended December 31, 2002, $48,000 of the losses were attributable to securities that never met our threshold test for determining that a decline was other than temporary. Realized losses of $13,000 were from a security that was cost averaged with other lots of the same security in excess of the threshold test. Realized losses of $11,000 were from a security that had been written down in 2001. Realized losses of $196,000 were from securities that had been expected to appreciate in value but after reevaluation were sold so that sale proceeds could be reinvested. Securities were sold due to a desire to reduce exposure to certain issuers and industries or in light of changing economic conditions.



     The following table summarizes our rate of return compared to industry averages:



                                                             LEHMAN
                                                            BROTHERS
                                                              BOND
MEASUREMENT                                                 INDICES    S & P 500   MERCER
-----------                                                 --------   ---------   ------
Municipal bond index......................................    9.6%          --       9.3%
Mortgage-backed Securities index..........................    8.8%          --       9.1%
Intermediate term Treasury index..........................    9.3%          --       8.8%
Equities..................................................     --        (22.1)%   (29.9)%


     For the year ended December 31, 2002, we had an overall underwriting gain of $1.5 million, a combined ratio of 96.4%, a loss and loss adjustment expense ratio of 49.6% and an underwriting expense ratio of 46.8%, compared to an underwriting gain of $2.0 million, a combined ratio of 93.6%, a loss and loss adjustment expense ratio of 47.3% and an underwriting expense ratio of 46.3% for the year ended December 31, 2001.

     In the commercial lines segment in 2002, we had an underwriting gain of $2.9 million, a combined ratio of 85.6%, a loss and loss adjustment expense ratio of 36.3% and an underwriting expense ratio of 49.3%, compared to an underwriting gain of $1.5 million, a combined ratio of 90.4%, a loss and loss adjustment expense ratio of 42.5% and an underwriting expense ratio of 47.9% for 2001. In the personal lines segment in 2002, we had an underwriting loss of $1.4 million, a combined ratio of 107.0%, a loss and loss adjustment expense ratio of 62.8% and an underwriting expense ratio of 44.2%, compared to an underwriting gain of $500,000, a combined ratio of 96.8%, a loss and loss adjustment expense ratio of 52.0% and an underwriting expense ratio of 44.8% for 2001.

     Net loss and loss adjustment expenses incurred increased overall by $5.5 million, or 38.1%, to $20.1 million for the year ended December 31, 2002, from the same period in 2001. The increase in loss and loss adjustment expenses reflects the increase in commercial and personal lines volume, a full year of Franklin Holding business, an increase in our reinsurance retention, and a slightly higher frequency of losses. The loss and loss adjustment expense ratio increase was largely attributable to the acquisition of Franklin Holding, resulting in increased personal lines business that carries a significantly higher loss ratio (62.8% versus a 36.3% commercial lines loss and loss adjustment ratio), an increase in our reinsurance retention from $250,000 to $300,000 per policy and the fact that 2002 witnessed a slightly higher frequency of smaller, mostly personal lines losses, none of which pierced this higher retention level.


     For the year ended December 31, 2002, loss and loss adjustment expense reserves for accident years 2001 and prior demonstrated favorable development of $2.1 million. This favorable development was attributable to a variety of lines of business and accident years. Homeowners accident year 1996 showed favorable loss development of $211,000 due to lower payouts on losses from a pooling agreement with other insurance carriers which was terminated in 1997 as well as lower payouts on Mercer's losses. Homeowners accident year 2000 showed favorable development of $119,000 as reported losses for that accident year were lower than the provision established for claims incurred but not reported. Personal lines fire, allied and marine loss and loss adjustment expenses for accident year 2001 showed favorable development of $207,000 as Mercer's share of mandatory residual market losses and loss expense were lower than expected as well as lower payouts on our own loss and loss expenses. Commercial multi-peril accident year 1998 showed favorable development of 114,000 due to settlement of losses at better than expected terms. Commercial multi-peril accident year 2001 showed favorable development of $424,000 as reported losses for that accident year were lower than the provision established for claims incurred but not reported. Provisions for such losses were established after consideration of industry trends, however, subsequent analysis indicated that Mercer's book of business was performing better than the industry, largely because of strong underwriting and the absence of certain long tail exposures such as asbestos and environmental liabilities. Commercial general liability accident year 1998 showed favorable development of $322,000 as reported losses for that accident year were lower than the provision established for claims incurred but not reported. The reporting of losses for commercial general liability occurs sometimes long after the actual loss and thus estimated reserves are established for these incurred but not reported losses. A reevaluation of commercial general liability loss reserves for the 1998 accident year indicated that loss and loss expenses are expected to be lower than originally estimated. The remaining favorable loss development was spread among all lines of business and accident years. In all cases, the favorable development resulted primarily from our normal claims review process during 2002 and not from any change in trends relating to the number of incurred or outstanding claims or settlement amounts, key assumptions or reserving philosophy. Multiple small changes in estimates occurred across all lines of business in 2002 as part of the normal review process, and there was no specific material change in estimate that should have been recognized in a prior period.


     Underwriting expenses increased by $4.7 million, or 32.9%, to $18.9 million for the year ended December 31, 2002, from the same period in 2001. This increase was attributable to an increase in expenses due to higher amortization of deferred policy acquisition costs resulting from higher premium volume, ongoing conversion of our information systems and the associated cost of maintaining two data processing systems during the transition period, a full year of Franklin Holding operations and the establishment of underwriting and marketing teams for future production in Pennsylvania. The increase in expenses also reflects our strategy of paying higher profit sharing commissions to our producers for good loss experience. The system conversion is scheduled to be completed in early 2004. When completed, we expect some costs to moderate as conversion costs and costs associated with operating dual systems end. These reduced costs will be offset by some higher staffing costs, but we also should be positioned to expand premium volume without material incremental expense because of increased processing capacity.

     We also expect underwriting expenses to moderate in future periods because we intend to significantly reduce the amount of business written in Mercer Mutual, which became subject to New Jersey's retaliatory premium tax when it redomesticated to Pennsylvania in 1997. We will do this by renewing, to the extent possible, Mercer Mutual premium volume in Mercer Insurance Company of New Jersey, Inc., a New Jersey domestic insurer that is not subject to this retaliatory tax. We have not previously renewed policies in our New Jersey subsidiary because only policyholders of the Pennsylvania mutual company have subscription and voting rights. Therefore, renewing policies in the New Jersey subsidiary before adoption of the Plan of Conversion would have denied subscription rights to our policyholders and disenfranchised them. The cost of the additional premium tax was $611,000 and $532,000 in 2002 and 2001, respectively.

     Federal income tax expense was $1.2 million in 2002, an effective rate of 32.7%, compared to $1.3 million, an effective rate of 27.2%, in 2001. The increase in the effective tax rate during 2002 is attributable to less tax-exempt investment income as well as an increase in certain expenses not deductible for income tax purposes.

  YEAR END DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000.


     For the year ended December 31, 2001, Mercer Mutual had net income of $3.3 million compared to $3.1 million for the year ended December 31, 2000, an increase of 7.6%. This increase was largely attributable to a $200,000 increase in segment income from investments (from $2.3 million in 2000 to $2.5 million in 2001), as a $969,000 increase in the underwriting gain from personal lines (from ($469,000) in 2000 to $500,000 in 2001) was mostly offset by an $800,000 reduction in the underwriting gain from commercial lines (from $2.3 million in 2000 to $1.5 million on 2000).


     Total revenues for 2001 were $33.4 million, which were $3.4 million or 11.4%, greater than 2000. This was due in large part to a $3.1 million increase in net premiums earned, which is described below.


     Direct premiums written increased by 30.6% to $41.5 million in 2001 from $31.8 million in 2000, and consisted of $20.3 million of commercial lines premiums and $21.2 million of personal lines premiums in 2001, compared to $16.6 million in commercial lines premiums and $15.2 million in personal lines premiums in 2000. Net premiums earned increased by 11.2% to $30.7 million from $27.6 million in 2000. Commercial lines comprised $15.1 million and personal lines comprised $15.6 million of net premiums earned in 2001, compared to $13.7 million and $13.9 million, respectively, in 2000. The overall increases in direct premiums written and net premiums earned reflect our strategy of increasing commercial business as well as the acquisition of a controlling interest in Franklin Holding in 2001.


     Commercial multi-peril premiums written increased 26.0% to $9.7 in million in 2001 from $7.7 million in 2000 and commercial multi-peril premiums earned increased to $7.1 million in 2001 from $6.9 million in 2000. The period from 2000 to 2001 began the significant increase in commercial premium volume and the increased written premium volume in 2001 was the basis for the significant earned premium gain in 2002. By contrast, homeowners written premiums increased 10.8% from $12.0 million in 2000 to $13.3 million in 2001, but earned premium volume was essentially unchanged from 2000 to 2001, decreasing $48,000. The increase in homeowners written premium volume was largely attributable to the acquisition of Franklin Holding. 2001 also marked the initial contribution of Pennsylvania personal automobile premium volume to earned and written premiums because of the acquisition of Franklin Holding.

     Net investment income decreased $92,000, or 3.7%, to $2.4 million for the year ended December 31, 2001, as compared to the same period in 2000 due to the declining interest rate environment. Net realized investment gains increased by $330,000 for the year ended December 31, 2001, to a gain of $42,000 from a loss of $288,000 for the year ended December 31, 2000, mostly as a result of reduced writedowns of securities that we determined were other than temporarily impaired.

     For the year ended December 31, 2001, we had an overall underwriting gain of $2.0 million, a combined ratio of 93.6%, a loss and loss adjustment expense ratio of 47.3% and an underwriting expense ratio of 46.3%, compared to an underwriting gain of $1.9 million, a combined ratio of 93.2%, a loss and loss adjustment expense ratio of 49.6% and an underwriting expense ratio of 43.6% for the year ended December 31, 2000.

     In the commercial lines segment in 2001, we had an underwriting gain of $1.5 million, a combined ratio of 90.4%, a loss and loss adjustment expense ratio of 42.5% and an underwriting expense ratio of 47.9%, compared to an underwriting gain of $2.3 million, a combined ratio of 82.9%, a loss and loss adjustment expense ratio of 37.7% and an underwriting expense ratio of 45.2% for 2000. In the personal lines segment in 2001, we had an underwriting gain of $500,000, a combined ratio of 96.8%, a loss and loss adjustment expense ratio of 52.0% and an underwriting expense ratio of 44.8%, compared to an underwriting loss of $469,000, a combined ratio of 103.4%, a loss and loss adjustment expense ratio of 61.3% and an underwriting expense ratio of 42.1% for 2000.

     Net loss and loss adjustment expenses increased overall by $823,000, or 6.0%, to $14.5 million for the year ended December 31, 2001, from the same period in 2000. These underwriting results reflect our disciplined approach to underwriting and pricing, and the better mix of our product lines and significantly improved loss experience in the personal lines segment. Our loss and loss expense ratio decreased 230 basis points largely due to favorable loss experience across most of our principal product lines.


     For the year ended December 31, 2001, loss and loss adjustment expense reserves for accident years 2001 and prior demonstrated favorable development of $3.3 million. This favorable development was attributable to a variety of lines of business and accident years. Homeowners accident year 2000 showed favorable development of $627,000 because reported losses and loss adjustment expenses for that accident year were lower than the provision established for claims incurred but not reported and the related loss adjustment expenses. A reevaluation of casualty related losses for homeowners accident year 2000 indicated that these losses would be lower than originally anticipated. Commercial multi-peril accident year 1997 showed favorable development of $182,000 due to settlement of multiple losses at better than expected terms. Commercial multi-peril accident year 1999 showed favorable development of $272,000 and commercial multi-peril accident year 2000 showed favorable development of $520,000 because reported losses and related loss adjustment expenses for those accident years were lower than the provision established for claims incurred but not reported. A reevaluation of casualty related losses for commercial multi-peril accident years 1999 and 2000 indicated that Mercer's book of business was performing better than the industry, primarily because of strong underwriting and the absence of long tail exposures such as asbestos and environmental liability. Workers' compensation accident years 1998, 1999 and 2000 showed favorable development of $171,000, $116,000 and $144,000, respectively. A reevaluation of workers' compensation loss and loss adjustment expense reserves indicated that Mercer's workers' compensation book of business, which is largely low to moderate risk in nature, was not experiencing the national trend of poorer loss experience, thus resulting in the favorable development. Commercial automobile accident year 2000 showed favorable development of $346,000 because reported losses and related loss adjustment expenses were lower than the provision established for claims incurred but not reported. The remaining favorable loss development was spread among all lines of business and accident years. In all cases, the favorable development resulted primarily from our normal claims review process during 2001 and not from any change in trends relating to the number of incurred or outstanding claims or settlement amounts, key assumptions or reserving philosophy. Multiple small changes in estimates occurred across all lines of business in 2001 as part of the normal review process, and there was no specific material change in estimate that should have been recognized in a prior period.


     Underwriting expenses increased by $2.2 million, or 18.1%, to $14.2 million for the year ended December 31, 2001, from the same period in 2000. This increase was largely attributable to an increase in expenses due to our acquisition of Franklin Holding, as well as an increase in net commissions caused by our payment of higher profit sharing commissions to our producers due to good loss experience. In addition, ceded commissions were lower as a result of changes in the reinsurance program relating to retention levels and type of reinsurance coverage.

     Federal income tax expense was $1.3 million in 2001, an effective rate of 27.2%, compared to $1.2 million, an effective rate of 28.1%, in 2000.

EFFECT OF CONVERSION ON OUR FUTURE FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     Our future financial condition and results of operations will be affected by the conversion and related transactions. Upon completion of the conversion, our consolidated shareholders' equity will be between $77.3 million and $95.9 million, an increase of approximately 109.7% to 160.1% over the consolidated surplus of Mercer Mutual at March 31, 2003. See "Use of Proceeds," "Capitalization" and "Pro Forma Data." This increased capitalization should permit us to (i) increase direct premium volume to the extent competitive conditions permit, (ii) increase net premium volume by decreasing our reliance on reinsurance (see "Business -- Strategy -- Reduced Reliance on Reinsurance"), and (iii) enhance investment income by increasing our investable capital.


ESOP

     In connection with the conversion, the ESOP intends to finance the purchase of 10% of the common stock issued in the conversion with the proceeds of a loan from the Holding Company, and Mercer Mutual will make annual contributions to the ESOP sufficient to repay that loan, which we estimate will total, on a pre-tax basis, between $512,000 and $770,000 annually. See
"Management -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan."

HOLDING COMPANY PURCHASE OF COMMON STOCK

     The stock-based incentive plan may issue a total number of shares equal to 14% of the shares of common stock that were issued in the conversion. Of this amount, an amount equal to 4% of the shares of common stock issued in the conversion may be used to make restricted stock awards under the stock-based incentive plan. Following the completion of the conversion and the implementation of the stock-based incentive plan, the Holding Company intends to purchase shares of its common stock in the open market and contribute those shares to the stock-based incentive plan for use in making restricted stock awards under that plan. The fair market value of any common stock used for restricted stock awards will represent unearned compensation. As the Holding Company accrues compensation expense to reflect the vesting of such shares, unearned compensation will be reduced accordingly. This compensation expense will be deductible for federal income tax purposes. Implementation of the stock-based incentive plan is subject to shareholder approval. See the subsection entitled "Certain Benefit Plans and Agreements" under the heading "Management."

LIQUIDITY AND CAPITAL RESOURCES


     Our insurance companies generate sufficient funds from their operations and maintain a high degree of liquidity in their investment portfolios. The primary source of funds to meet the demands of claim settlements and operating expenses are premium collections, investment earnings and maturing investments. As of March 31, 2003, Mercer Mutual has plans to spend $2.5 million for the expansion of its existing facilities in Pennington, New Jersey. We are also in the process of building an information system platform that will allow our producers to conduct their business through the Internet or through the method they have historically used. As of March 31, 2003, we have spent $1.6 million on the development of this platform, which includes license fees for software used in the platform. It should be completed by 2004 at an additional cost of $1.2 million. As they are incurred, these costs are capitalized and amortized over a five-year period once the corresponding asset is placed in service. Mercer Mutual possesses sufficient resources for these future expenditures without incurring any debt.


     Our insurance companies maintain investment and reinsurance programs that are intended to provide sufficient funds to meet their obligations without forced sales of investments. They maintain a portion of their investment portfolio in relatively short-term and highly liquid assets to ensure the availability of funds.

     The principal source of liquidity for the Holding Company will be dividend payments and other fees received from Mercer Mutual. [Mercer Mutual may not declare or pay any dividend to the Holding Company without the approval of the Pennsylvania Insurance Department for three years after the conversion.] After this [three-year] period, Mercer Mutual will be restricted by the insurance laws of Pennsylvania as to the amount of dividends or other distributions it may pay to the Holding Company. Under Pennsylvania law, there is a maximum amount that may be paid by Mercer Mutual during any twelve-month period after notice to, but without prior approval of, the Pennsylvania Insurance Department. This limit is the greater of 10% of Mercer Mutual's statutory surplus as reported on its most recent annual statement filed with the Pennsylvania Insurance Department, or the net income of Mercer Mutual for the period covered by such annual statement.

     If the dividend restrictions related to the conversion were not in effect, then as of December 31, 2002, the amounts available for payment of dividends from Mercer Mutual in 2002, without the prior approval of the Pennsylvania Insurance Department would have been approximately $2.9 million. Prior to its payment of any dividends, Mercer Insurance Company of New Jersey, Inc. is required to provide notice of the dividends to the New Jersey Department of Banking and Insurance. The New Jersey Department has the power to limit or prohibit dividend payments if certain conditions exist. These restrictions or any subsequently imposed restrictions may affect our future liquidity.

QUANTITATIVE AND QUALITATIVE INFORMATION ABOUT MARKET RISK

     General. Market risk is the risk that we will incur losses due to adverse changes in market rates and prices. We have exposure to three principal types of market risk through our investment activities: interest rate risk, credit risk and equity risk. Our primary market risk exposure is to changes in interest rates. We have not entered, and do not plan to enter, into any derivative financial instruments for trading or speculative purposes.

     Interest Rate Risk. Interest rate risk is the risk that we will incur economic losses due to adverse changes in interest rates. Our exposure to interest rate changes primarily results from our significant holdings of fixed rate investments. Fluctuations in interest rates have a direct impact on the market valuation of these securities.

     The average maturity of our fixed income investment portfolio is 8.14 years. Our fixed maturity investments include U.S. and foreign government bonds, securities issued by government agencies, obligations of state and local governments and governmental authorities, corporate bonds and mortgage-backed securities, most of which are exposed to changes in prevailing interest rates. We carry these investments as available for sale. This allows us to manage our exposure to risks associated with interest rate fluctuations through active review of our investment portfolio by our management and board of directors and consultation with our financial advisor.

     Fluctuations in near-term interest rates could have an impact on the results of operations and cash flows. Certain of these fixed income securities have call features. In a declining interest rate environment, these securities may be called by their issuer and replaced with securities bearing lower interest rates. In a rising interest rate environment, we may sell these securities (rather than holding to maturity) and receive less than we paid for them.

     As a general matter, we do not attempt to match the durations of our assets with the durations of our liabilities. Our goal is to maximize the total return on all of our investments. An important strategy that we employ to achieve this goal is to try to hold enough in cash and short-term investments in order to avoid liquidating longer-term investments to pay claims.

     The tables below show the interest rate sensitivity of our fixed income financial instruments measured in terms of market value (which is equal to the carrying value for all our securities) for the periods indicated.

                                                           AS OF DECEMBER 31, 2002
                                                                 MARKET VALUE
                                                   ----------------------------------------
                                                    -100 BASIS      AS OF       +100 BASIS
                                                   POINT CHANGE   12/31/2002   POINT CHANGE
                                                   ------------   ----------   ------------
                                                               ($ IN THOUSANDS)
Bonds and preferred stocks.......................    $57,260       $53,909       $50,847
Cash and cash equivalents........................      7,201         7,201         7,201
                                                     -------       -------       -------
Total............................................    $64,461       $61,110       $58,048

     Credit Risk. The quality of our interest-bearing investments is generally good. Except for one defaulted bond with a face amount of $100,000 that we have written down to $25,000, we hold no other interest-bearing investments having a substantial risk of non-payment.

     Equity Risk. Equity price risk is the risk that we will incur economic losses due to adverse changes in equity prices. Our exposure to changes in equity prices primarily results from our holdings of common stocks, mutual funds and other equities. Our portfolio of equity securities is carried on the balance sheet at fair value. Therefore, an adverse change in market prices of these securities would result in losses. Portfolio characteristics are analyzed regularly and market risk is actively managed through a variety of techniques. In accordance with accounting principles generally accepted in the United States of America, when an equity security becomes other than temporarily impaired, we record this impairment as a charge against earnings. For the year ended December 31, 2002, we recorded a pre-tax charge of $647,000 with respect to certain equity securities that we have concluded are other than temporarily impaired.

     Company and industry concentrations are established by the Board of Directors. At December 31, 2002, Mercer Mutual's equity portfolio made up 26.5% of Mercer Mutual's total investment portfolio, and was relatively concentrated in terms of the number of issuers and industries. At December 31, 2002, Mercer Mutual's top ten equity holdings represented $6.7 million or 32.8% of the equity portfolio. Investments in the financial sectors represented 40.0% while investments in pharmaceutical companies, conglomerates and information technology companies represented 9.2%, 7.8% and 7.6%, respectively, of the equity portfolio at December 31, 2002. Such concentration can lead to higher levels of short-term price volatility. Due to our long-term investment focus, we are not as concerned with short-term volatility as long as our insurance subsidiaries' ability to write business is not impaired. The table below summarizes Mercer Mutual's equity price risk and shows the effect of a hypothetical 20% increase and a 20% decrease in market prices as of December 31, 2002. The selected hypothetical changes do not indicate what could be the potential best or worst case scenarios.

    ESTIMATED                        ESTIMATED          HYPOTHETICAL
  FAIR VALUE OF                   FAIR VALUE AFTER   PERCENTAGE INCREASE
EQUITY SECURITIES  HYPOTHETICAL     HYPOTHETICAL        (DECREASE) IN
   AT 12/31/02     PRICE CHANGE   CHANGE IN PRICES       SURPLUS(1)
-----------------  ------------   ----------------   -------------------
                             (IN THOUSANDS)
     $20,332       20% increase       $24,399                7.3%
     $20,332       20% decrease       $16,266               (7.3)%

---------------

(1) Net of tax

IMPACT OF INFLATION

     Inflation increases consumers' needs for property and casualty insurance coverage. Inflation also increases claims incurred by property and casualty insurers as property repairs, replacements and medical expenses increase. These cost increases reduce profit margins to the extent that rate increases are not implemented on an adequate and timely basis. We establish property and casualty insurance premiums levels before the amount of losses and loss expenses, or the extent to which inflation may impact these expenses, are known. Therefore, our insurance companies attempt to anticipate the potential impact of inflation when establishing rates. Because inflation has remained relatively low in recent years, financial results have not been significantly impacted by inflation.

                          MARKET FOR THE COMMON STOCK

     The common stock has been approved for quotation on the Nasdaq National Market under the symbol "MIGP," subject to the completion of the conversion.

     The Holding Company has never issued any capital stock. Consequently, there is no established market for the common stock. The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of a sufficient number of willing buyers and sellers at any given time. Neither we nor any market maker has any control over the development of such a public market. Accordingly, we cannot assure you that an established and liquid market for the common stock will develop, or if one develops, that it will continue. Sandler O'Neill & Partners, L.P. has advised us that it intends to make a market in the common stock following the conversion, but it is under no obligation to do so. One of the requirements for continued quotation of the common stock on the Nasdaq National Market is that there be at least two market makers for the common stock. We cannot assure you that there will be two or more market makers for the common stock. Furthermore, we cannot assure you that you will be able to resell your shares of common stock for a price at or above $10.00 per share, or that quotations will be available on the Nasdaq National Market, as contemplated.

                                DIVIDEND POLICY

     Payment of dividends on the common stock is subject to determination and declaration by the Holding Company's Board of Directors. Our dividend policy will depend upon our financial condition, results of operations and future prospects. [Additionally, the Holding Company is prohibited from declaring or paying any dividends during the three years following the conversion, unless such dividends are approved by the Pennsylvania Insurance Department.] At present, we have no intention to pay dividends to our shareholders. We cannot assure you that dividends will be paid, or if and when paid, that they will continue to be paid in the future.

     The Holding Company initially will have no significant source of income other than dividends from Mercer Mutual and earnings from the repayment of the Holding Company's loan to the ESOP and the investment of the net proceeds of the conversion retained by the Holding Company. Therefore, the payment of dividends by the Holding Company will depend significantly upon receipt of dividends from Mercer Mutual. [Mercer Mutual also is prohibited from declaring or paying any dividends during the three years following the Conversion, unless such dividends are approved by the Pennsylvania Insurance Department.] We cannot assure you that the Pennsylvania Insurance Department would approve the declaration or payment by Mercer Mutual of any dividends to the Holding Company. See the subsection entitled "Regulation" under the heading "Business."

     Except as described above, the Holding Company is not subject to regulatory restrictions on the payment of dividends to shareholders. The Holding Company is subject to the requirements of the Pennsylvania Business Corporation Law of 1988. This law generally permits dividends or distributions to be paid as long as, after making the dividend or distribution, the Holding Company will be able to pay its debts in the ordinary course of business and the Holding Company's total assets will exceed its total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of holders of stock with senior liquidation rights if the Holding Company were to be dissolved at the time the dividend or distribution is paid.

                                    BUSINESS

OVERVIEW


     We are a provider of a wide array of property and casualty insurance products designed to meet the insurance needs of consumers and small and medium-sized businesses throughout New Jersey and Pennsylvania. We report our operating results in three segments: commercial lines insurance, personal lines insurance and the investment function. However, assets are not allocated to segments and are reviewed in the aggregate for decision-making purposes. Our insurance products include homeowners, commercial multi-peril, other liability, personal automobile, workers compensation, fire and inland marine and commercial automobile coverages. We market our products through a network of over 300 independent producers in New Jersey and Pennsylvania. Substantially all producers market both commercial and personal lines products.



     Prior to 1997, our business was primarily focused on providing personal lines for New Jersey customers. However, over the past six years we have moved aggressively to expand our commercial and casualty premium volume and geographically diversify our writings into Pennsylvania. In order to attract and retain commercial and casualty business, we have developed insurance programs specifically tailored to meet the needs of particular types of businesses. In 2002, homeowners insurance represented 26.9% of our direct premiums written compared to 43.3% in 1998 and commercial writings represented 54.1%, up from 45.0% in 1998. This significant shift in the mix of our writings occurred despite our acquisition in 2001 of 49% interest in Franklin Insurance Company whose business consisted entirely of personal lines policies.



     We have been profitable in each of the past five years, due in large part to our disciplined underwriting approach. One industry measurement of a company's underwriting success is the combined ratio, which is the sum of a company's loss and loss adjustment expense ratio and its underwriting expense ratio. A combined ratio of less than 100% means a company is making an underwriting profit. Although harsh weather affected first quarter 2003 results, over the past five years our statutory combined ratios of 93.4% in 1998, 92.7% in 1999, 92.9% in 2000, 93.4% in 2001 and 94.7% in 2002, have consistently
out-performed the industry averages of 103.9%, 106.3%, 108.7%, 115.1% and    %,
respectively. Our insurance companies have been assigned an "A" (excellent) rating by A.M. Best. An "A" rating is the third highest rating out of A.M. Best's 15 possible rating categories.


     We are managed by an experienced group of executives led by Andrew R. Speaker, the President and Chief Executive Officer. Mr. Speaker has served in his current position since March 2000, and in various other positions with Mercer Mutual and its subsidiaries since 1990. Through Mercer Mutual's acquisition of Franklin Holding in 2001, H. Thomas Davis, Jr., the founder of Franklin Insurance Company, became a senior vice president of Mercer Mutual. As a group, our executive officers have on average more than 26 years of experience in the property and casualty insurance industry.

OUR BUSINESS STRATEGIES

     We continually strive to improve our profitability and reduce the impact of losses on our business. One of our principal objectives for the future is to become a geographically diverse property and casualty insurer with at least 75% of our direct written premiums consisting of commercial and casualty business that meets our disciplined underwriting standards. By doing so, we believe that our results of operations will improve and we will lessen the impact of property insurance losses on our results. The following discussion describes the strategies we intend to use to achieve our goals.

     Increase our commercial and casualty writings. Over the last six years we have taken, and will continue to take, steps to increase commercial and casualty premium volume. Growth in commercial and casualty lines reduces our personal lines exposure as a percentage of direct written premiums. This reduces the relative adverse impact that weather-related property losses can have on us. Increased commercial lines business also benefits us because we have greater flexibility in establishing rates for these lines.

     In order to attract and retain commercial and casualty insurance business, we have developed insurance programs specifically tailored to meet the needs of particular types of businesses. These programs are continually refined and, if successful, expanded based on input from our producers and our marketing personnel.


     We have a program that is available for churches, synagogues and other religious institutions. This program includes many preferred coverages and special pricing, and we have policy forms tailored for these institutions. We use this program to attract producers that have substantial books of business with religious institutions.



     At December 31, 2002, we had approximately 500 religious institution policies in force with direct written premiums of $2.5 million. We did not perform a complete loss ratio calculation for this product separately, but, based upon available data regarding known claims, we believe that the loss ratio for religious institution policies is better than our favorable loss experience in the commercial segment generally.


     In order to complement our existing commercial accounts, we offer a two-tiered pricing approach for commercial automobile insurance covering light to medium weight trucks and business-owned private passenger-type vehicles used for commercial purposes. In addition to a standard rate, we offer a preferred rate for risks meeting specified underwriting standards.

     We believe that there is an opportunity to increase our volume of casualty business by: (1) marketing casualty coverages to existing producers who have witnessed the establishment and growth of our commercial lines, and (2) forming and developing relationships with new producers that focus on commercial and casualty business. We believe an increasing share of this market is desirable and attainable given our existing relationships with our producers and our insureds, as well as the extensive experience and producer relationships of our commercial business management personnel.

     Capital raised in the conversion will be available to supply additional surplus to our insurance companies to support an increase in premium volume resulting from this continued diversification of our business lines.


     Diversify our business geographically. For the year ended December 31, 2002, 76.8% of our business was written in New Jersey. We intend to geographically diversify our risk by increasing our business outside New Jersey. We intend to explore opportunities that may arise in Maryland, Ohio, Pennsylvania and other states within the Mid-Atlantic and Midwestern United States that have reduced or different weather-related property loss exposure, and where we believe commercial lines insurers generally are permitted to manage risk selection and pricing without undue regulatory interference. We also will evaluate potential business opportunities that are called to our attention in other jurisdictions to determine whether factors exist that would make such opportunities beneficial to us. If so, we may explore those opportunities as well.



     We expect to accomplish our geographic diversification through the expansion of our existing producer relationships in Pennsylvania and through selective strategic acquisitions. Other than the acquisition of the remaining shares of Franklin Holding Company, Inc. that we do not already own (see "Additional Shares to be Issued After the Conversion"), we do not have any letter of intent or agreement to acquire any other company.


     Attract and retain high-quality producers with diverse customer bases. We believe our insurance companies have a strong reputation for personal attention and prompt, efficient service to producers and insureds. This reputation has allowed us to grow and foster our relationships with many high volume producers. Several of these producers focus primarily on commercial business and are located in areas we have targeted as growth opportunities within Pennsylvania and New Jersey. We intend to focus our marketing efforts on maintaining and improving our relationships with these producers, as well as on attracting new high-quality producers in areas with a substantial potential for growth, particularly in Pennsylvania. We also intend to continue to develop and tailor our commercial programs to enable our products to meet the needs of the customers served by our producers. Our religious institutions, "main street" business and commercial automobile programs are successful examples of this effort.

     Reduce our ratio of expenses to net premiums earned. We are committed to improving our profitability by reducing expenses through the use of enhanced technology and by increasing our premium writings through the strategic deployment of our capital. Currently, we are in the process of converting our information systems from an outside service bureau to an internally staffed system. We expect that this project will be completed by December 31, 2004. When completed, we will be able to eliminate the cost of the outside service bureau. In addition, the additional capital raised in the conversion will allow us to expand our premium writings while maintaining appropriate premium to surplus ratios. We anticipate that this increase in writings can be achieved without a commensurate increase in expenses, and will therefore help to reduce our expense ratio.

     Reduce our reliance on reinsurance. We intend to reduce our reliance on reinsurance by increasing the maximum exposure retained by our insurance companies on individual property and casualty risks. The capital raised in the conversion and contributed or available for contribution to our insurance subsidiaries will be available to cover losses. Therefore, this capital will enable us to retain higher maximum exposure amounts under our reinsurance agreements.

     We will determine the appropriate increase in our maximum exposure based on a number of factors, which include:

     - the amount of capital raised in the conversion;

     - our evaluation of our ability to incur multiple losses; and

     - the revised terms and limits that we establish with our reinsurers.

     A decrease in reinsurance would result in a decrease in ceded premiums and a corresponding increase in net premium income, but would increase our risk of loss.

OUR INSURANCE COMPANIES

     Mercer Mutual is a Pennsylvania mutual insurance company that was originally incorporated under a special act of the legislature of the State of New Jersey in 1844. Mercer Mutual commenced operations under the name Mercer County Mutual Fire Insurance Company, which was changed to its current name in 1958. On October 16, 1997, Mercer Mutual filed Articles of Domestication with Pennsylvania thereby changing its state of domicile from New Jersey to Pennsylvania. Mercer Mutual owns all of the issued and outstanding capital stock of Queenstown Holding Company, Inc., which owns all of the issued and outstanding capital stock of Mercer Insurance Company of New Jersey, Inc. Mercer Mutual has a controlling interest in Franklin Holding, which owns all of the issued and outstanding capital stock of Franklin Insurance Company.

     Mercer Mutual is a property and casualty insurer of small and medium-sized businesses and property owners located in New Jersey and Pennsylvania. Mercer Mutual markets commercial multi-peril and homeowners policies, as well as other liability, workers' compensation, fire, allied, inland marine and commercial automobile coverages through over 200 independent producers. Mercer Mutual does not market private passenger automobile coverage. Mercer Mutual is subject to examination and comprehensive regulation by the Pennsylvania Insurance Department. See "Business -- Regulation."

     Mercer Insurance Company of New Jersey, Inc. is a property and casualty stock insurance company that was incorporated in 1981. It offers only workers' compensation insurance to businesses located in New Jersey. However, Mercer Insurance Company of New Jersey, Inc. also is authorized to write the same types of insurance offered by Mercer Mutual. Mercer Insurance Company of New Jersey, Inc. is subject to examination and comprehensive regulation by the New Jersey Department of Banking and Insurance. See "Business -- Regulation."

     Franklin Insurance Company is a property and casualty stock insurance company that was incorporated in 1997. Mercer Mutual acquired 49% of the common stock of Franklin Holding, which owns 100% of Franklin Insurance Company, on June 1, 2001. Mercer Mutual controls Franklin Holding and Franklin Insurance Company pursuant to, among other things, a shareholders' agreement among Mercer Mutual, Franklin Holding and H. Thomas Davis, Jr., the founder of Franklin Insurance Company and the owner of the remaining 51% of the outstanding Franklin Holding common stock. (Mr. Davis also is an officer and director of Mercer Mutual.) Under this agreement, Mr. Davis has agreed to elect and maintain a board of directors for Franklin Holding and Franklin Insurance Company consisting of Mercer Mutual's seven directors, Mr. Davis and one other director selected by Mr. Davis. Mercer Mutual has agreed that for so long as Mr. Davis and

Mercer each continue to own shares of Franklin Holding, Mercer Mutual will use its best efforts to cause Mr. Davis to be elected to the Board of Directors of Mercer Mutual and each of its subsidiaries.


     This shareholders' agreement also restricts Mr. Davis from transferring any of his shares in Franklin Holding to any person other than Mercer Mutual unless he has received a bona fide offer from a third party to purchase such shares. If so, Mercer Mutual has the right of first refusal to purchase Mr. Davis' shares on terms and conditions, including price, that are no less favorable to Mercer Mutual than those which the third party has proposed to Mr. Davis. Mr. Davis also has the right to require Mercer Mutual to purchase his Franklin Holding shares at any time after September 3, 2007, or prior to such date in the event of his death or disability, the expiration of his employment agreement or the acquisition, merger, consolidation or reorganization of Mercer Mutual. The purchase price is determined pursuant to a formula set forth in the agreement that is based on the greater of Mercer Mutual's aggregate return on its investment in Franklin Holding since June 1, 2001, or Mercer Mutual's aggregate return on equity since June 1, 2001. This purchase price cannot be less than $1.97 million. This is the same formula that is being used to determine the number of shares of Holding Company common stock that will be delivered to Mr. Davis in exchange for his Franklin Holding stock immediately after completion of the conversion. Mercer Mutual has a corresponding right to purchase these shares at that same price at any time after September 3, 2007 or in the event Mr. Davis resigns his employment prior to June 1, 2004 without good reason. Because all shares of capital stock of Franklin Holding will be exchanged for Holding Company common stock immediately after the conversion, we will own all the capital stock of Franklin Holding and the shareholder agreement will terminate.


     Currently, Franklin Insurance Company offers private passenger automobile and homeowners insurance to individuals located in Pennsylvania. Franklin Insurance Company is represented by approximately 50 independent producers. All transactions conducted between Franklin Insurance Company and its producers are performed electronically. Franklin Insurance Company is subject to examination and comprehensive regulation by the Pennsylvania Insurance Department. See the subsection entitled "Regulation" under the heading "Business."

THE HOLDING COMPANY


     We incorporated the Holding Company so that it could acquire all of Mercer Mutual's capital stock in the conversion. Because the Holding Company and Mercer Mutual are under common control, the Pennsylvania Insurance Department has granted an exemption to the Holding Company with respect to its acquisition of control of Mercer Mutual. Prior to the conversion, the Holding Company has not engaged and will not engage in any significant operations. After the conversion, the Holding Company's primary assets will be the outstanding capital stock of Mercer Mutual and a portion of the net proceeds of the conversion.


     We believe that the holding company structure will give us greater flexibility to expand our operations and the products and services we offer, although presently there are no definitive plans or arrangements for any expansion. We will be able to diversify our business through existing or newly formed subsidiaries or through the issuance of capital stock to make acquisitions or to obtain additional financing in the future. The portion of the net proceeds from the sale of common stock in the conversion that the Holding Company will contribute to Mercer Mutual will increase Mercer Mutual's surplus. This increase in surplus will enhance policyholder protection and increase the amount of funds available to support both current operations and future growth. After the conversion, the Holding Company will be subject to regulation by the Pennsylvania Insurance Department and the New Jersey Department of Banking and Insurance as its primary regulators because it will be the holding company for Mercer Mutual, Mercer Insurance Company of New Jersey, Inc. and its holding company, Queenstown Holding Company, Inc., Franklin Holding, and Franklin Insurance Company.

COMMERCIAL LINES PRODUCTS

     The following tables set forth the direct premiums written, net premiums earned, net loss ratios, expense ratios and combined ratios of our commercial lines products on a consolidated basis for the periods indicated:


                                                  THREE MONTHS
                                                 ENDED MARCH 31,     YEAR ENDED DECEMBER 31,
                                                 ---------------   ---------------------------
                                                  2003     2002     2002      2001      2000
                                                 ------   ------   -------   -------   -------
Direct Premiums
  Written:
     Commercial multi-peril....................  $3,602   $2,905   $13,485   $ 9,689   $ 7,723
     Other liability...........................   1,790    1,468     6,641     4,760     4,277
     Workers' compensation.....................   1,022      974     3,665     2,943     2,251
     Commercial automobile.....................     742      899     2,787     2,239     1,874
     Fire, allied, inland marine...............     207      188       910       675       503
                                                 ------   ------   -------   -------   -------
       Total...................................   7,363    6,434   $27,489   $20,306   $16,628
                                                 ======   ======   =======   =======   =======
Net Premiums Earned:
     Commercial multi-peril....................   2,832    2,119     9,631     7,101     6,916
     Other liability...........................   1,358    1,033     4,810     3,727     3,134
     Workers' compensation.....................     753      569     2,735     2,015     1,687
     Commercial automobile.....................     669      539     2,478     1,967     1,588
     Fire, allied, inland marine...............     124      111       434       309       360
                                                 ------   ------   -------   -------   -------
       Total...................................  $5,736   $4,371   $20,088   $15,119   $13,685
                                                 ======   ======   =======   =======   =======
Net Loss Ratios:
     Commercial multi-peril....................    23.8%    36.8%     40.7%     34.8%     38.2%
     Other liability...........................    18.1     25.1      21.5      44.5      17.3
     Workers' compensation.....................    44.6     34.1      38.4      45.8      48.3
     Commercial automobile.....................    97.3     42.9      49.9      58.9      68.6
     Fire, allied, inland marine...............    37.0     17.6       9.3      69.9      22.3
                                                 ------   ------   -------   -------   -------
       Total...................................    34.1%    33.9%     36.3%     42.5%     37.7%
                                                 ======   ======   =======   =======   =======
Expense Ratio
     Commercial multi-peril....................    50.9%    54.7%     54.3%     51.6%     45.7%
     Other liability...........................    46.3     50.2      47.7      45.3      47.2
     Workers' compensation.....................    41.4     44.1      38.4      45.2      42.9
     Commercial automobile.....................    38.0     51.2      42.0      39.3      41.0
     Fire, allied, inland marine...............    54.7     65.0      68.9      66.3      46.7
                                                 ------   ------   -------   -------   -------
       Total...................................    47.2%    52.1%     49.3%     47.9%     45.2%
                                                 ======   ======   =======   =======   =======

                                                  THREE MONTHS
                                                 ENDED MARCH 31,     YEAR ENDED DECEMBER 31,
                                                 ---------------   ---------------------------
                                                  2003     2002     2002      2001      2000
                                                 ------   ------   -------   -------   -------
Combined Ratios(1):
     Commercial multi-peril....................    74.7%    91.5%     95.0%     86.4%     83.9%
     Other liability...........................    64.4     75.3      69.2      59.8      64.5
     Workers' compensation.....................    86.0     78.2      76.8      91.0      91.2
     Commercial automobile.....................   135.3     94.1      91.9      98.2     109.6
     Fire, allied, inland marine...............    91.7     82.6      78.2     136.2      69.0
                                                 ------   ------   -------   -------   -------
       Total...................................    81.3%    86.0%     85.6%     90.4%     82.9%
                                                 ======   ======   =======   =======   =======


---------------

(1) A combined ratio over 100% means that an insurer's underwriting operations are not profitable.


     Commercial Multi-Peril. We write a number of multi-peril policies in New Jersey and Pennsylvania providing property and liability coverage. These policies include larger apartment risks, condominium associations and 3-4 family dwelling policies. Various other risk classes also are written on this policy. As of March 31, 2003, approximately 1,200 multi-peril policies were in force.


     We are working to increase market penetration for this product because it includes commercial liability risks that have more flexible and profitable rate structures. One of these marketing initiatives relates to certain habitational classes of business. Due to recent market conditions, we have targeted our business generation efforts toward condominium associations and garden style apartment complexes. Because pricing has returned to more supportable levels, we have taken this opportunity to underwrite many of these businesses.

     Many national insurance carriers have decided not to underwrite condominium associations and garden style apartment complexes because of a perceived inability to underwrite such business profitably. This practice of avoiding a class of business due to such an underwriting perception is known as "class underwriting." Class underwriting is often implemented by carriers in hard market cycles, which the insurance industry is currently experiencing. Condominium associations and garden style apartment complexes as a class have been determined to be unprofitable by many national carriers because the pricing of this business has been driven to inefficient levels during the soft market cycle. Therefore, they are avoiding this class of business entirely, and ignoring any individual risks within the class that can be underwritten profitably. This approach has allowed Mercer Mutual greater ability to underwrite and price these risks at appropriate levels.


     We also have a business owners policy that provides property and liability coverages to small businesses. This product is marketed to several distinct groups: (i) apartment building owners with 75 or fewer units; (ii) condominium associations; (iii) business owners who lease their buildings to tenants; (iv) mercantile business owners, such as florists, delicatessens, and beauty parlors; and (v) offices with owner or tenant occupancies. As of March 31, 2003, approximately 4,200 business owners policies were in force.



     We also offer a specialized multi-peril policy specifically designed for religious institutions. This enhanced product includes directors and officers coverage, religious counseling coverage and systems breakdown coverage (through a reinsurance arrangement). Coverage for child care centers and schools also is available. As of March 31, 2003, approximately 500 commercial multi-peril policies written for religious institutions were in force.



     Other Liability. We write liability coverage for insureds who do not have property exposure or whose property exposure is insured elsewhere. The majority of these policies are written for small contractors such as carpenters, painters or electricians, who choose to self-insure small property exposures. Coverage for both premises and a limited amount of products liability exposures are regularly provided. Coverage is provided for other exposures such as vacant land and habitational risks. Approximately 1,800 commercial general liability policies were in force as of March 31, 2003.


     Commercial umbrella coverage is available for insureds who insure their primary general liability exposures with Mercer Mutual through a business owners, commercial multi-peril, religious institution or commercial general liability policy. This coverage typically has limits of $1,000,000 to $5,000,000, but higher limits are available if needed. To improve processing efficiencies and maintain underwriting standards, we prefer to offer this coverage as an endorsement to the underlying liability policy rather than as a separate stand-alone policy.


     Workers' Compensation. We write workers' compensation policies in conjunction with an otherwise eligible business owners, commercial multi-peril, religious institution, commercial property or general liability policy. As of March 31, 2003, most of our workers' compensation insureds have other policies with us. There were approximately 2,300 workers' compensation policies in effect as of December 31, 2002.



     Commercial Automobile. This product is designed to cover light and medium weight trucks used in business, as well as company-owned private passenger type vehicles. Other specialty classes such as church vans and funeral director vehicles also can be covered. The policy is marketed as a companion offering to our business owners, commercial multi-peril, religious institution, commercial property or general liability policies. Approximately 800 commercial automobile policies were in force as of March 31, 2003.


     Fire, Allied Lines and Inland Marine. Fire and allied lines insurance generally covers fire, lightning, and removal and extended coverage. Inland marine coverage insures merchandise or cargo in transit and business and personal property. We offer these coverages for property exposures in cases where it is not insuring the companion liability exposures. Generally, the rates charged on these policies are higher than those for the same property exposures written on a multi-peril or business owners policy.

PERSONAL LINES PRODUCTS

     The following tables set forth the direct premiums written, net premiums earned, net loss ratios, expense ratios and combined ratios of our personal lines products on a consolidated basis for the periods indicated:


                                       THREE MONTHS ENDED            YEAR ENDED
                                           MARCH 31,                DECEMBER 31,
                                       ------------------    ---------------------------
                                        2003       2002       2002      2001      2000
                                       -------    -------    -------   -------   -------
Direct Premiums
  Written:
     Homeowners......................  $3,015     $2,740     $13,698   $13,282   $12,031
     Personal automobile.............   2,004      1,700       6,865     4,926        --
     Fire, allied, inland marine.....     504        510       2,227     2,349     2,475
     Other liability.................     123        121         528       554       567
     Workers' compensation...........      10         11          51        79        81
                                       ------     ------     -------   -------   -------
       Total.........................  $5,656     $5,082     $23,369   $21,191   $15,154
                                       ======     ======     =======   =======   =======
Net Premiums Earned:
     Homeowners......................  $3,082     $3,012     $11,874   $10,951   $10,999
     Personal automobile.............   1,611      1,403       5,948     1,897        --
     Fire, allied, inland marine.....     531        550       2,162     2,343     2,494
     Other liability.................      85         90         322       348       382
     Workers' compensation...........      11         18          60        70        75
                                       ------     ------     -------   -------   -------
       Total.........................  $5,320     $5,073     $20,366   $15,609   $13,950
                                       ======     ======     =======   =======   =======

                                       THREE MONTHS ENDED            YEAR ENDED
                                           MARCH 31,                DECEMBER 31,
                                       ------------------    ---------------------------
                                        2003       2002       2002      2001      2000
                                       -------    -------    -------   -------   -------
Net Loss Ratios:
     Homeowners......................    88.2%      71.2%       68.1%     49.5%     68.4%
     Personal automobile.............    78.9       67.2        67.8      78.4        --
     Fire, allied, inland marine.....    62.9        9.2        14.8      42.8      32.2
     Other liability.................   279.0       13.5       102.7      57.5      57.5
     Workers' compensation...........     3.3        8.1        29.3       0.0       0.2
                                       ------     ------     -------   -------   -------
       Total.........................    85.7%      62.1%       62.8%     52.0%     61.3%
                                       ======     ======     =======   =======   =======
Expense Ratio
     Homeowners......................    40.2%      42.4%       46.5%     44.6%     42.3%
     Personal automobile.............    38.4       36.0        39.6      49.8        --
     Fire, allied, inland marine.....    42.3       45.1        45.6      42.9      41.8
     Other liability.................    36.6       33.1        41.4      40.8      38.3
     Workers' compensation...........    24.8       16.6        24.7      40.3      39.0
                                       ------     ------     -------   -------   -------
       Total.........................    39.8%      40.7%       44.2%     44.8%     42.1%
                                       ======     ======     =======   =======   =======
Combined Ratios(1):
     Homeowners......................   128.4%     113.6%      114.6%     94.1%    110.7%
     Personal automobile.............   117.3      103.2       107.4     128.2        --
     Fire, allied, inland marine.....   105.2       54.3        60.4      85.7      74.0
     Other liability.................   315.6       46.6       144.1      98.3      95.8
     Workers' compensation...........    28.1       24.7        54.0      40.3      39.2
                                       ------     ------     -------   -------   -------
       Total.........................   125.5%     102.8%      107.0%     96.8%    103.4%
                                       ======     ======     =======   =======   =======



     Homeowners. Our homeowners policy is a multi-peril policy providing property and liability coverages and optional inland marine coverage. The homeowners policy is sold to provide coverage for an insured's residence. We market both a standard and a preferred homeowner product. The preferred product is offered at a discount to our standard rates to our customers who have a lower risk of loss. As of March 31, 2003, we had approximately 25,000 homeowners policies in force, with 33.9% of those being the preferred product.



     Personal Automobile. We write comprehensive personal automobile coverage including liability, property damage and all state required insurance minimums for individuals domiciled in Pennsylvania. This product is multi-tiered with an emphasis placed on individuals with lower than average risk profiles. As of March 31, 2003, we had approximately 8,200 personal automobile policies in force. We do not write any private passenger automobile products in New Jersey.



     Combination Dwelling Policy. Our combination dwelling product is a flexible, multi-line package of insurance coverage. It is targeted to be written on an owner or tenant occupied dwelling of no more than two families. The dwelling policy combines property and liability insurance but also may be written on a monoline basis. The property portion is considered a fire, allied lines and inland marine policy, and the liability portion is considered an other liability policy. Approximately 3,700 combination dwelling policies were in force as of March 31, 2003.


     Other Liability. We write personal line excess liability, or "umbrella," policies covering personal liabilities in excess of amounts covered under Mercer Mutual's homeowners policies. These policies are available generally with limits of $1 million to $5 million. We do not market excess liability policies to individuals unless we also write an underlying primary liability policy.

     Workers' Compensation. A small portion of our workers' compensation premiums are considered personal lines insurance because our New Jersey homeowners policy is required to include workers' compensation coverage for domestic employees.

MARKETING

     We market our insurance products in New Jersey and Pennsylvania exclusively through independent producers. All of these producers represent multiple carriers and are established businesses in the communities in which they operate. They generally market and write the full range of our insurance companies' products. We consider our relationships with our producers to be good.

     Our insurance companies manage their producers through quarterly business reviews (with underwriter participation) and establishment of benchmarks/goals for premium volume and profitability. Our insurance companies in recent years have eliminated a number of low volume or unprofitable producers.


     For the three months ended March 31, 2003 and the year ended December 31, 2002, our two largest producers accounted for approximately 22.0% and 23.0% of our direct premiums written, respectively. One of these agencies is the Davis Insurance Agency which is owned by H. Thomas Davis, Jr., a director and employee of Mercer Mutual and the founder of Franklin Insurance Company. Mercer Mutual has an option to acquire the Davis Insurance Agency. The other top producer is Brown & Brown, Inc., which is not affiliated with us. No other producer accounted for more than 5% of our direct premiums written. For the three months ended March 31, 2003 and the year ended December 31, 2002, our top 10 producers accounted for 38.7% and 39.8%, respectively, of direct premiums written, with the largest producer generating approximately $2.9 million and $7.1 million of our premium revenue, respectively.


     We emphasize personal contact between our producers and the policyholders. We believe that our producers' fast and efficient service and name recognition, as well as our policyholders' loyalty to and satisfaction with producer relationships are the principal sources of new customer referrals, cross-selling of additional insurance products and policyholder retention.

     Our insurance companies depend upon their producer force to produce new business and to provide customer service. The network of independent producers also serves as an important source of information about the needs of the communities served by our insurance companies. This information is utilized by us to develop new products and new product features.

     Producers are compensated through a fixed base commission with an opportunity for profit sharing depending on the producer's premiums earned and loss experience. They are monitored and supported by our marketing representatives, who are employees of BICUS Services Corporation, a wholly owned subsidiary of Mercer Mutual. These representatives also have principal responsibility for recruiting and training new producers.

     We periodically hold seminars for producers and conduct training programs that provide both technical training about products and sales training on how to market our products. We also provide personal computer software to producers that allows them to quote rates on various policies.

     Our marketing efforts are further supported by our claims philosophy, which is designed to provide prompt and efficient service, resulting in a positive experience for producers and policyholders. We believe that these positive experiences are then conveyed by producers and policyholders to many potential customers.

UNDERWRITING

     Our insurance companies write their personal and commercial lines by evaluating each risk with consistently applied standards. We maintain information on all aspects of our business that is regularly reviewed to determine product line profitability. We also employ numerous underwriters, who generally specialize in either personal or commercial lines, and have many years of experience as underwriters. Specific information is monitored with regard to individual insureds to assist us in making decisions about policy renewals or modifications.

     We rely on information provided by our independent producers. Subject to certain guidelines, producers also pre-screen policy applicants. The producers have the authority to sell and bind insurance coverages in accordance with pre-established guidelines. Producers' results are continuously monitored. On occasion, producers with historically poor loss ratios have had their binding authority removed until more profitable underwriting results were achieved.

CLAIMS


     Claims on insurance policies are received directly from the insured or through our independent producers. Claims are then assigned to either an in-house adjuster or an independent adjuster, depending upon the size and complexity of the claim. The adjuster investigates and settles the claim. As of March 31, 2003, we had eight in-house adjusters and worked with numerous independent adjusters.


     Claims settlement authority levels are established for each claims adjuster based upon his or her level of experience. Multi-line teams exist to handle all claims. The claims department is responsible for reviewing all claims, obtaining necessary documentation, estimating the loss reserves and resolving the claims.


     We attempt to minimize claims costs by encouraging the use of alternative dispute resolution procedures. Less than 17.0% of all open claims under our policies have resulted in litigation. Litigated claims are assigned to outside counsel.


TECHNOLOGY

     When Mercer Mutual was evaluating its acquisition of Franklin Holding and its subsidiary, Franklin Insurance Company, one of Franklin's attractive features was its information system. Franklin Insurance was formed in 1997 with the idea that, by building an efficient information system, it could reduce expenses for both the producer and the company. Because homeowners' and private passenger automobile insurance are largely commodity businesses, low cost product delivery is crucial, especially for small companies that do not otherwise enjoy economies of scale. Franklin Insurance licensed a flexible insurance software package and internally built a front-end Internet based interface to the system. All business generated by Franklin Insurance's producers is processed and maintained in this system through the Internet, and these producers have access to their books of business through the Internet. This system provides efficiency because information for all users is entered only one time.

     Prior to the commencement of our acquisition discussions with Franklin Holding, we had been analyzing the possibility of purchasing a license to use the flexible insurance software package used by Franklin Insurance. At the same time that we were performing due diligence in connection with the acquisition of Franklin Insurance, we made a strategic decision to move from a service bureau platform to that software package. However, because Mercer Mutual is an established carrier with an established means of processing business with our producers, we decided that we could not simply require our producers to process business through the Internet. Instead, we decided to build a platform that would allow a producer to produce his business through the Internet or through the method he or she has historically used. This platform should be completed by 2004.

     Because of the experience and knowledge of the Franklin Insurance staff with the software package, all internal programming is and will continue to be conducted at our branch office in Lock Haven, Pennsylvania. In addition to the expert knowledge of this staff, we are able to hire and maintain staff at a more efficient cost level than at the home office location in Pennington, New Jersey due to differences in the cost of living in the respective areas.

     The focus of our ongoing information technology effort is:

     - to continue to re-engineer our internal processes to allow for more efficient operations;

     - to improve our producers' ability to transact business with us; and

     - to enable our producers to efficiently provide their clients with a high level of service.

     We believe that our technology initiative will increase revenues by making it easier for our insurance companies and producers to exchange information. Increased ease of use also should lower expenses. However, our short-term expenses have increased because of costs associated with the implementation of the new system and the need to maintain two systems during the transition.


     We have not taken any steps to legally protect our intellectual property under any statutory scheme, although common law protections would be available to us. We believe our intellectual property is proprietary and provides us with some competitive advantage in the near term, but we believe Internet-based producer/company interfaces will become commonplace and commercially available interfaces will dominate the market. Therefore, we do not believe that taking costly steps to protect our intellectual property is justified.


REINSURANCE

     Reinsurance Ceded. In accordance with insurance industry practice, our insurance companies reinsure a portion of their exposure and pay to the reinsurers a portion of the premiums received on all policies reinsured. Insurance policies written by our companies are reinsured with other insurance companies principally to:

     - reduce net liability on individual risks;

     - mitigate the effect of individual loss occurrences (including catastrophic losses);

     - stabilize underwriting results;

     - decrease leverage; and

     - increase our insurance companies' underwriting capacity.

     Reinsurance can be facultative reinsurance or treaty reinsurance. Under facultative reinsurance, each policy or portion of a risk is reinsured individually. Under treaty reinsurance, an agreed-upon portion of a class of business is automatically reinsured. Reinsurance also can be classified as quota share reinsurance, pro-rata insurance or excess of loss reinsurance. Under quota share reinsurance and pro-rata insurance, the ceding company cedes a percentage of its insurance liability to the reinsurer in exchange for a like percentage of premiums less a ceding commission The ceding company in turn recovers from the reinsurer the reinsurer's share of all losses and loss adjustment expenses incurred on those risks. Under excess reinsurance, an insurer limits its liability to all or a particular portion of the amount in excess of a predetermined deductible or retention. Regardless of type, reinsurance does not legally discharge the ceding insurer from primary liability for the full amount due under the reinsured policies. However, the assuming reinsurer is obligated to reimburse the ceding company to the extent of the coverage ceded.


     We determine the amount and scope of reinsurance coverage to purchase each year based on a number of factors. These factors include the evaluation of the risks accepted, consultations with reinsurance representatives and a review of market conditions, including the availability and pricing of reinsurance. Our reinsurance arrangements are placed with non-affiliated reinsurers, and are generally renegotiated annually. For the three months ended March 31, 2003, our insurance companies ceded to reinsurers $2.0 million of written premiums, compared to $1.6 million of written premiums for the three months ended March 31, 2002. For the year ended December 31, 2002, our insurance companies ceded to reinsurers $7.2 million of written premiums, compared to $8.3 million of written premiums for the year ended December 31, 2001.


     The largest exposure that we retain on any one individual property risk is $300,000. Individual property risks in excess of $300,000 are covered on an excess of loss basis pursuant to various reinsurance treaties. All property lines of business, including commercial automobile physical damage, are reinsured under the same treaties.

     Except for umbrella liability, individual casualty risks that are in excess of $300,000 are covered on an excess of loss basis up to $1.0 million per occurrence, pursuant to various reinsurance treaties. Casualty losses in excess of $1.0 million arising from workers' compensation claims are reinsured up to $10.0 million on a per occurrence and per person treaty basis by various reinsurers. Umbrella liability losses are reinsured on a 90% quota share basis up to $1.0 million and a 100% quota share basis in excess of $1.0 million up to $5.0 million.

We also purchase casualty contingency loss excess reinsurance providing $3.0 million of coverage in excess of $1.0 million.

     Catastrophic reinsurance protects the ceding insurer from significant aggregate loss exposure. Catastrophic events include windstorms, hail, tornadoes, hurricanes, earthquakes, riots, blizzards, terrorist activities and freezing temperatures. We purchase layers of excess treaty reinsurance for catastrophic property losses. We reinsure 100% of any catastrophic losses per occurrence in an amount between $1.0 million and up to $2.0 million, and 97.5% of losses per occurrence in excess of $2.0 million, up to a maximum of $32.0 million per occurrence.


     The insolvency or inability of any reinsurer to meet its obligations to us could have a material adverse effect on our results of operations or financial condition. As of March 31, 2003, our five largest reinsurers based on percentage of ceded premiums are set forth in the following table:



                                                              PERCENTAGE
                                                               OF CEDED    A.M. BEST
NAME                                                           PREMIUMS     RATING
----                                                          ----------   ---------
1.  Motors Insurance Corporation............................     23.5%        A+
2.  American Re-Insurance Co. ..............................     17.5%        A+
3.  SCOR Reinsurance Company................................     19.2%        A-
4.  Arch Reinsurance Company................................      5.5%        A-
5.  Hartford Steam Boiler...................................      4.3%        A+



     The following table sets forth the five largest amounts of loss and loss expenses recoverable from reinsurers on unpaid claims as of March 31, 2003.



                                                                  LOSS AND
                                                               LOSS EXPENSES
                                                               RECOVERABLE ON   A.M. BEST
NAME                                                           UNPAID CLAIMS     RATING
----                                                           --------------   ---------
                                                                     (IN THOUSANDS)
1.  American Re-Insurance Co. ..............................       $1,175          A+
2.  Motors Insurance Corporation............................        1,022          A+
3.  SCOR Reinsurance Company................................          788          A-
4.  Excess Reinsurance Company..............................          202          A-
5.  PMA Capital Insurance Co. ..............................          197          A-


     The A+ and A- ratings are the second and fourth highest of A.M. Best's 15 ratings. According to A.M. Best, companies with a rating of "A-" or better "have an excellent ability to meet their ongoing obligations to policyholders." We monitor the solvency of reinsurers through regular review of their financial statements and, if available, their A.M. Best ratings. We have experienced no significant difficulties collecting amounts due from reinsurers.


     Reinsurance Assumed. We generally do not assume risks from other insurance companies. However, we are required by statute to participate in certain residual market pools. This participation requires us to assume business for workers' compensation and for property exposures that are not insured in the voluntary marketplace. We participate in these residual markets pro rata on a market share basis, and as of March 31, 2003, our participation is not material.


LOSS AND LAE RESERVES

     Our insurance companies are required by applicable insurance laws and regulations to maintain reserves for payment of losses and loss adjustment expenses (LAE). These reserves are established for both reported claims and for claims incurred but not reported (IBNR), arising from the policies they have issued. The laws and regulations require that provision be made for the ultimate cost of those claims without regard to how long it takes to settle them or the time value of money. The determination of reserves involves actuarial and statistical projections of what our insurance companies expect to be the cost of the ultimate settlement and administration of such claims. The reserves are set based on facts and circumstances then known, estimates of future trends in claims severity, and other variable factors such as inflation and changing judicial theories of liability.

     Estimating the ultimate liability for losses and LAE is an inherently uncertain process. Therefore, the reserve for losses and LAE does not represent an exact calculation of that liability. Our reserve policy recognizes this uncertainty by maintaining reserves at a level providing for the possibility of adverse development relative to the estimation process. We do not discount our reserves to recognize the time value of money.

     When a claim is reported to us, our claims personnel establish a "case reserve" for the estimated amount of the ultimate payment. This estimate reflects an informed judgment based upon general insurance reserving practices and on the experience and knowledge of the estimator. The individual estimating the reserve considers the nature and value of the specific claim, the severity of injury or damage, and the policy provisions relating to the type of loss. Case reserves are adjusted by our claims staff as more information becomes available. It is our policy to settle each claim as expeditiously as possible.

     We maintain IBNR reserves to provide for already incurred claims that have not yet been reported and developments on reported claims. The IBNR reserve is determined by estimating our insurance companies' ultimate net liability for both reported and IBNR claims and then subtracting the case reserves for reported claims.


     Each quarter, we compute our estimated ultimate liability using principles and procedures applicable to the lines of business written. However, because the establishment of loss reserves is an inherently uncertain process, we cannot assure you that ultimate losses will not exceed the established loss reserves. Adjustments in aggregate reserves, if any, are reflected in the operating results of the period during which such adjustments are made. We do not believe our insurance companies are subject to any material potential asbestos or environmental liability claims.



     The following table provides a reconciliation of beginning and ending consolidated loss and LAE reserve balances of Mercer Mutual and its subsidiaries for the three months ended March 31, 2003 and 2002 and the years ended December 31, 2002, 2001 and 2000, prepared in accordance with GAAP.


  RECONCILIATION OF RESERVE FOR LOSSES AND LOSS ADJUSTMENT EXPENSES


                                               THREE MONTHS ENDED
                                                    MARCH 31,          YEAR ENDED DECEMBER 31,
                                               -------------------   ---------------------------
                                                 2003       2002      2002      2001      2000
                                               --------   --------   -------   -------   -------
                                                                (IN THOUSANDS)
Reserves for losses and loss adjustment
  expenses at the beginning of period........  $31,348    $31,059    $31,059   $28,766   $29,471
Less: Reinsurance recoverable and
  receivables................................   (4,150)    (5,425)    (5,425)   (4,675)   (5,828)
                                               -------    -------    -------   -------   -------
Net reserves for losses and loss adjustment
  expenses at beginning of period............   27,198     25,634     25,634    24,091    23,643
                                               -------    -------    -------   -------   -------
Add: Provision for losses and loss adjustment
  expenses for claims occurring in:
  The current year...........................    6,637      5,354     22,211    17,813    17,665
  Prior years................................     (123)      (720)    (2,144)   (3,279)   (3,954)
                                               -------    -------    -------   -------   -------
  Total incurred losses and loss adjustment
     expenses................................    6,514      4,634     20,067    14,534    13,711
                                               -------    -------    -------   -------   -------
Less: Loss and loss adjustment expenses
  payments for claims occurring in:
  The current year...........................    1,942      1,260     11,128     7,265     7,421
  Prior years................................    3,265      2,619      7,735     5,726     5,842
                                               -------    -------    -------   -------   -------

                                               THREE MONTHS ENDED
                                                    MARCH 31,          YEAR ENDED DECEMBER 31,
                                               -------------------   ---------------------------
                                                 2003       2002      2002      2001      2000
                                               --------   --------   -------   -------   -------
                                                                (IN THOUSANDS)
Total losses and loss adjustment expenses
  paid.......................................    5,207      3,879     18,503    12,991    13,263
                                               -------    -------    -------   -------   -------
Net reserves for losses and loss adjustment
  expenses at end of period..................   28,505     26,389     27,198    25,634    24,091
Add: Reinsurance recoverables and
  receivables................................    4,415      4,676      4,150     5,425     4,675
                                               -------    -------    -------   -------   -------
Reserves for losses and loss adjustment
  expenses at end of period..................  $32,920    $31,065    $31,348   $31,059   $28,766
                                               =======    =======    =======   =======   =======


     The following table shows the development of our consolidated reserves for unpaid losses and LAE from 1992 through 2002 on a GAAP basis. The top line of the table shows the liabilities at the balance sheet date, including losses incurred but not yet reported. The upper portion of the table shows the cumulative amounts subsequently paid as of successive years with respect to the liability. The lower portion of the table shows the reestimated amount of the previously recorded liability based on experience as of the end of each succeeding year. The estimates change as more information becomes known about the frequency and severity of claims for individual years. The redundancy (deficiency) exists when the reestimated liability at each December 31 is less (greater) than the prior liability estimate. The "cumulative redundancy (deficiency)" depicted in the table, for any particular calendar year, represents the aggregate change in the initial estimates over all subsequent calendar years.

                                                       YEAR ENDED DECEMBER 31,
                                      ---------------------------------------------------------
                                       1992      1993      1994      1995      1996      1997
                                      -------   -------   -------   -------   -------   -------
                                                           (IN THOUSANDS)
Liability for unpaid losses and LAE
  net of reinsurance recoverable....  $20,067   $18,995   $18,298   $19,357   $20,074   $19,851
Cumulative amount of liability paid
  through:
  One year later....................    6,329     6,023     6,935     6,368     6,042     4,536
  Two years later...................    9,940     9,786    10,272     9,554     8,829     7,537
  Three years later.................   12,723    12,144    12,336    11,539    11,143     9,738
  Four years later..................   14,160    13,590    13,228    12,819    12,472    10,975
  Five years later..................   14,852    14,350    13,749    13,690    13,422    11,550
  Six years later...................   15,220    14,832    14,079    14,196    13,826
  Seven years later.................   15,526    15,059    14,373    14,450
  Eight years later.................   15,654    15,331    14,605
  Nine years later..................   15,819    15,466
  Ten years later...................   15,943
Liability estimated as of:
  One year later....................   18,246    17,746    17,344    17,712    19,018    17,874
  Two years later...................   17,603    17,088    16,860    17,247    17,634    16,440
  Three years later.................   16,985    16,779    16,495    16,568    16,987    14,711
  Four years later..................   16,490    16,244    15,810    16,208    15,905    14,204
  Five years later..................   16,225    16,026    15,641    15,680    15,769    13,914
  Six years later...................   16,191    16,009    15,376    15,584    15,483
  Seven years later.................   16,273    15,929    15,358    15,573
  Eight years later.................   16,272    15,948    15,424
  Nine years later..................   16,253    16,003
  Ten years later...................   16,306

                                                       YEAR ENDED DECEMBER 31,
                                      ---------------------------------------------------------
                                       1992      1993      1994      1995      1996      1997
                                      -------   -------   -------   -------   -------   -------
                                                           (IN THOUSANDS)
Cumulative total redundancy
  (deficiency)......................    3,761     2,992     2,874     3,783     4,590     5,937
Gross liability -- end of year......   38,472    33,308    35,531    36,176    35,221    31,872
Reinsurance recoverables............   18,405    14,313    17,233    16,819    15,147    12,021
                                      -------   -------   -------   -------   -------   -------
Net liability -- end of year........  $20,067   $18,995   $18,298   $19,357   $20,074   $19,851
                                      =======   =======   =======   =======   =======   =======
Gross reestimated
  liability -- latest...............   32,873    27,658    27,905    27,311    25,186    21,878
Reestimated reinsurance
  recoverables -- latest............   16,567    11,655    12,481    11,738     9,703     7,964
                                      -------   -------   -------   -------   -------   -------
Net reestimated
  liability -- latest...............   16,306    16,003    15,424    15,573    15,483    13,914
                                      =======   =======   =======   =======   =======   =======
Gross cumulative redundancy
  (deficiency)......................    5,599     5,650     7,626     8,865    10,035     9,994
                                      =======   =======   =======   =======   =======   =======

                                                           YEAR ENDED DECEMBER 31,
                                               -----------------------------------------------
                                                1998      1999      2000      2001      2002
                                               -------   -------   -------   -------   -------
                                                               (IN THOUSANDS)
Liability for unpaid losses and LAE net of
  reinsurance recoverable....................  $22,565   $23,643   $24,091   $25,634   $27,198
Cumulative amount of liability paid through:
  One year later.............................    5,525     5,842     5,725     2,376        --
  Two years later............................    8,655     8,627     9,428
  Three years later..........................   10,605    11,237
  Four years later...........................   11,893
  Five years later...........................
  Six years later............................
  Seven years later..........................
  Eight years later..........................
  Nine years later...........................
  Ten years later............................
Liability estimated as of:
  One year later.............................   19,909    19,689    20,810    23,490        --
  Two years later............................   17,478    18,506    19,539
  Three years later..........................   16,625    17,483
  Four years later...........................   15,826
  Five years later...........................
  Six years later............................
  Seven years later..........................
  Eight years later..........................
  Nine years later...........................
  Ten years later............................
Cumulative total redundancy (deficiency).....    6,740     6,160     4,551     2,144        --
Gross liability -- end of year...............   30,948    29,471    28,766    31,059    31,348
Reinsurance recoverables.....................    8,383     5,828     4,675     5,425     4,150
                                               -------   -------   -------   -------   -------
Net liability -- end of year.................  $22,565   $23,643   $24,091   $25,634   $27,198
                                               =======   =======   =======   =======   =======

                                                           YEAR ENDED DECEMBER 31,
                                               -----------------------------------------------
                                                1998      1999      2000      2001      2002
                                               -------   -------   -------   -------   -------
                                                               (IN THOUSANDS)
Gross reestimated liability -- latest........   20,991    22,003    23,376    28,113
Reestimated reinsurance
  recoverables -- latest.....................    5,165     4,520     3,837     4,623
                                               -------   -------   -------   -------
Net reestimated liability -- latest..........   15,826    17,483    19,539    23,490
                                               =======   =======   =======   =======
Gross cumulative redundancy (deficiency).....    9,957     7,468     5,390     2,946
                                               =======   =======   =======   =======

INVESTMENTS

     On a consolidated basis, all of our investment securities are classified as available for sale and are carried at fair market value.

     An important component of our consolidated operating results has been the return on invested assets. Our investment objectives are (i) to maximize current yield, (ii) to maintain safety of capital through a balance of high quality, diversified investments that minimize risk, (iii) to maintain adequate liquidity for our insurance operations, (iv) to meet regulatory requirements, and (v) to increase surplus through appreciation. However, in order to enhance the yield on our fixed income securities, our investments generally have a longer duration than the life of our liabilities. See the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the subsection entitled "Quantitative and Qualitative Information about Market Risk."


     Our investment policy requires that investments be made in a portfolio consisting of bonds, common stock and short-term money market instruments. Our equity investments are concentrated in companies with larger capitalizations. However, our single largest equity holding, valued at $1.2 million, is our investment in the common stock of Excess Reinsurance Company, which is a privately held, illiquid security. The policy does not permit investment in unincorporated businesses, private placements or direct mortgages, foreign denominated securities, financial guarantees or commodities. The Board of Directors of Mercer Mutual has developed this investment policy and reviews it periodically.


     The following table sets forth consolidated information concerning our investments. The table reflects our decision during 2002, after a review of our state and municipal bond portfolio, to sell those bonds that in our opinion had a strong likelihood to be redeemed in the near future in order to re-deploy the proceeds.


                            AT MARCH 31, 2003     AT DECEMBER 31, 2002   AT DECEMBER 31, 2001
                           --------------------   --------------------   --------------------
                           COST(2)   FAIR VALUE   COST(2)   FAIR VALUE   COST(2)   FAIR VALUE
                           -------   ----------   -------   ----------   -------   ----------
                                                     (IN THOUSANDS)
Fixed income
  securities(1):
  United states
     government and
     government
     agencies............  $36,778    $37,319     $38,802    $39,499     $20,337    $19,964
  Obligations of states
     and Political
     subdivisions........    4,678      4,806       5,976      6,149      19,846     19,577
  Industrial and
     miscellaneous.......    2,637      2,655       3,216      3,259       3,674      3,628
  Mortgage-backed
     securities..........      280        282         336        340         918        909
                           -------    -------     -------    -------     -------    -------
     Total fixed income
       securities........   44,373     45,062      48,330     49,247      44,775     44,078
  Equity securities......   15,346     18,651      16,697     20,332      14,486     20,653
                           -------    -------     -------    -------     -------    -------
     Total...............  $59,719     63,713     $65,027    $69,579     $59,261    $64,731
                           =======    =======     =======    =======     =======    =======

---------------

(1) In our consolidated financial statements, investments are carried at fair value as established by quoted market prices on secondary markets.

(2) Original cost of equity securities; original cost of fixed income securities adjusted for amortization of premium and accretion of discount.


     The table below contains consolidated information concerning the investment ratings of our fixed maturity investments at March 31, 2003.



                                                     AMORTIZED
TYPE/RATINGS OF INVESTMENT(1)                          COST      FAIR VALUE   PERCENTAGES(2)
-----------------------------                        ---------   ----------   --------------
                                                                 (IN THOUSANDS)
U.S. Government and agencies.......................   $36,778     $37,319          82.8%
AAA................................................     1,961       2,039           4.5%
AA.................................................     1,507       1,536           3.4%
A..................................................     3,589       3,622           8.0%
BBB................................................       516         522           1.2%
In default.........................................        22          24           0.1%
                                                      -------     -------         -----
  Total............................................   $44,373     $45,062         100.0%
                                                      =======     =======         =====


---------------

(1) The ratings set forth in this table are based on the ratings assigned by Standard & Poor's Corporation (S&P). If S&P's ratings were unavailable, the equivalent ratings supplied by Moody's Investors Services, Inc., Fitch Investors Service, Inc. or the NAIC were used where available.

(2) Represents percent of fair value for classification as a percent of total for each portfolio.


     The table below sets forth the maturity profile of our consolidated fixed maturity investments as of March 31, 2003:



                                                     AMORTIZED
MATURITY                                              COST(1)    FAIR VALUE   PERCENTAGES(2)
--------                                             ---------   ----------   --------------
                                                                 (IN THOUSANDS)
1 year or less.....................................   $   251     $   259           0.6%
More than 1 year through 5 years...................     4,222       4,243           9.4%
More than 5 years through 10 years.................    23,869      24,314          54.0%
More than 10 years.................................    15,751      15,964          35.4%
Mortgage-backed securities(3)......................       280         282           0.6%
                                                      -------     -------         -----
  Total............................................   $44,373     $45,062         100.0%
                                                      =======     =======         =====


---------------

(1) Fixed maturities are carried at fair value in our consolidated financial statements beginning on page F-1.

(2) Represents percent of fair value of the classification as a percent of the total.

(3) Mortgage-backed securities consist of mortgage pass-through holdings and securities collateralized by home equity loans. These securities are presented separately in the maturity schedule due to the inherent risk associated with prepayment or early amortization. The average duration of this portfolio is 1.2 years. Prepayment rates are influenced by a number of factors that cannot be predicted with certainty, including: the relative sensitivity of the underlying mortgages or other collateral to changes in interest rates; a variety of economic, geographic and other factors; and the repayment priority of the securities in the overall securitization structures.


     The average duration of our fixed maturity investments, excluding mortgage backed securities that are subject to prepayment, was approximately 6.7 years as of March 31, 2003. As a result, the market value of our investments may fluctuate significantly in response to changes in interest rates. In addition, we may experience investment losses to the extent our liquidity needs require the disposition of fixed maturity securities in unfavorable interest rate environments.

     Our consolidated average cash and invested assets, net investment income and return on average cash and invested assets for the three months ended March 31, 2003 and 2002 and the years ended December 31, 2002, 2001 and 2000 were as follows:



                                       THREE MONTHS ENDED
                                            MARCH 31,          YEAR ENDED DECEMBER 31,
                                       -------------------   ---------------------------
                                         2003       2002      2002      2001      2000
                                       --------   --------   -------   -------   -------
                                                        (IN THOUSANDS)
Average cash and invested assets.....  $75,448    $72,460    $74,973   $71,111   $65,678
Net investment income................      427        529      2,061     2,425     2,517
Return on average cash and invested
  assets.............................      2.3%       2.9%       2.7%      3.4%      3.8%


A.M. BEST RATING

     A.M. Best rates insurance companies based on factors of concern to policyholders. A.M. Best currently assigns an "A" (Excellent) rating to our insurance companies as a group. This rating is the third highest out of 15 rating classifications. According to the A.M. Best guidelines, A.M. Best assigns "A" ratings to companies that have, on balance, excellent balance sheet strength, operating performance and business profiles. Companies rated "A" are considered by A.M. Best to have "an excellent ability to meet their ongoing obligations to policyholders." In evaluating a company's financial and operating performance, A.M. Best reviews:

     - the company's profitability, leverage and liquidity;

     - its book of business;

     - the adequacy and soundness of its reinsurance;

     - the quality and estimated market value of its assets;

     - the adequacy of its reserves and surplus;

     - its capital structure;

     - the experience and competence of its management; and

     - its marketing presence.

COMPETITION

     The property and casualty insurance market is highly competitive. Our insurance companies compete with stock insurance companies, mutual companies, local cooperatives and other underwriting organizations. Certain of these competitors have substantially greater financial, technical and operating resources than our insurance companies. Our ability to compete successfully in our principal markets is dependent upon a number of factors, many of which are outside our control. These factors include market and competitive conditions. Many of our lines of insurance are subject to significant price competition. Some companies may offer insurance at lower premium rates through the use of salaried personnel or other distribution methods, rather than through independent producers paid on a commission basis (as our insurance companies do). In addition to price, competition in our lines of insurance is based on quality of the products, quality and speed of service, financial strength, ratings, distribution systems and technical expertise.

REGULATION


     General. Insurance companies are subject to supervision and regulation in the states in which they do business. State insurance authorities have broad administrative powers to administer statutes and regulations with respect to all aspects of the insurance business including:


     - approval of policy forms and premium rates;

     - standards of solvency, including establishing statutory and risk-based capital requirements for statutory surplus;

     - classifying assets as admissible for purposes of determining statutory surplus;

     - licensing of insurers and their producers;

     - advertising and marketing practices;

     - restrictions on the nature, quality and concentration of investments;

     - assessments by guaranty associations;

     - restrictions on the ability of our insurance company subsidiaries to pay dividends to us;

     - restrictions on transactions between our insurance company subsidiaries and their affiliates;

     - restrictions on the size of risks insurable under a single policy;

     - requiring deposits for the benefit of policyholders;

     - requiring certain methods of accounting;

     - periodic examinations of our operations and finances;

     - claims practices;

     - prescribing the form and content of records of financial condition required to be filed; and

     - requiring reserves for unearned premium, losses and other purposes.

     State insurance laws and regulations require our insurance companies to file financial statements with insurance departments everywhere they do business, and the operations of our insurance companies and accounts are subject to examination by those departments at any time. Our insurance companies prepare statutory financial statements in accordance with accounting practices and procedures prescribed or permitted by these departments.

     Examinations. Examinations are conducted by the Pennsylvania Insurance Department and the New Jersey Department of Banking and Insurance every three to five years. The Pennsylvania Insurance Department's last examination of Mercer Mutual was as of December 31, 1999. Their last examination of Franklin Insurance Company also was as of December 31, 1999. The New Jersey Department of Banking and Insurance's last completed examination of Mercer Mutual and Mercer Insurance Company of New Jersey, Inc. was as of December 31, 1995. These examinations did not result in any adjustments to the financial position of any of our insurance companies. In addition, there were no substantive qualitative matters indicated in the examination reports that had a material adverse impact on the operations of our insurance companies.

     The Pennsylvania Insurance Department is currently conducting an examination of Franklin Insurance Company as of December 31, 2001. The New Jersey Department of Banking and Insurance is currently conducting an examination of Mercer Insurance Company of New Jersey, Inc. as of December 31, 2000.


     NAIC Risk-Based Capital Requirements. In 1990, the National Association of Insurance Commissioners (the "NAIC") began an accreditation program to ensure that states have adequate procedures in place for effective insurance regulation, especially with respect to financial solvency. The accreditation program requires that a state meet specific minimum standards in over five regulatory areas to be considered for accreditation.

The accreditation program is an ongoing process and once accredited, a state must enact any new or modified standards approved by the NAIC within two years following adoption. As of March 31, 2003, Pennsylvania and New Jersey, the states in which our insurance company subsidiaries are domiciled, were accredited.



     Pennsylvania and New Jersey both impose the NAIC's risk-based capital requirements that require insurance companies to calculate and report information under a risk-based formula. These risk-based capital requirements attempt to measure statutory capital and surplus needs based on the risks in a company's mix of products and investment portfolio. Under the formula, a company first determines its "authorized control level" risk-based capital. This authorized control level takes into account (i) the risk with respect to the insurer's assets; (ii) the risk of adverse insurance experience with respect to the insurer's liabilities and obligations, (iii) the interest rate risk with respect to the insurer's business; and (iv) all other business risks and such other relevant risks as are set forth in the RBC instructions. A company's "total adjusted capital" is the sum of statutory capital and surplus and such other items as the risk-based capital instructions may provide. The formula is designed to allow state insurance regulators to identify weakly capitalized companies.


     The requirements provide for four different levels of regulatory attention. The "company action level" is triggered if a company's total adjusted capital is less than 2.0 times its authorized control level but greater than or equal to
1.5 times its authorized control level. At the company action level, the company must submit a comprehensive plan to the regulatory authority that discusses proposed corrective actions to improve the capital position. The "regulatory action level" is triggered if a company's total adjusted capital is less than
1.5 times but greater than or equal to 1.0 times its authorized control level. At the regulatory action level, the regulatory authority will perform a special examination of the company and issue an order specifying corrective actions that must be followed. The "authorized control level" is triggered if a company's total adjusted capital is less than 1.0 times but greater than or equal to 0.7 times its authorized control level; at this level the regulatory authority may take action it deems necessary, including placing the company under regulatory control. The "mandatory control level" is triggered if a company's total adjusted capital is less than 0.7 times its authorized control level; at this level the regulatory authority is mandated to place the company under its control. The capital levels of our insurance companies have never triggered any of these regulatory capital levels. We cannot assure you, however, that the capital requirements applicable to the business of our insurance companies will not increase in the future.

     NAIC Ratios. The NAIC also has developed a set of 11 financial ratios referred to as the Insurance Regulatory Information System or (IRIS). On the basis of statutory financial statements filed with state insurance regulators, the NAIC annually calculates these IRIS ratios to assist state insurance regulators in monitoring the financial condition of insurance companies. The NAIC has established an acceptable range for each of the IRIS financial ratios. If four or more of its IRIS ratios fall outside the range deemed acceptable by the NAIC, an insurance company may receive inquiries from individual state insurance departments. Our insurance companies' IRIS ratios for the year ended December 31, 2002 have not yet been determined. During each of the years ended December 31, 2001 and 2000, Mercer Mutual and Mercer Insurance Company of New Jersey, Inc. did not produce results outside the acceptable range for four or more IRIS tests, and Franklin Insurance Company produced results outside the acceptable range for four or more IRIS tests only in 2001 (the change in net writings, two-year overall operating ratio, the investment yield and liabilities to liquid assets tests). The results for the change in net writings and liabilities to liquid assets tests were the result of its reinsurance arrangement with Mercer Mutual that was put in place in 2001. The results for the two-year overall operating ratio and the investment yield are the result of Franklin Insurance Company's relatively short existence. Franklin Insurance Company has not received any inquiry from the Pennsylvania Insurance Department with respect its 2001 results.


     Market Conduct Regulation. State insurance laws and regulations include numerous provisions governing trade practices and the marketplace activities of insurers, including provisions governing the form and content of disclosure to consumers, illustrations, advertising, sales practices and complaint handling. State regulatory authorities generally enforce these provisions through periodic market conduct examinations. To our knowledge, we are currently in compliance with these provisions.


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     Property and Casualty Regulation.  Our property and casualty operations are subject to rate and policy form approval. All of the rates and policy forms that we use that require regulatory approval have been filed with and approved by the appropriate insurance regulator. Our operations are also subject to laws and regulations covering a range of trade and claim settlement practices. To our knowledge, we are currently in compliance with these laws and regulations. State insurance regulatory authorities have broad discretion in approving an insurer's proposed rates. The extent to which a state restricts underwriting and pricing of a line of business may adversely affect an insurer's ability to operate that business profitably in that state on a consistent basis.



     State insurance laws and regulations require us to participate in mandatory property-liability "shared market," "pooling" or similar arrangements that provide certain types of insurance coverage to individuals or others who otherwise are unable to purchase coverage voluntarily provided by private insurers. Shared market mechanisms include assigned risk plans; fair access to insurance requirement or "FAIR" plans; and reinsurance facilities, such as the New Jersey Unsatisfied Claim and Judgment Fund. In addition, some states require insurers to participate in reinsurance pools for claims that exceed specified amounts. Our participation in these mandatory shared market or pooling mechanisms generally is related to the amounts of our direct writings for the type of coverage written by the specific arrangement in the applicable state. For the three years ended December 31, 2002, 2001 and 2000, we received earned premium from these arrangements in the amounts of $666,000, $355,000 and $343,000, respectively, and incurred losses and loss expenses from these arrangements in the amounts of $415,000, $342,000 and $169,000, respectively. Because we do not have a significant amount of direct writings in the coverages written under these arrangements, we do not anticipate that these arrangements will have a material effect on us in the future. However, we cannot predict the financial impact of our participation in any shared market or pooling mechanisms that may be implemented in the future by the states in which we do business. See the risk factor entitled "If we fail to comply with insurance industry regulations, or if those regulations become more burdensome, we may not be able to operate profitably."


     Guaranty Fund Laws. Many states have guaranty fund laws under which insurers doing business in the state can be assessed to fund policyholder liabilities of insolvent insurance companies. New Jersey and Pennsylvania, the states in which our insurance companies do business, have such laws. Under these laws, an insurer is subject to assessment depending upon its market share in the state of a given line of business. For the years ended December 31, 2002, 2001 and 2000, we incurred approximately $99,000, $102,000 and $15,000, respectively, in assessments pursuant to state insurance guaranty association laws. We establish reserves relating to insurance companies that are subject to insolvency proceedings when we are notified of assessments by the guaranty associations. We cannot predict the amount and timing of any future assessments on our insurance companies under these laws.

     Sarbanes-Oxley Act of 2002. On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002, or the SOA. The stated goals of the SOA are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The SOA is the most far-reaching U.S. securities legislation enacted in some time. The SOA generally applies to all companies, both U.S. and non-U.S., that file or are required to file periodic reports with the Securities and Exchange Commission, or the SEC, under the Securities Exchange Act of 1934, or the Exchange Act. Given the extensive SEC role in implementing rules relating to many of the SOA's new requirements, the final scope of these requirements remains to be determined.

     The SOA includes very specific additional disclosure requirements and new corporate governance rules, requires the SEC and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules and mandates further studies of specified issues by the SEC and the Comptroller General. The SOA represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.

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     The SOA addresses, among other matters:

     - audit committees;

     - certification of financial statements by the chief executive officer and the chief financial officer;

     - the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer's securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement;

     - a prohibition on insider trading during pension plan black out periods;

     - disclosure of off-balance sheet transactions;

     - a prohibition on personal loans to directors and officers;

     - expedited filing requirements for Form 4 statements of changes of beneficial ownership of securities required to be filed by officers, directors and 10% shareholders;

     - disclosure of whether or not a company has adopted a code of ethics;

     - "real time" filing of periodic reports;

     - auditor independence; and

     - various increased criminal penalties for violations of securities laws.

     The SEC has been delegated the task of enacting rules to implement various provisions with respect to, among other matters, disclosure in periodic filings pursuant to the Exchange Act. To date, the SEC has implemented some of the provisions of the SOA. However, the SEC continues to issue final rules, reports, and press releases. As the SEC provides new requirements, we review those rules and comply as required. In addition, the common stock will trade on the Nasdaq National Market. NASDAQ also has provided proposed corporate governance rules that require additional compliance and supplement the SEC requirements under the SOA. We expect that these rules will not become effective until 2004.

     Terrorism Risk Insurance Act of 2002. On November 26, 2002, President Bush signed the Terrorism Risk Insurance Act of 2002. Under this law, coverage provided by an insurer for losses caused by certified acts of terrorism is partially reimbursed by the United States under a formula under which the government pays 90% of covered terrorism losses, exceeding a prescribed deductible. Therefore, the act limits an insurer's exposure to certified terrorist acts (as defined by the act) to the deductible formula. The deductible is based upon a percentage of direct earned premium for commercial property and casualty policies. Coverage under the act must be offered to all property, casualty and surety insureds.

     The immediate effect was to nullify terrorism exclusions previously permitted by state regulators to the extent they exclude losses that would otherwise be covered under the act. The act further states that until December 31, 2003, rates and forms for terrorism risk insurance covered by the act are not subject to prior approval or a waiting period under any applicable state law. Rates and forms of terrorism exclusions and endorsements are subject to subsequent review.

     We are currently unable to predict the extent to which this legislation may affect the demand for our products or the risks that will be available for us to consider underwriting. We are currently providing the coverage required by this act at no charge to our policyholders until we can develop and implement an appropriate pricing structure. We do not know the extent to which insureds will elect to purchase this coverage.

     Financial Services Modernized. The Gramm-Leach-Bliley Act was signed into law by President Clinton on November 12, 1999. The principal focus of the act is to facilitate affiliations among banks, securities firms and insurance companies. The ability of banks and securities firms to affiliate with insurers may increase the number, size and financial strength of our potential competitors.

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     Privacy.  As mandated by the Gramm-Leach-Bliley Act, states continue to promulgate and refine laws and regulations that require financial institutions, including insurance companies, to take steps to protect the privacy of certain consumer and customer information relating to products or services primarily for personal, family or household purposes. A recent NAIC initiative that affected the insurance industry was the adoption in 2000 of the Privacy of Consumer Financial and Health Information Model Regulation, which assisted states in promulgating regulations to comply with the Gramm-Leach-Bliley Act. In 2002, to further facilitate the implementation of the Gramm-Leach-Bliley Act, the NAIC adopted the Standards for Safeguarding Customer Information Model Regulation. Several states have now adopted similar provisions regarding the safeguarding of customer information. Our insurance subsidiaries have implemented procedures to comply with the Gramm-Leach-Bliley Act's related privacy requirements.

     OFAC. The Treasury Department's Office of Foreign Asset Control (OFAC) maintains a list of "Specifically Designated Nationals and Blocked Persons" (the SDN List). The SDN List identifies persons and entities that the government believes are associated with terrorists, rogue nations or drug traffickers. OFAC's regulations prohibit insurers, among others, from doing business with persons or entities on the SDN List. If the insurer finds and confirms a match, the insurer must take steps to block or reject the transaction, notify the affected person and file a report with OFAC. The focus on insurers' responsibilities with respect to the SDN List has increased significantly since September 11, 2001.

     New and Proposed Legislation and Regulations. The property and casualty insurance industry has recently received a considerable amount of publicity because of rising insurance costs and the unavailability of insurance. New regulations and legislation are being proposed to limit damage awards, to control plaintiffs' counsel fees, to bring the industry under regulation by the federal government and to control premiums, policy terminations and other policy terms. We are unable to predict whether, in what form, or in what jurisdictions, any regulatory proposals might be adopted or their effect, if any, on our insurance companies.

     Dividends. Our insurance companies are restricted by the insurance laws of their respective states of domicile regarding the amount of dividends or other distributions they may pay without notice to or the prior approval of the state regulatory authority. [The Pennsylvania Insurance Department's approval of Mercer Mutual's conversion to stock form is subject to, among other things, the condition that for a period of three years following the conversion, Mercer Mutual may not declare or pay a dividend to the Holding Company without the approval of the Pennsylvania Insurance Department. After this three-year period has expired,] Mercer Mutual's ability to declare and pay dividends to the Holding Company will be subject to Pennsylvania law.


     Pennsylvania law sets the maximum amount of dividends that may be paid by Mercer Mutual and Franklin Insurance Company during any twelve-month period after notice to, but without prior approval of, the Pennsylvania Insurance Department. With respect to each insurance company, this amount cannot exceed the greater of 10% of the company's statutory surplus as reported on the most recent annual statement filed with the Pennsylvania Insurance Department, or the company's net income for the period covered by the annual statement. [If the dividend restrictions contained in the Pennsylvania Insurance Department's approval of the conversion were not in effect, then] as of December 31, 2002, the amount available for payment of dividends by Mercer Mutual to the Holding Company in 2003 without the prior approval of the Pennsylvania Insurance Department would be approximately $2.9 million. As of December 31, 2002, the amount available for payment of dividends by Franklin Insurance Company to its shareholders in 2003 without the prior approval of the Pennsylvania Insurance Department would be approximately $355,000. Until the post-conversion share exchange with H. Thomas Davis, Jr., holder of 51% of the common stock of Franklin Holding, is completed, Mercer Mutual is only entitled to 49% of any dividend declared by Franklin Holding on its common stock.


     New Jersey law sets the maximum amount of dividends that may be paid by Mercer Insurance Company of New Jersey, Inc. during any twelve-month period after notice to, but without prior approval of, the New Jersey Department of Banking and Insurance. This amount cannot exceed the greater of 10% of Mercer Insurance Company of New Jersey, Inc.'s statutory surplus as reported on the most recent annual statement filed with New Jersey, or the net income, not including realized capital gains, of Mercer Insurance Company

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

of New Jersey, Inc. for the period covered by the annual statement. As of December 31, 2002, the amount available for payment of dividends by Mercer Insurance Company of New Jersey, Inc. to Mercer Mutual in 2003 without the prior approval of New Jersey Department of Banking and Insurance would be approximately $887,000.

     Holding Company Laws. Most states have enacted legislation that regulates insurance holding company systems. Each insurance company in a holding company system is required to register with the insurance supervisory agency of its state of domicile and furnish certain information. This includes information concerning the operations of companies within the holding company system that may materially affect the operations, management or financial condition of the insurers within the system. Pursuant to these laws, the respective insurance departments may examine our insurance companies and their holding companies at any time, require disclosure of material transactions by our insurance companies and their holding companies and require prior notice of approval of certain transactions, such as "extraordinary dividends" distributed by our insurance companies.

     All transactions within the holding company system affecting our insurance companies and their holding companies must be fair and equitable. Notice of certain material transactions between our insurance companies and any person or entity in our holding company system will be required to be given to the applicable insurance commissioner. In some states, certain transactions cannot be completed without the prior approval of the insurance commissioner.

     Approval of the state insurance commissioner is required prior to any transaction affecting the control of an insurer domiciled in that state. In New Jersey and Pennsylvania, the acquisition of 10% or more of the outstanding capital stock of an insurer or its holding company is presumed to be a change in control. Pennsylvania law also prohibits any person from (i) making a tender offer for, or a request or invitation for tenders of, or seeking to acquire or acquiring any voting security of a Pennsylvania insurer if, after the acquisition, the person would be in control of the insurer, or (ii) effecting or attempting to effect an acquisition of control of or merger with a Pennsylvania insurer, unless the offer, request, invitation, acquisition, effectuation or attempt has received the prior approval of the Pennsylvania Insurance Department.

     Under Pennsylvania law, from the time a mutual insurance company files with the Pennsylvania Insurance Department an application to convert to a stock company, until the effective date of the conversion, any offer to acquire, announcement of an offer to acquire or acquisition of the converting company is prohibited. Any offer, announcement or acquisition would constitute a violation of the Pennsylvania Mutual-to Stock Conversion Act as well as the Pennsylvania holding company law described above.

LEGAL PROCEEDINGS

     General. Our insurance companies are parties to litigation in the normal course of business. Based upon information presently available to us, we do not consider any litigation to be material. However, given the uncertainties attendant to litigation, we cannot assure you that our results of operations and financial condition will not be materially adversely affected by any litigation.

     Franklin Mutual Litigation. On March 8, 2000, Franklin Mutual Insurance Company, which is unrelated to Franklin Holding and Franklin Insurance Company, initiated litigation against Mercer Mutual's directors alleging that they manipulated the date of Mercer Mutual's annual meetings in an attempt to disenfranchise Franklin Mutual and unlawfully terminated Franklin Mutual's policies of insurance. (Mercer Mutual had terminated Franklin Mutual's policies because they did not conform to Mercer Mutual's pre-existing underwriting guidelines; Franklin Mutual appealed this termination to the New Jersey Department of Banking and Insurance, which upheld the termination.) This litigation was settled in August 2002. Pursuant to the settlement agreement, among other things, Mercer Mutual granted to Franklin Mutual the right to purchase, after the conversion, the same number of shares of the Holding Company common stock that an eligible policyholder can purchase under the Plan of Conversion. Mercer Mutual did not grant any other policyholder rights to Franklin Mutual.

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INTERCOMPANY AGREEMENTS

     Effective January 1, 2002, our insurance companies are parties to a Reinsurance Pooling Agreement and related Loss Portfolio Transfer Reinsurance Agreements. Under these agreements, all premiums, losses and underwriting expenses of our insurance companies are combined and subsequently shared based on each individual company's statutory surplus from the most recently filed statutory annual statement.

     Mercer Mutual and all of its subsidiaries are parties to a Services Allocation Agreement, effective as of July 1, 2001. Pursuant to this agreement, any and all employees of Mercer Mutual and each of its subsidiaries (other than BICUS Services Corporation, a wholly owned subsidiary of Mercer Mutual) were transferred to, and became employees of, BICUS. BICUS has agreed to perform all necessary functions and services required by Mercer Mutual and each of its subsidiaries in conducting their respective operations. In turn, Mercer Mutual and each of its subsidiaries has agreed to reimburse BICUS for its costs and expenses incurred in rendering such functions and services in an amount determined by the parties.

     Mercer Mutual, Mercer Insurance, BICUS and Queenstown are parties to a consolidated tax allocation agreement that allocates each company a pro rata share of the consolidated income tax expense based upon its contribution of taxable income to the consolidated group.

PROPERTIES

     Our main office is located at 10 North Highway 31, Pennington, New Jersey in a 14,357 square foot facility owned by Mercer Mutual. Mercer Mutual has received the necessary municipal approvals to construct an 11,012 square foot addition to its main office. The addition is expected to be completed in 2003 at an estimated cost of $2.5 million. We also own a tract of land adjacent to our main office property.

     Mercer Mutual also owns a 32,000 square foot office facility in Lock Haven, Pennsylvania. Mercer Mutual sub-leases a portion of this facility. Recent renovations to this facility were completed in December 2002 at a cost of $2.1 million.

EMPLOYEES


     All of our employees are employed directly by BICUS Services Corporation, a wholly owned subsidiary of Mercer Mutual. Our insurance companies do not have any employees. BICUS provides management services to all of our insurance companies. As of March 31, 2003, the total number of full-time equivalent employees of BICUS was 87. None of these employees are covered by a collective bargaining agreement and BICUS believes that its employee relations are good.


                                 THE CONVERSION

     The plan has been approved by the Pennsylvania Insurance Department, subject to the plan's approval by the eligible policyholders of Mercer Mutual. Other conditions set by the Pennsylvania Insurance Department also must be satisfied. Approval by the Pennsylvania Insurance Department is not a recommendation or endorsement of the plan.

BACKGROUND AND REASONS FOR THE CONVERSION


     The Plan of Conversion adopted by Mercer Mutual on December 13, 2002, as amended and restated on March 19, 2003, April 15, 2003, and on June 18, 2003, is the second plan of conversion adopted by Mercer Mutual in our history. We adopted our first plan of conversion in October 1997. We did so at that time because we believed then, and continue to believe today, that growth is critical to Mercer Mutual's success. However, due in large part to an extensive proxy contest waged by Franklin Mutual Insurance Company, a policyholder of Mercer Mutual at the time, Mercer Mutual's policyholders did not approve the 1997 plan by a sufficient margin, and the 1997 plan was terminated. Franklin Mutual engaged in that proxy contest after its unsolicited offer to acquire Mercer Mutual was unanimously rejected by Mercer Mutual's board of directors.


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

Despite Franklin Mutual's efforts, the 1997 plan was approved by approximately 57% of the votes cast. However, that amount was less than the 66 2/3% of votes cast required by Pennsylvania law.

     Despite the inability to convert to a stock institution, Mercer Mutual has been able to generate significant internal growth since 1997. This success has been built by taking a disciplined approach to underwriting and pricing and by better mixing our product base. However, continued growth remains an essential part of our strategic plan. We would like to grow geographically because we believe we can successfully implement our underwriting, pricing and product strategy over a larger operating region. We also are aware of how severe weather conditions can affect underwriting results, and how our limited geographic operating region increases our exposure to that risk. To expand our operating region and reduce our risk to catastrophe, our strategic plan depends on geographic diversification.

     Because geographic growth remains one of our critical corporate objectives, improving our access to capital continues to be a component of our strategic plan. We believe the geographic diversification that can be achieved as a mutual insurance company is limited. We have determined that the fastest and most effective method to achieve our goals is through a conversion to a stock company. The ability to issue stock and the additional capital generated by a conversion would allow us to seek and finance the acquisition of companies in other geographic areas. The capital from a conversion also would provide additional underwriting capacity that we could use to expand writings in Pennsylvania and other added markets.

     Although conversion from mutual to stock form has remained one of our objectives, obstacles to achievement of this goal existed until recently. First, we believed that a respite from the Franklin Mutual controversy regarding the 1997 plan was necessary to maintain sound customer and producer relationships. A second obstacle to conversion was that Franklin Mutual initiated litigation in March 2000 against Mercer Mutual's directors alleging that they manipulated the date of Mercer Mutual's annual meetings in an attempt to disenfranchise Franklin Mutual and unlawfully terminated Franklin Mutual's policies of insurance. (We had terminated Franklin Mutual's policies because they did not conform to Mercer Mutual's pre-existing underwriting guidelines; Franklin Mutual appealed this termination to the New Jersey Department of Banking and Insurance, which upheld the termination.) This litigation was settled in August 2002. As a result of that settlement, we agreed to grant Franklin Mutual the right to buy stock after the conversion on the same basis as if Franklin Mutual were an eligible policyholder. However, we did not grant Franklin any other policyholder rights.

     After this last obstacle to conversion was removed, we engaged Griffin Financial Group as our financial advisor, and Stevens & Lee as our counsel, to assist the Board in connection with a review of our strategic alternatives. Griffin Financial Group is a wholly owned subsidiary of Stevens & Lee. A presentation concerning strategic alternatives was made to the Board of Directors on September 30, 2002, as the first step in its decision-making process. A number of strategic options were considered at the September 30, 2002, meeting, including remaining a mutual, a mutual to stock conversion, the formation of a mutual holding company, a public offering of the stock of a subsidiary, and a mutual-to-mutual merger. With respect to a mutual to stock conversion, three alternatives were considered:

     - a conversion similar to the 1997 plan that would use the subscription rights model provided for in the Pennsylvania Mutual-to-Stock Conversion Act;

     - a conversion in which all of the surplus of the company would be distributed to policyholders and a concurrent public offering would be effected; and

     - a subscription rights conversion in which a partial distribution of surplus would be made to policyholders in one of several possible methods.

     The presentation also included a preliminary analysis of the potential appraised value of Mercer Mutual in a subscription rights conversion. The Board of Directors carefully reviewed its options and requested that additional analysis be prepared and discussed at a meeting scheduled for October 10, 2002.

     At the October 10, 2002 meeting, the Board of Directors unanimously directed counsel to prepare the Plan of Conversion using the same subscription rights conversion model contained in the 1997 plan and

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provided for in the Mutual-to-Stock Conversion Act. Each of the other strategic options was rejected for the following reasons:

     - The option of remaining a mutual was rejected because it was inconsistent with the long-term strategic vision of the Board of Directors. For similar reasons, a merger with another mutual was rejected as inconsistent with our strategic plan and also because of an absence of attractive candidates.


     - The conversion from mutual to stock form in connection with the formation of a mutual holding company, followed by a public offering by the converted company, as well as a "downstream" public offering of a stock subsidiary, were both eliminated as options because neither transaction is attractive to the capital markets, especially because of the relatively small size of the ultimate public company. In addition, the Board believes that the mutual holding company structure is not favored by insurance regulators because it allows management, through the mutual holding company, to retain control over a majority of the outstanding voting capital stock of the converted company.


     - Of the mutual to stock conversion options examined, the Board concluded that, unlike the transactions typically undertaken by large life insurance companies, distributing surplus to policyholders coupled with a public offering is not economically feasible for the vast majority of smaller property and casualty insurance companies, including Mercer Mutual, because it results in a depletion of the converting company's capital.

     - The Board examined a subscription rights conversion coupled with a partial distribution of surplus to policyholders. The Board concluded that a transaction of this nature would be complicated, which could result in increased conversion costs, and would raise less capital than a standard subscription rights conversion.

     Based on its review of strategic options, the Board of Directors of Mercer Mutual concluded that the Plan of Conversion using the subscription rights model is the most appropriate course for the company. The Board of Directors of Mercer Mutual believes it is important to attract new capital in order to:

          (i) fund geographic expansion both through acquisition and increased producer representation,

          (ii) increase statutory surplus (and thereby strengthen policyholder protection),

          (iii)  reduce reliance on reinsurance,

          (iv)  support current operations,

          (v)  achieve diversification of risk through product growth,

          (vi)  provide increased opportunities for existing employees, and

          (vii) create new jobs.

     The Board of Directors also believes that reorganizing Mercer Mutual as a wholly-owned subsidiary of the Holding Company will enhance and improve operational flexibility and will facilitate product expansion and acquisitions. This will result in diversification of risk and enable Mercer Mutual to compete more effectively with other insurance companies.


     On December 13, 2002, the Board of Directors of Mercer Mutual unanimously adopted the Plan of Conversion, subject to approval by the Pennsylvania Insurance Department and the policyholders of Mercer Mutual. The plan was amended and restated on March 19, 2003, April 15, 2003 and on June 18, 2003. An application with respect to the conversion was filed by Mercer Mutual with the Pennsylvania Insurance Department on January 13, 2003. Notice of the filing and the opportunity to comment on and to request and receive a copy of the Plan was mailed on January 13, 2003, to all eligible policyholders, as required by law. The Pennsylvania Insurance Department held an informational public hearing
regarding the Conversion on May 15, 2003. By order dated           , the plan
was approved by the Pennsylvania Insurance Department. In addition, due to the common control of the Holding Company and Mercer Mutual, the Pennsylvania Insurance Department granted an exemption to the Holding Company with respect to its acquisition of control of Mercer Mutual. An application for approval of the Holding Company's acquisition of control of Mercer

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


Insurance Company of New Jersey, Inc. was approved by the New Jersey Department of Banking and Insurance on June , 2003. The Plan of Conversion is subject to the approval of the eligible policyholders at the special meeting to be held on
          , 2003.


CONVERSION PROCESS

     The conversion will be accomplished by the filing of amended and restated articles of incorporation for Mercer Mutual with the Pennsylvania Department of State. These amended and restated articles will, among other things, create and authorize the issuance of shares of capital stock of the converted company. The Holding Company has received the approval of the Pennsylvania Insurance Department to contribute 50% of the net proceeds of the offering to Mercer Mutual in exchange for all of the capital stock of Mercer Mutual to be issued in the conversion. See "Use of Proceeds."

     After issuance of the shares of capital stock to the Holding Company, Mercer Mutual will become a wholly owned stock subsidiary of the Holding Company. The conversion will be effected only if subscriptions are received for at least 4,165,000 shares of common stock. The conversion will be accounted for as a simultaneous reorganization, recapitalization and share offering that will not change the historical accounting basis of Mercer Mutual's financial statements.


     The total purchase price of the common stock to be issued in the conversion will be within the estimated valuation range of between $41,650,000 and $56,350,000. This range is based upon an independent valuation of the consolidated pro forma market value of Mercer Mutual as of March 31, 2003, prepared by Griffin Financial Group. All shares of common stock to be issued and sold in the conversion will be sold at the same price of $10.00 per share. Griffin Financial Group's independent valuation will be affirmed or, if necessary, updated, prior to the completion of the conversion. Griffin Financial Group is a consulting firm experienced in corporate valuations and is a subsidiary of Stevens & Lee, P.C., counsel to Mercer Mutual. For additional information, see "Stock Pricing and Number of Shares to be Issued" herein.


     A copy of the Plan of Conversion is available for inspection at the Holding Company's principal executive offices located at 10 North Highway 31, Pennington, New Jersey and on our Internet web site at www.mercerins.com. A copy of the plan also was sent to each eligible policyholder along with the notice of the special meeting. The plan also is filed as an exhibit to the registration statement of which this prospectus is a part. Copies of the registration statement and attachments may be obtained from the SEC. See "Available Information."

OFFERING OF COMMON STOCK


     In the conversion, we are offering shares of common stock to eligible policyholders of Mercer Mutual, the ESOP, directors, officers and employees of Mercer Mutual or its affiliates, and the general public. The offering to eligible policyholders, the ESOP, directors, officers and employees is referred to as the subscription offering because each of those constituents has the right to subscribe for and purchase common stock in the following order of priority:



          First, eligible policyholders of Mercer Mutual; and



          Second, directors, officers and employees of Mercer Mutual or its affiliates.



     Our ESOP also has the right to subscribe for and purchase shares in this offering in an amount equal to 10% of the shares sold in the conversion. Subscription rights received by the directors, officers and employees are secondary to the subscription rights of the eligible policyholders and the ESOP. All but two of Mercer Mutual's directors and officers will be purchasing stock in their capacity as eligible policyholders and not in their capacity as directors or officers. See the subsection of this section entitled "Proposed Management Purchases."


     The Holding Company's offering of common stock to the general public is referred to as the community offering. If all available shares in the subscription and community offerings are not subscribed for, we expect

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

to offer the remaining available shares to the general public in a syndicated community offering managed by Sandler O'Neill & Partners, L.P. on a best efforts basis.

     The completion of this offering is subject to market conditions and other factors beyond our control. If the conversion is not completed, Mercer Mutual will remain a mutual insurance company and all subscription funds will be promptly returned to subscribers without interest.

EFFECT OF CONVERSION ON POLICYHOLDERS

     Each policyholder in a mutual insurance company, such as Mercer Mutual, has certain interests in the insurance company issuing the policy, including the contractual right to insurance coverage, the right to vote for the election of directors and certain other corporate transactions, and the right to receive dividends if, as and when declared by the board of directors of the company.


     Mutual policyholders also may have rights in the unlikely event of a solvent dissolution of a mutual insurance company, although the scope of these rights under Pennsylvania law is unclear. A statute specifically applicable to mutual insurance companies states that any surplus of a mutual insurance company remaining after satisfaction of all claims and liabilities, which may not be properly credited to policyholders and members, escheats to the Commonwealth of Pennsylvania. To our knowledge, the meaning of the phrase "which may not be properly credited to policyholders and members" has never been construed by a Pennsylvania court. Therefore, whether policyholders of Mercer would be entitled to any distribution of surplus upon a solvent dissolution of the company is unclear.


     A policyholder of a mutual insurance company, must have an effective insurance policy issued by that mutual company in order to be a member of that company. However, this membership interest has no market value because it cannot be separated from the underlying policy and in any event is not transferable. A policyholder whose policy is terminated loses the membership interest. As of the completion of the conversion, all policyholder interests in Mercer Mutual, except contract rights under policies of insurance, will terminate.

     If the Plan of Conversion is not approved by Mercer Mutual's eligible policyholders or if the conversion fails to be completed for any other reason, Mercer Mutual will continue as a mutual insurance company. In this case, eligible policyholders will retain the rights described above.

CONTINUITY OF INSURANCE COVERAGE AND BUSINESS OPERATIONS

     Mercer Mutual's conversion to stock form will not change the insurance protection or premiums under individual insurance policies with Mercer Mutual. During and after the conversion, the normal business of issuing insurance policies will continue without change or interruption. After the conversion, Mercer Mutual will continue to provide services to policyholders under current policies.


     The Board of Directors of Mercer Mutual at the time of the conversion will continue to serve as the Board of Directors of Mercer Mutual after the conversion. The Board of Directors of the Holding Company will consist of the following persons, each of whom is an existing director of Mercer Mutual: Roland
D. Boehm, H. Thomas Davis, Jr., William V. R. Fogler, William C. Hart, George T. Hornyak, Jr., Samuel J. Malizia, Richard U. Niedt, Andrew R. Speaker and Richard
G. Van Noy. See "Management of the Holding Company -- Directors." All officers of Mercer Mutual at the time of the conversion will retain their positions with Mercer Mutual after the conversion.


VOTING RIGHTS

     After the conversion, the voting rights of all policyholders in Mercer Mutual will cease. Policyholders will no longer have the right to elect the directors of Mercer Mutual or approve transactions involving Mercer Mutual. Instead, voting rights in Mercer Mutual will be held by the Holding Company, which will own all the capital stock of Mercer Mutual. Voting rights in the Holding Company will be held by the shareholders of the Holding Company. Each holder of common stock will be entitled to vote on any matter to be considered by the shareholders of the Holding Company, subject to the terms of the Holding Company's articles of incorporation and bylaws and to the provisions of Pennsylvania and federal law. See the description of the common stock in the section entitled "Description of the Capital Stock."

POLICYHOLDER DIVIDENDS

     The conversion will not affect the reasonable expectation of a policyholder to receive dividends from Mercer Mutual. The terms of the current policies of insurance provide that dividends will be paid only if, as and when declared by the Board of Directors of Mercer Mutual. Mercer Mutual has never declared a policyholder dividend. Regarding the Holding Company, its shareholders will have the exclusive right to receive any dividends paid by the Holding Company. See "Dividend Policy" or "Description of Capital Stock -- Common Stock."

RIGHTS UPON DISSOLUTION


     After the conversion, policyholders will have no right to receive a pro rata distribution of any remaining surplus of Mercer Mutual. Instead, this right will vest in the Holding Company as the sole shareholder of Mercer Mutual. In the event of a liquidation, dissolution or winding up of the Holding Company, shareholders of the Holding Company would be entitled to receive, after payment of all debts and liabilities of the Holding Company, a pro rata portion of all assets of the Holding Company. See "Description of the Capital Stock -- Common Stock."


SUBSCRIPTION OFFERING


     Eligible policyholders of Mercer Mutual, the ESOP, and directors, officers and employees of Mercer Mutual or its affiliates have the right to purchase shares of common stock in this offering. They did not pay any money or other consideration for these subscription rights, which cannot be transferred. The amount of common stock that these parties may purchase will be determined, in part, by the total number of shares of common stock subscribed for in this offering.


     Preference categories have been established for the allocation of common stock to the extent that shares are available. These categories are as follows:


     - Subscription Category No. 1. is reserved for eligible policyholders of Mercer Mutual. Eligible policyholders are those persons who are named insureds at the close of business on December 13, 2002 under an existing insurance policy issued by Mercer Mutual. Each eligible policyholder has the right to purchase, at $10.00 per share, up to 100,000 shares of common stock (except in the case of an oversubscription).


       The maximum number of shares that may be purchased by eligible policyholders in the aggregate is 5,635,000 shares.


       If there is an oversubscription, shares of common stock will be allocated among subscribing eligible policyholders in the following manner:


      - First, shares of common stock will be allocated among subscribing eligible policyholders to permit each of them, to the extent possible, to purchase the lesser of 1,000 shares, or the number of shares ordered. If the level of oversubscription prevents this initial allocation, then the common stock will be allocated pro-rata based on the number of shares for which each individual subscribed as compared to the total number of shares for which subscriptions were received from all eligible policyholders.

      - Second, any shares of common stock remaining after the initial allocation will be allocated among the subscribing eligible policyholders whose subscriptions remain unsatisfied. This allocation will be in the proportion to which each eligible policyholder's unsatisfied subscription bears to the total number of unsatisfied subscriptions. No fractional shares of common stock will be issued in the conversion.

     Therefore, prior to sending in their subscriptions, every eligible policyholder has the exact same right to acquire the same number of shares in the conversion, notwithstanding differences in their premiums or coverage.


     The following table shows examples of various subscription scenarios:

NUMBER OF ELIGIBLE   PERCENTAGE OF ELIGIBLE   MAXIMUM NUMBER OF
  POLICYHOLDERS          POLICYHOLDERS           SHARES EACH
 SUBSCRIBING FOR        SUBSCRIBING FOR       SUBSCRIBER COULD
100,000 SHARES(1)      100,000 SHARES(1)         PURCHASE(1)
------------------   ----------------------   -----------------
37,022......                  100%                   152
27,767......                   75%                   202
18,511......                   50%                   304
9,256.......                   25%                   608

---------------

(1) Assumes that all subscribing eligible policyholders subscribe for 100,000 shares.


     - Subscription Category No. 2 is reserved for the ESOP. The ESOP has the right to purchase an amount equal to up to 10% of the total shares of common stock to be issued in the conversion. This right is not subject to or subordinate to the subscription rights of eligible policyholders. The ESOP is permitted to exercise this right in full even if there is an oversubscription by eligible policyholders. The ESOP is expected to exercise this right in full and purchase 10% of the total shares of common stock issued in the conversion. Therefore, the number of shares to be purchased by the ESOP would range from 416,500 if the minimum number of shares were sold in the conversion to 626,111 if the maximum number of shares were sold. For a description of the ESOP, see the subsection entitled "Certain Benefit Plans and Agreements" in the section entitled "Management".



     - Subscription Category No. 3 is reserved for directors, officers and employees of Mercer Mutual or its affiliates. Each director, officer and employee has the right to purchase, at $10.00 per share, up to 100,000 shares of common stock. However, these subscription rights are secondary to the subscription rights received by the eligible policyholders and the ESOP. These rights may be exercised only if eligible policyholders subscribe for less than 5,635,000 shares of common stock.



     If there is an oversubscription among the directors, officers and employees, shares of common stock will be allocated among them on the basis of a point system. Each director, officer and employee will be assigned one point for each year of service to Mercer Mutual or its affiliates, one point for each current annual salary increment of $5,000, and one point for each office held in Mercer Mutual or its affiliates. Each subscribing director, officer or employee will then receive that number of shares of common stock equal to the remaining unallocated shares of common stock multiplied by a fraction the numerator of which is the number of points held by such director, officer or employee and the denominator of which is the total number of points held by all subscribing directors, officers and employees.



     Directors, officers or employees who subscribe to purchase shares of common stock and are eligible policyholders will be deemed to purchase common stock in their capacity as an eligible policyholder and not in their capacity as a director, officer or employee. A director, officer or employee who is an eligible policyholder cannot purchase more shares than the maximum number that an eligible policyholder is entitled to purchase. All but two of the Holding Company's directors and executive officers are eligible policyholders and will purchase all of their shares as eligible policyholders and not under Subscription Category No. 3. See the subsection of this section entitled "Proposed Management Purchases."


COMMUNITY OFFERING


     Concurrently with the subscription offering, the Holding Company is offering shares of the common stock to the general public in a community offering. Unlike in the subscription offering, subscribers in the community offering have no right to purchase stock in the offering. Preference in the community offering will be given to the following:



     - Natural persons and trusts of natural persons who are permanent residents of the State of New Jersey or the Commonwealth of Pennsylvania. The term "resident" means any natural person who occupies a dwelling located in either state and has an intention to remain in the state for a period of time. We may use policyholder records or other evidence provided to us to determine whether a person is a resident of New Jersey or Pennsylvania. In the case of a corporation or other business entity, the entity will be deemed to be a resident of New Jersey or Pennsylvania if its principal place of business or headquarters is located in either state. All residency determinations will be made in our sole and absolute discretion.



     - Principals of corporations, partnerships, limited liability companies or other entities that are eligible policyholders.



     - Licensed insurance producers who have been appointed by Mercer Mutual to market and distribute insurance products, and their affiliates.



     - Named insureds under policies of insurance issued by Mercer Mutual after December 13, 2002.



     - Providers of goods or services to Mercer Mutual.



     No one class of subscriber described above has priority over any other class. Acceptance of subscriptions for common stock received from members of the general public in the community offering will be subject to availability of shares. Shares may be available after satisfaction of all subscriptions in the subscription offering, subject to the maximum and minimum purchase limitations set forth in the Plan of Conversion. If 5,635,000 or more shares of the common stock are subscribed for in the subscription offering, no shares will be sold in the community offering. If more than 4,165,000 but less than 5,635,000 shares of the common stock are subscribed for in the subscription offering, we, in our sole discretion, will determine whether to accept subscriptions for shares in the community offering. In the event of oversubscription in the community offering, shares will be allocated among the subscribers in that offering in any manner we determine in our sole discretion. Furthermore, the right of any person to purchase shares in the community offering, including the preferred subscribers described above, is subject to our absolute right to accept or reject community offering subscriptions in whole or in part.


SYNDICATED COMMUNITY OFFERING

     As a final step in the conversion, if there are any shares of common stock not purchased in the subscription and community offerings, they may be offered for sale to the public in a syndicated community offering. This syndicated offering would be commenced at our sole discretion. A syndicated community offering would be made through a group of registered broker-dealers to be formed and managed by Sandler O'Neill & Partners, L.P. on our behalf. We would reserve the right to reject orders in whole or part in our sole discretion in a syndicated community offering. Neither Sandler O'Neill & Partners, L.P. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering. However, Sandler O'Neill & Partners, L.P. has agreed to use its best efforts in the sale of shares in the syndicated community offering.

     The price at which common stock would be sold in the syndicated community offering would be $10.00 per share. Shares of common stock purchased in the syndicated community offering would be combined with purchases in the subscription and community offerings for purposes of this offering's maximum purchase limitation of 100,000 shares.


     If a syndicate of broker-dealers ("selected dealers") is formed to assist in the syndicated community offering, a purchaser may pay for his shares with funds held by or deposited with a selected dealer. The selected dealer would be required to forward funds to Wilmington Trust Company, the escrow agent for the offering, for deposit in the escrow account on or before noon of the business day following receipt of the stock order form. If the selected dealer is authorized to complete the stock order form on behalf of the purchaser, the selected dealer would be subject to the same time constraints.

     Selected dealers also may solicit indications of interest from their customers to place orders for shares. Those selected dealers would subsequently contact their customers who indicated an interest and confirm their intent to purchase. Those indicating an intent to purchase must execute stock order forms and forward them to their selected dealer or authorize the selected dealer to execute such forms. The selected dealer would be required to acknowledge receipt of the order to its customer in writing on the following business day. The selected dealer also would be required to debit the customer's account on the third business day after the customer has confirmed his intent to purchase. On or before noon of the next business day following the date the account is debited, the selected dealer would be required to send funds to Wilmington Trust Company, the escrow agent for the offering, for deposit in the escrow account. Once confirmation of an intent to purchase has been received by the selected dealer, the purchaser has no right to rescind his order.


     If shares are sold in a syndicated community offering, certificates representing shares of common stock, together with any refund due, would be mailed to purchasers at the address specified in the stock order form as soon as practicable following the sale of the common stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

     A syndicated community offering would terminate no more than 45 days following the termination date of the subscription and community offerings.


LIMITATIONS ON PURCHASES OF COMMON STOCK



     The Plan of Conversion provides for certain limitations on the purchase of shares in the conversion:



     - No person may purchase fewer than 25 shares of common stock in the conversion.



     - No purchaser, together with purchaser's affiliates and associates or a group acting in concert, may purchase more than 100,000 shares of common stock ($1 million).



     Therefore, if any of the following persons purchases stock, that purchase, when combined with your purchases, cannot exceed 100,000 shares:



          (1) any corporation or organization (other than an affiliate of Mercer Mutual) of which you are an officer or partner or the beneficial owner of 10% or more of any class of equity securities;



          (2) any trust or other estate in which you have a substantial beneficial interest or as to which you serve as trustee or in a similar fiduciary capacity;



          (3) any of your relatives or your spouse, or any relative of your spouse, who lives at home with you;



          (4) any person or entity who you control, who controls you, or who together with you is controlled by the same third party;



          (5) any person or entity who is knowingly participating with you in a joint activity or interdependent conscious parallel action toward a common goal; or



          (6) any person or entity with whom you are combining or pooling voting or other interests in the securities of an issuer for a common purpose pursuant to any agreement or relationship.



     The 100,000 share purchase limit does not apply to the ESOP, which intends to purchase 10% of the total number of shares of common stock issued in the conversion.



     There are 37,022 eligible policyholders. If subscriptions by eligible policyholders for common stock exceed the maximum of the estimated valuation range set forth in Griffin Financial Group's valuation, the Holding Company will be obligated to sell to eligible policyholders the maximum number of shares offered. If each eligible policyholder subscribed for 100,000 shares of common stock, then each eligible policyholder would receive only approximately 152 shares. Except as set forth below under "Proposed Management Purchases," the Holding Company is unable to predict the number of eligible policyholders that may participate in the subscription offering or the extent of any participation.

     Shares of common stock to be purchased and held by the ESOP and allocated to a participant will not be aggregated with shares of common stock purchased by the participant or any other purchase of common stock in the conversion for purposes of the purchase limitations discussed above.



     Officers and directors of Mercer Mutual and the Holding Company, together with their associates, may not purchase, in total, more than thirty-three percent (33%) of the shares of common stock issued in the conversion. An associate is defined as:



          (1) any corporation or organization (other than an affiliate of Mercer Mutual) of which the officer or director is an officer or partner or the beneficial owner of 10% or more of any class of equity securities;



          (2) any trust or other estate in which the officer or director has a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity; or



          (3) any of the officer's or director's relatives or his or her spouse, or any relative of the spouse, who lives at home with the officer or director.



     Directors of the Holding Company and of Mercer Mutual will not be deemed to be associates of one another or a group acting in concert with other directors solely as a result of membership on the Board of Directors of the Holding Company, Mercer Mutual or any subsidiary of Mercer Mutual.



     Subject to any required regulatory approval and the requirements of applicable law, we may increase or decrease any of the purchase limitations at any time. If the individual purchase limitation is increased, we will permit any person who subscribed for the maximum number of shares of common stock to purchase an additional number of shares up to the revised maximum. These additional shares will be subject to the rights and preferences of any person who has priority subscription rights. If the individual purchase limitation or the number of shares of common stock to be sold is decreased, the order of any person who subscribed for the maximum number of shares will be decreased to the new maximum.



     Each person purchasing common stock in the conversion will be deemed to confirm that the purchase does not conflict with the purchase limitations under the Plan of Conversion or otherwise imposed by law. If any person violates the purchase limitations, we have the right to purchase from that person, at the purchase price of $10.00 per share, all shares acquired by the person in excess of the purchase limitation, provided that we receive the prior approval to do so from the Pennsylvania Insurance Department. If the person has sold these excess shares, we are entitled to receive the difference between the aggregate purchase price paid by the person for the excess shares and the proceeds received by the person from the sale of the excess shares. This right of the Holding Company to purchase excess shares is assignable.



     We have the right in our absolute discretion and without liability to any subscriber, purchaser, underwriter or any other person to determine which subscriptions, if any, to accept in the community offering or in the syndicated community offering. We have the right to accept or reject any subscription in whole or in part for any reason or for no reason. We also have the right to determine whether and to what extent shares of common stock are to be offered or sold in a syndicated community offering.


STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED


     The Plan of Conversion requires that the purchase price of the common stock be based on a valuation of the consolidated pro forma market value of Mercer Mutual as a subsidiary of the Holding Company. The valuation must be in the form of a range consisting of a midpoint valuation, a valuation fifteen percent (15%) above the midpoint valuation and a valuation fifteen percent (15%) below the midpoint valuation. Griffin Financial Group has determined that, as of March 31, 2003, the estimated consolidated pro forma market value of Mercer Mutual as a subsidiary of the Holding Company is between $41.7 million and $56.4 million.


     Under the Plan of Conversion, the total purchase price of the common stock to be offered in the conversion must equal the consolidated pro forma market value of Mercer Mutual as a subsidiary of the Holding Company. Under the Pennsylvania Mutual-to-Stock Conversion Act, we are permitted to require a minimum subscription of 25 shares of common stock so long as the minimum subscription amount is no more than $500.

     Based on these minimum subscription parameters, the maximum price at which the Holding Company could offer shares of common stock in the conversion would be $20 per share. However, at a purchase price of $20 per share, the maximum number of shares of Common Stock that could be offered in the conversion would be 2,817,500. This compares with a maximum of 5,635,000 shares that are being offered at $10 per share. Therefore, we determined to offer the common stock in the conversion at the price of $10 per share to increase the number of shares available for purchase by policyholders. In addition, Sandler O'Neill & Partners, L.P. and Griffin Financial Group each advised us that the $10 per share offering price is commonly used in mutual-to-stock conversions of savings banks and associations that use the subscription rights model. These were the only factors considered by the Board of Directors of the Holding Company in determining to offer shares of common stock at $10 per share. The purchase price will be $10 per share regardless of any change in the consolidated pro forma market value of Mercer Mutual as a subsidiary of the Holding Company, as determined by Griffin Financial Group.


     The Holding Company plans to issue between 4,165,000 and 5,635,000 shares (exclusive of purchases by the ESOP) of the common stock in the conversion. This range was determined by dividing the $10 price per share into the range of Griffin Financial Group's valuation. The Holding Company also will issue in the conversion between 416,500 and 626,111 shares of common stock to the ESOP. Immediately after the conversion, the Holding Company will issue up to an additional 488,280 shares to the shareholders of Franklin Holding pursuant to a pre-existing agreement, and up to an additional 100,000 shares to Franklin Mutual Insurance Company, also pursuant to a pre-existing agreement.



     At the completion of the subscription and community offerings, Griffin will submit an updated valuation of the consolidated pro forma market value of Mercer Mutual after the conversion as a subsidiary of the Holding Company. Griffin will take into account factors similar to those involved in its valuation described in this prospectus. If the updated valuation does not fall within the estimated valuation range, we may cancel this offering and terminate the Plan of Conversion. If we proceed with this offering using the updated valuation, subscribers will be promptly notified by mail of the updated valuation. This notice, which will be in the form of a supplement to this prospectus, also will be filed with the SEC pursuant to the Rule 424 under the Securities Act of 1933. In this notice, subscribers will be requested to confirm or modify their orders. The funds of any subscribers who do not confirm their orders will be returned promptly without interest. Subscription orders may not be withdrawn for any reason if the updated valuation is within the estimated valuation range described in this prospectus.



     There is a difference of approximately $14.7 million between the low end and the high end of the estimated valuation range of Griffin Financial Group's valuation. As a result, the percentage interest in the Holding Company that a subscriber for a fixed number of shares of common stock will have is approximately 26% smaller if 5,635,000 shares are sold than if 4,165,000 shares are sold. In addition, assuming that the final valuation of Mercer Mutual as a subsidiary of the Holding Company will be within the broad estimated valuation range, this final valuation may be materially more or less than the total amount of subscriptions received. Therefore, subscribers, in total and on a per share basis, may pay more for the common stock than the final valuation of Mercer Mutual as a subsidiary of the Holding Company.



     We cannot assure you that the market price for the common stock immediately following the conversion will equal or exceed $10 per share. Also, you should be aware that, prior to the completion of the offering, you will not have available to you information concerning the final updated valuation. After the offering is completed, the final updated valuation will be filed with the Securities and Exchange Commission as part of a post-effective amendment to the registration statement of which this prospectus forms a part. You will not receive from the Company a copy of this updated valuation. However, you may obtain a copy as indicated under "Where You Can Find Additional Information."


IF SUBSCRIPTIONS RECEIVED IN THE SUBSCRIPTION OFFERING MEET OR EXCEED THE MAXIMUM NUMBER OF SHARES OFFERED

     If, after the subscription and community offerings, the number of shares subscribed for by eligible policyholders, directors, officers and employees in the subscription offering is equal to or greater than

5,635,000 shares, then the conversion will be promptly completed. We will, on the effective date of the conversion, issue shares of common stock to the subscribing participants, including to the ESOP in an amount equal to 10% of the total shares issued to subscribing eligible policyholders, directors, officers and employees and the ESOP in the subscription offering. However, except for the shares purchased by the ESOP, the number of shares of common stock issued will not exceed the number of shares of common stock offered in the subscription offering. In the event of an oversubscription in the subscription offering, shares of common stock will be allocated among the subscribing participants in
the priorities set forth in the plan. See page   . No fractional shares of
common stock will be issued.

IF SUBSCRIPTIONS RECEIVED IN THE SUBSCRIPTION OFFERING MEET OR EXCEED THE REQUIRED MINIMUM

     If the number of shares of common stock subscribed for by eligible policyholders, directors, officers and employees and the ESOP in the subscription offering is equal to or greater than 4,165,000 shares, but less than 5,635,000 shares, then we may promptly complete the conversion. However, prior to doing so, we will have the right in our absolute discretion to accept, in whole or in part, subscriptions received from any or all subscribers in the community offering. We also will have the right to offer shares of common stock to purchasers in a syndicated community offering. In any event, on the effective date we will issue to the subscribing participants shares of common stock in an amount sufficient to satisfy the accepted subscriptions in full, including the ESOP's subscription in an amount equal to 10% of the shares issued to all subscribers in the conversion. No more than 6,261,111 shares of common stock will be issued in the conversion (including the shares issued to the ESOP). No fractional shares of common stock will be issued.

IF SUBSCRIPTIONS RECEIVED IN THE SUBSCRIPTION OFFERING DO NOT MEET OR EXCEED REQUIRED MINIMUM

     If, after the subscription and community offerings, the number of shares of common stock subscribed for by eligible policyholders, directors, officers and employees and the ESOP in the subscription offering is less than 4,165,000 shares, we will accept other subscriptions. We will accept subscriptions received from subscribers in the community offering and we may sell shares of common stock to purchasers in a syndicated community offering so that the aggregate number of shares of common stock sold in this offering is equal to or greater than 4,165,000 shares. At that time, the conversion will be promptly completed.


     On the effective date of the conversion, we will first issue to subscribing eligible policyholders, directors, officers and employees shares of common stock in an amount sufficient to satisfy their subscriptions in full. Next, we will issue to subscribers in the community offering (and if we conduct a syndicated community offering, to purchasers in the syndicated community offering) sufficient additional shares of common stock so that the total number of shares of common stock to be issued in the conversion, including the shares to be issued to the ESOP, will be equal to at least 4,165,000 shares. No fractional shares of common stock will be issued. In order to raise additional capital, we may in our absolute discretion elect to issue in excess of 4,165,000 shares of common stock to subscribers in the community offering and to purchasers in any syndicated community offering. The number of shares of common stock issued in the conversion cannot exceed 6,261,111 shares of common stock (including shares issued to the ESOP). See the subsections entitled "Community Offering" and "Syndicated Community Offering" in this section.


IF SUBSCRIPTIONS RECEIVED IN ALL OF THE OFFERINGS DO NOT MEET THE REQUIRED
MINIMUM

     If the total number of shares of common stock subscribed for in the conversion is less than 4,165,000 shares, then the Holding Company will cancel this offering and all subscription funds will be returned promptly to subscribers without interest. After the return of those funds, we may cause a new valuation of the consolidated pro forma market value of Mercer Mutual, as a subsidiary of the Holding Company, to be performed, and based on this valuation commence a new offering of the common stock.

THE VALUATION

     The Pennsylvania Insurance Company Mutual to Stock Conversion Act requires that the Plan of Conversion set the total price of the common stock to be issued in the conversion at an amount equal to the estimated pro forma market value of the converted stock company, based on an independent valuation by a qualified expert. This pro forma market value may be that value that is estimated to be necessary to attract full subscription for the shares, as indicated by the valuation. It also may be stated as a range of pro forma market values.

     Our Plan of Conversion requires that the valuation be an independent valuation made by an appraiser who is experienced in corporate valuation. On December 19, 2002, we retained Griffin Financial Group, LLC to prepare the valuation. Griffin, as part of its investment banking business, is engaged regularly in the valuation of assets, securities and companies in connection with various types of asset and security transactions. These transactions include mergers, acquisitions, private placements, and valuations for various other purposes and in the determination of adequate consideration in such transactions. Griffin Financial Group is a wholly owned subsidiary of Stevens & Lee, our legal counsel. Griffin has advised us that its relationship with Stevens & Lee does not impair its ability to provide independent appraisal and advisory services.

     In preparing the valuation, Griffin:

     - reviewed the Plan of Conversion;

     - reviewed financial and operating data concerning Mercer Mutual prepared by its management;


     - reviewed Mercer Mutual's December 31, 2002 actuarial report;



     - reviewed Mercer Mutual's unaudited financial statements for the three months ended March 31, 2003, the audited financial statements for the three years ended December 31, 2002, and the unaudited statements for the nine months ended September 30, 2002;


     - discussed and reviewed, with certain senior members of Mercer Mutual's management, certain aspects of the past, current and future business practices, operations, financial condition and prospects of Mercer Mutual;


     - reviewed the market valuation of common stocks of property and casualty insurance companies which have made recent initial public offerings;



     - compared Mercer Mutual to other property and casualty companies that Griffin deemed appropriate; and


     - compared Mercer Mutual data to certain publicly available industry averages and aggregates provided by industry sources.

     Griffin also conducted meetings and interviews with the executive officers of Mercer Mutual, as well as certain other non-executive officers. In addition, Griffin visited the Mercer Mutual corporate headquarters in Pennington, New Jersey.

     In preparing the valuation, Griffin placed emphasis on the following factors:

     - The history and mutual nature of Mercer Mutual, its lines of business and its position in the industry, including a review of its significant competitors;

     - The size of Mercer Mutual;

     - The geographic concentration of Mercer Mutual's business;

     - The economic outlook for the property and casualty insurance industry;

     - The financial condition of Mercer Mutual;

     - The results of operation of Mercer Mutual;

     - The value of stock of corporations (listed on exchanges, or trading over-the-counter) engaged in similar lines of business as Mercer Mutual;

     - Acquisitions of companies engaged in similar lines of business as Mercer Mutual;

     - The degree of liquidity, if any, in shares of stock issued in connection with the conversion;

     - The financial terms and conditions of the proposed transaction; and


     - Conditions in the securities markets in general and in the securities market for property and casualty insurance company common stock in particular.



     In deriving its estimate of the pro forma market value of Mercer Mutual as a subsidiary of the Holding Company, Griffin utilized the market valuation approach. The market valuation approach estimates a value by reviewing the relevant market pricing characteristics of securities of comparable companies that are publicly traded. This produces a market value of a company as if its securities were exchanged in the open market on a minority-interest basis, or a "freely-traded" value. Griffin selected a group of property and casualty insurance companies based on the following factors which Griffin believed investors likely would compare to Mercer Mutual when making a decision to purchase the Holding Company's common stock:


     - company size;

     - underwriting profitability;

     - total profitability;

     - markets served and geographic concentration; and

     - companies Mercer Mutual considers competitors or against which Mercer Mutual benchmarks itself.


In making these judgements, Griffin did not attribute any particular weight to any one factor listed above compared to any other factor.


     Griffin also considered relative adjustments to freely-traded value due to size, new issue discount and other factors.


     In connection with its valuation, Griffin reviewed the following selected merger transactions involving regional property and casualty insurance companies:



                                                              ANNOUNCEMENT   PRICE/      PRICE/
TARGET                                   BUYER                    DATE       BOOK(%)   EARNINGS(X)
------                                   -----                ------------   -------   -----------
Farm Family Holdings,        American National Insurance
  Inc. ....................  Co.                              October 2000   130.22        8.64
Old Guard Group, Inc. .....  Ohio Farmers Insurance Company       May 2000    58.17          --
Capitol Transamerica,
  Inc. ....................  Alleghany Corporation               July 2001   125.00       17.01
Safety Insurance Co. ......  The Jordan Company, LLC             July 2001    65.60        7.25



     Source: SNL Financial and company SEC filings.



     This data should not be construed as a comprehensive analysis of merger pricing for regional property and casualty insurance companies. The prices paid in these selected merger transactions indicated that regional property and casualty insurance companies are sometimes sold at a discount to book value or at only a modest premium to book value. In addition, the proxy statements for the Farm Family Holdings, Old Guard and Capitol Transamerica transactions indicated that there was only one bidder in each transaction, which indicates that these three companies were unable to create a competitive bidding process. This data did not specifically affect the range of fair values in Griffin's valuation.


     Griffin did not utilize a discounted cash flow approach, net asset value approach, or a liquidation approach in deriving its estimate of the pro forma market value. Griffin believes that the use of a discounted cash flow analysis in insurance company valuations and, in particular, valuations performed in connection with other mutual to stock conversions of insurance companies, does not appear to be as customary or as prevalent as it is in other industries with more predictable cash flows. The discounted cash flow method assumes that the value of an enterprise is equal to the net present value of all future net cash flows. This method relies heavily on the accuracy of the projections of future cash flows and works best when future cash flows have a high degree of predictability. Griffin believes that cash flows from the insurance industry are inherently unpredict-able because of fluctuating losses. In Griffin's opinion, an infusion of new capital as a result of the conversion and the speed with which Mercer Mutual will be able to utilize this capital to support premiums writing creates uncertainty with respect to future earnings and cash flow. Griffin also believes that Mercer Mutual's plan to diversify geographically and grow by acquisition further creates non-quantifiable changes in earnings and cash flow.

     The net asset value approach considers the fair market value in use of individual assets and liabilities. Griffin believes that it is best utilized in determining the liquidation value of a company and generally is not used for valuing initial public offerings which contemplate the continuation of the company on a "going concern" basis. For this reason, Griffin did not utilize the net asset value approach, or any liquidation value approach.


     The following tables set forth the property and casualty insurance companies used by Griffin in its market valuation approach and certain financial data used by Griffin regarding these companies as of or for the 12 months ended March 31, 2003:



                                                   LTM(1)        LTM(1)
                            TOTAL     EQUITY/      POLICY       COMBINED   LTM(1)   LTM(1)
COMPANY                   ASSETS($)   ASSETS%   REVENUE(1)($)    RATIO%     ROA%     ROE%
-------                   ---------   -------   -------------   --------   ------   ------
                                               (DOLLARS IN THOUSANDS)
Alfa Corporation........  1,943,438    29.85        500,791       97.68     3.90    13.08
Baldwin & Lyons,
  Inc. .................    663,720    43.21        114,429       85.63     1.83     4.07
Commerce Group, Inc. ...  2,572,495    30.65      1,267,263      100.34     0.97     2.85
Donegal Group Inc. .....    513,554    26.80        188,318       98.94     2.81    10.50
EMC Insurance Group
  Inc. .................    773,109    21.13        308,916      100.11     2.65    12.41
Erie Indemnity
  Company...............  2,485,039    41.48        171,921          NA     7.83    18.17
Harleysville Group
  Inc. .................  2,367,238    26.34        780,960      105.96     1.29     4.82
Merchants Group,
  Inc. .................    264,043    25.53         76,131      109.52     0.96     3.88
Midland Company.........  1,059,855    29.85        594,476      104.40     1.95     6.92
National Security Group,
  Inc. .................    101,238    41.97         35,315      112.86     1.34     3.12
Penn-America Group,
  Inc. .................    354,116    33.81        126,437       97.15     3.98    12.49
Philadelphia
  Consolidated Holding
  Corp. ................  1,458,803    33.45        480,304       95.74     3.05     8.30
RLI Corp................  1,771,459    26.72        383,109       95.00     2.59    10.83
Selective Insurance
  Group, Inc. ..........  3,152,592    20.84      1,021,020      113.04     1.33     6.28
                          ---------    -----     ----------      ------     ----    -----
Mean....................  1,391,479    30.83        432,099      101.26     2.61     8.41
Median..................  1,259,329    29.85        346,013      100.11     2.27     7.61
                          ---------    -----     ----------      ------     ----    -----
Mercer Mutual...........    104,346    35.33         42,066       98.22     1.66     4.75



                                                           PRICE/       PRICE/
                                                           LTM(1)       LTM(1)      PRICE/
COMPANY                                    PRICE($)(2)   REVENUE(X)   EARNINGS(X)   BOOK(%)
-------                                    -----------   ----------   -----------   -------
Alfa Corporation.........................     12.85         1.72         14.28      176.03
Baldwin & Lyons, Inc. ...................     23.20         2.92         29.74      118.49
Commerce Group, Inc. ....................     37.40         0.91         53.43      151.23
Donegal Group Inc. ......................     11.50         0.58          7.77       77.13
EMC Insurance Group Inc. ................     18.87         0.64         11.37      131.87
Erie Indemnity Company...................     40.12         2.47         16.38      276.31
Harleysville Group Inc. .................     24.46         0.85         25.22      118.22
Merchants Group, Inc. ...................     21.00         0.51         16.94       65.75
Midland Company..........................     22.50         0.61         19.23      125.21

                                                           PRICE/       PRICE/
                                                           LTM(1)       LTM(1)      PRICE/
COMPANY                                    PRICE($)(2)   REVENUE(X)   EARNINGS(X)   BOOK(%)
-------                                    -----------   ----------   -----------   -------
National Security Group, Inc. ...........     13.11         0.78         24.28       76.09
Penn-America Group, Inc. ................     10.80         1.12         11.13      131.71
Philadelphia Consolidated Holding
  Corp. .................................     40.95         1.74         23.67      183.39
RLI Corp.................................     29.58         1.76         15.90      156.92
Selective Insurance Group, Inc. .........     26.15         0.58         17.79      107.08
                                              -----         ----         -----      ------
Mean.....................................                   1.23         20.51      135.39
Median...................................                   0.88         17.37      128.46
                                                            ----         -----      ------
Pro Forma Mercer at Midpoint of Valuation
  Range(3)...............................                   1.07         13.85       62.53


---------------


(1) The term "LTM," as used in these tables, means the 12 months ended March 31, 2003.



(2) As of May 30, 2003.



(3) The price of Mercer Insurance Group, Inc. common stock used in this table is the offering price of $10.00 per share. Please see the risk factor entitled "The price of our common stock may decrease after the conversion" on page 23 of this prospectus.



     After applying the adjustments to freely-traded value due to size, new issue discount and other factors, in series, to the comparable group multiples, and then applying these adjusted multiples to pro forma Mercer Mutual metrics, Griffin produced the following range of values.



                                    MEDIAN            DISCOUNTS                       PRO
                                  COMPARABLE   -----------------------               FORMA    ESTIMATED
                                    GROUP              NEW     MERCER    ADJUSTED   MERCER    RANGE OF
VALUATION MEASURE                  MULTIPLE    SIZE   ISSUE   SPECIFIC   MULTIPLE   METRIC     VALUES
-----------------                 ----------   ----   -----   --------   --------   -------   ---------
Price/Book......................      128%     25%     20%       10%         69%    $90,024    $62,116
Price/Earnings..................    17.37x     25%     20%       10%       9.38x    $ 2,110    $19,796



     Griffin believes that, due to the variability of earnings in the property and casualty insurance industry, investors generally place more weight on the price to book ratio than on the price to earnings ratio of a company in this business. Another factor Griffin considered is that the Holding Company will issue approximately 488,280 shares to acquire the remaining outstanding shares and options of Franklin Holding. This will have an 8 - 11% dilutive effect, based on the range of values shown above, on the shares of the Holding Company issued in the conversion.



     Due to the appreciably lower valuation derived from the price to earnings multiple and the dilutive effect of the issuance of shares to the Franklin Holding shareholders, the valuation, in Griffin's opinion, is within the range shown above. It was Griffin's opinion that, as of March 31, 2003, the estimated pro forma market value range of Mercer Mutual as a subsidiary of the Holding Company was $41,650,000 to $56,350,000, with a midpoint of $49,000,000.


     Mercer Mutual's Board of Directors met with representatives of Griffin on February 19, 2003. They reviewed the valuation, including the factors considered by Griffin in reaching its conclusion and the assumptions made and the methodology used by Griffin. Griffin's representatives also answered the questions presented by the Board regarding the valuation.


     Griffin updated its valuation as of March 31, 2003 and June   , 2003 to
reflect the most recent financial results of Mercer Mutual. Griffin also has agreed to update its valuation at the conclusion of the subscription offering or as requested by Mercer Mutual. These updates considered and will consider developments in general stock market conditions, the initial public offering and mutual to stock conversion markets of property and casualty insurers, the results of the subscription offering, and Mercer Mutual's financial condition and results of operations.

     [In connection with its review and approval of the Plan of Conversion, the Pennsylvania Insurance Department has reviewed the valuation prepared by Griffin and, in its order approving the conversion, has advised us that it has found the pro forma market value of Mercer Mutual as a subsidiary of the Holding Company to be fair and reasonable.]

     THE VALUATION IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING COMMON STOCK. IN PREPARING THE VALUATION, GRIFFIN FINANCIAL GROUP HAS RELIED UPON AND ASSUMED THE ACCURACY AND COMPLETENESS OF FINANCIAL AND STATISTICAL INFORMATION PROVIDED BY THE HOLDING COMPANY AND MERCER MUTUAL. GRIFFIN DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY THE HOLDING COMPANY AND MERCER MUTUAL, NOR DID GRIFFIN VALUE INDEPENDENTLY THE ASSETS AND LIABILITIES OF THE HOLDING COMPANY AND MERCER MUTUAL. THE VALUATION CONSIDERS THE HOLDING COMPANY AND MERCER MUTUAL ONLY AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF THE HOLDING COMPANY AND MERCER MUTUAL. THE VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME. WE CANNOT ASSURE YOU THAT PERSONS PURCHASING COMMON STOCK WILL BE ABLE TO SELL SUCH SHARES AT OR ABOVE THE INITIAL PURCHASE PRICE. COPIES OF THE VALUATION REPORT OF GRIFFIN SETTING FORTH THE METHOD AND ASSUMPTIONS FOR ITS VALUATION ARE ON FILE AND AVAILABLE FOR INSPECTION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE HOLDING COMPANY. ANY SUBSEQUENT UPDATED VALUATION REPORT OF GRIFFIN ALSO WILL BE AVAILABLE FOR INSPECTION.

     Griffin will receive a fee of $125,000 for its valuation. Griffin also is receiving a separate fee of $300,000 for serving as our financial advisor in the conversion.


     Griffin will be reimbursed for its reasonable out-of-pocket expenses incurred in providing its services. We have agreed to indemnify Griffin for its liabilities, costs and expenses in connection with certain claims, including certain liabilities under the Securities Act. Griffin has received its valuation services fee and $25,000 of its financing advisory services fee.



     Griffin is a subsidiary of Stevens and Lee, our legal counsel. Each was engaged by Mercer Mutual separately. Stevens and Lee was engaged to provide independent legal advice in connection with the conversion. Griffin was engaged to perform the valuation and provide financial advisory services, especially in connection with Mercer Mutual's consideration of its strategic alternatives. Other than a legal review of the engagement letters between Mercer Mutual and Griffin, we do not believe there is any real or apparent conflict of interest because of the affiliation between Griffin and Stevens and Lee. Stevens and Lee did not advise Mercer Mutual in connection with the negotiation of the engagement of Griffin. Neither Stevens and Lee's legal fees nor Griffin's valuation fee is contingent upon successful completion of the conversion. The Griffin financial advisory fee is contingent, and the completion of the transaction is contingent upon delivery of legal opinions by Stevens and Lee. However, we believe delivery of these opinions will be a routine matter.


TAX EFFECTS GENERALLY

     Mercer Mutual has obtained from the IRS a private letter ruling (PLR) concerning the material tax effects of the conversion and the subscription offering to Mercer Mutual, eligible policyholders, and certain other participants in the subscription offering.

     The PLR confirms, among other things, that the conversion of Mercer Mutual from mutual to stock form will constitute a reorganization within the meaning of
Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code"). For federal income tax purposes, the following will apply:

     - No gain or loss will be recognized by Mercer Mutual in its pre-conversion mutual or post-conversion stock form as a result of the reorganization.

     - Mercer Mutual's basis in its assets, holding period for its assets, net operating loss carryforward, if any, capital loss carryforward, if any, earnings and profits and accounting methods will not be affected by the reorganization.

     - As discussed below, eligible policyholders will be required to recognize gain upon the receipt of subscription rights if and to the extent that the subscription rights that are allocated to an eligible policyholder are determined to have fair market value.

     - The basis of the common stock purchased by an eligible policyholder pursuant to the exercise of subscription rights will equal the sum of the purchase price of the stock, plus the gain, if any, recognized by the eligible policyholder on the subscription rights that are exercised.

     - The holding period of the common stock purchased by an eligible policyholder through the exercise of subscription rights will begin on the date on which the subscription rights are exercised. In all other cases, the holding period of common stock purchased by an eligible policyholder will begin on the date following the date on which the stock is purchased.

TAX CONSEQUENCES OF SUBSCRIPTION RIGHTS

     Generally, the federal income tax consequences of the receipt, exercise and lapse of subscription rights are uncertain. They present novel issues of tax law that are not addressed by any direct authorities. Nevertheless, the IRS has ruled in the PLR that:

     - any gain realized by an eligible policyholder as a result of the receipt of subscription rights with a fair market value must be recognized, whether or not such rights are exercised; and

     - the amount of gain recognized by each eligible policyholder should equal the fair market value of subscription rights received by the eligible policyholder.

     Although not free from doubt, if an eligible policyholder is required to recognize gain on the receipt of subscription rights and does not exercise some or all of such subscription rights, the eligible policyholder should recognize a corresponding loss upon the expiration or lapse of his or her unexercised subscription rights. The amount of that loss should equal the gain previously recognized upon receipt of the unexercised subscription rights, although the loss may not have the same character as the corresponding gain.

     Although not free from doubt, if the membership interests in Mercer Mutual that are held by an eligible policyholder are capital assets in the hands of that eligible policyholder on the effective date of the conversion, then any gain resulting from the receipt of the subscription rights should constitute a capital gain. If the common stock that an eligible policyholder would have received upon exercise of the lapsed subscription rights would have constituted a capital asset in the hands of that eligible policyholder, the resulting loss upon expiration of the subscription rights should constitute a capital loss. For purposes of determining gain, it is unclear how the subscription rights should be valued or how to determine the number of subscription rights that may be allocated to each eligible policyholder during the subscription offering.

     In the opinion of Griffin Financial Group, the subscription rights do not have any fair market value, for a number of reasons. These rights are nontransferable, personal rights of short duration. They are provided without charge, and give the holder only the right to purchase shares of common stock in the subscription offering at a price equal to its estimated fair market value. This price is the same price at which such stock will be sold to purchasers in the community offering or the syndicated community offering, if any. Nevertheless, eligible policyholders are encouraged to consult with their tax advisors about the tax consequences of the conversion and the subscription offering.

     This federal income tax discussion does not purport to consider all aspects of federal income taxation that may be relevant to each eligible policyholder. A policyholder may be subject to special treatment under the code, such as trusts, individual retirement accounts, other employee benefit plans, insurance companies, and eligible policyholders who are employees of an insurance company or who are not citizens or residents of the United States. Due to the individual nature of tax consequences, each eligible policyholder is urged to consult his or her tax or financial advisor.

TERMINATION DATES OF THE SUBSCRIPTION AND COMMUNITY OFFERINGS


     The subscription and community offerings will expire at 3:00 p.m., Eastern Time, on [August 20, 2003], unless on or prior to that date the Board of Directors of the Holding Company extends the offerings to a date no later than [October 6, 2003]. Subscription rights not exercised prior to the termination date of this offering will be void. If we extend this offering, we will give written notice of the extension to all subscribers on or promptly after [August 20, 2003], and each subscriber must confirm his or her subscription by the extended termination date. The method for confirming a subscription will be described in our notice of extension. This notice, which will be in the form of a supplement to this prospectus, will be filed with the SEC pursuant to Rule 424 under the Securities Act of 1933. If a subscriber does not confirm his or her subscription by the extended termination date, the subscriber's funds will be returned promptly without interest.


     Subscriptions for common stock will not be accepted by the Holding Company until we receive subscriptions for at least 4,165,000 shares of common stock. If we have not received subscriptions for at least 4,165,000 shares of common stock by the termination date of this offering, all funds delivered to the Holding Company for the purchase of stock in this offering will be promptly returned to subscribers without interest.

USE OF ORDER FORMS IN THIS OFFERING


     Any person who wants to subscribe for shares of common stock in this offering must complete and return to us, prior to the termination date of this offering, a stock order form together with full payment for all shares for which the subscription is made. The stock order form should be delivered by mail to
our Conversion Center located at                , or in person at the Holding
Company's principal executive office located at 10 North Highway 31, Pennington, New Jersey. Payment by check or money order must accompany the stock order form. No wire transfers will be accepted. All checks or money orders must be made payable to "MERCER INSURANCE GROUP, INC." All subscription rights under the Plan of Conversion will expire at 3:00 p.m., Eastern Time, on the termination date of this offering, whether or not the Holding Company has been able to locate each person entitled to subscription rights. ONCE TENDERED, ORDERS TO PURCHASE COMMON STOCK IN THE OFFERING CANNOT BE REVOKED.


     No prospectus will be mailed any later than five days prior to the termination date of this offering, or hand delivered any later than two days prior to such date. This procedure is intended to ensure that each purchaser receives a prospectus at least 48 hours prior to the termination of the offering in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934. Execution of the Stock Order Form will confirm receipt or delivery in accordance with Rule 15c2-8. Stock order forms will be distributed only with a prospectus. Photocopies and facsimile copies of stock order forms will not be accepted.


     Only eligible policyholders, directors, officers, or employees of Mercer Mutual may exercise subscription rights, and they may do so only for their own account. THE SUBSCRIPTION RIGHTS GRANTED UNDER MERCER MUTUAL'S PLAN OF CONVERSION ARE NONTRANSFERABLE. Each eligible policyholder, director, officer, or employee subscribing for shares of common stock is required to represent to the Holding Company that he or she is purchasing the shares for his or her own account. Each eligible policyholder, director, officer, or employee also must represent that he or she has no agreement or understanding with any other person for the sale or transfer of the shares. The Holding Company is not aware of any restrictions that would prohibit eligible policyholders who purchase shares of common stock in the conversion, and who are not executive officers or directors of the Holding Company or Mercer Mutual, from freely transferring shares after the conversion. See "Limitations on Resales" on page [94].


     Under certain circumstances a subscriber will be treated as having failed to return the completed stock order form within the time period specified and the subscription rights of the subscriber will not be honored. These circumstances are:

     - a stock order form is not delivered and is returned to the sender by the United States Postal Service or the Holding Company is unable to locate the addressee;

     - a stock order form is not returned or is received after the termination date of this offering;

     - a stock order form is defectively completed or executed; and

     - a stock order form that is not accompanied by payment in full for the shares of common stock subscribed for in the form.

     We may, but are not required to, waive any irregularity relating to any stock order form. We also may require the submission of a corrected stock order form or the remittance of full payment for the shares of common stock subscribed for by any date that we specify. Our interpretations of the terms and conditions of the Plan of Conversion and determinations concerning the acceptability of the stock order forms will be final, conclusive and binding upon all persons. Neither the Holding Company nor Mercer Mutual (or the directors, officers, employees and agents of any of them) will be liable to any person in connection with any interpretation or determination.

PAYMENT FOR SHARES


     When you submit a completed stock order form to us, you must include payment in full for all subscribed shares of common stock. Payment may be made by check or money order in U.S. dollars. Payments will be placed in an escrow account at Wilmington Trust Company, who will serve as the escrow agent. The escrow account will be administered by the escrow agent. An executed stock order form, once received by us, may not be modified, amended or rescinded without our consent. Funds accompanying stock order forms will not be released until the conversion is completed or terminated.


     The ESOP will not be required to pay for shares at the time it subscribes, but will be required to pay for its shares at or before the completion of this offering.

DELIVERY OF CERTIFICATES

     Certificates representing shares of the common stock will be delivered to subscribers promptly after completion of the offering. Until certificates are delivered to subscribers, you may not be able to sell the shares even though trading of the common stock will have begun.

MARKETING AND UNDERWRITING ARRANGEMENTS

     We have engaged Sandler O'Neill & Partners, L.P. as a financial advisor in connection with the offering of the common stock in the conversion. Sandler O'Neill & Partners, L.P. has agreed to use its best efforts to assist us with the solicitation of subscriptions and purchase orders for shares of common stock in the conversion. Sandler O'Neill & Partners, L.P. is not obligated to take or purchase any shares of common stock in this offering. Sandler O'Neill & Partners, L.P. is not acting as a financial advisor with respect to, or rendering any assistance to us in connection with, the offering and sale of common stock to the Franklin Holding shareholders and Franklin Mutual.

     We have agreed to pay Sandler O'Neill & Partners, L.P. a fee equal to 1.4% of the total purchase price of the common stock sold in the subscription and community offerings, except for common stock sold to any director, officer or employee of Mercer Mutual or the Holding Company or their immediate families, or to the ESOP. We will pay an additional fee to Sandler O'Neill & Partners, L.P. if we conduct the syndicated community offering and any shares are sold under a selected dealers' agreement with one or more NASD member firms. We will pay a sales commission to each selected dealer, any sponsoring dealer's fees, and a management fee to Sandler O'Neill & Partners, L.P. of 1.5% of the total purchase price of the shares sold. However, the total fees payable to Sandler O'Neill & Partners, L.P. for common stock sold pursuant to such selected dealer's agreement cannot exceed 1.5% of the total purchase price of the shares sold under such agreement. In addition, the total fees payable to Sandler O'Neill & Partners, L.P. and the selected and sponsoring dealers cannot exceed 7.0% of the total purchase price of the shares sold under any such agreement.

     Fees to Sandler O'Neill & Partners, L.P. and to any other broker-dealer may be deemed to be underwriting fees. Sandler O'Neill & Partners, L.P. and any other broker-dealers may be deemed to be underwriters. Sandler O'Neill & Partners, L.P. also will be reimbursed for its reasonable out-of-pocket expenses, including legal fees, in an amount not to exceed $100,000. If the conversion is not consummated or Sandler O'Neill & Partners, L.P. ceases under certain circumstances to provide assistance to the Holding Company, Sandler O'Neill & Partners, L.P. will be reimbursed for its reasonable out-of-pocket expenses. We have agreed to indemnify Sandler O'Neill & Partners, L.P. for its liabilities, costs and expenses in connection with certain claims, including certain liabilities under the Securities Act. Sandler O'Neill & Partners, L.P. has received an advance of $25,000 toward its fees and expenses. Total financial advisory fees to Sandler O'Neill & Partners, L.P. are expected to be $581,000 if 4,165,000 shares are sold in the conversion and $766,000 if 5,635,000 shares are sold in the conversion. See "Pro Forma Data" for the assumptions used to arrive at these estimates.

     Sandler O'Neill & Partners, L.P. also will perform conversion agent services and records management services for Mercer Mutual in the Conversion. Sandler O'Neill & Partners, L.P. will receive a fee for this service of $50,000, plus reimbursement of reasonable out-of-pocket expenses incurred in performing this service.


     Directors and executive officers of the Holding Company and Mercer Mutual may participate in the solicitation of offers to purchase common stock in this offering. Employees of BICUS Services Corporation may participate in administrative capacities or by providing clerical work in effecting a sales transaction. Other questions from prospective purchasers will be directed to executive officers or registered representatives. The BICUS employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. The Holding Company will rely on Rule 3a4-1 under the Exchange Act, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. No officer, director or employee of the Holding Company or Mercer Mutual will be compensated in connection with his or her participation in this offering.



PROPOSED MANAGEMENT PURCHASES


     The following table lists the approximate number of shares of common stock that each of the Holding Company's directors and executive officers and their associates intend to purchase in the conversion. All of the directors and executive officers will be purchasing shares in their capacity as eligible policyholders of Mercer Mutual, except for Samuel J. Malizia, who will be purchasing shares in his capacity as a director of Mercer Mutual, and Gordon A. Coleman, who will be purchasing shares in his capacity as an officer of Mercer Mutual. These numbers include shares that each person and his associates intend to purchase. The table also shows the number of shares to be purchased by all directors and executive officers as a group, including the shares that all of their associates intend to purchase, and other related information. For purposes of the following table, we have assumed that sufficient shares will be available to satisfy subscriptions in all categories.

                                                              TOTAL SHARES
NAME                                                             (1)(2)
----                                                          ------------
Roland D. Boehm(3)(4).......................................     25,000
H. Thomas Davis, Jr.(3)(5)(8)...............................    100,000
William V.R. Fogler(3)......................................     15,000
William C. Hart(3)..........................................     15,000
George T. Hornyak, Jr.(3)...................................    100,000
Samuel J. Malizia(3)........................................     20,000
Richard U. Niedt(3).........................................     10,000
Andrew R. Speaker(3)(6)(8)..................................     25,000
Richard G. Van Noy(3)(7)....................................     15,000
Gordon A. Coleman (8).......................................        300
John Danka(8)...............................................      2,500
Paul Ehrhardt(8)............................................      5,000
                                                                -------
  Total.....................................................    332,800
                                                                =======

---------------


(1) Does not include shares that will be allocated to employees under the ESOP. Under the ESOP, employees of the Holding Company and its subsidiaries will be allocated over time, in the aggregate, shares in an amount equal to 10% of the common stock issued in the conversion (which equals 416,500 shares if 4,165,000 shares are sold in the conversion, 490,000 shares if 4,900,000 shares are sold in the conversion, 563,500 shares if 5,635,000 shares are sold in the conversion and 626,111 shares if 6,261,111 shares are sold in the conversion).


(2) Does not include shares that would be issuable upon the exercise of options or the vesting of restricted stock awards granted under our proposed stock-based incentive plan. Under the stock-based incentive plan, we expect to grant to directors, executive officers and other employees options to purchase common stock and restricted stock awards in an aggregate amount equal to 14% of the shares issued in the conversion (which equals 583,100 shares if 4,165,000 shares are sold in the conversion, 686,000 shares if 4,900,000 shares are sold in the conversion, 788,900 shares if 5,635,000 shares are sold in the conversion, and 876,556 shares if 6,261,111 shares are sold in the conversion). No options or awards will be granted or awarded unless the stock-based incentive plan is approved by the Holding Company's shareholders at a meeting held not less than six months after completion of the conversion.

(3) Director of the Holding Company and Mercer Mutual.

(4) Vice Chairman of the Board of Directors of the Holding Company and Mercer Mutual.


(5) Shares do not include the 251,715 shares of Holding Company common stock that Mr. Davis is receiving after the conversion in exchange for his shares of Franklin Holding Company stock. See "Additional Shares Being Issued after the Conversion."


(6) President and Chief Executive Officer of the Holding Company and Mercer Mutual.

(7) Chairman of the Board of Directors of the Holding Company and Mercer Mutual.

(8) Executive officer of the Holding Company and Mercer Mutual.

LIMITATIONS ON RESALES


     The common stock issued in the conversion will be freely transferable under the Securities Act of 1933. However, the transfer of shares issued to directors and officers of Mercer Mutual or its affiliates will be restricted for a period of one year from the effective date of the conversion. This restriction is required by the Pennsylvania Mutual-to-Stock Conversion Act. The directors and officers also are subject to additional resale restrictions under Rule 144 of the Securities Act of 1933. Shares of common stock issued to directors and officers will bear a legend giving appropriate notice of these restrictions. We will give instructions to the transfer agent for the common stock regarding these transfer restrictions. Any shares issued to our directors and officers as a stock dividend, stock split or otherwise with respect to restricted stock will be subject to the same restrictions. Shares acquired by our directors and officers after the completion of the conversion will not be subject to the Mutual-to-Stock Conversion Act's restrictions, but will be subject to the requirements of Rule 144.


     In addition, under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with subscription rights. Members of the NASD and their associates also are subject to certain reporting requirements upon purchase of such securities. William V. R. Fogler, a director of the Holding Company and Mercer Mutual, is an associate of an NASD member and is therefore subject to these restrictions. See the subsection entitled "Directors and Officers" under the section entitled "Management."

INTERPRETATION AND AMENDMENT OF THE PLAN OF CONVERSION

     All interpretations of the Plan of Conversion by the Board of Directors of Mercer Mutual and the Board of Directors of the Holding Company will be final, subject to the limitations of applicable law. The Plan of Conversion may be amended at any time before it is approved by the Pennsylvania Insurance Department, provided that the amendment is approved by the affirmative vote of two-thirds of the directors of the Holding Company and Mercer Mutual. The Plan also may be amended at any time after it is approved by the

Pennsylvania Insurance Department, provided that the amendment is approved by the affirmative vote of two-thirds of the directors of the Holding Company and Mercer Mutual, and by the Pennsylvania Insurance Department. The Plan may be amended at any time after it is approved by the eligible policyholders of Mercer Mutual and prior to the effective date of the conversion, provided that the amendment is approved by the affirmative vote of two-thirds of the directors of the Holding Company and of Mercer Mutual then in office and by the Pennsylvania Insurance Department. In addition, if the Pennsylvania Insurance Department determines that the amendment is material, the amendment also must be approved by the affirmative vote of at least two-thirds of the votes cast at a meeting of eligible policyholders called for that purpose. If eligible policyholders are required to approve an amendment to the plan, the Holding Company will send a proxy statement to each eligible policyholder as soon as practical after the amendment is approved by the directors of the Holding Company and Mercer Mutual and the Pennsylvania Insurance Department.

     If prior to the effective date of the conversion, the Pennsylvania Insurance Department adopts regulations containing mandatory or optional provisions applicable to the conversion, the plan may be amended to conform to these regulations. This type of amendment can be made at any time prior to the effective date, provided that it is approved by the affirmative vote of two-thirds of the directors of the Holding Company and Mercer Mutual, and no resolicitation of proxies or further approval by eligible policyholders will be required.

TERMINATION

     The Plan of Conversion may be terminated at any time before it is approved by the eligible policyholders provided that the termination is approved by the affirmative vote of two-thirds of the directors of the Holding Company and Mercer Mutual. The Plan of Conversion may be terminated at any time after it is approved by eligible policyholders and prior to the conversion's effective date by the affirmative vote of two-thirds of the directors of the Holding Company and Mercer Mutual provided that any such termination is also approved by the Pennsylvania Insurance Department.

CONDITIONS

     The Plan has been approved by the Pennsylvania Insurance Department and the Board of Directors of the Holding Company and Mercer Mutual. Completion of the conversion also requires approval of the Plan by the affirmative vote of at least two-thirds of the votes cast by eligible policyholders of Mercer Mutual. If the eligible policyholders do not approve the Plan, the Plan will be terminated, and Mercer Mutual will continue to conduct business as a mutual insurance company.

              ADDITIONAL SHARES BEING ISSUED AFTER THE CONVERSION

     Pursuant to an agreement between Mercer Mutual Insurance Company and Franklin Mutual Insurance Company, a New Jersey corporation, in connection with the settlement of litigation between the parties, Mercer Mutual has granted to Franklin Mutual the right to purchase the same number of shares of the Holding Company common stock as an eligible policyholder can purchase under the Plan of Conversion. See the subsection entitled "Subscription Offering" in the section entitled "The Conversion." We do not know whether and, if so, to what extent Franklin Mutual will exercise this right and purchase stock.


     In 2001, Mercer Mutual acquired a 49% interest in Franklin Holding, a Delaware corporation that owns 100% of the capital stock of Franklin Insurance Company, a Pennsylvania property and casualty insurance company. (Franklin Holding and Franklin Insurance Company are not affiliated in any way with Franklin Mutual.) As part of that transaction, the parties agreed that, in the event of a conversion of Mercer Mutual, the eight holders of the remaining 51% of the capital stock of Franklin Holding would have the right to exchange their Franklin Holding stock for that number of shares of Holding Company common stock equal to the negotiated value of their Franklin Holding stock divided by $10.00 (the purchase price of the Holding Company common stock in this offering). Based on an aggregate Franklin Holding stock value of $4,882,800, the Franklin Holding shareholders have the right to exchange their Franklin Holding shares for 488,280 shares of Holding Company common stock. If any of the eight shareholders do not exercise their exchange rights, Mercer Mutual has the right to require them to exchange their shares on the same terms and we expect that

Mercer Mutual would exercise that right. Accordingly, upon completion of the exchange, Mercer Mutual will own 100% of the outstanding capital stock of Franklin Holding. For an additional description of the acquisition of Franklin Holding and Franklin Insurance Company, see the subsection entitled "Our Insurance Companies" under the section entitled "Business."

     The shares issuable to Franklin Mutual and the shareholders of Franklin Holding are in addition to the 5,635,000 shares being offered in the subscription, community and syndicated community offerings to eligible policyholders, directors, officers and employees of Mercer Mutual and the general public, and to the shares being offered to the ESOP.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

     The Board of Directors of the Holding Company consists of Roland D. Boehm,
H. Thomas Davis, Jr., William V.R. Fogler, William C. Hart, George T. Hornyak, Jr., Samuel J. Malizia, Richard U. Niedt, Andrew R. Speaker, and Richard G. Van Noy, each of whom presently serves as a director of Mercer Mutual. The Board is divided into three classes with directors serving for three-year terms with approximately one-third of the directors being elected at each annual meeting of shareholders. Messrs. Hornyak, Malizia and Speaker have terms of office expiring at the annual meeting to be held in 2004. Messrs. Boehm, Davis and Fogler have terms of office expiring at the annual meeting to be held in 2005. Messrs. Hart, Niedt and Van Noy have terms of office expiring at the annual meeting to be held in 2006.

     The executive officers of the Holding Company are elected annually and, subject to the terms of their respective employment agreements, hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors of the Holding Company.

     The following table sets forth certain information regarding the directors and executive officers of the Holding Company.


                                  AGE AT
                                 MARCH 31,   DIRECTOR
                                   2003      SINCE(1)     POSITION WITH THE HOLDING COMPANY
                                 ---------   --------     ---------------------------------
Roland D. Boehm................     64         1980     Vice Chairman of the Board of
                                                        Directors
H. Thomas Davis, Jr............     54         2001     Senior Vice President and Director
William V. R. Fogler...........     58         2000     Director
William C. Hart................     70         1970     Director
George T. Hornyak, Jr. ........     53         1985     Director
Samuel J. Malizia..............     48         2003     Director
Richard U. Niedt...............     71         1979     Director
Andrew R. Speaker..............     40         1997     President, Chief Executive Officer,
                                                        and Director
Richard G. Van Noy.............     61         1979     Chairman of the Board of Directors
Gordon A. Coleman..............     45          N/A     Treasurer
John G. Danka..................     54          N/A     Vice President
Paul D. Ehrhardt...............     45          N/A     Senior Vice President and Corporate
                                                        Secretary


---------------

(1) Indicates year first elected as a director of Mercer Mutual. All members of the Board of Directors of the Holding Company have served as directors of the Holding Company since its incorporation in 1997 except for Mr. Fogler, who was elected to that Board in 2000; Mr. Davis, who was elected to that Board in 2001, and Mr. Malizia, who was elected to that Board in 2003.

     Each director of the Holding Company also serves as a director of Mercer Mutual Insurance Company, Franklin Insurance Company and Mercer Insurance Company of New Jersey, Inc. The business experience of each director of the Holding Company for at least the past five years is set forth below.

     Roland D. Boehm is a self-employed business consultant. He has served as a director of Commerce Bank/Central from 1999 to present, and served as a director of Prestige Financial Corp., a bank holding company, from 1993 to 1999.


     H. Thomas Davis, Jr. has served as Senior Vice President for Mercer Mutual and Franklin Insurance Company since September 2001. His responsibilities include serving as the liaison between Mercer Mutual and Franklin Insurance Company, as well as coordinating corporate planning. He served as Vice President of such companies from June 2001 to September 2001. He founded Franklin Insurance Company in 1997 and served as its President and Chief Executive Officer until its acquisition by Mercer Mutual in June 2001. He has been the owner of Davis Insurance Agency since 1973. He is a member of the board of directors of Penns Woods Bancorp, Inc., a bank holding company. He also owns all of the outstanding capital stock of Central Pennsylvania Insurance Group, Inc. and Advantage Premium Finance Co., and owns 75% of HTD Real Estate, LLC. However, Mr. Davis is not an active employee of these companies. He devotes substantially all of his working time and efforts to Mercer Mutual and its affiliated companies, and we believe that he will continue to do so after the Conversion.


     William V. R. Fogler is the owner of Van Rensselaer, Ltd., an investment advisor registered with the Securities and Exchange Commission. Van Rensselaer, Ltd. provides investment management advice to Mercer Mutual. He is also a registered representative of American General Securities, Inc., a broker-dealer.

     William C. Hart is retired. He served as the President and Chief Executive Officer of Mercer Mutual and Mercer Insurance Company of New Jersey, Inc. from 1987 until March 2000. He currently serves on the Board of Directors of Assurance Partners Bank, Carmel, Indiana.

     George T. Hornyak, Jr. is a self employed private investor. He served as the President, Chief Executive Officer and Director of Pulse Bancorp, Inc. and Pulse Savings Bank from 1991 to 1998. He currently serves on the Board of Directors of First Sentinel Bancorp, Inc., a savings and loan holding company.

     Samuel J. Malizia is the Chairman of the Board of Nittany Financial Corp. and its subsidiary, Nittany Bank, located in State College, Pennsylvania. Mr. Malizia also serves as the managing partner of the law firm of Malizia Spidi & Fisch, PC, Washington, DC.

     Richard U. Niedt is retired.

     Andrew R. Speaker has served as the President and Chief Executive Officer of Mercer Mutual and Mercer Insurance Company of New Jersey, Inc. since March 2000. He also has served as the President of Franklin Insurance Company since June 2001. He served as the Executive Vice President and Chief Operating Officer of Mercer Mutual and Mercer Insurance Company of New Jersey, Inc. from October 1997 until March 2000. He also served as the Chief Financial Officer of Mercer Mutual and Mercer Insurance Company of New Jersey, Inc from 1990 to 2000 and as their Treasurer from 1990 to 1999. He is a member of the Board of Trustees of MSO, Inc.

     Richard G. Van Noy is retired. He served as the Administrator of Washington Township, Mercer County, New Jersey from December 2000 until December 2001. Prior to that time, he served as the Administrator of Hopewell Township, Mercer County, New Jersey from February 1995 until November 1999 and as the Administrator of West Windsor Township, Mercer County, New Jersey from November 1999 until December 2000.

     Gordon A. Coleman has served as the Treasurer of Mercer Mutual and Mercer Insurance Company of New Jersey, Inc. since 1999. From 1997 until 1999, he served as their Controller.

     John Danka has served as Vice President of Marketing for Mercer Mutual and Mercer Insurance Company of New Jersey, Inc. since June 2001. He has served as their Assistant Secretary since 1998. From 1994 until June 2001, he served as Vice President of Personal Lines of Mercer Mutual.

     Paul D. Ehrhardt has served as Senior Vice President of Underwriting for Mercer Mutual and Mercer Insurance Company of New Jersey, Inc. since June 2001. He also has served as their Corporate Secretary since 1998. From 1996 to June 2001, he served as the Vice President of Commercial Lines for Mercer Mutual.

COMMITTEES OF THE BOARD OF DIRECTORS

     Compensation Committee. The compensation committee of the Holding Company's board of directors consists of Messrs. Hart (Committee Chairman), Hornyak, Niedt and Van Noy. The compensation committee will:

     - review the compensation and benefits of BICUS employees,

     - grant stock options and restricted stock awards to employees, management and directors under our proposed stock-based incentive plan; and

     - make recommendations to our board of directors regarding these matters.

     Audit Committee. The audit committee consists of Messrs. Hornyak (Committee Chairman), Hart, Niedt and Van Noy. The audit committee will:

     - be responsible for the selection, retention and termination of our independent auditors;

     - approve the non-audit services provided by the independent auditors;

     - review the results and scope of the audit and other services provided by our independent auditors;

     - approve the estimated cost of the annual audit;

     - review the annual financial statements and the results of the audit with management and the independent auditors;

     - review with management and the independent auditors the adequacy of our system of internal accounting controls;

     - review with management and the independent auditors the significant recommendations made by the auditors with respect to changes in accounting procedures and internal accounting controls; and

     - report to the Board on the results of its review and make such recommendations as it may deem appropriate.

     Nominating/Governance Committee. The Nominating/Governance Committee of the Holding Company's board of directors consists of Messrs. Niedt (Committee Chairman), Hart, Hornyak, and Van Noy. This committee will:

     - make independent recommendations to the Board of Directors as to best practices for Board governance and evaluation of Board performance;

     - identify suitable candidates for Board membership and in such capacity will consider any nominees recommended by shareholders;

     - propose to the Board a slate of directors for election by the shareholders at each annual meeting; and

     - propose candidates to fill vacancies on the Board based on qualifications it determines to be appropriate.


     Mercer Mutual Committees. In addition, Mercer Mutual Insurance Company has an Investment Committee and an Executive Committee. The Investment Committee is responsible for the investment of the funds belonging to Mercer Mutual. The members of the Investment Committee are Messrs. Boehm (Committee Chairman), Hart, Hornyak, Niedt and Speaker. The Executive Committee gives consideration to matters of policy and general interest to the board of directors or members and makes recommendations to the board of directors. During the interval between the meetings of the board of directors, the Executive Committee also has and may exercise all the powers of the board of directors in the management of the business and affairs of Mercer Mutual in all cases in which specific directions have not been given by the board of directors. The members of the Executive Committee are Messrs. Van Noy (Committee Chairman), Boehm, Fogler, Hart and Speaker.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the compensation committee of our board of directors are currently Messrs. Hart, Hornyak, Niedt and Van Noy. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

DIRECTOR COMPENSATION

     No director of the Holding Company has received any remuneration from the Holding Company since its formation and the Holding Company does not presently intend to pay any fees for service as a director of the Holding Company.

     Following the conversion, non-employee directors of Mercer Mutual will be paid a monthly retainer of $1,900 and a monthly meeting fee of $700. The Chairman of the Board receives an additional $1,600 per month and the Vice Chairman of the Board receives an additional $1,200 per month. Directors of Franklin Insurance Company and Mercer Insurance Company of New Jersey, Inc. are not paid any fees for their service as directors. Directors may elect to defer payment of such fees until a later date pursuant to the terms of our Executive Nonqualified "Excess" Plan. We pay interest on these deferred amounts at a market rate established annually by the Board of Directors.

     Directors of Mercer Mutual elected after October 1, 1997 who receive a salary from Mercer Mutual or its affiliates are not entitled to receive an annual retainer or other additional compensation from Mercer Mutual for services rendered as directors or committee members.

     Mercer Mutual also maintains a Benefit Agreement pursuant to which it provides a pension to all directors upon their retirement from the Board. The pension is in the form of a lifetime monthly payment equal to the director's monthly retainer fee in effect on the director's retirement date. If a participating director dies prior to receiving 120 monthly payments under this plan, his beneficiaries are entitled to receive these payments until the total number of payments received by the director and his beneficiaries equals 120.

CERTAIN TRANSACTIONS


     H. Thomas Davis, Jr., a director and executive officer, is the owner of Davis Insurance Agency. The Davis Insurance Agency is our largest producer, accounting for $7.1 million (13.9%) and $4.2 million (10.0%) of our direct premiums written during the years ended December 31, 2002 and 2001, respectively. For those years, we paid the Davis Insurance Agency $1.2 million and $630,000, respectively, in commissions and profit sharing amounts. Mr. Davis first became a director and officer of Mercer Mutual in 2001.


     Since 1994, Mercer Mutual had been a party to a consulting agreement (the "Consulting Agreement") with director Roland D. Boehm. The Consulting Agreement provided that Mr. Boehm was required to provide certain advisory services to Mercer Mutual for annual compensation of $31,200. This agreement was terminated by the Board of Directors on January 15, 2003.

     Van Rensselaer, Ltd., which is owned by William V.R. Fogler, a director, has provided investment management services to Mercer Mutual since the year 2000. Fees to Van Rensselaer, Ltd. amounted to $138,571 in 2002, $135,847 in 2001 and $142,795 in 2000.

EXECUTIVE COMPENSATION

     The executive officers of the Holding Company have not received any compensation from the Holding Company since its formation. The following table sets forth information regarding the compensation of our President and Chief Executive Officer, and each other executive officer whose total salary and bonus for the year ended December 31, 2002, exceeded $100,000. This compensation information is for each of the fiscal years ended December 31, 2002, 2001 and 2000. All compensation paid to these executive officers from January 1, 2000 to September 30, 2001 was paid by Mercer Mutual, and all compensation paid from

October 1, 2001 to December 31, 2002 was paid by BICUS. No other executive officer of Mercer Mutual received compensation in excess of $100,000 for the fiscal year ended December 31, 2002.

                                                                              ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR     SALARY(1)(2)    BONUS    COMPENSATION(3)
---------------------------              ----     ------------   -------   ---------------
Andrew R. Speaker......................  2002       221,605      106,790       $25,581
  President, Chief Executive Officer,    2001       198,307      129,917        18,432
  and Chief Financial Officer            2000       169,053       99,973        16,486
H. Thomas Davis, Jr. ..................  2002        86,442       32,500         5,257
  Senior Vice President                  2001(4)     38,173       35,000           595
                                         2000(4)         --           --            --
Paul D. Ehrhardt.......................  2002       173,906       63,500        19,193
  Senior Vice President                  2001       145,096       78,000        16,195
  and Corporate Secretary                2000       128,942       65,000        15,188
John G. Danka..........................  2002       103,514       25,000        11,955
  Vice President                         2001        98,077       40,000        11,672
                                         2000        92,980       42,500        11,273
Gordon A. Coleman......................  2002       100,577       25,000        10,891
  Treasurer                              2001        92,632       35,000        10,375
                                         2000        90,384       32,500         8,863

---------------

(1) Includes amounts deferred by the executive pursuant to Mercer Mutual's Retirement Savings Plan and Mercer Mutual's Executive Nonqualified "Excess" Plan. Under the Retirement Savings Plan, employees who elect to participate may elect to have up to 20% of their earnings contributed to Mercer Mutual's Retirement Savings Plan's related trust under its 401(k) feature. Any Employee who has completed one year of service, is at least 21 years of age and has worked 1,000 hours in a plan year is eligible to participate in the Retirement Savings Plan. Under the Executive Nonqualified "Excess" Plan (available to officers and directors only), a participant can elect to defer any portion of his or her compensation and cause such amount to be contributed to that Plan's related trust.

(2) Mercer Mutual and BICUS provided other benefits to the executive officers in connection with their employment. The value of these personal benefits, which is not directly related to job performance, is not included in the table above because the value of the benefits does not exceed the lesser of $50,000 or 10% of the salary and bonus paid to any executive officer.

(3) Includes amounts contributed by Mercer Mutual and BICUS under the Retirement Savings Plan for the benefit of the executive officer. Mercer Mutual contributed and BICUS contributes annually 2% of an employee's salary. In addition, BICUS will make a matching contribution equal to 66.7% of the employee's salary reduction up to a maximum of 2% of the employee's salary. Any employee who has completed one year of service and has worked 1,000 hours in a plan year is eligible to participate in the Retirement Savings Plan. Also includes voluntary contributions, if any, by Mercer Mutual or BICUS for the executive in conjunction with the Executive Nonqualified "Excess" Plan.

(4) Mr. Davis commenced his employment on June 1, 2001.

BENEFIT PLANS AND AGREEMENTS

     General. Messrs. Speaker, Davis, Ehrhardt and Danka are parties to employment agreements with BICUS Services Corporation and Mercer Mutual. In addition, in connection with Mercer Mutual's conversion to stock form the Holding Company's Board of Directors has approved the ESOP. After completion of the conversion, the Holding Company's Board of Directors intends to adopt the stock-based incentive plan, subject to shareholder approval. In addition, Mercer Mutual has an existing 401(k) plan and profit sharing plan in which the executive officers of the Holding Company will be eligible to participate after the conversion.

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     Stock-Based Incentive Plan.  The Holding Company's Board of Directors has
adopted a stock-based incentive plan. This plan must be approved by the Holding Company's shareholders at the Holding Company's first annual meeting of shareholders held after the conversion.


     The purpose of the stock-based incentive plan will be to assist us in attracting, motivating and retaining persons who will be in a position to substantially contribute to our financial success. This incentive plan will assist us in this effort by providing a convenient method for these persons to acquire Holding Company common stock. We anticipate that the stock-based incentive plan will have a term of ten years (unless the plan is earlier terminated by the Board of Directors of the Holding Company).

     The incentive plan will permit the granting of stock or stock-based awards in the form of incentive stock options (ISOs), nonqualified stock options (NQSOs), stock appreciation rights (SARs), SARs issued in tandem with stock options and shares of restricted common stock to directors and employees. However, neither ISOs nor SARs coupled with ISOs may be granted to non-employee directors.

     Pursuant to the stock-based incentive plan, the aggregate number of shares of common stock with respect to which all awards under the incentive plan may be granted is limited to 14% of the number of shares issued in the conversion (taking into account the shares issued to the ESOP, but not including the shares issued to Franklin Mutual or the shareholders of Franklin Holding). No more than that number of shares equal to 10% of the shares of common stock issued in the conversion will be issuable under the incentive plan upon exercise of stock options, SARs and SARs issued in tandem with stock options, and no more than that number of shares equal to 4% of the shares of common stock issued in the conversion will be issuable under the incentive plan as restricted common stock.

     The Holding Company may purchase shares of Holding Company common stock in the open market to hold as treasury shares for use in issuing stock upon the exercise of stock options or making restricted stock awards, or it may issue new shares from its authorized but unissued common stock. Assuming that all of the common stock eligible to be issued under the stock-based incentive plan is purchased in the open market, the number of shares purchased in the open market would be between 583,100 shares and 788,900 shares, and assuming that all of the shares purchased in the open market are purchased at $10.00 per share, the cost to the Holding Company would be between $5.8 million and $7.9 million. To the extent that the common stock issued under the stock-based incentive plan is issued upon the exercise of stock options, the Holding Company would receive from option holders the exercise price of the options.

     All awards granted under the stock-based incentive plan are subject to such vesting, performance criteria or other conditions as are provided in the incentive plan document or in the agreement pursuant to which the award is granted. The failure to satisfy such vesting, performance criteria or other conditions may result in the forfeiture, lapse or other loss of the benefit of the award.

     Each ISO issued under the stock-based incentive plan would entitle the option holder, upon exercise at or after vesting, to purchase a number of shares of Holding Company common stock, and at a price per share, specified in the agreement issued to him or her. ISOs afford favorable tax treatment to recipients upon compliance with certain restrictions under Section 422 of the Internal Revenue Code of 1986. That is, no taxable income will be recognized by the option holder upon exercise, although he or she may become subject to alternative minimum tax. ISOs do not result in tax deductions to the Holding Company unless participants fail to comply with Section 422.

     Each NQSO issued under the stock-based incentive plan will entitle the option holder, upon exercise at or after vesting, to purchase a number of shares of Holding Company common stock, and at a price per share, specified in the agreement issued to him or her. Non-qualified stock options are options that do not qualify for the favorable tax treatment of Section 422. The option holder will recognize compensation income upon the exercise of the NQSO in an amount equal to the excess of the then fair market value of the stock acquired over the aggregate exercise price paid for that stock. The Holding Company will be entitled to a federal income tax deduction equal to the amount reportable as income by the option holder.

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     The exercise price for stock options to be granted under the stock-based incentive plan would be determined as of the date the option is granted and would equal the then market price of the Holding Company common stock.

     Each SAR issued under the stock-based incentive plan would entitle the SAR holder, upon exercise at or after vesting, to receive the excess of the then fair market value of the Holding Company's common stock attributable to the exercised SAR over the fair market value of that stock on the date the SAR was granted. Such excess could be paid in cash or common stock. SARs issued under the incentive plan will not be subject to favorable income tax treatment. The SAR holder will recognize compensation income upon exercise of the SAR in an amount equal to the cash received and the fair market value of any common stock received. The Holding Company will be entitled to a federal income tax deduction equal to the amount reportable as income by the SAR holder. The term of a SAR may not exceed ten years and one month.

     Restricted stock is Holding Company common stock that is typically granted at no cost to the recipient. It is nontransferable and forfeitable until the holder's interest in the stock vests. Vesting can be tied to performance or the passage of time. Nevertheless, the holder would be entitled to vote the restricted stock but would not be entitled to receive dividends and other distributions made with respect to the restricted stock until the stock vests. The grantee of restricted stock will not be entitled to special federal income tax treatment. Upon vesting and release of the restricted stock, the grantee will recognize compensation income equal to the then fair market value of the stock (plus the amount of any retained dividends that are then paid over to him or her), unless a special election has been timely filed with the Internal Revenue Service to recognize the income on the grant date. The Holding Company will be entitled to a federal income tax deduction equal to the amount reportable as income by the grantee.


     The initial grant of awards under the incentive plan is expected to take place on the date of the receipt of shareholder approval of the incentive plan. No decisions concerning the number or type of awards to be granted to any director or officer have been made at this time. No grants will be made prior to the receipt of shareholder approval of the incentive plan.



     Employee Stock Ownership Plan. In connection with the conversion, we have adopted the Employee Stock Ownership Plan, or ESOP, for the exclusive benefit of participating employees, to be implemented upon the completion of the conversion. Participating employees are all employees of the Holding Company or any of its affiliates, including BICUS Services Corporation, who have attained age 21 and completed one year of service. All officers of the Holding Company and its affiliates are participating employees. As of March 31, 2003, there were 68 participating employees. The Holding Company will submit to the IRS an application for a letter of determination as to the tax-qualified status of the ESOP. We expect that the ESOP will receive a favorable letter of determination from the IRS.



     The ESOP intends to borrow funds from the Holding Company in an amount sufficient to purchase 10% of the common stock issued in the conversion. This loan will bear an interest rate equal to the prime rate of interest set forth in The Wall Street Journal on the closing date of the conversion. Depending on the number of shares issued in the conversion, the ESOP loan will require the ESOP to make monthly principal payments of between $35,000 and $52,000, plus interest, for a term of 10 years. The loan will be secured by the shares of Holding Company common stock purchased and dividends on such shares. Shares purchased with the ESOP loan proceeds will be held in a suspense account for allocation among participants as the ESOP loan is repaid. Through dividends from Mercer Mutual and cash on hand, the Holding Company expects to contribute sufficient funds to the ESOP to repay the ESOP loan in full.



     Contributions to the ESOP and shares released from the suspense account will be allocated among participants in accordance with the ESOP plan document and IRS regulations. Generally, allocations are made on the basis of annual wages subject to federal income tax withholding, plus any amounts withheld under a plan qualified under Sections 125 or 401(k) of the Internal Revenue Code and sponsored by the Holding Company or an affiliate of the Holding Company. Participants must be employed at least 500 hours in a calendar year in order to receive an allocation. A participant becomes 100% vested in his or her right to ESOP benefits only after completing 5 years of service. For vesting purposes, a year of service means any year in which an employee completes at least 1,000 hours of service. Vesting will be accelerated to 100% upon a

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participant's attainment of age 65, death, or disability. Forfeitures will be reallocated to participants on the same basis as other contributions. Benefits are payable upon a participant's retirement, death, disability, or separation from service, and will be paid in a lump sum or whole shares of common stock (with cash paid in lieu of fractional shares). Any dividends paid on allocated shares are expected to be credited to participant accounts within the ESOP or paid to participants, and any dividends on unallocated shares are expected to be used to repay the ESOP loan.

     The Holding Company will administer the ESOP, and an unaffiliated bank or trust company will be appointed as trustee of the ESOP. The ESOP trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participants. Unallocated shares and allocated shares for which no timely direction is received will be voted by the ESOP trustee in the same proportion as the participant-directed voting of allocated shares.

     Executive Employment Agreements. Andrew R. Speaker, H. Thomas Davis, Jr., Paul D. Ehrhardt and John G. Danka are each parties to employment agreements with BICUS Services Corporation and Mercer Mutual. The employment agreements with Messrs. Speaker, Davis, Ehrhardt and Danka each have an initial five-year term. After the expiration of each year of the term, they provide for a one-year extension, upon review by the Board of Directors, so as to maintain a five-year term, unless BICUS or the executive gives prior written notice of nonrenewal.


     Under their respective employment agreements, as currently in effect, Mr. Speaker is entitled to receive an annual base salary of not less than $255,000; Mr. Davis is entitled to receive an annual base salary of not less than $110,000; Mr. Ehrhardt is entitled to receive a base salary of not less than $185,000; and Mr. Danka is entitled to receive a base salary of not less than $105,000. In addition, under their employment agreements Messrs. Speaker, Davis, Ehrhardt and Danka are each entitled to participate in any other incentive compensation and employee benefit plans that BICUS or its affiliates maintain.


     Under each of the employment agreements, in the event the executive's employment is terminated for cause, as defined in the employment agreement, the executive will be entitled to receive his accrued but unpaid base salary and an amount for all accumulated but unused vacation time earned through the date of his termination.

     In the event the executive's employment is terminated without cause, the executive will be entitled to receive an annual amount equal to the greater of
(i) his highest base salary received during one of the two years immediately preceding the year in which he is terminated, or (ii) his base salary in effect immediately prior to his termination, for the remainder of the term of his employment agreement. In addition, during the remaining term of his employment agreement, the executive annually will be entitled to (i) an amount equal to the higher of the aggregate bonuses paid to him in one of the two years immediately preceding the year in which he is terminated, and (ii) an amount equal to the sum of the highest annual contribution made on his behalf (other than his own salary reduction contributions) to any tax qualified and non-qualified defined contribution plans (as such term is defined in Section 3(35) of the Employee Retirement Income Security Act of 1974 ("ERISA")) in the year in which he is terminated or in one of the two years immediately preceding such year. The executive also will be entitled to certain retirement, health and welfare benefits.

     In the event the executive terminates his employment for good reason, as defined in the employment agreement, the executive will be entitled to receive the same amounts and benefits he would receive if terminated without cause. In the event the executive terminates his employment without good reason, the executive will be entitled to receive his accrued but unpaid base salary until the date of termination and an amount for all accumulated but unused vacation time through the date of the termination of his employment.

     In the event of the executive's death or disability during the term of his employment, the executive and his eligible dependents or his spouse and her eligible dependents, as the case may be, will be entitled to receive certain cash amounts and certain health and welfare benefits.

     In the event that the executive is required to pay any excise tax imposed under Section 4999 of the Internal Revenue Code (or any similar tax imposed under federal, state or local law) as a result of any compensation and benefits received under the employment agreement in connection with a change in control,
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the executive will be paid an additional amount such that the net amount retained by him, after the payment of such excise taxes (and any additional income tax resulting from such payment), equals the amount he would have received but for the imposition of such taxes.

     The employment agreements further provide that in the event the executive's employment is terminated for cause or he voluntarily terminates his employment prior to a change in control, as defined in the employment agreement, the executive may not, for a period of twelve months after the date of termination, without the prior written consent of BICUS' Board of Directors, become an officer, director or a shareholder or equity owner of 4.9% or more of any property and casualty insurance company with its corporate headquarters located within Pennsylvania or New Jersey. In addition, during the executive's employment and for a period of 12 months following the termination of his employment, except following a change in control, the executive may not solicit, endeavor to entice away from Mercer Mutual or its subsidiaries or affiliates, or otherwise interfere with the relationship of Mercer Mutual or its subsidiaries or affiliates with any person who is, or was within the then most recent 12-month period, an employee or associate of Mercer Mutual or any of its subsidiaries or affiliates.

               RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY

     Our articles of incorporation and by-laws contain numerous provisions that are intended to encourage potential acquirors to negotiate directly with our Board of Directors, but which also may deter a nonnegotiated tender or exchange offer for our stock or a proxy contest for control of the Holding Company. Certain provisions of Pennsylvania law also may discourage nonnegotiated takeover attempts or proxy contests. In addition, the terms of the employment agreements with our executive officers (see the subsection entitled "Certain Benefit Plans and Agreements" under the heading "Management") may be viewed as having the effect of discouraging these efforts. All of these provisions may serve to entrench existing management. These provisions also may deter institutional interest in and ownership of our stock and, accordingly, may depress the market price for, and liquidity of, the common stock.

     Following is a description of these provisions and the purpose and possible effects of these provisions. We do not presently intend to propose additional anti-takeover provisions for the articles of incorporation or by-laws. Because of the possible adverse effect these provisions may have on shareholders, this discussion should be read carefully.

ANTITAKEOVER PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

     1. Prohibition of Ownership and Voting of Shares in Excess of 10%. Our articles of incorporation impose limitations upon the ability of certain shareholders and groups of shareholders to acquire or vote shares of our stock. The articles of incorporation prohibit any person (whether an individual, company or a group acting in concert, as defined) from acquiring voting control, as defined. Voting control is generally defined as the beneficial ownership at any time of shares with more than 10% of the total voting power of the outstanding stock of the Holding Company. These provisions would not apply to the purchase of shares by underwriters in connection with a public offering. A group acting in concert includes persons seeking to combine or pool their voting power or other interests in common stock for a common purpose. Such a group does not include actions by the Board of Directors acting solely in their capacity as the Board.

     Under this provision, shares of common stock, if any, owned in excess of 10% will not be entitled to vote on any matter or take other shareholder action. For purposes of determining the voting rights of other shareholders, these excess shares are essentially treated as no longer outstanding. As a result, where excess shares are present, other shareholders will realize a proportionate increase in their voting power, but this 10% voting restriction will not be applicable to other shareholders if their voting power increases above 10% as a result of application of this rule to another shareholder.

     The potential effect of this voting rights limitation is significant. Any person or group acting in concert owning more than 10% of the outstanding common stock will generally be unable to exercise voting rights proportionate to their equity interest. When operating in conjunction with other provisions in our articles of

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incorporation described below, the practical effect of the limitation on voting rights may be to render it virtually impossible for any one shareholder or group acting in concert to determine the outcome of any shareholder vote.

     The 10% voting rights limitation may make it extremely difficult for any one person or group of affiliated persons to acquire voting control of the Holding Company, with the result that it may be extremely difficult to bring about a change in the Board of Directors or management. This provision may have the effect of discouraging holders of large amounts of shares from purchasing additional shares, or would be holders who may desire to acquire enough shares to exercise control from purchasing any shares. As a result, this provision may have an adverse effect on the liquidity and market price of the shares.

     2. Classified Board of Directors. Our articles of incorporation provide for a classified Board of Directors of between seven (7) and twenty-five (25) members, which number is fixed by the Board of Directors, divided into three classes serving for successive terms of three years each. This provision is designed to assure experience, continuity, and stability in the Board's leadership and policies. We believe that this can best be accomplished by electing each director to a three-year term and electing only approximately one-third of the directors each year.

     The election of directors for staggered terms significantly extends the time required to make any change in control of the Board of Directors and may tend to discourage any surprise or nonnegotiated takeover bid for control of the Holding Company. Under the articles of incorporation, it will take at least two annual meetings for holders of a majority of the Holding Company's voting securities to make a change in control of the Board of Directors because only a minority (approximately one-third) of the directors will be elected at each meeting. In addition, because certain actions require more than majority approval of the Board, as described herein, it may take as many as three annual meetings for a controlling block of shareholders to obtain complete control of the Board and the Holding Company's management.

     This provision may tend to perpetuate present management because of the additional time required to change control of the Board. Because the provision will increase the amount of time required for a takeover bidder to obtain control without the cooperation of the Board even if the takeover bidder were to acquire a majority of the outstanding stock, it may tend to discourage certain tender offers, perhaps including some tender offers that the shareholders may believe would be in their best interests. The classified Board provision will apply to all elections of directors and, accordingly, it will make it more difficult for shareholders to change the composition of the Board if the shareholders believe such a change would be desirable, even in the absence of any third party's acquisition of voting control. This is especially true in light of the denial of cumulative voting described below.

     3. No Cumulative Voting. Cumulative voting entitles a shareholder to multiply the number of votes to which the shareholder is entitled by the number of directors to be elected, with the shareholder being able to cast all votes for a single nominee or distribute them among the nominees as the shareholder sees fit. The Pennsylvania Business Corporation Law provides that shareholders are entitled to cumulate their votes for the election of directors, unless a corporation's articles of incorporation provide otherwise.

     Cumulative voting is specifically prohibited in the articles of incorporation because we believe that each director should represent and act in the interest of all shareholders and not any special shareholder or group of shareholders. In light of current acquisition techniques and activity, minority representation could be disruptive and could impair the efficient management of the Holding Company for the benefit of shareholders generally. In addition, the absence of cumulative voting also will tend to deter greenmail, in which a substantial minority shareholder uses his holdings as leverage to demand that a corporation purchase his shares at a significant premium over the market value of the stock to prevent the shareholder from obtaining or attempting to obtain a seat on the Board of Directors. In the absence of cumulative voting, a majority of the votes cast in any election of directors can elect all of the directors of the class in any given year.

     The absence of cumulative voting, coupled with a classified Board of Directors, also may deter a proxy contest designed to win representation on the Board of Directors or remove management because a group or entity owning less than a majority of the voting stock may be unable to elect a single director. Although this

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may tend to make removal of incumbent management more difficult, we believe deterring proxy contests will avoid the significant cost, in terms of money and management's time, in opposing such actions.

     4. Nominations for Directors and Shareholder Proposals. Our by-laws require that nominations for the election of directors made by shareholders (as opposed to those made by the Board of Directors) and any shareholder proposals for the agenda at any annual meeting generally must be made by notice (in writing) delivered or mailed to the Secretary not less than 90 days prior to the meeting of shareholders at which directors are to be elected.

     We believe that this procedure will assure that the Board of Directors and shareholders will have an adequate opportunity to consider the qualifications of all nominees for directors and all proposals, and will permit the shareholders' meetings to be conducted in an orderly manner. It may have the effect, however, of deterring nominations and proposals other than those made by the Board of Directors.

     5. Mergers, Sale of Assets, Liquidation Approval. Our articles of incorporation provide that any merger, consolidation, sale of assets or similar transaction involving the Holding Company requires the affirmative vote of shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast, unless the transaction is approved in advance by 66 2/3% of the members of the Board of Directors. If the transaction is approved in advance by 66 2/3% of the members of the Board, approval by the affirmative vote of a majority of the votes cast by holders of outstanding voting stock at a meeting at which a quorum was present would be required.

     The articles of incorporation also provide that liquidation or dissolution of the Holding Company requires the affirmative vote of shareholders entitled to cast at least 80% of the votes that all shareholders are entitled to cast, unless such transaction is approved by 66 2/3% of the members of the Board of Directors.

     We believe that in a merger or other business combination, the effects on our employees and our customers and the communities we serve might not be considered by a tender offeror when merging the Holding Company into an entity controlled by an offeror as the second part of a two-step acquisition. By requiring approval of a merger or similar transaction by the affirmative vote of shareholders holding 80% or more of the combined voting power of outstanding stock of the Holding Company, it will be extremely difficult for a group or person owning a substantial block of Holding Company stock, after a successful tender or exchange offer, to accomplish a merger or similar transaction without negotiating an agreement acceptable to the Board of Directors. Accordingly, the Board of Directors will be able to protect the interests of the remaining shareholders as well as our employees and the customers and communities that we serve. If Board approval is not obtained, the proposed transaction must be on terms sufficiently attractive to obtain approval by a vote of shareholders holding 80% or more of the combined voting power of outstanding Holding Company capital stock.

     The 80% approval requirement could result in the Board and management being able to exercise a stronger influence over any proposed takeover by refusing to approve the proposed business combination and obtaining sufficient votes, including votes controlled directly or indirectly by management, to preclude the 80% approval requirement.

     Because this provision will tend to discourage nonnegotiated takeover bids and will encourage other takeover bidders to negotiate with the Board, it also will tend to assist the Board and, therefore, management in retaining their present positions. In addition, if the Board does not grant its prior approval, a takeover bidder may still proceed with a tender offer or other purchases of Holding Company stock although any resulting acquisition of the Holding Company may be more difficult and more expensive. Because of the increased expense and the tendency of this provision to discourage competitive bidders, the price offered to shareholders may be lower than if this provision were not present in the articles of incorporation.

     6. Qualifications for Directors. Our articles of incorporation provide that, unless waived by the Board of Directors, a person must be a shareholder of the Holding Company for the lesser of three years or the time that has elapsed since the completion of the conversion, before he or she can be elected to the Board of Directors. This provision is designed to discourage non-shareholders who are interested in buying a controlling

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interest in the Holding Company for the purpose of having themselves elected to the Board, by requiring them to wait for such period before being eligible for election.

     7. Mandatory Tender Offer by 25% Shareholder. Our articles of incorporation require any person or entity that acquires stock of the Holding Company with a combined voting power of 25% or more of the total voting power of outstanding capital stock, to offer to purchase, for cash, all outstanding shares of the Holding Company's voting stock at a price equal to the highest price paid within the preceding twelve months by such person or entity for shares of the respective class or series of Holding Company stock. In the event this person or entity did not purchase any shares of a particular class or series of stock within the preceding twelve months, the price per share for such class or series of Holding Company stock would be the fair market value of such class or series of stock as of the date on which such person acquires 25% or more of the combined voting power of outstanding Holding Company stock.

     The Pennsylvania Business Corporation Law provides that, following any acquisition by a person or group of more than 20% of a publicly-held corporation's voting stock, the remaining shareholders have the right to receive payment, in cash, for their shares from the acquiror of an amount equal to the fair value of their shares, including a proportionate amount for any control premium. Our articles of incorporation provide that if provisions of the respective articles and the Pennsylvania Business Corporation Law both apply in a given instance, the price per share to be paid will be the higher of the price per share determined under the provision in the articles or under the Pennsylvania Business Corporation Law.

     Our Board of Directors believes that any person or entity who acquires control of the Holding Company in a nonnegotiated manner should be required to offer to purchase all shares of voting stock remaining outstanding after the assumption of control, at a price not less than the amount paid to acquire the control position.

     A number of companies have been the subject of tender offers for, or other acquisitions of, 20% or more of their outstanding shares of common stock. In many cases, such purchases have been followed by mergers in which the tender offeror or other purchaser has paid a lower price for the remaining outstanding shares than the price it paid in acquiring its original interest in the company and has paid in a potentially less desirable form in the merger (often securities of the purchaser that do not have an established trading market at the time of issuance). The statutory right of the remaining shareholders of a company to dissent in connection with certain mergers and receive the fair value of their shares in cash may involve significant expense and uncertainty to dissenting shareholders and may not be meaningful because the appraisal standard to be applied under Pennsylvania law does not take into account any appreciation in the stock price due to the merger. This provision in the articles of incorporation is intended to prevent these potential inequities.

     In many situations, the provision would require that a purchaser pay shareholders a higher price for their shares or structure the transaction differently than might be the case without the provision. Accordingly, we believe that, to the extent a merger were involved as part of a plan to acquire control of the Holding Company, adoption of the provision would increase the likelihood that a purchaser would negotiate directly with our Board of Directors. We further believe that our Board is in a better position than our individual shareholders to negotiate effectively on behalf of all shareholders and that the Board is likely to be more knowledgeable than any individual shareholder in assessing the business and prospects of the Holding Company. Accordingly, we are of the view that negotiations between the Board of Directors and a would-be purchaser will increase the likelihood that shareholders, as a whole, will receive a higher average price for their shares.

     The provision will tend to discourage any purchaser whose objective is to seek control of the Holding Company at a relatively low price by offering a lesser value for shares in a subsequent merger than it paid for shares acquired in a tender or exchange offer. The provision also should discourage the accumulation of large blocks of shares of Holding Company voting stock, which the Board of Directors believes to be disruptive to the stability of our vitally important relationships with our employees and customers and the communities that we serve, and which could precipitate a change of control of the Holding Company on terms unfavorable to the other shareholders.

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     Tender offers or other private acquisitions of stock are usually made at prices above the prevailing market price of a company's stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels that are higher than otherwise would be the case. This provision may discourage any purchases of less than all of the outstanding shares of voting stock of the Holding Company and may thereby deprive shareholders of an opportunity to sell their stock at a higher market price. Because of having to pay a higher price to other shareholders in a merger, it may become more costly for a purchaser to acquire control of the Holding Company. Open market acquisitions of stock may be discouraged by the requirement that any premium price paid in connection with such acquisitions could increase the price that must be paid in a subsequent merger. The provision may therefore decrease the likelihood that a tender offer will be made for less than all of the outstanding voting stock of the Holding Company and, as a result, may adversely affect those shareholders who would desire to participate in such a tender offer.

     8. Prohibition of Shareholders' Action Without a Meeting and of Shareholders' Right to Call a Special Meeting. Our articles of incorporation prohibit shareholder action without a meeting (i.e., the written consent procedure is prohibited) and prohibit shareholders from calling a special meeting. Therefore, in order for shareholders to take any action, it will require prior notice, a shareholders' meeting and a vote of shareholders. Special meetings of shareholders can only be called by the Board of Directors. Therefore, without the cooperation of the Board, any shareholder will have to wait until the annual meeting of shareholders to have a proposal submitted to the shareholders for a vote.

     These provisions are intended to provide the Board of Directors and nonconsenting shareholders with the opportunity to review any proposed action, express their views at the meeting and take any necessary action to protect the interests of our shareholders and the Holding Company before the action is taken, and to avoid the costs of holding multiple shareholder meetings each year to consider proposals of shareholders. These provisions also will preclude a takeover bidder who acquires a majority of outstanding Holding Company stock from completing a merger or other business combination of the Holding Company without granting the Board of Directors and the remaining shareholders an opportunity to make their views known and vote at an annual shareholders' meeting. The delay caused by the necessity for an annual shareholders' meeting may allow us to take preventive actions, even if you believe such actions are not in the best interests of the shareholders.

     9. Amendment of Articles of Incorporation. The Pennsylvania Business Corporation Law provides that the articles of incorporation of a Pennsylvania business corporation (such as the Holding Company) may be amended by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote, except as otherwise provided by the corporation's articles of incorporation. Our articles of incorporation provide that the following provisions of the articles can only be amended by an affirmative vote of shareholders entitled to cast at least 80% of all votes which shareholders are entitled to cast, or by an affirmative vote of 80% of the members of the Board of Directors and of shareholders entitled to cast at least a majority of all votes which shareholders are entitled to cast:

          (1) the provisions that require 80% shareholder approval of certain actions,

          (2) those establishing a classified Board of Directors,

          (3) the prohibition on cumulative voting for directors

          (4) the prohibition on acquiring or voting more than 10% of the voting stock,

          (5) the prohibition on shareholder action without a meeting,

          (6) the prohibition on shareholders calling special meetings,

          (7) the requirement of a 25% shareholder to purchase all remaining shareholders' stock, and

          (8) the provisions that no shareholder shall have preemptive rights.

     On other matters, the articles of incorporation can be amended by an affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon at a meeting at which a quorum is present.

     10. Amendment of By-Laws. Generally, our articles of incorporation vest authority to make and amend the By-Laws in the Board of Directors, acting by a vote of a majority of the entire Board. In addition, except as described below, shareholders may amend the by-laws by an affirmative vote of the holders of 66 2/3% of the outstanding voting stock. However, the provision of the by-laws concerning directors' liabilities and indemnification of directors, officers and others may not be amended to increase the exposure of directors to liability or decrease the degree of indemnification except by the two-thirds vote of the entire Board of Directors or 80% of all votes of shareholders entitled to be cast.

     This provision is intended to provide additional continuity and stability in our policies and governance so as to enable us to carry out our long range plans. The provision also is intended to discourage nonnegotiated efforts to acquire the Holding Company, since a greater percentage of outstanding voting stock will be needed before effective control over its affairs could be exercised. The Board of Directors will have relatively greater control over the by-laws than the shareholders because, except with respect to the director liability and indemnification provisions, the Board could adopt, alter, amend or repeal the by-laws upon a majority vote by the directors.

PENNSYLVANIA FIDUCIARY DUTY PROVISIONS

     The Pennsylvania Business Corporation Law provides that:

          (a) the board of directors can consider, in determining whether a certain action is in the best interests of the corporation:

             (1) the effects of any action upon any or all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located,

             (2) the short-term and long-term interests of the corporation, including benefits that may accrue to the corporation from its long-term plans and the possibility that these interests may be best served by the continued independence of the corporation,

             (3) the resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the corporation, and

             (4) all other pertinent factors;

          (b) the board of directors need not consider the interests of any particular group as dominant or controlling;

          (c) directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

          (d) actions relating to acquisitions of control that are approved by a majority of disinterested directors are presumed to satisfy the directors' standard unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

          (e) the fiduciary duty of directors is solely to the corporation and not its shareholders, and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

     The Pennsylvania Business Corporation Law also explicitly provides that the fiduciary duty of directors does not require directors to act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

     One of the effects of these fiduciary duty provisions may be to make it more difficult for a shareholder to successfully challenge the actions of our Board of Directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the Pennsylvania Business

Corporation Law grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

OTHER PROVISIONS OF PENNSYLVANIA LAW

     The Pennsylvania Business Corporation Law also contains provisions applicable to us that may have the effect of impeding a change in control. These provisions:

     - prohibit for five years, subject to certain exceptions, a "business combination," which includes a merger or consolidation of the Holding Company or a sale, lease or exchange of assets, with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power;

     - prevent a shareholder acquiring different levels of voting power (20%, 33% and 50%) from voting any shares in excess of the applicable threshold unless disinterested shareholders approve such voting rights; and

     - require any person or group that publicly announces that it may acquire control of the Holding Company, or that acquires or publicly discloses an intent to acquire 20% or more of the voting power of the Holding Company, to disgorge to the Holding Company any profits it receives from sales of the Holding Company's equity securities purchased over the prior 18 months.

                        DESCRIPTION OF THE CAPITAL STOCK

GENERAL

     The Holding Company is authorized to issue 15,000,000 shares of common stock, without par value, and 5,000,000 shares of preferred stock having a par value determined by the Board of Directors of the Holding Company. In the conversion, we expect the Holding Company to issue between 4,165,000 and 6,261,111 shares of common stock and no shares of preferred stock.

COMMON STOCK

     Voting Rights. Each share of the common stock will have the same relative rights and will be identical in all respects with every other share of common stock. The holders of common stock will possess exclusive voting rights in the Holding Company, except if and to the extent shares of preferred stock issued in the future have voting rights. Except for the limitation on the right of a person or group acting in concert to vote shares with voting power in excess of 10% (see the subsection entitled "Antitakeover Provisions of Our Articles of Incorporation and Bylaws" under the heading "Certain Restrictions on Acquisition of the Holding Company"), each holder of shares of common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of shares of common stock. Shareholders are not be entitled to cumulate their votes for election of directors.

     Dividends. Under the Pennsylvania Business Corporation Law, we may only pay dividends if solvent and if payment of such dividend would not render us insolvent. Funds for dividend distribution initially must come from either proceeds of this offering retained by the Holding Company or dividends paid to the Holding Company by our insurance companies. Therefore, the restrictions on our insurance companies' ability to pay dividends affect our ability to pay dividends. These restrictions are described in the section of this prospectus entitled "Business" under the subsection entitled "Regulation."

     We presently intend to retain earnings to support our growth. Accordingly, we do not currently anticipate paying cash dividends to shareholders for the foreseeable future.

     Liquidation. In the event of any liquidation, dissolution or winding up of Mercer Mutual, the Holding Company, as holder of all of the capital stock of Mercer Mutual, would be entitled to receive all assets of Mercer Mutual after payment of all debts and liabilities of Mercer Mutual. In the event of a liquidation, dissolution or winding up of the Holding Company, each holder of shares of common stock would be entitled to receive, after payment of all debts and liabilities of the Holding Company, a pro rata portion of all assets of the Holding Company available for distribution to holders of common stock. If any preferred stock is issued, the holders thereof are likely to have a priority in liquidation or dissolution over the holders of the common stock.

     Transfer. Shares of common stock are freely transferable except for shares that are held by affiliates. Shares issued to directors and officers of Mercer Mutual or of the Holding Company in the conversion will be restricted as to transfer for a period of one year from the effective date of the conversion. Shares held by affiliates must be transferred in accordance with the requirements of Rule 144 of the Securities Act of 1933.

     Other Characteristics. Holders of the common stock will not have preemptive rights with respect to any additional shares of common stock that may be issued. The common stock is not subject to call for redemption, and the outstanding shares of common stock, when issued and upon our receipt of their full purchase price, will be fully paid and nonassessable.

PREFERRED STOCK

     None of the 5,000,000 authorized shares of preferred stock of the Holding Company will be issued in the conversion. We are authorized, without shareholder approval, to issue preferred stock or rights to acquire preferred stock, and to fix and state voting powers, designations, preferences or other special rights of such shares or rights, and the qualifications, limitations and restrictions thereof. The preferred stock may rank prior to the common stock as to dividend rights or liquidation preferences, or both, and may have full or limited voting rights. The Board of Directors has no present intention to issue any of the preferred stock.

                          TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for the common stock is Registrar and Transfer Company, Cranford, New Jersey.


                                 LEGAL MATTERS

     The legality of the common stock will be passed upon for the Holding Company by Stevens & Lee, Wayne, Pennsylvania. Stevens & Lee has consented to the reference herein to its opinion. Certain legal matters will be passed upon for Sandler O'Neill & Partners, L.P. by Lord, Bissell & Brook, Chicago, Illinois.

                                    EXPERTS

     The consolidated financial statements and schedules of Mercer Mutual as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been included in this prospectus in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

     Griffin Financial Group has consented to the publication in this document of the summary of its valuation of Mercer Mutual setting forth its conclusions as to the consolidated pro forma aggregate range of market values of Mercer Mutual as a subsidiary of the Holding Company, and the value of subscription rights to purchase the common stock, and has also consented to the use of its name and statements with respect to it appearing in this document. Griffin Financial Group is a subsidiary of Stevens & Lee, our legal counsel.

                           REGISTRATION REQUIREMENTS

     We do not presently file reports with the Securities and Exchange Commission. However, in connection with the conversion, we will register the common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934 and, upon such registration, the Holding Company and its shareholders will become subject to the proxy solicitation rules, the annual and periodic reporting requirements, the restrictions on stock purchases and sales by directors, officers and greater than 10% shareholders, and certain other requirements of the Securities Exchange Act.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the Registration Statement. You should review the Registration Statement and all of its exhibits, including Griffin Financial Group's valuation of the consolidated pro forma aggregate market value of Mercer Mutual as a subsidiary of the Holding Company. Statements in this prospectus about the contents of any contract or other document are not necessarily complete, and those statements are qualified in all respects by reference to the Registration Statement and its Exhibits. The Registration Statement, together with exhibits, can be examined without charge at the Public Reference Room of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     In addition, electronic copies of such documents may be obtained on the SEC's Internet web site at http://www.sec.gov. This web site contains registration statements, reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

     Mercer Mutual has filed an Application to Convert from Mutual to Stock Form with the Pennsylvania Insurance Department with respect to the conversion and has received the Department's orders approving such application. The application and the orders may be examined at the principal office of the Pennsylvania Insurance Department located in Harrisburg, Pennsylvania, and the full text of the orders are available on the Department's Internet web site at http://www.insurance.state.pa.us. In addition, copies of the Plan of Conversion and the orders, as well as other information concerning our insurance companies, can be found on our Internet web site at http://www.mercerins.com. We do not intend for the information contained on this website to be part of this prospectus.


     A copy of the articles of incorporation and the bylaws of the Holding Company and Mercer Mutual are available without charge from Mercer Mutual by contacting Paul D. Ehrhardt, Corporate Secretary, Mercer Insurance Group, Inc., 10 North Highway 31, Pennington, New Jersey 08534.

          INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF MERCER MUTUAL


                                                              PAGE
                                                              ----
Independent Auditors' Report................................   F-2
Consolidated Financial Statements
  Balance Sheets (As of December 31, 2002 and 2001).........   F-3
  Statements of Earnings (For the years ended December 31,
     2002, 2001 and 2000)...................................   F-4
  Statements of Changes in Equity (For the years ended
     December 31, 2002, 2001 and 2000)......................   F-5
  Statements of Cash Flows (For the years ended December 31,
     2002, 2001 and 2000)...................................   F-6
  Notes to Consolidated Financial Statements................   F-7
Interim Condensed Consolidated Financial Statements
  Balance Sheets (As of March 31, 2003 (Unaudited) and
     December 31, 2002).....................................  F-22
  Statements of Earnings (Unaudited) (For three months ended
     March 31, 2003 and 2002)...............................  F-23
  Statements of Changes in Equity (Unaudited) (For three
     months ended March 31, 2003)...........................  F-24
  Statements of Cash Flows (Unaudited) (For three months
     ended March 31, 2003 and 2002).........................  F-25
  Notes to Condensed Consolidated Financial Statements......  F-

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Mercer Mutual Insurance Company and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of Mercer Mutual Insurance Company and subsidiaries (the Group) as of December 31, 2002 and 2001, and the related consolidated statements of earnings, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2002. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Group as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

     As discussed in note 1, the Group adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002.

                                          /s/  KPMG LLP

Philadelphia, PA
March 28, 2003

                MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2002 AND 2001

                                                                 2002         2001
                                                              -----------   ---------
                                                              (DOLLARS IN THOUSANDS)
                                       ASSETS
Investments, at fair value:
  Fixed income securities, available-for-sale, at fair value
     (cost $48,330 and $44,775, respectively)...............   $ 49,247      44,078
  Equity securities, at fair value (cost $16,697 and
     $14,486, respectively).................................     20,332      20,653
                                                               --------      ------
       Total investments....................................     69,579      64,731
Cash and cash equivalents...................................      7,201       8,435
Premiums receivable.........................................      7,121       5,231
Reinsurance receivables.....................................      3,489       5,293
Prepaid reinsurance premiums................................      1,146         789
Deferred policy acquisition costs...........................      5,783       4,962
Accrued investment income...................................        599         618
Property and equipment, net.................................      5,713       3,228
Deferred income taxes.......................................      1,411         359
Goodwill....................................................      2,876       3,212
Other assets................................................        930         261
                                                               --------      ------
Total assets................................................   $105,848      97,119
                                                               ========      ======

                               LIABILITIES AND EQUITY
Liabilities:
  Losses and loss adjustment expenses.......................   $ 31,348      31,059
  Unearned premiums.........................................     24,923      20,548
  Accounts payable and accrued expenses.....................      8,000       6,622
  Other reinsurance balances................................        210         605
  Other liabilities.........................................      1,238         962
                                                               --------      ------
       Total liabilities....................................     65,719      59,796
                                                               --------      ------
Minority interest in subsidiary.............................      3,112       1,926
Equity:
  Unassigned equity.........................................     34,029      31,787
  Accumulated other comprehensive income:
     Unrealized gains in investments, net of deferred income
      taxes.................................................      2,988       3,610
                                                               --------      ------
       Total equity.........................................     37,017      35,397
                                                               --------      ------
Total liabilities and equity................................   $105,848      97,119
                                                               ========      ======

          See accompanying notes to consolidated financial statements.

                MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
                 YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000


                                                               2002      2001     2000
                                                              -------   ------   ------
                                                               (DOLLARS IN THOUSANDS)
Revenue:
  Net premiums earned.......................................  $40,454   30,728   27,635
  Investment income, net of expenses........................    2,061    2,425    2,517
  Net realized investment gains (losses)....................     (220)      42     (288)
  Other revenue.............................................      329      250      167
                                                              -------   ------   ------
     Total revenue..........................................   42,624   33,445   30,031
                                                              -------   ------   ------
Expenses:
  Losses and loss adjustment expenses.......................   20,067   14,534   13,711
  Amortization of deferred policy acquisition costs (related
     party amounts of $955, $173 and $0, respectively)......   10,953    8,137    7,478
  Other expenses............................................    7,974    6,103    4,575
  Stock conversion expenses.................................       95       --       --
                                                              -------   ------   ------
     Total expenses.........................................   39,089   28,774   25,764
                                                              -------   ------   ------
Income before income taxes and minority interest in income
  of subsidiary.............................................    3,535    4,671    4,267
Income taxes................................................    1,155    1,271    1,199
                                                              -------   ------   ------
Income before minority interest in income of subsidiary.....    2,380    3,400    3,068
Minority interest in income of subsidiary...................     (138)    (100)      --
                                                              -------   ------   ------
Net income..................................................  $ 2,242    3,300    3,068
                                                              =======   ======   ======


          See accompanying notes to consolidated financial statements.

                MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
                 YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000

                                                               2002      2001     2000
                                                              -------   ------   ------
                                                               (DOLLARS IN THOUSANDS)
Balance, beginning of period................................  $35,397   32,912   27,929
Net income..................................................    2,242    3,300    3,068
Other comprehensive income (loss), net of tax:
  Unrealized gains (losses) on securities:
     Unrealized holding gains (losses) arising during
      period, net of related income tax expense (benefit) of
      $(395), $(405), and $889..............................     (767)    (787)   1,725
     Less reclassification adjustment for (gains) losses
      included in net income, net of related income tax
      benefit (expense) of $75, $(14), and $98..............      145      (28)     190
                                                              -------   ------   ------
                                                                 (622)    (815)   1,915
                                                              -------   ------   ------
Comprehensive income........................................    1,620    2,485    4,983
                                                              -------   ------   ------
Balance, end of period......................................  $37,017   35,397   32,912
                                                              =======   ======   ======

          See accompanying notes to consolidated financial statements.

                MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000

                                                                2002      2001      2000
                                                              --------   -------   ------
                                                                (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................  $  2,242     3,300    3,068
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation of property and equipment.................       819       491      216
     Net accretion of discount..............................      (208)      (70)     (28)
     Amortization of goodwill...............................        --        98       --
     Net realized investment (gain) loss....................       220       (42)     288
       Net realized gain on sale of property and
          equipment.........................................        (5)       (5)      (2)
     Deferred income tax....................................       (58)     (232)    (315)
     Change in assets and liabilities:
       Premiums receivable..................................    (1,890)     (799)    (475)
       Reinsurance receivables..............................     1,804       414    1,187
       Prepaid reinsurance premiums.........................      (357)    1,646     (136)
       Deferred policy acquisition costs....................      (821)     (644)     (39)
       Other assets.........................................      (650)      242       74
       Losses and loss adjustment expenses..................       289       821     (705)
       Unearned premiums....................................     4,375       732      550
       Other................................................     1,401     1,489      755
                                                              --------   -------   ------
          Net cash provided by operating activities.........     7,161     7,441    4,438
                                                              --------   -------   ------
Cash flows from investing activities:
  Purchase of fixed income securities, available-for-sale...   (35,444)  (31,781)  (5,730)
  Purchase of equity securities.............................    (6,240)   (5,354)  (1,598)
  Purchase of FHC, net of cash acquired.....................        --      (722)      --
  Sale and maturity of fixed income securities
     available-for-sale.....................................    32,371    30,981    6,083
  Sale of equity securities.................................     3,528     2,381    1,303
  Purchase of property and equipment........................    (3,323)   (1,488)    (327)
  Sale of property and equipment............................        24         5        2
                                                              --------   -------   ------
          Net cash used in investing activities.............    (9,084)   (5,978)    (267)
                                                              --------   -------   ------
Cash flows from financing activities:
  Proceeds from sale of securities in subsidiary to minority
     interest shareholder...................................       689        --       --
                                                              --------   -------   ------
          Net cash provided by financing activities.........       689        --       --
                                                              --------   -------   ------
          Net increase (decrease) in cash and cash
            equivalents.....................................    (1,234)    1,463    4,171
Cash and cash equivalents at beginning of period............     8,435     6,972    2,801
                                                              --------   -------   ------
Cash and cash equivalents at end of period..................  $  7,201     8,435    6,972
                                                              ========   =======   ======
Cash paid during the year for:
  Interest..................................................  $     33        35       42
  Income taxes..............................................     1,605     1,720    1,410

          See accompanying notes to consolidated financial statements.

                MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (A) DESCRIPTION OF BUSINESS

     Mercer Mutual Insurance Company and Subsidiaries (collectively, the Group) includes Mercer Mutual Insurance Company (MMIC), its subsidiaries Queenstown Holding Company, Inc. (QHC) and BICUS Services Corporation (BICUS), QHC's subsidiary Mercer Insurance Company of New Jersey, Inc. (MIC), and Franklin Holding Company, Inc. (FHC). On June 1, 2001, FHC was added to the Group when MMIC purchased a 49% controlling interest in FHC and its wholly owned insurance subsidiary, Franklin Insurance Company (FIC) (note 12). The companies in the Group are operated under common management. The Group provides property and casualty insurance to both individual and commercial customers in New Jersey and Pennsylvania. The Group's business activities can be separated into three operating segments, which include commercial lines of insurance, personal lines of insurance and the investment function. The commercial lines of business consist primarily of multi-peril and general liability coverage. These two commercial lines represented 26% and 13%, respectively, of the Group's net premiums written in 2002. The personal lines of business consist primarily of homeowners and private passenger automobile insurance. These two personal lines represented 27% and 14%, respectively, of net written premiums in 2002.

  (B) CONSOLIDATION POLICY AND BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of each member of the Group since the date of acquisition. The insurer affiliates within the Group participate in a reinsurance pooling arrangement (the Pool) whereby each insurer affiliate's underwriting results are combined and distributed proportionately to each participant. Each insurer's share in the Pool is based on their respective statutory surplus as of the beginning of each year. The effects of the Pool as well as all other significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which differ in some respects from those followed in reports to insurance regulatory authorities.

  (C) USE OF ESTIMATES

     The preparation of the accompanying financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates include liabilities for losses and loss adjustment expenses, deferred income tax assets and other than temporary impairment of investments. Actual results could differ from those estimates.

  (D) INVESTMENTS

     Due to periodic shifts in the portfolio arising from income tax and asset-liability matching, as well as securities markets and economic factors, management considers the entire portfolio of fixed income securities as available-for-sale. Fixed income securities available-for-sale and equity securities are stated at fair value with changes in fair value, net of deferred income tax, reflected in equity as accumulated other comprehensive income. Realized gains and losses are determined on the specific identification basis. A decline in the market value of an investment below its cost that is deemed other than temporary is charged to earnings.

     Interest on fixed maturities is credited to income as it accrues on the principal amounts outstanding, adjusted for amortization of premiums and accretion of discounts computed utilizing the effective interest rate method. Premiums and discounts on mortgage-backed securities are amortized using anticipated prepayments with significant changes in anticipated prepayments accounted for prospectively.

                MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

  (E) CASH AND CASH EQUIVALENTS

     Cash and cash equivalents are carried at cost which approximates market value. The Group considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  (F) FAIR VALUES OF FINANCIAL INSTRUMENTS

     The Group has used the following methods and assumptions in estimating its fair values:

          Investments -- The fair values for fixed income securities available-for-sale are based on quoted market prices, when available. If not available, fair values are based on values obtained from investment brokers. Fair values for marketable equity securities are based on quoted market prices and on statutory equity for the security indicated below.

          The fair value of an equity security in a reinsurance company is estimated based on statutory book value because the security is not traded and because of restrictions placed on the investors. After receipt of a bona fide offer to purchase this security, the stock must first be offered to the investee or its other shareholders at the lower of statutory book value or the offered price. The investee also has the ability to determine that the potential purchaser is not appropriate and void such an offer. The carrying value of this investment was $1,228 and $1,589 at December 31, 2002 and 2001, respectively.

          Cash and cash equivalents -- The carrying amounts reported in the balance sheet for these instruments approximate their fair values.

          Premium and reinsurance receivables -- The carrying amounts reported in the balance sheet for these instruments approximate their fair values.

  (G) REINSURANCE

     The Group cedes insurance to, and assumes insurance from, unrelated insurers to limit its maximum loss exposure through risk diversification. Ceded reinsurance receivables and unearned premiums are reported as assets; loss and loss adjustment expenses reserves are reported gross of ceded reinsurance credits. Premiums receivable is recorded gross of ceded premiums payable.

  (H) DEFERRED POLICY ACQUISITION COSTS

     Acquisition costs such as commissions, premium taxes, and certain other expenses which vary with and are directly related to the production of business, are deferred and amortized over the effective period of the related insurance policies. The method followed in computing deferred policy acquisition costs limits the amount of such deferred costs to their estimated realizable value, which gives effect to premiums to be earned, anticipated investment income, loss and loss adjustment expenses, and certain other maintenance costs expected to be incurred as the premiums are earned. To the extent that deferred policy acquisition costs are not realizable, the deficiency is charged to income currently.

  (I) PROPERTY AND EQUIPMENT

     Property and equipment are carried at cost less accumulated depreciation calculated on the straight-line basis. Property is depreciated over useful lives generally ranging from five to forty years. Equipment is depreciated over three to ten years.

                MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

  (J) PREMIUM REVENUE

     Premiums include direct writings plus reinsurance assumed less reinsurance ceded to other insurers and are recognized as revenue over the period that coverage is provided using the monthly pro-rata method. Unearned premiums represent that portion of premiums written that are applicable to the unexpired terms of policies in force.

  (K) LOSSES AND LOSS ADJUSTMENT EXPENSES

     The liability for losses includes the amount of claims which have been reported to the Group and are unpaid at the statement date as well as provision for claims incurred but not reported, after deducting anticipated salvage and subrogation. The liability for loss adjustment expenses is determined as a percentage of the liability for losses based on the historical ratio of paid adjustment expenses to paid losses by line of business.

     Management believes that the liabilities for losses and loss adjustment expenses at December 31, 2002 are adequate to cover the ultimate net cost of losses and claims to date, but these liabilities are necessarily based on estimates, and the amount of losses and loss adjustment expenses ultimately paid may be more or less than such estimates. Changes in the estimates for losses and loss adjustment expenses are recognized in the period in which they are determined.

  (L) INCOME TAXES

     The Group uses the asset and liability method of accounting for income taxes. Deferred income taxes arise from the recognition of temporary differences between financial statement carrying amounts and the tax bases of the Group's assets and liabilities and operating loss carryforwards. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The effect of a change in tax rates is recognized in the period of the enactment date.

  (M) GOODWILL

     In July 2001, the Financial Accounting Standard Board (FASB) issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 142 applies to all acquired intangible assets whether acquired singularly, as part of a group, or in a business combination. SFAS 142 changes the accounting for goodwill and intangible assets with indefinite lives from an amortization method to an impairment-only approach. The Group adopted SFAS 142 on January 1, 2002. The amortization of goodwill from past business combinations ceased upon adoption of this statement.

     In connection with SFAS No. 142's transitional goodwill impairment evaluation, the Statement required the Group to perform an assessment of whether there was an indication that goodwill was impaired as of the date of adoption. To accomplish this, the Group was required to identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill to those reporting units as of January 1, 2002. The Group has only one reporting unit with goodwill. Based on the results of this assessment, the fair value of this reporting unit exceeded its carrying value, including existing goodwill, as of January 1, 2002. SFAS 142 also requires that an impairment test be performed annually or more frequently if changes in circumstances or the occurrence of events indicate goodwill may be impaired. The Group performed the annual impairment test as of December 31, 2002 and the results indicated that the fair value of the reporting unit exceeded its carrying amounts.

     Prior to the adoption of SFAS No. 142, goodwill was amortized on a straight-line basis over the expected periods to be benefited, of 15 years, and assessed for recoverability by determining whether the amortization of

                MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

the goodwill balance over its remaining life could be recovered through undiscounted future operating cash flows of the acquired operation.

(2) INVESTMENTS

     Net investment income, net realized investment gains, and change in unrealized capital gains (losses) on investment securities are as follows.

     Net investment income and net realized investment gains:

                                                               2002    2001    2000
                                                              ------   -----   -----
Investment income:
  Fixed income securities...................................  $2,346   2,545   2,681
  Equity securities.........................................     470     319     318
  Cash and cash equivalents.................................     170     323     170
  Other.....................................................      24      40      50
                                                              ------   -----   -----
     Gross investment income................................   3,010   3,227   3,219
  Less investment expenses..................................     949     802     702
                                                              ------   -----   -----
     Net investment income..................................   2,061   2,425   2,517
                                                              ------   -----   -----
Realized gains (losses):
  Fixed income securities...................................     281     252    (220)
  Equity securities.........................................    (501)   (210)    (68)
                                                              ------   -----   -----
     Net realized investment gains (losses).................    (220)     42    (288)
                                                              ------   -----   -----
Net investment income and net realized investment gains.....  $1,841   2,467   2,229
                                                              ======   =====   =====

     Investment expenses include salaries, counseling fees, and other miscellaneous expenses attributable to the maintenance of investment activities.

     The changes in unrealized gains (losses) of securities are as follows:

                                                              2002      2001    2000
                                                             -------   ------   -----
Fixed income securities....................................  $ 1,614     (285)  2,239
Equity securities..........................................   (2,532)    (949)    663
                                                             -------   ------   -----
                                                             $  (918)  (1,234)  2,902
                                                             =======   ======   =====

                MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)


     The cost and estimated fair value of available-for-sale investment securities at December 31, 2002 and 2001 are shown below.


                                                          GROSS        GROSS      ESTIMATED
                                                        UNREALIZED   UNREALIZED     FAIR
                                              COST(1)     GAINS        LOSSES       VALUE
                                              -------   ----------   ----------   ---------
2002:
  Fixed income securities,
     available-for-sale:
     U.S. government and government
       agencies.............................  $38,802       750           53       39,499
     Obligations of states and political
       subdivisions.........................    5,976       176            3        6,149
     Industrial and miscellaneous...........    3,216        68           25        3,259
     Mortgage-backed securities.............      336         4           --          340
                                              -------     -----        -----       ------
       Total fixed maturities...............   48,330       998           81       49,247
                                              -------     -----        -----       ------
  Equity securities:
     At market value........................   16,603     3,871        1,370       19,104
     At estimated value.....................       94     1,134           --        1,228
                                              -------     -----        -----       ------
       Total equity securities..............   16,697     5,005        1,370       20,332
                                              -------     -----        -----       ------
Total available-for-sale....................  $65,027     6,003        1,451       69,579
                                              =======     =====        =====       ======
2001:
  Fixed income securities,
     available-for-sale:
     U.S. government and government
       agencies.............................  $20,337       112          485       19,964
     Obligations of states and political
       subdivisions.........................   19,846        89          358       19,577
     Industrial and miscellaneous...........    3,674        56          102        3,628
     Mortgage-backed securities.............      918         3           12          909
                                              -------     -----        -----       ------
       Total fixed maturities...............   44,775       260          957       44,078
                                              -------     -----        -----       ------
  Equity securities:
     At market value........................   14,392     5,214          533       19,064
     At estimated value.....................       94     1,495            9        1,589
                                              -------     -----        -----       ------
       Total equity securities..............   14,486     6,709          542       20,653
                                              -------     -----        -----       ------
Total available-for-sale....................  $59,261     6,969        1,499       64,731
                                              =======     =====        =====       ======

---------------

(1) Original cost of equity securities; original cost of fixed income securities adjusted for amortization of premium and accretion of discount.

                MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

     The amortized cost and estimated fair value of fixed income securities at December 31, 2002, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                          ESTIMATED
                                                              AMORTIZED     FAIR
                                                                COST        VALUE
                                                              ---------   ---------
Due in one year or less.....................................   $   250        250
Due after one year through five years.......................     4,640      4,730
Due after five years through ten years......................    25,109     25,610
Due after ten years.........................................    17,995     18,317
                                                               -------     ------
                                                                47,994     48,907
Mortgage-backed securities..................................       336        340
                                                               -------     ------
                                                               $48,330     49,247
                                                               =======     ======

     The gross realized gains and losses on investment securities are as follows:

                                                              2002    2001   2000
                                                              -----   ----   ----
Gross realized gains........................................  $ 703    463    436
Gross realized losses.......................................   (923)  (421)  (724)
                                                              -----   ----   ----
                                                              $(220)    42   (288)
                                                              =====   ====   ====

     The gross realized investment losses included write-downs for the other than temporary impairment of securities totaling $647, $185 and $219 for the years ended 2002, 2001 and 2000, respectively.

     Proceeds from the sale and maturity of available-for-sale securities were $35,899, $33,362, and $7,386 for 2002, 2001, and 2000, respectively.

     The amortized cost of invested securities on deposit with regulatory authorities at December 31, 2002 and 2001 amounted to $202 and $202, respectively.

(3) DEFERRED POLICY ACQUISITION COSTS

     Changes in deferred policy acquisition costs are as follows:

                                                             2002      2001     2000
                                                           --------   ------   ------
Balance, January 1.......................................  $  4,962    3,899    3,860
Acquisition costs deferred...............................    11,774    9,200    7,517
Amortization charged to earnings.........................   (10,953)  (8,137)  (7,478)
                                                           --------   ------   ------
Balance, December 31.....................................  $  5,783    4,962    3,899
                                                           ========   ======   ======

                MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

(4) PROPERTY AND EQUIPMENT

     Property and equipment was as follows:

                                                               2002      2001
                                                              -------   ------
Home office:
  Land......................................................  $   423      423
  Buildings and improvements................................    3,699    1,785
  Furniture, fixtures, and equipment........................    5,868    4,510
                                                              -------   ------
                                                                9,990    6,718
  Accumulated depreciation..................................   (4,277)  (3,490)
                                                              -------   ------
                                                              $ 5,713    3,228
                                                              =======   ======

(5) LIABILITIES FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

     Activity in the liabilities for losses and loss adjustment expenses is summarized as follows:

                                                             2002      2001     2000
                                                            -------   ------   ------
Balance, January 1........................................  $31,059   28,766   29,471
  Less reinsurance recoverable on unpaid losses and loss
     expenses.............................................   (5,425)  (4,675)  (5,828)
                                                            -------   ------   ------
     Net balance at January 1.............................   25,634   24,091   23,643
                                                            -------   ------   ------
Incurred related to:
  Current year............................................   22,211   17,813   17,665
  Prior years.............................................   (2,144)  (3,279)  (3,954)
                                                            -------   ------   ------
     Total incurred.......................................   20,067   14,534   13,711
                                                            -------   ------   ------
Paid related to:
  Current year............................................   11,128    7,265    7,421
  Prior years.............................................    7,375    5,726    5,842
                                                            -------   ------   ------
     Total paid...........................................   18,503   12,991   13,263
                                                            -------   ------   ------
     Net balance, December 31.............................   27,198   25,634   24,091
  Plus reinsurance recoverable on unpaid losses and loss
     expenses.............................................    4,150    5,425    4,675
                                                            -------   ------   ------
Balance at December 31....................................  $31,348   31,059   28,766
                                                            =======   ======   ======

     As a result of changes in estimates of insured events in prior years, the liabilities for losses and loss adjustment expense decreased by $2,144, $3,279, and $3,954 in 2002, 2001, and 2000, respectively. These redundancies are primarily concentrated in the commercial multi-peril and other liability lines in 2002 and 2001, and in the homeowners and commercial multi-peril lines in 2000.

(6) REINSURANCE

     The Group has geographic exposure to catastrophe losses in its operating region. Catastrophes can be caused by various events including hurricanes, windstorms, earthquakes, hail, explosion, severe weather, and fire. The incidence and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Most catastrophes are restricted to small geographic areas. However, hurricanes and

                MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

earthquakes may produce significant damage in large, heavily populated areas. The Group generally seeks to reduce its exposure to catastrophe through individual risk selection and the purchase of catastrophe reinsurance.

     In the ordinary course of business, the Group seeks to limit its exposure to loss on individual claims and from the effects of catastrophes by entering into reinsurance contracts with other insurance companies.

     Reinsurance is ceded on excess of loss and pro-rata bases with the Group's retention not exceeding $300 per occurrence. Insurance ceded by the Group does not relieve its primary liability as the originating insurer. The Group also assumes reinsurance from other companies on a pro-rata basis.

     The effect of reinsurance with unrelated insurers on premiums written and earned is as follows:

                                                             2002      2001     2000
                                                            -------   ------   ------
Premiums written:
  Direct..................................................  $50,858   41,497   31,782
  Assumed.................................................      808    1,474      322
  Ceded...................................................   (7,195)  (8,261)  (4,055)
                                                            -------   ------   ------
Net.......................................................  $44,471   34,710   28,049
                                                            =======   ======   ======
Premiums earned:
  Direct..................................................  $46,625   37,326   31,211
  Assumed.................................................      666    1,440      343
  Ceded...................................................   (6,837)  (8,038)  (3,919)
                                                            -------   ------   ------
Net.......................................................  $40,454   30,728   27,635
                                                            =======   ======   ======

     The effect of reinsurance on unearned premiums as of December 31, 2002 and 2001 is as follows:

                                                               2002      2001
                                                              -------   ------
Direct......................................................  $24,580   20,347
Assumed.....................................................      343      201
                                                              -------   ------
                                                              $24,923   20,548
                                                              =======   ======

     The effect of reinsurance on the liabilities for losses and loss adjustment and losses and loss adjustment expenses incurred is as follows:

                                                               2002      2001
                                                              -------   ------
Liabilities:
  Direct....................................................  $29,329   28,905
  Assumed...................................................    2,019    2,154
                                                              -------   ------
                                                              $31,348   31,059
                                                              =======   ======

                MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

                                                             2002      2001     2000
                                                            -------   ------   ------
Losses and loss expenses incurred:
  Direct..................................................  $20,388   18,258   14,305
  Assumed.................................................      415      342      169
  Ceded...................................................     (736)  (4,066)    (763)
                                                            -------   ------   ------
Net.......................................................  $20,067   14,534   13,711
                                                            =======   ======   ======

     The Group performs credit reviews of its reinsurers, focusing on financial stability. To the extent that a reinsurer may be unable to pay losses for which it is liable under the terms of a reinsurance agreement, the Group is exposed to the risk of continued liability for such losses. At December 31, 2002, one independent reinsurer accounted for approximately $2,080 of amounts recoverable for paid and unpaid losses and loss adjustment expenses.

(7) RETIREMENT PLANS AND DEFERRED COMPENSATION PLAN

     Effective January 1, 1997, the Company implemented a defined contribution pension plan to replace a defined benefit pension plan. The plan covers substantially all of its employees. Benefits are based on years of service and the employee's annual compensation. Pension expense from the defined contribution plan amounted to $181, $129, and $106 for 2002, 2001, and 2000, respectively.

     The Group also maintains a 401(k) retirement savings plan covering substantially all employees. The Group matches a percentage of each employees' pre-tax contribution and also contributes an amount equal to 2% of each employee's annual compensation. The cost of this plan amounted to $119, $90, and $86 for the years ended December 31, 2002, 2001, and 2000, respectively. The Group maintains a nonqualified unfunded retirement plan for its directors. The plan provides for monthly payments for ten years upon retirement. The expense for this plan amounted to $93, $86, and $79 for 2002, 2001, and 2000 respectively. Costs accrued under this plan amounted to $558 and $499 at December 31, 2002 and 2001, respectively.

     The Group also maintains a deferred compensation plan for its directors and officers. Under the plan, participants may elect to defer receipt of all or a portion of their fees. Amounts deferred, together with accumulated interest, are distributed either as a lump sum or in installments over a period of not greater than ten years. Deferred compensation, including accumulated interest, amounted to $661 and $602 at December 31, 2002 and 2001, respectively.

     In 2002, the Group elected to purchase Company-owned life insurance. The Group's cost for the Company-owned life insurance was $350 for 2002. The cash surrender value of the Company-owned life insurance totaling $217 is included in other assets at December 31, 2002.

                MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

(8) FEDERAL INCOME TAXES

     The tax effect of significant temporary differences that give rise to the Group's net deferred tax asset as of December 31, is as follows:

                                                               2002    2001
                                                              ------   -----
Net loss reserve discounting................................  $1,365   1,340
Net unearned premiums.......................................   1,633   1,231
Impairment of investments...................................     220      63
Net operating loss carryforwards............................     459     586
Other.......................................................   1,534   1,337
                                                              ------   -----
                                                               5,211   4,557
Less: Valuation allowance...................................      --    (685)
                                                              ------   -----
  Deferred tax assets.......................................   5,211   3,872
                                                              ------   -----
Deferred policy acquisition costs...........................   1,966   1,564
Unrealized gain on investments..............................   1,548   1,860
Other.......................................................     286      89
                                                              ------   -----
  Deferred tax liabilities..................................   3,800   3,513
                                                              ------   -----
Net deferred tax asset......................................  $1,411     359
                                                              ======   =====

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management believes it is more likely than not the Company will realize the benefits of the deferred tax assets at December 31, 2002, and as a result, removed the valuation allowance.

     During the year ended December 31, 2002, the Group reversed its valuation allowance related to deferred tax assets of FHC based on revised estimates of future taxable income of FHC. In accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS No. 109), this resulted in a reduction to goodwill, totaling $336 and an increase in minority interest in subsidiary totaling $349 (See Note 12).

     Actual income tax expense differed from expected tax expense, computed by applying the United States federal corporate tax rate of 34% to income before income taxes, as follows:

                                                               2002    2001    2000
                                                              ------   -----   -----
Expected tax expense........................................  $1,202   1,588   1,451
Tax-exempt interest.........................................    (135)   (217)   (195)
Dividends received deduction................................     (94)    (65)    (64)
Company-owned life insurance................................      45      --      --
Other.......................................................     137     (35)      7
                                                              ------   -----   -----
Income tax expense..........................................  $1,155   1,271   1,199
                                                              ======   =====   =====

                MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

     The components of the provision for income taxes are as follows:

                                                               2002    2001    2000
                                                              ------   -----   -----
Current.....................................................  $1,213   1,503   1,514
Deferred....................................................     (58)   (232)   (315)
                                                              ------   -----   -----
Income tax expense..........................................  $1,155   1,271   1,199
                                                              ======   =====   =====

     At December 31, 2002, the Group's 49% owned subsidiary FHC has net operating loss carryforwards available to offset future federal taxable income as follows:

EXPIRES                                                        AMOUNT
-------                                                        ------
2018........................................................   $  395
2019........................................................      256
2020........................................................      567
2021........................................................      132
                                                               ------
                                                               $1,350
                                                               ======

(9) SEGMENT INFORMATION

     The Group markets its products through independent insurance agents, which sell commercial lines of insurance to small to medium-sized businesses and personal lines of insurance to individuals.

     Financial data by segment is as follows:


                                                             2002      2001     2000
                                                            -------   ------   ------
Revenues:
  Net premiums earned:
     Commercial lines.....................................  $20,088   15,119   13,685
     Personal lines.......................................   20,366   15,609   13,950
                                                            -------   ------   ------
       Total net premiums earned..........................   40,454   30,728   27,635
                                                            -------   ------   ------
Expenses:
  Loss and loss adjustment expenses:
     Commercial lines.....................................    7,283    6,425    5,166
     Personal lines.......................................   12,784    8,109    8,545
                                                            -------   ------   ------
       Total loss and loss expenses.......................   20,067   14,534   13,711
                                                            -------   ------   ------
  Other underwriting expenses:
     Commercial lines.....................................    9,913    7,240    6,179
     Personal lines.......................................    9,014    7,000    5,874
                                                            -------   ------   ------
       Total other underwriting expenses..................   18,927   14,240   12,053
                                                            -------   ------   ------

                MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)


                                                             2002      2001     2000
                                                            -------   ------   ------
Underwriting gain (loss):
  Commercial lines........................................    2,892    1,454    2,340
  Personal lines..........................................   (1,432)     500     (469)
                                                            -------   ------   ------
       Total underwriting gain (loss).....................    1,460    1,954    1,871
                                                            -------   ------   ------
Investment income, net of expenses........................    2,061    2,425    2,517
Net realized investment gains (losses)....................     (220)      42     (288)
Other.....................................................      234      250      167
                                                            -------   ------   ------
Income before income taxes and minority interest in income
  of subsidiary...........................................  $ 3,535    4,671    4,267
                                                            =======   ======   ======


     Assets are not allocated to the commercial and personal lines, and are reviewed in total by management for purposes of decision making.

(10) RECONCILIATION OF STATUTORY FILINGS TO AMOUNTS REPORTED HEREIN

     A reconciliation of the Group's statutory net income and surplus to the Group's net income and surplus, under accounting principles generally accepted in the United States of America (GAAP), is as follows:

                                                              2002      2001    2000
                                                             -------   ------   -----
Net income:
  Statutory net income.....................................  $ 1,292    2,019   2,717
  Deferred policy acquisition costs........................      821      643      39
  Deferred federal income taxes............................       58      232     315
  Minority interest in income of subsidiary................      138      100      --
  Other....................................................      (67)     306      (3)
                                                             -------   ------   -----
GAAP net income............................................  $ 2,242    3,300   3,068
                                                             =======   ======   =====
Surplus:
  Statutory surplus........................................  $28,877   31,655
  Deferred policy acquisition costs........................    5,783    4,962
  Deferred federal income taxes............................     (987)    (593)
  Nonadmitted assets.......................................    2,524    1,351
  Unrealized gain (loss) on fixed income securities........      917     (697)
  Statutory change in accounting principles................       --     (947)
  Other....................................................      (97)    (334)
                                                             -------   ------
GAAP equity................................................  $37,017   35,397
                                                             =======   ======

     The Group's insurance companies are required to file statutory financial statements with various state insurance regulatory authorities. Statutory financial statements are prepared in accordance with accounting principles and practices prescribed or permitted by the various states of domicile. Prescribed statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). Furthermore, the NAIC adopted the Codification of Statutory Accounting Principles effective of January 1, 2001. The codified principles are intended to provide a comprehensive basis of accounting recognized and adhered to in the

                MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

absence of conflict with, or silence of, state statutes and regulations. The effects of such do not affect financial statements prepared under accounting principles generally accepted in the United States of America.

     The Group's insurance companies are required by law to maintain certain minimum surplus on a statutory basis, are subject to risk-based capital requirements and are subject to regulations under which payment of a dividend from statutory surplus is restricted and may require prior approval of regulatory authorities. Applying the current regulatory restrictions as of December 31, 2002, approximately $4,197 would be available for distribution without prior approval.

(11) CONVERSION COSTS

     In December 2002 the Group's boards of directors approved a plan of conversion for changing the corporate form of MMIC from the mutual form to the stock form. Under the plan, policyholders and certain other groups will have the opportunity to acquire stock in a holding company, Mercer Insurance Group, Inc. MMIC must receive the approval of two-thirds of policyholders' votes in order to complete the plan. The Group incurred $95 in 2002 in expenses related to the planned stock conversion. These expenses are shown as a separate line item in the consolidated statement of earnings.

(12) PURCHASE OF FHC, GOODWILL, AND MINORITY INTEREST

     On June 1, 2001, MMIC purchased certain holdings in FHC and its wholly owned insurance subsidiary, FIC (note 1). For an investment of $3,500, MMIC acquired 49% of all outstanding voting common stock; 50% of all common stock options; 50% of convertible, redeemable Series A preferred stock and certain rights to purchase the remaining voting common stock in the future. The transaction resulted in goodwill totaling $3,310. MMIC and a minority interest shareholder exercised options to purchase Series B, non-voting common stock and paid $662 and $689, respectively, during 2002, for such shares. These exercises did not change MMIC's ownership percentage in FHC. Options outstanding as of December 31, 2002 for MMIC and minority interest shareholders were 228,800 and 226,100, respectively. The options are exercisable at $10 per share.


     The Group consolidates FHC as it has a controlling interest as evidenced by the following: MMIC has control of the Board of Directors of FHC (seven of the eight board members of FHC were previously and continue to be on the board of
MMIC), MMIC has common management with FHC and the ability to direct the policies and management that guide the ongoing activities and all substantive decision making of FHC, and MMIC has the option to purchase the remaining stock of FHC. In addition, FHC and MMIC entered into a reinsurance pooling agreement in connection with the acquisition whereby 100% of the direct business of FHC is ceded to MMIC. MMIC then retrocedes a percentage of the combined business to FHC. The effect of this agreement subsequent to the acquisition is eliminated in consolidation.



     The Group's investment in FHC including common stock, options to purchase common equity, and preferred stock have been eliminated in consolidation. The minority interest in subsidiary of $3,112 and $1,926 shown on the consolidated balance sheets represents the interest held in FHC by parties other than MMIC as of December 31, 2002 and 2001, respectively.


     FHC, has two series of redeemable preferred stock issued and outstanding, Series A and Series B. Following is a description of FHC's redeemable preferred stock held by outside parties.

     There are 5,000 shares of Series A shares with a par value of $100 per share issued, outstanding and held by outside parties. Series A shares have no voting rights. The holders are entitled to receive dividends from available funds only if declared by the Board at its sole discretion with the limit of a certain amount per year ($5.00 per annum). The right to receive dividends is not cumulative. However, whenever a cash dividend is paid on Series B preferred shares, then a cash dividend must be paid on Series A preferred shares on a pari

                MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

passu basis. FHC can redeem Series A shares using available funds after April 1, 2004 at a price of par plus 2% compounded annually from June 1, 2001. The shares have a mandatory repurchase provision which allows the holders to require FHC to repurchase the shares from available funds after September 30, 2007 at the same price through 2011. If FHC merges or consolidates with another insurance company subsidiary or if FHC registers a class of securities under the Securities Act of 1933, the holders of the Series A preferred are entitled to convert each share of Series A preferred stock into 10 shares of class B common stock.

     There are 11,836 shares of Series B shares with a par value of $100 per share issued, outstanding and held by outside parties. Series B shares have no voting rights. Through June 1, 2001, the holders of Series B preferred shares were entitled to receive dividends at a compounded annual rate of 5%. The dividends were cumulative and could be paid in cash or through the issuance of more Series B Preferred. After May 31, 2001, dividends are paid at the sole discretion of the board of directors. However, whenever a cash dividend is paid on Series A preferred shares, then a cash dividend must be paid on Series B preferred shares on a pari passu basis. FHC can redeem the stock using available funds at any time at an aggregate amount of $1,616 as of May 31, 2001, after which, the redemption amount is compounded annually at 7.5%. The shares have a mandatory repurchase provision which allows the shareholders to require FHC to repurchase the shares after September 30, 2007 at the same price. FHC is also required to repurchase a pro-rata amount of the shares of Series B preferred if there is any redemption or repurchase of Series A Preferred stock, a change in control, or a transfer by FHC of any ownership interest in the subsidiary.

     Upon a stock conversion of MMIC, the preferred shareholders of FHC would have certain rights to exchange their shares for registered voting common stock of the Group based on the redemption price at the date of conversion. In addition, the MMIC has the right to compel such an exchange.

     The minority interest share of the redeemable preferred stock is included in minority interest in subsidiary on the consolidated balance sheet.

     The changes in the carrying amount of goodwill for the year ended December 31, 2002 are as follows:

                                                               2002
                                                              ------
Balance as of December 31, 2001.............................  $3,212
Change......................................................    (336)
                                                              ------
Balance as of December 31, 2002.............................  $2,876
                                                              ======

     In accordance with SFAS 109, the Group reduced the valuation allowance on deferred tax assets which resulted in a $336 reduction in goodwill.

     The consolidated statements of earnings for the year ended December 31, 2001 include $98 of goodwill amortization. Following the adoption of SFAS No. 142, no goodwill amortization expense was recognized for the year ended December 31, 2002. The following table adjusts the reported net income for the year ended December 31, 2001 on a pro forma basis assuming the provisions of SFAS No. 142 were adopted effective January 1, 2001:

                                                               2001
                                                              ------
Net income -- as reported...................................  $3,300
Net income -- as adjusted...................................   3,398
                                                              ------

(13) CONTINGENCIES

     The Group becomes involved with certain claims and legal actions arising in the ordinary course of business operations. Such legal actions involve disputes by policyholders relating to claims payments as well as

                MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

other litigation. In addition, the Group's business practices are subject to review by various state insurance regulatory authorities. The Group is regularly subject to such reviews, and several such reviews are currently pending. These reviews may result in changes or clarifications of the Group's business practices, and may result in fines, penalties or other sanctions. In the opinion of management, while the ultimate outcome of these actions and these regulatory proceedings cannot be determined at this time, they are not expected to result in liability for amounts material to the financial condition, results of operations, or liquidity, of the Group.

(14) RELATED PARTY TRANSACTIONS


     The Group produces a large percentage of its business through one insurance agent, Davis Insurance Agency (Davis). The 51% common shareholder of FHC owns Davis. In 2002 and 2001, premiums written through Davis totaled 13.9% and 10.0%, respectively, of the Group's direct written premiums. Commissions paid to Davis were $1,182 and $630 in 2002 and 2001, respectively.


     Van Rensselaer, Ltd., which is owned by William V.R. Fogler, a director, has provided investment management services to MMIC since the year 2000. Fees to Van Rensselaer, Ltd. amounted to $139 in 2002, $136 in 2001 and $143 in 2000.

                MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES



                     CONDENSED CONSOLIDATED BALANCE SHEETS


                   AS OF MARCH 31, 2003 AND DECEMBER 31, 2002



                                                             AS OF              AS OF
                                                         MARCH 31, 2003   DECEMBER 31, 2002
                                                         --------------   -----------------
                                                               (DOLLARS IN THOUSANDS)
                                                                    (UNAUDITED)
                        ASSETS
Investments, at fair value:
  Fixed income securities, available-for-sale, at fair
     value (cost $44,405 and $48,330, respectively)....     $ 45,062            49,247
  Equity securities, at fair value (cost $15,346 and
     $16,697, respectively)............................       18,651            20,332
                                                            --------           -------
     Total investments.................................       63,713            69,579
Cash and cash equivalents..............................       10,403             7,201
Premiums receivable....................................        7,274             7,121
Reinsurance receivables................................        3,759             3,489
Prepaid reinsurance premiums...........................        1,078             1,146
Deferred policy acquisition costs......................        5,805             5,783
Accrued investment income..............................          571               599
Property and equipment, net............................        6,027             5,713
Deferred income taxes..................................        1,661             1,411
Goodwill...............................................        2,876             2,876
Other assets...........................................        1,179               930
                                                            --------           -------
  Total assets.........................................     $104,346           105,848
                                                            ========           =======

                LIABILITIES AND SURPLUS
Liabilities:
  Losses and loss adjustment expenses..................     $ 32,920            31,348
  Unearned premiums....................................       25,057            24,923
  Accounts payable and accrued expenses................        5,055             8,000
  Other reinsurance balances...........................          174               210
  Other liabilities....................................        1,122             1,238
                                                            --------           -------
     Total liabilities.................................       64,328            65,719
                                                            --------           -------
Minority interest in subsidiary........................        3,149             3,112
                                                            --------           -------
Equity:
  Unassigned equity....................................       34,263            34,029
  Accumulated other comprehensive income:
     Unrealized gains in investments, net of deferred
       income taxes....................................        2,606             2,988
                                                            --------           -------
  Total equity.........................................       36,869            37,017
                                                            --------           -------
  Total liabilities and equity.........................     $104,346           105,848
                                                            ========           =======



     See accompanying notes to condensed consolidated financial statements.

                MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES



                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS


                   THREE MONTHS ENDED MARCH 31, 2003 AND 2002



                                                               2003      2002
                                                              -------   ------
                                                                (DOLLARS IN
                                                                 THOUSANDS)
                                                                (UNAUDITED)
Revenue:
  Net premiums earned.......................................  $11,056    9,444
  Investment income, net of expenses........................      427      529
  Net realized investment gains.............................      149      118
  Other revenue.............................................       80       76
                                                              -------   ------
     Total revenue..........................................   11,712   10,167
                                                              -------   ------
Expenses:
  Losses and loss adjustment expenses.......................    6,514    4,634
  Amortization of deferred policy acquisition costs.........    2,973    2,643
  Other expenses............................................    1,849    1,697
  Stock conversion expenses.................................       12       --
                                                              -------   ------
     Total expenses.........................................   11,348    8,974
                                                              -------   ------
Income before income taxes and minority interest in income
  of subsidiary.............................................      364    1,193
Income taxes................................................       88      418
                                                              -------   ------
Income before minority interest in income of subsidiary.....      276      775
Minority interest in income of subsidiary...................      (43)      (4)
                                                              -------   ------
Net income..................................................  $   233      771
                                                              =======   ======



     See accompanying notes to condensed consolidated financial statements.

                MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES



            CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SURPLUS


                       THREE MONTHS ENDED MARCH 31, 2003



                                                              (DOLLARS IN THOUSANDS)
                                                                   (UNAUDITED)
Balance, beginning of period................................         $37,017
Net income..................................................             233
Other comprehensive income (loss), net of tax:
  Unrealized gains (losses) on securities:
     Unrealized holding losses arising during period (net of
      related income tax benefit of $(146)).................            (283)
     Less:
       Reclassification adjustment for gains included in net
        income (net of related income tax expense of $51)...             (98)
                                                                     -------
                                                                        (381)
                                                                     -------
  Comprehensive income (loss)...............................            (148)
                                                                     -------
Balance, end of period......................................         $36,869
                                                                     =======



     See accompanying notes to condensed consolidated financial statements.

                MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES



                      CONSOLIDATED STATEMENTS OF CASH FLOW


                   THREE MONTHS ENDED MARCH 31, 2003 AND 2002



                                                               2003      2002
                                                              -------   ------
                                                                (DOLLARS IN
                                                                 THOUSANDS)
                                                                (UNAUDITED)
Cash flows from operating activities:
  Net income................................................  $   233      771
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization of fixed assets..........      325      174
     Net accretion of discount..............................      (24)     (52)
     Net realized investment gain...........................     (149)    (118)
     Deferred income tax....................................      (50)     (17)
     Change in assets and liabilities:
       Premiums receivable..................................     (153)  (1,075)
       Reinsurance receivables..............................     (270)     782
       Prepaid reinsurance premiums.........................       68       19
       Deferred policy acquisition costs....................      (22)      42
       Other assets.........................................     (221)    (982)
       Losses and loss expenses.............................    1,572        7
       Unearned premiums....................................      134      560
       Other liabilities....................................   (3,052)  (1,419)
                                                              -------   ------
          Net cash used in operating activities.............   (1,609)  (1,308)
                                                              -------   ------
Cash flows from investing activities:
  Purchase of fixed income securities, available-for-sale...   (6,220)  (4,632)
  Purchase of equity securities.............................     (879)  (1,724)
  Sale and maturity of fixed income securities
     available-for-sale.....................................   10,252    4,312
  Sale of equity securities.................................    2,297    1,211
  Purchase of property and equipment........................     (639)    (414)
                                                              -------   ------
          Net cash provided by (used in) investing
           activities.......................................    4,811   (1,247)
                                                              -------   ------
          Net cash provided by financing activities.........       --      689
                                                              -------   ------
          Net increase (decrease) in cash and cash
           equivalents......................................    3,202   (1,866)
Cash and cash equivalents at beginning of period............    7,201    8,435
                                                              -------   ------
Cash and cash equivalents at end of period..................  $10,403    6,569
                                                              =======   ======
Cash paid during the period for:
  Interest..................................................  $     7        9
  Income taxes..............................................  $    --       30



     See accompanying notes to condensed consolidated financial statements.

                MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES



              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


                             (DOLLARS IN THOUSANDS)


                                  (UNAUDITED)



(1) BASIS OF PRESENTATION



     The financial information for the interim periods included herein is unaudited; however, such information reflects all adjustments which are, in the opinion of management, necessary to a fair presentation of the financial position, results of operations, and cash flows for the interim periods. The results of operations for interim periods are not necessarily indicative of results to be expected for the full year.



     These financial statements should be read in conjunction with the financial statements and notes for the year ended December 31, 2002 included herein.



(2) REINSURANCE



     Premiums earned are net of amounts ceded of $2,101 and $1,650 for the three months ended March 31, 2003 and 2002, respectively. Losses and loss adjustment expenses are net of amounts ceded of $602 and $27 for the three months ended March 31, 2003 and 2002, respectively.

                MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)


                                  (UNAUDITED)



(3) SEGMENT INFORMATION



     Financial data by segment is as follows for the three months ended March 31, 2003 and 2002:



                                                               2003     2002
                                                              -------   -----
Revenues:
  Net premiums earned:
     Commercial lines.......................................  $ 5,736   4,371
     Personal lines.........................................    5,320   5,073
                                                              -------   -----
          Total net premiums earned.........................   11,056   9,444
                                                              -------   -----
Expenses:
  Loss and loss adjustment expenses:
     Commercial lines.......................................    1,954   1,483
     Personal lines.........................................    4,560   3,151
                                                              -------   -----
          Total loss and loss expenses......................    6,514   4,634
                                                              -------   -----
  Other underwriting expenses:
     Commercial lines.......................................    2,707   2,277
     Personal lines.........................................    2,115   2,063
                                                              -------   -----
          Total other underwriting expenses.................    4,822   4,340
                                                              -------   -----
Underwriting gain (loss):
     Commercial lines.......................................    1,075     611
     Personal lines.........................................   (1,355)   (141)
                                                              -------   -----
          Total underwriting gain(loss).....................     (280)    470
                                                              -------   -----
Investment income, net of expenses..........................      427     529
Net realized investment gains...............................      149     206
Other.......................................................       68      76
                                                              -------   -----
Income before income taxes and minority interest in income
  of subsidiary.............................................  $   364   1,281
                                                              =======   =====

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          MERCER INSURANCE GROUP, INC.

         (PROPOSED HOLDING COMPANY FOR MERCER MUTUAL INSURANCE COMPANY)

                       UP TO          SHARES COMMON STOCK

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                        SANDLER O'NEILL & PARTNERS, L.P.

                                          , 2003

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     [TO BE USED IN CONNECTION WITH THE SYNDICATED COMMUNITY OFFERING ONLY]

SYNDICATED PROSPECTUS SUPPLEMENT

                                     [LOGO]

                          MERCER INSURANCE GROUP, INC.

         (PROPOSED HOLDING COMPANY FOR MERCER MUTUAL INSURANCE COMPANY)

                                  SHARES OF COMMON STOCK

     Mercer Mutual Insurance Company is converting from the mutual to the stock form of organization. As part of the conversion, Mercer Insurance Group, Inc. is
offering for sale        shares of common stock in a syndicated community
offering. Mercer Mutual will become a wholly-owned subsidiary of Mercer Insurance Group. We expect that the common stock will be listed on the Nasdaq National Market under the symbol "MIGP."

                             ---------------------

                   TERMS OF THE SYNDICATED COMMUNITY OFFERING
                            PRICE: $10.00 PER SHARE

Number of shares offered....................................
Gross proceeds..............................................  $
Underwriting commissions and expenses.......................  $
Net proceeds................................................  $
Net proceeds per share......................................  $

     Applicable law requires Mercer Insurance Group to sell its common stock in an amount equal to the estimated pro forma market value of Mercer Mutual, as determined by an independent valuation. In addition to the shares being offered in the syndicated community offering, we have received subscriptions, at a
purchase price of $10 per share, for        shares of the common stock in the
subscription and community offerings conducted in connection with the conversion, and for 100,000 shares of common stock from a third party offered pursuant to a contractual obligation. Ten percent of the shares sold in the conversion will be sold to our employee stock ownership plan (ESOP).

     We must sell a minimum of        shares of common stock in the syndicated
community offering in order to complete this offering and the conversion. If we do not receive orders in the syndicated community offering for at least shares, the offering and the conversion will be terminated.


     The syndicated community offering expires on           , 2003. We may
extend the syndicated community offering to [November 20, 2003] without notice to you. Orders are irrevocable unless the syndicated community offering is terminated.



     The minimum number of shares that you may purchase is 25, and the maximum is 100,000, subject to availability.


     Mercer Mutual has engaged Sandler O'Neill & Partners, L. P. to assist with the sale of the common stock in the syndicated community offering. It is anticipated that Sandler O'Neill & Partners, L. P. will use the services of selected registered broker-dealers and that total fees to Sandler O'Neill & Partners, L. P. and such selected dealers will not exceed 7% of the aggregate purchase price of the shares sold in the syndicated community offering. Neither Sandler O'Neill & Partners, L.P. nor any selected dealer is required to sell any specific number of shares or dollar amount, but will use its best efforts to sell the common stock offered.

     An investment in our common stock involves risks. See the section entitled
"Risk Factors" that begins on page   .

     Mercer Mutual is converting to stock form pursuant to a Plan of Conversion adopted by Mercer Mutual's Board of Directors and approved by the Pennsylvania Insurance Commissioner. The Pennsylvania Insurance Commissioner's approval of Mercer Mutual's Plan of Conversion does not constitute or imply endorsement of the conversion, and does not constitute investment advice or a recommendation by the Pennsylvania Insurance Commissioner or the Pennsylvania Insurance Department to purchase our common stock.

     Neither the Securities and Exchange Commission nor any state insurance department or securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                        SANDLER O'NEILL & PARTNERS, L.P.

           The date of this prospectus supplement is           , 2003

    [TO BE USED ONLY FOR THE OFFERING TO FRANKLIN MUTUAL INSURANCE COMPANY]

PROSPECTUS SUPPLEMENT (TO PROSPECTUS DATED           , 2003)

                                     [LOGO]

                          MERCER INSURANCE GROUP, INC.

         (PROPOSED HOLDING COMPANY FOR MERCER MUTUAL INSURANCE COMPANY)

                         100,000 SHARES OF COMMON STOCK

     Mercer Mutual Insurance Company is converting from the mutual to the stock form of organization. In the conversion, Mercer Insurance Group, Inc. is offering 6,261,111 shares of its common stock to the eligible policyholders, directors, officers and employees of Mercer Mutual, to its employee stock ownership plan (ESOP), and to the general public. It will use a portion of the proceeds from that offering and this offering to purchase all of the authorized capital stock of Mercer Mutual Insurance Company. Under the terms of the Settlement Agreement dated August 13, 2002 between Mercer Mutual and you, Franklin Mutual Insurance Company, Mercer Mutual has granted to you the right to purchase the same number of shares of the common stock of Mercer Insurance Group that an eligible policyholder can purchase in the conversion. Therefore, we are offering to you 100,000 shares of common stock, subject to reduction in the event of an oversubscription by eligible policyholders, at a purchase price of $10.00 per share.

     The basic terms of this offering and the offering to eligible policyholders and others described above, considered together, are listed in the table below.
                             ---------------------
                            PRICE: $10.00 PER SHARE

                                                                MINIMUM       MAXIMUM
                                                              -----------   -----------
Number of shares offered....................................    4,265,000     6,361,111
Gross proceeds..............................................  $42,650,000   $63,611,110
Less: Proceeds from ESOP shares(1)..........................  $ 4,165,000   $ 6,261,111
Underwriting commissions and expenses.......................  $ 2,938,200   $ 3,202,310
Net proceeds................................................  $35,546,800   $54,147,689
Net proceeds per share......................................  $      8.33   $      8.51

---------------

(1) The calculation of net proceeds from this offering does not include the shares being purchased by the ESOP because the ESOP is not paying cash for these shares, but is instead purchasing them with the proceeds of a loan from Mercer Insurance Group, Inc. The ESOP will purchase shares in the conversion in an amount equal to 10% of the total shares sold in the conversion.

     We expect that the common stock will be listed on the Nasdaq National Market under the symbol "MIGP."

     In the conversion, we are offering a maximum of 5,635,000 shares in the following order of priority: first, to eligible policyholders (persons who, on December 13, 2002, were named insureds under policies issued by Mercer Mutual); second, to directors, officers and employees of Mercer Mutual; and third, to the general public. If eligible policyholders, directors, officers and employees of Mercer Mutual and the general public subscribe for the maximum of 5,635,000 shares in the conversion, the ESOP will purchase an additional 626,111 shares, bringing the total shares sold in the conversion to 6,261,111 shares.


     If eligible policyholders subscribe for more than 5,635,000 shares in the conversion, the number of shares you may purchase in this offering will be reduced to the amount that may be purchased in the conversion by an eligible policyholder subscribing for the same number of shares for which you subscribe. In an oversubscription, shares of common stock will be allocated among subscribing eligible policyholders and you to allow each of them and you to purchase at least 1,000 shares, to the extent possible. Any remaining shares will be allocated among the eligible policyholders subscribing for more than 1,000 shares and you (provided you subscribe for more than 1,000 shares) based on the size of each subscription.


     The minimum number of shares that you may purchase is 25. Your funds will
be held in a segregated account at                until completion or
termination of the offering. If the offering is terminated, we will return your funds promptly, without interest.


     The offering expires on [August 20, 2003]. We may extend the offering to a date no later than [October 6, 2003] upon written notice to you. Your order is irrevocable unless the offering is terminated or extended beyond [August 20,

2003]. If the offering is extended beyond [August 20, 2003], you will have the right to modify or rescind your order. If we do not receive orders in the conversion for at least 4,165,000 shares by the expiration date of the offering (including the 10% being purchased by the ESOP), we may sell additional shares in a syndicated community offering using a syndicate of registered broker/dealers managed by Sandler O'Neill & Partners, L.P. This syndicated community offering must be completed or terminated by [November 20, 2003].


     This prospectus supplement supplements the prospectus of Mercer Insurance
Group dated           , 2003, which is being delivered to prospective purchasers in the conversion substantially in the form attached to this supplement. This prospectus supplement does not purport to be a complete description of this offering or of other matters relating to the conversion or Mercer Insurance Group or Mercer Mutual generally. This prospectus supplement should be read together with the attached prospectus.


     In addition to the shares offered by this prospectus supplement and the shares being offered in the conversion through the attached prospectus, we are concurrently offering a total of 488,280 shares in a separate offering to all of the other shareholders in one of our subsidiaries in exchange for their outstanding shares in that subsidiary. This offering is described under the section of the attached prospectus entitled "Additional Shares Being Issued After the Conversion."


     An investment in our common stock involves risks. See the section entitled
"Risk Factors" that begins on page   of the attached prospectus.

     Mercer Mutual is converting to stock form pursuant to a Plan of Conversion adopted by Mercer Mutual's Board of Directors and approved by the Pennsylvania Insurance Commissioner. The Pennsylvania Insurance Commissioner's approval of the Plan of Conversion does not constitute or imply endorsement of the conversion, and does not constitute investment advice or a recommendation by the Pennsylvania Insurance Commissioner or the Pennsylvania Insurance Department to purchase our common stock.

     Neither the Securities and Exchange Commission nor any state insurance department or securities regulator has approved or disapproved these securities or determined if this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

           The date of this Prospectus Supplement is           , 2003

            [TO BE USED ONLY FOR THE OFFERING TO THE SHAREHOLDERS OF
                        FRANKLIN HOLDING COMPANY, INC.]

PROSPECTUS SUPPLEMENT (TO PROSPECTUS DATED           , 2003)
                          MERCER INSURANCE GROUP, INC.
                    OFFER TO EXCHANGE ALL OUTSTANDING SHARES
                        OF COMMON AND PREFERRED STOCK OF
                         FRANKLIN HOLDING COMPANY, INC.

                                      FOR


         488,280 SHARES OF COMMON STOCK OF MERCER INSURANCE GROUP, INC.


     OFFER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON           , 2003, UNLESS
EXTENDED.


     Mercer Mutual Insurance Company is converting from a mutual insurance company to a stock insurance company. Therefore, pursuant to the terms of the Shareholders Agreement of Franklin Holding Company, Inc. dated June 1, 2001 among Mercer Mutual, H. Thomas Davis, Jr. and Franklin Holding, and the Certificate of Incorporation of Franklin Holding, you, as a holder of shares of common or preferred stock of Franklin Holding or options to acquire shares of Franklin Holding common stock, have the right to exchange all of your shares and options for the number of shares of common stock of Mercer Insurance Group, Inc. set forth on Schedule 1 attached to this prospectus supplement. In total, Mercer Insurance Group will issue up to 488,280 shares of Mercer Insurance Group common stock in exchange for the outstanding shares of Franklin Holding common and preferred stock and the outstanding options to acquire Franklin Holding common stock.



     Your exchange rights were granted in connection with Mercer Mutual's acquisition on June 1, 2001 of a 49% interest in Franklin Holding, which owns 100% of the outstanding capital stock of Franklin Insurance Company, a Pennsylvania property and casualty insurance company. As part of that transaction, Mercer Mutual agreed that in the event of a mutual-to-stock conversion of Mercer Mutual, you would have the right to exchange your Franklin Holding shares (and your options to purchase Franklin Holding shares) for shares of the common stock of Mercer Mutual or its holding company that are equal in value to the value of your Franklin Holding shares (and options), as determined
by formulas set forth in the transaction documents. If on or before           ,
2003 you do not exercise your exchange rights in the manner described in this prospectus, we have the right to require you to exchange your shares and options on the same terms, and we intend to exercise that right, if necessary. Accordingly, upon completion of the share exchange, Mercer Mutual will own 100% of the outstanding capital stock of Franklin Holding.


     This prospectus supplement is being furnished by Mercer Insurance Group to you in connection with the proposed mutual-to-stock conversion of Mercer Mutual. This prospectus supplement supplements the attached prospectus of Mercer
Insurance Group dated           , 2003, and contains a description of the
exchange offer and of Franklin Holding and Franklin Insurance Company in general. This prospectus supplement does not purport to be a complete description of the share exchange or of other matters relating to the conversion or of Mercer Insurance Group or Mercer Mutual generally. This prospectus supplement should be read together with the attached prospectus.

     In addition to the shares offered by this prospectus supplement and the shares being offered in the conversion through the attached prospectus, we are concurrently offering 100,000 shares at a purchase price of $10.00 per share in a separate offering to a third party pursuant to a contractual obligation. This other offering is described under the section of the attached prospectus entitled "Additional Shares Being Issued After the Conversion."

     An investment in our common stock involves risks. See the section entitled
"Risk Factors" that begins on page   of the attached prospectus.

     We expect that after the conversion, the common stock will be listed on the Nasdaq National Market under the symbol "MIGP."

     Mercer Mutual is converting to stock form pursuant to a Plan of Conversion adopted by Mercer Mutual's Board of Directors and approved by the Pennsylvania Insurance Commissioner. The Pennsylvania Insurance Commissioner's approval of the Plan of Conversion does not constitute or imply endorsement of the conversion, and does not constitute investment advice or a recommendation by the Pennsylvania Insurance Commissioner or the Pennsylvania Insurance Department to purchase our common stock.

     Neither the Securities and Exchange Commission nor any state insurance department or securities regulator has approved or disapproved these securities or determined if this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

          The date of this prospectus supplement is           , 2003.

                       DESCRIPTION OF THE SHARE EXCHANGE

     You, as a holder of shares of common or preferred stock of Franklin Holding or options to acquire shares of Franklin Holding common stock, have the right to exchange all of your shares and options for the number of shares of common stock of Mercer Insurance Group, Inc. set forth on Schedule 1 attached to this prospectus supplement. To exercise your exchange right, you must notify Mercer
Mutual on or before           , 2003 of your intent to exchange your shares and
options, and the number of shares and options you wish to exchange. Your notice must be in writing and may be delivered personally or by a commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent by facsimile (with confirmation of receipt) to Mercer Mutual at the following address:

     Mercer Mutual Insurance Company
     Route 31 North
     Pennington, New Jersey
     Attention: Andrew R. Speaker, President and Chief Executive Officer Facsimile No.: 609-737-8719
     Telephone No.: 609-737-0426

     If you exercise your exchange right, you will receive the following:

          Common Stock: If you are exchanging common stock of Franklin Holding, or any options to acquire common stock, you will receive shares of the common stock of Mercer Insurance Group in an amount equal to:


        - The number of shares of Franklin Holding common stock that you own multiplied by $11.88,


        - divided by 10.


          The $11.88 amount is determined pursuant to the terms of the Shareholders Agreement of Franklin Holding Company, Inc. dated June 1, 2001 among Mercer Mutual, H. Thomas Davis, Jr. and Franklin Holding, by taking the greater of:


             (1) the product of (x) $10.00 and (y) the sum of 1.00 plus a fraction equal to the sum of each quarterly Franklin Holding ROI factor for the calendar quarters beginning with the quarter that started on July 1, 2001 and ending with the last full quarter immediately preceding the date of Mercer Mutual's conversion from mutual to stock form (the quarterly ROI factor being equal to the consolidated net income of Franklin Holding for such calendar quarter divided by the sum of (i) $5,050,920 plus (ii) the qualified amount of cash or the fair value of any property hereafter invested by Mercer Mutual in shares of the capital stock of Franklin Holding or contributed to the capital accounts of Franklin Holding);

             (2) the product of (x) $10.00 and (y) the sum of 1.00 plus a fraction equal to the sum of each quarterly Mercer Mutual ROE factor for the calendar quarters beginning with the quarter that started on July 1, 2001 and ending with the last full quarter immediately preceding the date of Mercer Mutual's conversion from mutual to stock form (the quarterly ROE factor being equal to the consolidated net income of Mercer Mutual for such calendar quarter divided by the surplus of Mercer Mutual at the commencement of such calendar quarter); or

             (3) $10.00.

          Options to Purchase Common Stock: If you are exchanging options to purchase common stock, you will receive shares of the common stock of Mercer Insurance Group in an amount equal to:


        - The number of shares of Franklin Holding common stock issuable to you upon the exercise in full of the stock options that you own multiplied by $1.88,


        - divided by 10.


          The $1.88 amount is determined by taking the $11.88 amount described above and subtracting the $10.00 per share exercise price of the outstanding options.

          Series A Convertible Redeemable Preferred Stock: If you are exchanging Series A Convertible Redeemable Preferred Stock of Franklin Holding, you will receive shares of the common stock of Mercer Insurance Group in an amount equal to:

             (1) the number of shares of Series A preferred stock that you own multiplied by $100, plus --

             (2) interest on that amount at a rate of 2% compounded annually from June 1, 2001, plus

             (3) the amount of any declared and unpaid dividends on these shares,

             (4) divided by 10.


     Series B Cumulative Redeemable Preferred Stock: If you are exchanging Series B Cumulative Redeemable Preferred Stock of Franklin Holding, you will receive shares of the common stock of Mercer Insurance Group in an amount equal to:


             (1) the number of shares of Series B preferred stock that you own multiplied by $1,615,930, plus

             (2) interest on that amount at 7.5% per annum compounded annually from June 1, 2001,

             (3) divided by 10.

     If you fail to notify Mercer Mutual in writing on or before           ,
2003 of your intent to exchange your shares and options in the manner set forth above, or if prior to that date you advise Mercer Mutual that you do not intend to exercise your right to compel the share exchange for all of your Franklin Holding shares or options, we have the right to compel the share exchange for any or all of your Franklin Holding shares and options by providing written notice to you not later than 60 days prior to the completion of the conversion that we are exercising our right to compel the share exchange. In such event, pursuant to the terms of the Shareholders Agreement and Certificate of Incorporation of Franklin Holding, you are required to cooperate in the share exchange by executing such documents and taking such other actions, in a timely manner, as may be required to complete the share exchange simultaneously with the completion of the Conversion.

            DESCRIPTION OF THE BUSINESS OF FRANKLIN HOLDING COMPANY

     Franklin Insurance Company serves as the holding company for Franklin Insurance Company, a property and casualty stock insurance company that was incorporated in Pennsylvania in 1997. Franklin Insurance Company offers private passenger automobile and homeowners insurance to individuals located in Pennsylvania. Franklin Insurance Company is represented by approximately 50 independent producers. All transactions conducted between Franklin Insurance Company and its producers are performed electronically. Franklin Insurance Company is subject to examination and comprehensive regulation by the Pennsylvania Insurance Department.

PRODUCTS

     The following tables set forth the direct premiums written, net premiums earned, net loss ratios, expense ratios and combined ratios by product line of Franklin Insurance Company for the periods indicated:


                                                     THREE MONTHS
                                                    ENDED MARCH 31,    YEAR ENDED DECEMBER 31,
                                                    ---------------   --------------------------
                                                     2003     2002    2002(1)   2001(2)    2000
                                                    ------   ------   -------   -------   ------
Direct Premiums Written:
     Homeowners...................................  $  261   $  187   $1,112    $  893    $  805
     Personal Automobile..........................   2,004    1,701    6,865     5,807     4,940
                                                    ------   ------   ------    ------    ------
       Total......................................  $2,265   $1,888   $7,977    $6,700    $5,745
                                                    ======   ======   ======    ======    ======
Net Premiums Earned:
     Homeowners...................................  $  277   $  211   $  831    $  906    $  307
     Commercial multi-peril.......................     255      148      674       554        --
     Personal Automobile..........................     145       98      416       768     2,138
     Other liability..............................     130       79      359       313        --
     Workers' compensation........................      69       41      196         8        --
     Fire, allied, inland marine..................      59       46      182       199        --
     Commercial automobile........................      60       38      174       132        --
                                                    ------   ------   ------    ------    ------
       Total......................................  $  995   $  661   $2,832    $2,880    $2,445
                                                    ======   ======   ======    ======    ======
Net Loss Ratios:
     Homeowners...................................    88.2%    71.3%    69.1%     53.9%     91.0%
     Commercial multi-peril.......................    23.8     36.8     40.5      38.8        --
     Personal Automobile..........................    79.0     67.2     65.8     114.9      82.1
     Other liability..............................    33.5     24.2     28.0      28.9        --
     Workers' compensation........................    44.0     33.5     38.6      65.2        --
     Fire, allied, inland marine..................    58.0     10.7     12.5      62.9        --
     Commercial automobile........................    97.4     42.9     49.6      46.2        --
                                                    ------   ------   ------    ------    ------
       Total......................................    59.0%    49.1%    49.6%     64.9%     83.2%
                                                    ======   ======   ======    ======    ======

                                                     THREE MONTHS
                                                    ENDED MARCH 31,    YEAR ENDED DECEMBER 31,
                                                    ---------------   --------------------------
                                                     2003     2002    2002(1)   2001(2)    2000
                                                    ------   ------   -------   -------   ------
Expense Ratio:
     Homeowners...................................    35.2%    50.7%    49.4%     32.4%     53.9%
     Commercial multi-peril.......................    44.5     47.6     53.6      17.5        --
     Personal Automobile..........................    52.2     60.6     46.9     128.2      54.3
     Other liability..............................    40.5     48.5     48.1      17.5        --
     Workers' compensation........................    38.0     19.0     33.8      17.5        --
     Fire, allied, inland marine..................    38.2     44.5     49.2      17.5        --
     Commercial automobile........................    34.7     59.1     44.4      17.5        --
                                                    ------   ------   ------    ------    ------
       Total......................................    41.1%    49.3%    48.5%     51.7%     54.3%
                                                    ======   ======   ======    ======    ======
Combined Ratios(3):
     Homeowners...................................   123.4%   122.0%   118.5%     86.3%    144.9%
     Commercial multi-peril.......................    68.3     84.4     94.1      56.3        --
     Personal Automobile..........................   131.2    127.8    112.7     243.1     136.4
     Other liability..............................    74.0     72.7     76.1      46.4        --
     Workers' compensation........................    82.0     52.5     72.4      82.7        --
     Fire, allied, inland marine..................    96.2     55.2     61.7      80.4        --
     Commercial automobile........................   132.1    102.0     94.0      63.7        --
                                                    ------   ------   ------    ------    ------
       Total......................................   100.1%    98.4%    98.1%    116.6%    137.5%
                                                    ======   ======   ======    ======    ======


---------------

(1) Effective January 1, 2002 Franklin Holding began pooling its business with Mercer Mutual and Mercer Insurance Company of New Jersey, Inc.


(2) For the period April 1, 2001 to December 31, 2001, Franklin Holding participated in reinsurance arrangements with Mercer Mutual.


(3) A combined ratio over 100% means that an insurer's underwriting operations are not profitable.

HOMEOWNERS


     Franklin Insurance Company's homeowners policy is a multi-peril policy providing property and liability coverages and optional inland marine coverage. The homeowners policy is sold to provide coverage for an insured's residence. Franklin Insurance Company markets both a standard and a preferred homeowner product. The preferred product is offered at a discount to its standard rates to customers who have a lower risk of loss. As of March 31, 2003, Franklin Insurance Company had approximately 3,500 homeowners policies in force, with 68% of those being the preferred product.


PRIVATE PASSENGER AUTOMOBILE


     Franklin Insurance Company writes comprehensive personal automobile coverage including liability, property damage and all state required insurance minimums for individuals domiciled in Pennsylvania. This product is multi-tiered with an emphasis placed on individuals with lower than average risk profiles. As of March 31, 2003, Franklin Insurance Company had approximately 8,200 personal automobile policies in force.


MARKETING

     Franklin Insurance Company markets its property and casualty insurance products in Pennsylvania exclusively through independent producers. All of these producers represent multiple carriers and are established businesses in the communities in which they operate. They generally market and write the full range of our insurance companies' products. Franklin Insurance Company considers its relationships with its producers to be good.

     Franklin Insurance Company manages its producers through quarterly business reviews (with underwriter participation) and establishment of benchmarks/goals for premium volume and profitability. Franklin Insurance Company in recent years has eliminated a number of low volume or unprofitable producers.


     For the three months ended March 31, 2003, Franklin Insurance Company's largest producer accounted for approximately 69.6% of its direct premiums written. This producer is the Davis Insurance Agency which is owned by H. Thomas Davis, Jr., a director, officer and the founder of Franklin Holding and Franklin Insurance Company. Mercer Mutual has a first right of refusal to acquire the Davis Agency. No other producer accounted for more than 5% of its direct premiums written. For the three months ended March 31, 2003, Franklin Insurance Company's top five producers accounted for 81.2% of direct premiums written, with the largest producer generating approximately $1.6 million of its premium revenue.


     Franklin Insurance Company emphasizes personal contact between its producers and the policyholders. Franklin Insurance Company believes that its producers' fast and efficient service and name recognition, as well as its policyholders' loyalty to and satisfaction with producer relationships are the principal sources of new customer referrals, cross-selling of additional insurance products and policyholder retention.

     Franklin Insurance Company depends upon its producer force to produce new business and to provide customer service. The network of independent producers also serves as an important source of information about the needs of the communities served by our insurance companies. This information is utilized by Franklin Insurance Company to develop new products and new product features.

     Producers are compensated through a fixed base commission with an opportunity for profit sharing depending on the producer's premiums earned and loss experience. They are monitored and supported by Franklin Insurance Company's marketing representatives. These marketing representatives also have principal responsibility for recruiting producers and training new producers.

     Franklin Insurance Company periodically holds seminars for producers and conducts training programs that provide both technical training about products and sales training on how to market Franklin Insurance Company's products. Franklin Insurance Company also provides personal computer software to producers that allows them to quote rates on various policies.

     Franklin Insurance Company's marketing efforts are further supported by our claims philosophy, which is designed to provide prompt and efficient service, resulting in a positive experience for producers and policyholders. Franklin Insurance Company believes that these positive experiences are then conveyed by producers and policyholders to many potential customers.

UNDERWRITING

     Franklin Insurance Company writes its personal lines by evaluating each risk with consistently applied standards. It maintains information on all aspects of its business that is regularly reviewed to determine product line profitability. Franklin Insurance Company also employs numerous underwriters, who generally have many years of experience as underwriters. Specific information is monitored with regard to individual insureds to assist Franklin Insurance Company in making decisions about policy renewals or modifications.

     Franklin Insurance Company relies on information provided by its independent producers. Subject to certain guidelines, producers also pre-screen policy applicants. The producers have the authority to sell and bind insurance coverages in accordance with pre-established guidelines. Producers' results are continuously monitored. On occasion, producers with historically poor loss ratios have had their binding authority removed until more profitable underwriting results were achieved.

CLAIMS

     Claims on insurance policies are received directly from the insured or through our independent producers. Claims are then assigned to either an in-house adjuster or an independent adjuster, depending upon the size and complexity of the claim. The adjuster investigates and settles the claim. As of March 31, 2003, Franklin Insurance Company had four in-house adjusters and worked with numerous independent adjusters.


     Claims settlement authority levels are established for each claims adjuster based upon his or her level of experience. Multi-line teams exist to handle all claims. The claims department is responsible for reviewing all claims, obtaining necessary documentation, estimating the loss reserves and resolving the claims.

     Franklin Insurance Company attempts to minimize claims costs by encouraging the use of alternative dispute resolution procedures. Less than 4% of all open claims under its policies have resulted in litigation. Litigated claims are assigned to outside counsel.

TECHNOLOGY

     Franklin Insurance Company was formed in 1997 with the idea that, by building an efficient information system, it could reduce expenses for both the producer and the company. Because homeowners' and private passenger automobile insurance are largely commodity businesses, low cost product delivery is crucial, especially for small companies that do not otherwise enjoy economies of scale. Franklin Insurance licensed a flexible insurance software package and internally built a front-end Internet based interface to the system. All business generated by Franklin Insurance's producers is processed and maintained in this system through the Internet, and these producers have access to their books of business through the Internet. This system provides efficiency because information for all users is entered only one time.

REINSURANCE

     In accordance with insurance industry practice, Franklin Insurance Company reinsures a portion of its exposure and pays to the reinsurers a portion of the premiums received on all policies reinsured. However, this reinsurance is obtained on a consolidated basis by Mercer Mutual pursuant to inter-company reinsurance agreements. For more information, see the section of the attached prospectus entitled "Business" under the subsection entitled "Reinsurance."


LOSS AND LAE RESERVES


     Franklin Insurance Company is required by applicable insurance laws and regulations to maintain reserves for payment of losses and loss adjustment expenses (LAE). These reserves are established for both reported claims and for claims incurred but not reported (IBNR), arising from the policies it has issued. The laws and regulations require that provision be made for the ultimate cost of those claims without regard to how long it takes to settle them or the time value of money. The determination of reserves involves actuarial and statistical projections of what Franklin Insurance Company expects to be the cost of the ultimate settlement and administration of such claims. The reserves are set based on facts and circumstances then known, estimates of future trends in claims severity, and other variable factors such as inflation and changing judicial theories of liability.

     Estimating the ultimate liability for losses and LAE is an inherently uncertain process. Therefore, the reserve for losses and LAE does not represent an exact calculation of that liability. Franklin Insurance Company's reserve policy recognizes this uncertainty by maintaining reserves at a level providing for the possibility of adverse development relative to the estimation process. Franklin Insurance Company does not discount its reserves to recognize the time value of money.

     When a claim is reported to Franklin Insurance Company, claims personnel establish a "case reserve" for the estimated amount of the ultimate payment. This estimate reflects an informed judgment based upon general insurance reserving practices and on the experience and knowledge of the estimator. The individual estimating the reserve considers the nature and value of the specific claim, the severity of injury or damage, and the policy provisions relating to the type of loss. Case reserves are adjusted by the claims staff as more information becomes available. It is Franklin Insurance Company's policy to settle each claim as expeditiously as possible.

     Franklin Insurance Company maintains IBNR reserves to provide for already incurred claims that have not yet been reported and developments on reported claims. The IBNR reserve is determined by estimating Franklin Insurance Company's ultimate net liability for both reported and IBNR claims and then subtracting the case reserves for reported claims.


     Each quarter, Franklin Insurance Company computes its estimated ultimate liability using principles and procedures applicable to the lines of business written. However, because the establishment of loss reserves is an inherently uncertain process, Franklin Insurance Company cannot assure you that ultimate losses will not exceed the established loss reserves. Adjustments in aggregate reserves, if any, are reflected in the operating results of the period during which such adjustments are made. Franklin Insurance Company is not subject to any material potential asbestos or environmental liability claim.



     The following table provides a reconciliation of beginning and ending consolidated loss and LAE reserve balances of Franklin Insurance Company for three months ended March 31, 2003 and 2002 and the years ended December 31, 2002, 2001 and 2000, prepared in accordance with GAAP.


       RECONCILIATION OF RESERVE FOR LOSSES AND LOSS ADJUSTMENT EXPENSES


                                                     THREE MONTHS
                                                    ENDED MARCH 31,   YEAR ENDED DECEMBER 31,
                                                    ---------------   ------------------------
                                                     2003     2002     2002     2001     2000
                                                    ------   ------   ------   ------   ------
                                                                  (IN THOUSANDS)
Reserves for losses and loss adjustment expenses
  at the beginning of period......................  $1,904   $1,196   $1,196   $1,019   $  792
Less: Reinsurance recoverable and receivable......      --     (333)    (333)    (571)    (586)
                                                    ------   ------   ------   ------   ------
Net reserves for losses and loss adjustment
  expenses at beginning of period.................   1,904      863      863      448      206
                                                    ------   ------   ------   ------   ------
Add: Provision for losses and loss adjustment
  expenses for claims occurring in:
     The current year.............................     597      375    1,556    1,749    1,910
     Prior years..................................     (10)     (50)    (150)     119      125
                                                    ------   ------   ------   ------   ------
     Total incurred losses and loss adjustment
       expenses...................................     587      325    1,406    1,868    2,035
                                                    ------   ------   ------   ------   ------
Less: Loss and loss adjustment expenses payments
  for claims occurring in:
     The current year.............................     174       88      780    1,023    1,524
     Prior years..................................    (248)    (747)    (415)     430      269
                                                    ------   ------   ------   ------   ------
Total losses and loss adjustment expenses paid....     (74)    (659)     365    1,453    1,793
                                                    ------   ------   ------   ------   ------
Net reserves for losses and loss adjustment
  expenses at end of period.......................   2,565    1,847    1,904      863      448
Add: Reinsurance recoverables and receivables.....      --       --       --      333      571
                                                    ------   ------   ------   ------   ------
Reserves for losses and loss adjustment expenses
  at end of period................................  $2,565   $1,847   $1,904   $1,196   $1,019
                                                    ======   ======   ======   ======   ======

     The following table shows the development of Franklin Insurance Company's reserves for unpaid losses and LAE on a GAAP basis. Although Franklin Insurance Company was formed in 1997, due to its participation in a reinsurance pooling arrangement with Mercer Mutual and Mercer Insurance Company of New Jersey, Inc., loss activity if reflected for years prior to Franklin Insurance Company's formation. The top line of the table shows the liabilities at the balance sheet date, including losses incurred but not yet reported. The upper portion of the table shows the cumulative amounts subsequently paid as of successive years with respect to the liability. The lower portion of the table shows the reestimated amount of the previously recorded liability based on experience as of the end of each succeeding year. The estimates change as more information becomes known about the frequency and severity of claims for individual years. The redundancy (deficiency) exists when the reestimated liability at each December 31 is less (greater) than the prior liability estimate. The "cumulative redundancy (deficiency)" depicted in the table, for any particular calendar year, represents the aggregate change in the initial estimates over all subsequent calendar years.

                   DEVELOPMENT OF RESERVES FOR UNPAID LOSSES

                                                            YEAR ENDED DECEMBER 31,
                                                   -----------------------------------------
                                                   1992   1993   1994   1995   1996    1997
                                                   ----   ----   ----   ----   -----   -----
                                                                (IN THOUSANDS)
Liability for unpaid losses and LAE net of
  reinsurance recoverable........................  $ --   $ --   $ --   $ --   $  --   $  --
Cumulative amount of liability paid through:
  One year later.................................    --     --     --     --      --      --
  Two years later................................    --     --     --     --      --      --
  Three years later..............................    --     --     --     --      --      --
  Four years later...............................    --     --     --     --      --      --
  Five years later...............................    --     --     --     --      --    (186)
  Six years later................................    --     --     --     --    (136)
  Seven years later..............................    --     --     --    (79)
  Eight years later..............................    --     --    (53)
  Nine years later...............................    --    (34)
  Ten years later................................   (22)
Liability estimated as of:
  One year later.................................    --     --     --     --      --      --
  Two years later................................    --     --     --     --      --      --
  Three years later..............................    --     --     --     --      --      --
  Four years later...............................    --     --     --     --      --      --
  Five years later...............................    --     --     --     --      --     (20)
  Six years later................................    --     --     --     --     (20)
  Seven years later..............................    --     --     --     (1)
  Eight years later..............................    --     --      5
  Nine years later...............................    --      4
  Ten years later................................     4

                                                            YEAR ENDED DECEMBER 31,
                                                   -----------------------------------------
                                                   1992   1993   1994   1995   1996    1997
                                                   ----   ----   ----   ----   -----   -----
                                                                (IN THOUSANDS)
Cumulative total redundancy (deficiency).........    (4)    (4)    (5)     1      20      20
Gross liability -- end of year...................    --     --     --     --      --      --
Reinsurance recoverables(1)......................    --     --     --     --      --      --
                                                   ----   ----   ----   ----   -----   -----
Net liability -- end of year.....................  $ --   $ --   $ --   $ --   $  --   $  --
                                                   ====   ====   ====   ====   =====   =====
Gross reestimated liability -- latest............     4      4      5     (1)    (20)    (20)
Reestimated reinsurance
  recoverables -- latest(1)......................    --     --     --     --      --      --
                                                   ----   ----   ----   ----   -----   -----
Net reestimated liability -- latest..............     4      4      5     (1)    (20)    (20)
                                                   ====   ====   ====   ====   =====   =====
Gross cumulative redundancy (deficiency).........    (4)    (4)    (5)     1      20      20
                                                   ====   ====   ====   ====   =====   =====

                                                              YEAR ENDED DECEMBER 31,
                                                     -----------------------------------------
                                                     1998     1999     2000     2001     2002
                                                     -----   ------   ------   ------   ------
                                                                  (IN THOUSANDS)
Liability for unpaid losses and LAE net of
  reinsurance recoverable..........................  $ 102   $  206   $  448   $  863   $1,904
Cumulative amount of liability paid through:
  One year later...................................    110      270      430     (414)      --
  Two years later..................................    118      314     (227)
  Three years later................................    125     (165)
  Four years later.................................   (207)
  Five years later.................................
  Six years later..................................
  Seven years later................................
  Eight years later................................
  Nine years later.................................
  Ten years later..................................
Liability estimated as of :
  One year later...................................    120      331      570      714       --
  Two years later..................................    125      345      481
  Three years later................................    125      272
  Four years later.................................     69
  Five years later.................................
  Six years later..................................
  Seven years later................................
  Eight years later................................
  Nine years later.................................
  Ten years later..................................
Cumulative total redundancy (deficiency)...........     34      (66)     (33)     150       --
Gross liability -- end of year.....................    337      792    1,018    2,255    4,102
Reinsurance recoverables(1)........................    235      586      570    1,391    2,198
                                                     -----   ------   ------   ------   ------
Net liability -- end of year.......................  $ 102   $  206   $  448   $  863   $1,904
                                                     =====   ======   ======   ======   ======

                                                              YEAR ENDED DECEMBER 31,
                                                     -----------------------------------------
                                                     1998     1999     2000     2001     2002
                                                     -----   ------   ------   ------   ------
                                                                  (IN THOUSANDS)
Gross reestimated liability -- latest..............    180    1,131    1,745    2,314
Reestimated reinsurance
  recoverables -- latest(1)........................    111      859    1,265    1,601
                                                     -----   ------   ------   ------
Net reestimated liability -- latest................     69      272      481      714
                                                     =====   ======   ======   ======
Gross cumulative redundancy (deficiency)...........    157     (339)    (727)     (59)
                                                     =====   ======   ======   ======

---------------

(1) Includes reinsurance recoverables under reinsurance arrangements with its affiliates, Mercer Mutual and Mercer Insurance Company of New Jersey, Inc.

INVESTMENTS

     All of Franklin Insurance Company's investment securities are classified as available for sale and are carried at fair market value. An important component of Franklin Insurance Company's operating results has been the return on invested assets. Franklin Insurance Company's investments adhere to Mercer Mutual's investment policy. For a description of this investment policy, see the section of the attached prospectus entitled "Business" under the subsection entitled "Investments."

     The following table sets forth consolidated information concerning our investments.


                                                  AT MARCH 31, 2003    AT DECEMBER 31, 2002
                                                  ------------------   --------------------
                                                              MARKET                MARKET
                                                  COST(2)     VALUE    COST(2)       VALUE
                                                  -------     ------   --------     -------
                                                               (IN THOUSANDS)
Fixed income securities(1):
  United states government and government
     agencies...................................  $3,766      $3,792    $5,007      $5,052
                                                  ------      ------    ------      ------
     Total......................................  $3,766      $3,792    $5,007      $5,052
                                                  ======      ======    ======      ======


---------------

(1) In Franklin Holding's consolidated financial statements, investments are carried at fair value as established by quoted market prices on secondary markets.

(2) Original cost of equity securities; original cost of fixed income securities adjusted for amortization of premium and accretion of discount.


     The table below contains consolidated information concerning the investment ratings of Franklin Insurance Company's fixed maturity investments at March 31, 2003.



                                                       AMORTIZED   MARKET
TYPE/RATINGS OF INVESTMENT(1)                            COST      VALUE    PERCENTAGES(2)
-----------------------------                          ---------   ------   --------------
                                                                 (IN THOUSANDS)
U.S. Government and agencies.........................   $3,766     $3,792     100.0  %
                                                        ------     ------       -----
  Total..............................................   $3,766     $3,792     100.0  %
                                                        ======     ======       =====


---------------

(1) The ratings set forth in this table are based on the ratings assigned by Standard & Poor's Corporation (S&P). If S&P's ratings were unavailable, the equivalent ratings supplied by Moody's Investors Services, Inc., Fitch Investors Service, Inc. or the NAIC were used where available.

(2) Represents percent of market value for classification as a percent of total for each portfolio.

     The table below sets forth the maturity profile of Franklin Insurance Company's fixed maturity investments as of March 31, 2003:



                                                       AMORTIZED   MARKET
MATURITY                                                COST(1)    VALUE    PERCENTAGES(2)
--------                                               ---------   ------   --------------
                                                                 (IN THOUSANDS)
More than 1 year through 5 years.....................   $  500     $  505     13.3   %
More than 5 years through 10 years...................    2,264      2,275     60.0
More than 10 years...................................    1,002      1,012     26.7
                                                        ------     ------       -----
  Total..............................................   $3,766     $3,792     100.0  %


---------------

(1) Fixed maturities are carried at market value in Franklin Holding's consolidated financial statements.

(2) Represents percent of market value of the classification as a percent of the total.


     The average duration of Franklin Insurance Company's fixed maturity investments was approximately 4.4 years as of March 31, 2003. As a result, the market value of these investments may fluctuate significantly in response to changes in interest rates. In addition, Franklin Insurance Company may experience investment losses to the extent its liquidity needs require the disposition of fixed maturity securities in unfavorable interest rate environments.



     Our average cash and invested assets, net investment income and return on average cash and invested assets for the three months ended March 31, 2003 and 2002 and the years ended December 31, 2002, 2001 and 2000 were as follows:



                                               THREE MONTHS
                                              ENDED MARCH 31,   YEAR ENDED DECEMBER 31,
                                              ---------------   ------------------------
                                               2003     2002     2002     2001     2000
                                              ------   ------   ------   ------   ------
                                                                     (IN THOUSANDS)
Average cash and invested assets............  $6,643   $3,733   $5,084   $3,207   $3,133
Net investment income.......................      42       13      119      116      175
Return on average cash and invested
  assets....................................     2.5%     1.4%     2.3%     3.6%     5.6%


LEGAL PROCEEDINGS

     Franklin Insurance Company is a party to litigation in the normal course of business. Based upon information presently available, Franklin Insurance Company does not consider any litigation to be material. However, given the uncertainties attendant to litigation, Franklin Insurance Company cannot assure you that its results of operations and financial condition will not be materially adversely affected by any litigation.

ADDITIONAL INFORMATION

     For additional information concerning the business of Franklin Holding and Franklin Insurance Company, including information on A. M. Best ratings, competition, properties, employees and supervision and regulation, see the section of the attached prospectus entitled "Business."

              SELECTED FINANCIAL DATA OF FRANKLIN HOLDING COMPANY


     The following table sets forth selected consolidated financial data for Franklin Holding as of and for the three months ended March 31, 2003 and 2002 and as of and for each of the years in the five year period ended December 31, 2002. You should read this data in conjunction with Franklin Holding's consolidated financial statements and accompanying notes, "Management's Discussion and Analysis of Franklin Holding's Financial Condition and Results of Operations" and other financial information of Franklin Holding included elsewhere in this prospectus supplement. The consolidated statement of income data for each of the years in the three-year period ended December 31, 2002, and the consolidated balance sheet data at December 31, 2002, and December 31, 2001 is derived from the audited consolidated financial statements of Franklin Holding and its subsidiary beginning on page SF-2 of this prospectus supplement. The consolidated statement of income data for the three months ended March 31, 2003 and 2002 and the years ended December 31, 1999 and 1998, and the consolidated balance sheet data at March 31, 2003 and 2002 and at December 31 of each of the years in the three-year period ended December 31, 2000, is derived from unaudited consolidated financial statements of Franklin Holding and its subsidiary that are not included in this prospectus supplement.



                                     THREE MONTHS
                                    ENDED MARCH 31,                 YEAR ENDED DECEMBER 31,
                                    ---------------   ----------------------------------------------------
                                     2003     2002     2002     2001     2000       1999          1998
                                    ------   ------   ------   ------   ------   -----------   -----------
                                                           (IN THOUSANDS)        (UNAUDITED)   (UNAUDITED)
Revenue Data:
  Direct premiums written.........  $2,265   $1,888   $7,978   $6,700   $5,742     $4,711        $1,985
  Net premiums written............   1,489      214    2,625    3,832    2,567      2,116           939
Statement of Income Data:
  Net premiums earned.............     995      661    2,832    2,880    2,445      1,682           577
  Investment income, net of
     expenses.....................      42       13      119      116      175        163           176
  Net realized investment loss....      (4)      --       --       --       --         --            --
  Other income....................      41       32      135      121       73         56            17
                                    ------   ------   ------   ------   ------     ------        ------
     Total revenue................   1,074      706    3,086    3,117    2,693      1,901           770
                                    ------   ------   ------   ------   ------     ------        ------
Expenses:
  Loss and loss adjustment
     expenses.....................     587      325    1,406    1,868    2,035      1,274           490
  Amortization of deferred policy
     acquisition costs............     221      185      767      666      435        313           182
  Other expenses..................     188      141      606      848      892        584           549
                                    ------   ------   ------   ------   ------     ------        ------
     Total expenses...............     996      651    2,779    3,382    3,362      2,171         1,221
                                    ------   ------   ------   ------   ------     ------        ------
Income (loss) before income
  taxes...........................      77       55      307     (265)    (669)      (270)         (451)
                                    ------   ------   ------   ------   ------     ------        ------
Income tax (benefit)..............      27     (607)    (517)      --       --        174          (174)
                                    ------   ------   ------   ------   ------     ------        ------
Net income(loss)..................  $   51   $  662   $  824   $ (265)  $ (669)    $ (444)       $ (277)
                                    ======   ======   ======   ======   ======     ======        ======

                                        THREE MONTHS ENDED
                                            MARCH 31,                          YEAR ENDED DECEMBER 31,
                                        ------------------    ---------------------------------------------------------
                                         2003       2002       2002     2001       2000          1999          1998
                                        -------    -------    ------   ------   -----------   -----------   -----------
                                           (UNAUDITED)        (IN THOUSANDS)    (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
Selected Balance Sheet Data (at period
  end):
  Total investments and cash..........  $6,645     $3,940     $6,641   $3,526     $2,888        $3,378        $3,717
  Total assets........................   9,735      6,892      9,093    5,558      6,284         6,297         5,749
  Reserves for Loss and loss
    adjustment expenses...............   2,565      1,847      1,904    1,196      1,019           792           337
  Unearned premiums...................   2,158      1,424      1,664    1,871      1,743         1,466           724
  Total liabilities...................   5,316      2,702      4,712    3,382      3,843         3,187         2,195
  Redeemable preferred stock..........   2,884      2,735      2,845    2,699      2,161         2,104         2,038
  Total shareholders equity
    (deficit).........................   1,535      1,454      1,536    (523)        280         1,005         1,515
GAAP Ratios:
  Loss and loss adjustment expense
    ratio(1)..........................    59.0%      49.2%      49.6%    64.9%      83.2%         75.7%         85.1%
  Underwriting expense ratio(2).......    41.1%      49.3%      48.5%    51.7%      54.3%         53.3%        126.7%
  Combined ratio(3)...................   100.1%      98.5%      98.1%   116.6%     137.5%        129.0%        211.8%
Statutory Data (at period end):
  Statutory combined ratio............    88.1%     189.9%     103.1%   104.8%     130.3%        120.6%        172.6%
  Surplus.............................   3,639      3,195      3,226    1,817      1,850         2,411         2,778
  Ratio of net premiums written to
    statutory surplus.................    1.64x(5)    .27x(5)    .74x    2.45x      1.37x          .87x          .34x
Industry Data(4)
  Loss and loss adjustment expense
    ratio.............................      --         --         --     88.4       81.1          78.4          76.3
  Underwriting expense ratio..........      --         --         --     26.7       27.6          27.9          27.6
  Combined ratio......................      --         --         --    115.1      108.7         106.3         103.9


---------------

(1) Calculated by dividing losses and loss adjustment expenses by net premiums earned.

(2) Calculated by dividing other underwriting expenses by net premiums earned.

(3) The sum of the loss and loss adjustment expense ratio and the underwriting expense ratio. A combined ratio of less than 100% means a company is making an underwriting profit.

(4) As reported by A.M. Best Company, Inc., an independent insurance rating organization, for 940 property and casualty insurance organizations (excluding state funds) representing 2,412 companies. Data for the year ended December 31, 2002 is not available.


(5) Calculated by annualizing net written premiums.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FRANKLIN HOLDING COMPANY'S FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


     This discussion relates to the consolidated financial condition and results of operations of Franklin Holding and Franklin Insurance Company for the three months ended March 31, 2003 and 2002 and the years ended December 31, 2002, 2001 and 2000. Franklin Insurance Company is a property and casualty stock insurance company offering private passenger automobile and homeowners insurance to individuals located in Pennsylvania.


     You should read the following analysis of Franklin Holding's consolidated financial condition and results of operations, together with the consolidated financial statements beginning on page SF-1.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     Franklin Holding's consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which require Franklin Holding to make estimates and assumptions (see
Note 1 of the notes to our consolidated financial statements on page F- ). For a discussion of the significant accounting policies that Franklin Holding believes may involve a higher degree of judgment and estimation, see the section of the attached prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" under its subsection entitled "Critical Accounting Policies and Estimates."

RESULTS OF OPERATIONS

     For a description of the factors that influence operations in general in the property and casualty insurance industry, including market conditions, see the section of the attached prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" under its subsection entitled "Results of Operations."


     On June 1, 2001, Mercer Mutual acquired 49% of the outstanding shares of common stock of Franklin Holding. H. Thomas Davis, Jr., an executive officer and director of Mercer Mutual and Franklin Holding, owns the remaining 51% of the outstanding common stock. As of March 31, 2003, there also were 26,450 shares of preferred stock outstanding; however, these shares have limited voting rights. Immediately after the completion of the conversion, Mercer Mutual will acquire the remaining outstanding shares of common and preferred stock of Franklin Holding in exchange for 488,280 shares of Mercer Insurance Group common stock. As a result of that purchase of these remaining shares, Franklin Holding will be a wholly owned subsidiary of Mercer Insurance Group.



  THREE MONTHS ENDED MARCH 31, 2003 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2002



     Total revenues of Franklin Holding for the three months ended March 31, 2003 were $1.1 million compared to $706,000 for the three months ended March 31, 2002. Net premiums earned increased by 50.5% to $1.0 million for the three months ended March 31, 2003. The increase in net premiums earned reflects the impact of a reinsurance pooling arrangement with Mercer Mutual and Mercer Insurance Company of New Jersey, Inc. entered into effective January 1, 2002. Under this arrangement, all premiums, losses and underwriting expenses of the three insurance companies are combined and subsequently shared based on each individual company's statutory surplus from the most recently filed statutory annual statement. The Franklin Holding Company share of the pool, through its subsidiary Franklin Insurance Company, increased to 9% of the combined business of the three insurance companies in 2003 from 7% in 2002. Net investment income increased $29,000, or 323.1%, to $42,000 for the three months ended March 31, 2003, as compared to the same period in 2002, because Franklin Holding was invested in bonds in 2003 compared to investing strictly in cash and cash equivalents for the three months ended March 31, 2002.



     For the three months ended March 31, 2003, we had an underwriting loss of $1,000, a combined ratio of 100.1%, a loss and loss adjustment expense ratio of 59.0% and an underwriting expense ratio of 41.1%, compared to an underwriting gain of $10,000, a combined ratio of 98.5%, a loss and loss adjustment expense ratio of 49.2% and an underwriting expense ratio of 49.3% for the three months ended March 31, 2002. Net losses and loss adjustment expenses incurred increased by $262,000, or 80.6%, to $587,000 for the quarter ended March 31, 2003 from the same period in 2002. The increase in loss and loss adjustment expenses reflects the implementation of the reinsurance pooling arrangement. Underwriting expenses increased by $83,000, or 25.5%, to $409,000 for the quarter ended March 31, 2003 from the same period in 2002. This increase was attributable to the pooling arrangement.



     Federal income tax expense was $27,000 in the first quarter of 2003, compared to a federal income tax benefit of $607,000 for the first quarter of 2002. During 2002, the valuation allowance which had previously been established for deferred taxes was eliminated. Please see the discussion of such elimination under the heading below.


  YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001


     Total revenues of Franklin Holding Company for 2002 were $3.1 million, which was equivalent with 2001 revenues. Net premiums earned decreased by 1.6% to $2.8 million from 2001. The decrease in net premiums earned reflects the implementation of the reinsurance pooling arrangement with Mercer Mutual and Mercer Insurance Company of New Jersey, Inc. Net investment income increased $3,000, or 2.6%, to $119,000 for the year ended December 31, 2002, as compared to the same period in 2001 as Franklin Holding began investing in bonds as compared to investing strictly in cash and cash equivalents.



     For the year ended December 31, 2002, we had an underwriting gain of $53,000, a combined ratio of 98.1%, a loss and loss adjustment expense ratio of 49.6% and an underwriting expense ratio of 48.5%, compared to an underwriting loss of $502,000, a combined ratio of 116.6%, a loss and loss adjustment expense ratio of 64.9% and an underwriting expense ratio of 51.7% for the year ended December 31, 2001. Net losses and loss adjustment expenses incurred decreased by $462,000, or 24.7%, to $1.4 million for the year ended December 31, 2002 from the same period in 2001. The decrease in loss and loss adjustment expenses reflects the implementation of the reinsurance pooling arrangement. Underwriting expenses decreased by $141,000, or 9.1%, to $1.4 million for the year ended December 31, 2002 from the same period in 2001. This decrease was attributable to the pooling arrangement.



     Federal income tax benefit was $517,000 in 2002, as the valuation allowance which had previously been established for deferred taxes was eliminated. Prior to the implementation of the aforementioned pooling arrangement, Franklin Holdings did not recognize the deferred tax asset associated with previous net operating losses (NOL's) because under applicable tax law it was not "more likely than not" that Franklin Holding would generate any future operating profit, given Franklin Holding's history of operating at a loss. Therefore, Franklin was required to establish a valuation allowance. Because of Mercer Mutual's history of profitable operations, the pooling arrangement with Mercer Mutual made it more likely than not that Franklin Holding would generate sufficient future operating profit to utilize the NOL's and therefore Franklin Holding no longer needed a valuation allowance.


  YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

     Total revenues for 2001 were $3.1 million, which were $424,000 or 15.7%, greater than 2000. Net premiums earned increased by 17.8% to $2.9 million from 2000. The increase in net premiums earned reflects an increase in direct written premiums and the establishment of a reinsurance agreement with Mercer Mutual. Net investment income decreased $59,000, or 33.7%, to $116,000 for the year ended December 31, 2001, as compared to the same period in 2000 due to the declining interest rate environment.

     For the year ended December 31, 2001, we had an underwriting loss of $502,000, a combined ratio of 116.6%, a loss and loss adjustment expense ratio of 64.9% and an underwriting expense ratio of 51.7%, compared to an underwriting loss of $917,000, a combined ratio of 137.5%, a loss and loss adjustment expense ratio of 83.2% and an underwriting expense ratio of 54.3% for the year ended December 31, 2000. Net losses and loss adjustment expenses incurred decreased by $167,000, or 8.2%, to $1.9 million for the year ended December 31, 2001, from the same period in 2000. These improved underwriting results reflect the aforementioned reinsurance arrangement with Mercer Mutual as well as improved direct results. Underwriting expenses increased by $187,000, or 14.1%, to $1.5 million for the year ended December 31, 2001, from the same period in 2000. This increase was largely attributable to an increase in net commissions and other expenses associated with increased direct writings.

LIQUIDITY AND CAPITAL RESOURCES

     Franklin Insurance Company generates sufficient funds from its operations and maintains a high degree of liquidity in its investment portfolios. The primary source of funds to meet the demands of claim settlements and operating expenses are premium collections, investment earnings and maturing investments.

     Franklin Insurance Company maintains investment and reinsurance programs that are intended to provide sufficient funds to meet its obligations without forced sales of investments. It maintains a portion of its investment portfolio in relatively short-term and highly liquid assets to ensure the availability of funds.

     The principal source of liquidity for Franklin Holding will be dividend payments and other fees received from Franklin Insurance Company. Franklin Insurance Company is restricted by the insurance laws of Pennsylvania as to the amount of dividends or other distributions it may pay to the Franklin Holding. Under Pennsylvania law, there is a maximum amount that may be paid by Franklin Insurance Company during any twelve-month period after notice to, but without prior approval of, the Pennsylvania Insurance Department. This limit is the greater of 10% of Franklin Insurance Company's statutory surplus as reported on its most recent annual statement filed with the Pennsylvania Insurance Department, or the net income of Franklin Insurance Company for the period covered by such annual statement.

     As of December 31, 2002, the amount available for payment of dividends from Franklin Insurance Company in 2003 without the prior approval of the Pennsylvania Insurance Department is approximately $355,000.

QUANTITATIVE AND QUALITATIVE INFORMATION ABOUT MARKET RISK

     For a description of Franklin Holding's exposure to market risk and inflation, see the section of the attached prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" under its subsections entitled "Quantitative and Qualitative Information about Market Risk" and "Impact of Inflation," respectively.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the directors and executive officers of the Franklin Holding.


                                 AGE AT
                                MARCH 31,   DIRECTOR
                                  2002      SINCE(1)            POSITION WITH FRANKLIN HOLDING
                                ---------   --------            ------------------------------
Roland D. Boehm...............     64         2001     Vice Chairman of the Board of Directors
H. Thomas Davis, Jr. .........     54         1997     Senior Vice President and Director
William V. R. Fogler..........     58         2001     Director
William C. Hart...............     70         2001     Director
George T. Hornyak, Jr. .......     53         2001     Director
Samuel J. Malizia.............     48         2003     Director
Paul R. McDermott.............     53         2003     Director
Richard U. Niedt..............     71         2001     Director
Andrew R. Speaker.............     40         2001     President, Chief Executive Officer, and Director
Richard G. Van Noy............     61         2001     Chairman of the Board of Directors
Gordon A. Coleman.............     45         2001     Treasurer
John G. Danka.................     54         2001     Vice President
Paul D. Ehrhardt..............     45         2001     Senior Vice President and Corporate Secretary

     Mr. McDermott was recently appointed to the Board of Directors of Franklin Holdings to fill the seat entitled to the holder of all of the outstanding shares of Franklin Holding's Series B Cumulative Redeemable Preferred Stock, American Re-Insurance Company. Mr. McDermott is Senior Vice President, Strategic Investments for American Re. For a description of the business experience of each of the other directors except Mr. McDermott, for at least the past five years, see the section of the attached prospectus entitled "Management." Each director of Franklin Holding also serves as a director of Franklin Insurance Company, Mercer Mutual Insurance Company, and Mercer Insurance Company of New Jersey, Inc.

EXECUTIVE COMPENSATION

     The executive officers of Franklin Holding hold the identical positions with Mercer Mutual. Therefore, for information regarding the compensation of the President and Chief Executive Officer of Franklin Holding, and each other executive officer whose total salary and bonus for the year ended December 31, 2002 exceeded $100,000, see the section of the attached prospectus entitled "Management" under its subsection entitled "Executive Compensation."

BENEFIT PLANS AND AGREEMENTS

     For a description of the employment agreements of Franklin Holding's executive officers and the employee benefit plans under which Franklin Holding's executive officers are compensated, see the section of the attached prospectus entitled "Management" in its subsection entitled "Benefit Plan and Agreements."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as to those persons believed by management to be beneficial owners of more than 5% of any class of Franklin Holding's outstanding voting securities. Other than those persons listed below, we are not aware of any person, as such term is defined in the Securities and Exchange Act of 1934, that owns more than 5% of Franklin Holding's outstanding voting securities.

                                                                        AMOUNT AND NATURE OF   PERCENT
TITLE OF CLASS                    NAME AND ADDRESS OF BENEFICIAL OWNER  BENEFICIAL OWNERSHIP   OF CLASS
--------------                    ------------------------------------  --------------------   --------
Class A Voting Common Stock.....  Mercer Mutual Insurance Company 10          102,900            49%
                                  North Highway 31 Pennington, New
                                  Jersey 08534
Class A Voting Common Stock.....  H. Thomas Davis, Jr. 10 North               107,100            51%
                                  Highway 31 Pennington, New Jersey
                                  08534

          DESCRIPTION OF THE CAPITAL STOCK OF FRANKLIN HOLDING COMPANY

     The issued and outstanding capital stock of Franklin Holding consists of: the Class A Voting Common Stock, the Class B Non-Voting Common Stock, the Series A Convertible Redeemable Preferred Stock, and the Series B Cumulative Redeemable Preferred Stock.

COMMON STOCK

     Each share of common stock of Franklin Holding has the same relative rights and is identical in all respects with every other share of common stock, except that the shares of Class A Voting Common Stock entitle their holders to one vote for each share on all matters to be voted on by stockholders, and the shares of the Class B Non-Voting Common Stock do not have voting rights on any matters. Dividends paid on shares of the common stock of Franklin Holding are not permitted to exceed $0.50 per share per annum.

PREFERRED STOCK

     The holders of shares of preferred stock of Franklin Holding do not have any voting rights, except for one vote for each share to vote only on any amendment, alteration or repeal of Franklin Holding's certificate of incorporation that materially or adversely affects the powers, rights or preference of the preferred stock, or to approve any class or series of stock that ranks on a parity with the preferred stock. In the event of a dissolution, liquidation, or winding up of the affairs of Franklin Holding, the holders of the preferred stock are entitled to receive, out of the net assets of Franklin Holding, an amount before any payment is made or any assets of Franklin Holding are distributed or paid to the holders of any other class of stock. The payment to the holders of the Series A Convertible Redeemable Preferred Stock would be equal to $100 per share plus interest on that amount at a rate of 2% compounded annually from June 1, 2001, plus the amount of any declared and unpaid dividends. The payment to the holders of the Series B Cumulative Redeemable Preferred Stock in the aggregate would be equal to $1,615,930, plus interest on that amount at 7.5% per annum compounded annually from June 1, 2001. The amount of these payments are referred to in this prospectus supplement as the "liquidation preference value" of these shares.

     Holders of Series A and Series B Preferred Stock are entitled to receive dividends, when, as and if declared by the board of directors, out of funds legally available for payment of dividends, at the rate of $5.00 per share annum. The dividends on the Series B Preferred Stock are cumulative and accrue, whether or not declared and whether or not there are funds available for payment, at an annual rate of 5%. The dividends on the Series A Preferred Stock are not cumulative.

     If a cash dividend is paid on the Series A or the Series B Preferred Stock, then a cash dividend must be declared and paid on each share of Series A and Series B Preferred Stock on a pari passu basis. Otherwise, any dividends on the Series B Preferred Stock may be paid, at the option of the Franklin Holding board of directors, by issuing additional shares of Series B Preferred Stock such that the liquidation preference value of such additional shares of Series B Preferred Stock, plus the amount of any cash dividends paid with such shares, constitute payment of the full amount of the dividend.

     The Series A and the Series B Preferred Stock may be redeemed by and at the option of Franklin Holding for cash on the first business day following April 1st of any year subsequent to 2005 for an amount equal to the liquidation preference value of the shares. Any holder of Series A Preferred Stock may require that his or her shares be repurchased by Franklin Holding for cash on the first business day following September 3 of any year beginning with the year 2007 but prior to the year 2011 for an amount equal to the liquidation preference value of the shares. Franklin Holding must repurchase all of the issued and outstanding shares of Series B Preferred Stock on September 3, 2007 for an amount equal to the liquidation preference value of the shares. Prior to that date, Franklin Holding also must repurchase all of the issued and outstanding shares of Series B Preferred Stock at their liquidation preference value in the event of:

     - any redemption or repurchase of the Series A Preferred Stock;

     - any change in the voting control of Franklin Holding or Franklin Insurance Company;

     - any merger or consolidation of, or substantial disposition of assets out of the ordinary course of the insurance business by, Franklin Holding; or

     - any transfer by Franklin Holding of any ownership interest in Franklin Insurance Company.

     Each share of Series A Preferred Stock may be converted at the option of the holder into ten shares of Class B Non-Voting Common Stock in the event of:

     - any merger or consolidation of Franklin Holding or Franklin Insurance Company with or into another corporation;

     - the sale of all or substantially all of the assets of Franklin Holding or Franklin Insurance Company;

     - the registration of securities of Franklin Holding or Franklin Insurance Company under the Securities Act of 1933; or

     - the issuance by Franklin Holding of any notice calling the Series A Preferred Stock for redemption.

     The Franklin Holding Certificate of Incorporation further provides that in the event of a conversion of Mercer Mutual from mutual to stock form, the holders of the Series A and Series B Preferred Stock have the right to exchange any and all of their shares into a number of shares equal to, for each share of Series A or Series B Preferred Stock held by the holder, such number of shares of Mercer Mutual or its holding company that equals the Liquidation Preference Value of the share as of the date of the mutual to stock conversion divided by the initial per share price to the public of the common stock of Mercer Mutual or its holding company.

     If any holder of Series A or Series B Preferred Stock fails to provide notice of its intent or indicates in such notice that it does not intend to exercise its rights to the share exchange, Mercer Mutual has the right to compel the share exchange by providing written notice to any and all of these holders not less than 60 days prior to the closing date of the mutual to stock conversion.

                                    EXPERTS

     The consolidated financial statements and schedules of Franklin Holding as of December 31, 2002 and 2001, and for each of the years in the two-year period ended December 31, 2002, have been included in this prospectus supplement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere in this prospectus supplement, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Franklin Holding for the year ended December 31, 2000, have been included in this prospectus supplement in reliance upon the report of Brown Schultz Sheridan & Fritz, independent certified public accountants, appearing elsewhere in this prospectus supplement, and upon the authority of said firm as experts in accounting and auditing.

                                    INDEX TO
                       CONSOLIDATED FINANCIAL STATEMENTS
                          OF FRANKLIN HOLDING COMPANY

                                                              PAGE
                                                              ----
INDEPENDENT AUDITORS' REPORTS...............................  SF-2
CONSOLIDATED FINANCIAL STATEMENTS:
CONSOLIDATED BALANCE SHEETS (As of December 31, 2002 and
  2001).....................................................  SF-4
CONSOLIDATED STATEMENTS OF EARNINGS (For the years ended
  December 31, 2002, 2001 and 2000).........................  SF-5
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
  (DEFICIT) (For the years ended December 31, 2002, 2001 and
  2000).....................................................  SF-6
CONSOLIDATED STATEMENTS OF CASH FLOWS (For the years ended
  December 31, 2002, 2001 and 2000).........................  SF-7
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..................  SF-8

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Franklin Holding Company, Inc.:

     We have audited the accompanying consolidated balance sheets of Franklin Holding Company, Inc. and subsidiary (the Group) as of December 31, 2002 and 2001, and the related consolidated statements of earnings, changes in shareholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2002. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Group as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ KPMG LLP

Philadelphia, PA
March 28, 2003

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Franklin Holding Company, Inc.

     We have audited the accompanying consolidated statements of earnings, changes in shareholders' equity and cash flows of Franklin Holding Company, Inc. and subsidiary for the year ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Franklin Holding Company, Inc. and subsidiary for the year ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

                                              BROWN SCHULTZ SHERIDAN & FRITZ

Camp Hill, Pennsylvania
April 27, 2001

                 FRANKLIN HOLDING COMPANY, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2002 AND 2001

                                                                 2002        2001
                                                              ----------   ---------
                                                              (DOLLARS IN THOUSANDS)
                                       ASSETS
Investments, at fair value:
  Fixed income securities, available-for-sale, at fair value
     (cost $5,007 and $0, respectively).....................   $ 5,052          --
Cash and cash equivalents...................................     1,589       3,526
Premiums receivable.........................................       633         515
Reinsurance receivables.....................................        --         508
Deferred policy acquisition costs...........................       405         363
Accrued investment income...................................        85           9
Fixed assets, net...........................................       443         513
Deferred income taxes.......................................       502          --
Other assets................................................       384         124
                                                               -------      ------
Total assets................................................   $ 9,093       5,558
                                                               =======      ======
                        LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Losses and loss adjustment expenses.......................   $ 1,904       1,196
  Unearned premiums.........................................     1,664       1,871
  Accounts payable and accrued expenses.....................       671         281
  Reinsurance balances payable..............................       473          34
                                                               -------      ------
     Total liabilities......................................     4,712       3,382
                                                               -------      ------
Redeemable preferred stock..................................     2,845       2,699
Shareholders' equity (deficit):
  Series A common stock, $.10 par, 210,000 shares
     authorized, issued and outstanding.....................        21          21
  Series B common stock, $.10 par, 800,000 shares
     authorized, 135,100 shares issued and outstanding......        14          --
  Additional paid-in capital................................     2,571       1,380
  Unassigned deficit........................................    (1,100)     (1,924)
  Accumulated other comprehensive income:
     Unrealized gains in investments, net of deferred income
      taxes.................................................        30          --
                                                               -------      ------
       Total shareholders' equity (deficit).................     1,536        (523)
                                                               -------      ------
Total liabilities and shareholders' equity..................   $ 9,093       5,558
                                                               =======      ======

          See accompanying notes to consolidated financial statements.

                 FRANKLIN HOLDING COMPANY, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF EARNINGS
                 YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000

                                                               2002    2001    2000
                                                              ------   -----   -----
                                                              (DOLLARS IN THOUSANDS)
Revenue:
  Net premiums earned.......................................  $2,832   2,880   2,445
  Investment income, net of expenses........................     119     116     175
  Other revenue.............................................     135     121      73
                                                              ------   -----   -----
     Total revenue..........................................   3,086   3,117   2,693
                                                              ------   -----   -----
Expenses:
  Losses and loss adjustment expenses.......................   1,406   1,868   2,035
  Amortization of deferred policy acquisition costs.........     767     666     435
  Other expenses............................................     606     848     892
                                                              ------   -----   -----
     Total expenses.........................................   2,779   3,382   3,362
                                                              ------   -----   -----
     Income (loss) before income taxes......................     307    (265)   (669)
Income tax benefit..........................................    (517)     --      --
                                                              ------   -----   -----
Net income (loss)...........................................  $  824    (265)   (669)
                                                              ======   =====   =====

          See accompanying notes to consolidated financial statements.

                 FRANKLIN HOLDING COMPANY, INC. AND SUBSIDIARY

      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
                 YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000


                                                                                     ACCUMULATED
                                    SERIES A   SERIES B   ADDITIONAL                    OTHER
                                     COMMON     COMMON     PAID-IN     UNASSIGNED   COMPREHENSIVE
                                     STOCK      STOCK      CAPITAL      DEFICIT        INCOME       TOTAL
                                    --------   --------   ----------   ----------   -------------   -----
                                                           (DOLLARS IN THOUSANDS)
Balance, December 31, 1999........    $21         --        1,974          (990)         --         1,005
Net loss..........................     --         --           --          (669)         --          (669)
Preferred stock dividends.........     --         --          (56)           --          --           (56)
                                      ---         --        -----        ------          --         -----
Balance, December 31, 2000........     21         --        1,918        (1,659)         --           280
Net loss..........................     --         --           --          (265)         --          (265)
Preferred stock dividends.........     --         --         (538)           --          --          (538)
                                      ---         --        -----        ------          --         -----
Balance, December 31, 2001........     21         --        1,380        (1,924)         --          (523)
Net income........................     --         --           --           824          --           824
Other comprehensive income, net of
  tax:
  Unrealized holding gains arising
     during period, net of related
     income tax expense of $15....     --         --           --            --          30            30
                                      ---         --        -----        ------          --         -----
Comprehensive income..............                                                                    854
Preferred stock dividends.........     --         --         (146)           --          --          (146)
Issuance on common stock on
  exercise of options.............     --         14        1,337            --          --         1,351
                                      ---         --        -----        ------          --         -----
Balance, December 31, 2002........    $21         14        2,571        (1,100)         30         1,536
                                      ===         ==        =====        ======          ==         =====


          See accompanying notes to consolidated financial statements.

                 FRANKLIN HOLDING COMPANY, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000

                                                               2002     2001    2000
                                                              -------   -----   -----
                                                              (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss).........................................  $   824    (265)   (669)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation of property and equipment.................      275     261     213
     Net accretion of discount..............................        1      --      --
     Deferred income tax....................................     (517)     --      --
     Change in assets and liabilities:
       Premiums receivable..................................     (118)    (52)    (97)
       Reinsurance receivables..............................      508     616    (160)
       Prepaid reinsurance premiums.........................       --     824    (154)
       Deferred policy acquisition costs....................      (42)   (160)    (27)
       Other assets.........................................     (336)    (11)    (61)
       Losses and loss expenses.............................      708     178     226
       Unearned premiums....................................     (207)    128     276
       Other liabilities....................................      829    (742)    242
                                                              -------   -----   -----
          Net cash provided by (used in) operating
            activities......................................    1,925     777    (211)
                                                              -------   -----   -----
Cash flows from investing activities:
  Purchase of fixed income securities, available-for-sale...   (5,258)     --      --
  Sale and maturity of fixed income securities
     available-for-sale.....................................      250      --      --
  Purchase of property and equipment........................     (205)   (139)   (190)
                                                              -------   -----   -----
          Net cash used in investing activities.............   (5,213)   (139)   (190)
                                                              -------   -----   -----
Cash flows from financing activities:
  Proceeds from exercised options...........................    1,351      --      --
  Debt repayment............................................       --      --     (89)
                                                              -------   -----   -----
          Net cash provided by (used in) financing
            activities......................................    1,351      --     (89)
                                                              -------   -----   -----
          Net increase (decrease) in cash and cash
            equivalents.....................................   (1,937)    638    (490)
Cash and cash equivalents at beginning of period............    3,526   2,888   3,378
                                                              -------   -----   -----
Cash and cash equivalents at end of period..................  $ 1,589   3,526   2,888
                                                              =======   =====   =====
Cash paid during the year for:
  Interest..................................................  $    --      --       6

          See accompanying notes to consolidated financial statements.

                 FRANKLIN HOLDING COMPANY, INC. AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (A) DESCRIPTION OF BUSINESS

     Franklin Holding Company, Inc. (FHC) was formed as the holding company for Franklin Insurance Company (FIC). FHC and FIC are collectively referred to as the "Group". Insurance operations began in 1998. The Group directly writes personal lines of insurance, including personal automobile insurance (86% of total written in 2002) and homeowners (14% of total written in 2002) in Pennsylvania. On June 1, 2001, Mercer Mutual Insurance Company (Mercer) acquired a controlling interest in the Group. Additionally, FIC and Mercer entered into a reinsurance arrangement effective January 1, 2002 (note 6).

  (B) CONSOLIDATION POLICY AND BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of each member of the Group. All significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which differ in some respects from those followed in reports to insurance regulatory authorities.

  (C) USE OF ESTIMATES

     The preparation of the accompanying financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include liabilities for losses and loss adjustment expenses, deferred income tax assets, and other than temporary impairment of investments. Actual results could differ from those estimates.

  (D) INVESTMENTS

     Due to periodic shifts in the portfolio arising from income tax and asset-liability matching, as well as securities markets and economic factors, management considers the entire portfolio of fixed income securities as available-for-sale. Fixed income securities available-for-sale are stated at fair value with changes in fair value, net of deferred income tax, reflected in equity as accumulated other comprehensive income. Realized gains and losses are determined on the specific identification basis. A decline in the market value of an investment below its cost that is deemed other than temporary is charged to earnings.

     Interest on fixed maturities is credited to income as it accrues on the principal amounts outstanding, adjusted for amortization of premiums and accretion of discounts computed utilizing the effective interest rate method.

  (E) CASH AND CASH EQUIVALENTS

     Cash and cash equivalents are carried at cost which approximates market value. The Group considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

                 FRANKLIN HOLDING COMPANY, INC. AND SUBSIDIARY

                             (DOLLARS IN THOUSANDS)

  (F) FAIR VALUES OF FINANCIAL INSTRUMENTS

     The Group has used the following methods and assumptions in estimating its fair values:

          Investments -- The fair values for fixed income securities available-for-sale are based on quoted market prices, when available. If not available, fair values are based on values obtained from investment brokers.

          Cash and cash equivalents -- The carrying amounts reported in the balance sheet for these instruments approximate their fair values.

          Premium and reinsurance receivables -- The carrying amounts reported in the balance sheet for these instruments approximate their fair values.

  (G) REINSURANCE

     The Group cedes insurance to, and assumes insurance from, affiliated and unrelated insurers to limit its maximum loss exposure through risk diversification. Ceded reinsurance receivables and unearned premiums are reported as assets; loss and loss adjustment expenses reserves are reported gross of ceded reinsurance credits.

  (H) DEFERRED POLICY ACQUISITION COSTS

     Acquisition costs such as commissions, premium taxes, and certain other expenses which vary with and are directly related to the production of business, are deferred and amortized over the effective period of the related insurance policies. The method followed in computing deferred policy acquisition costs limits the amount of such deferred costs to their estimated realizable value, which gives effect to premiums to be earned, anticipated investment income, loss and loss adjustment expenses, and certain other maintenance costs expected to be incurred as the premiums are earned. To the extent that deferred policy acquisition costs are not realizable, the deficiency is charged to income currently.

  (I) FIXED ASSETS

     Fixed assets are carried at cost less accumulated depreciation calculated on the straight-line basis. Fixed assets are depreciated over three to ten years.

  (J) PREMIUM REVENUE

     Premiums include direct writings plus reinsurance assumed less reinsurance ceded to other insurers and are recognized as revenue over the period that coverage is provided using the monthly pro-rata method. Unearned premiums represent that portion of premiums written that are applicable to the unexpired terms of policies in force.

  (K) LOSSES AND LOSS ADJUSTMENT EXPENSES

     The liability for losses includes the amount of claims which have been reported to the Group and are unpaid at the statement date as well as provision for claims incurred but not reported, after deducting anticipated salvage and subrogation. The liability for loss adjustment expenses is determined as a percentage of the liability for losses based on the historical ratio of paid adjustment expenses to paid losses by line of business.

     Management believes that the liabilities for losses and loss adjustment expenses at December 31, 2002 are adequate to cover the ultimate net cost of losses and claims to date, but these liabilities are necessarily

                 FRANKLIN HOLDING COMPANY, INC. AND SUBSIDIARY

                             (DOLLARS IN THOUSANDS)

based on estimates, and the amount of losses and loss adjustment expenses ultimately paid may be more or less than such estimates. Changes in the estimates for losses and loss adjustment expenses are recognized in the period in which they are determined.

  (L) INCOME TAXES

     The Group uses the asset and liability method of accounting for income taxes. Deferred income taxes arise from the recognition of temporary differences between financial statement carrying amounts and the tax bases of the Group's assets and liabilities and operating loss carryforwards. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The effect of a change in tax rates is recognized in the period of the enactment date.

(2) INVESTMENTS

     Net investment income and change in unrealized capital gains on investment securities are as follows.

     Net investment income:

                                                              2002   2001   2000
                                                              ----   ----   ----
Investment income:
  Fixed income securities...................................  $ 89    --     --
  Cash and cash equivalents.................................    92   135    189
                                                              ----   ---    ---
     Gross investment income................................   181   135    189
  Less investment expenses..................................    62    19     14
                                                              ----   ---    ---
     Net investment income..................................  $119   116    175
                                                              ====   ===    ===

     Investment expenses include salaries, counseling fees, and other miscellaneous expenses attributable to the maintenance of investment activities.

     The changes in unrealized gains of securities are as follows:

                                                              2002
                                                              ----
Fixed income securities.....................................  $45
                                                              ---
                                                              $45
                                                              ===

     The cost and estimated fair value of available-for-sale investment securities at December 31, 2002 are shown below.

                                                            GROSS        GROSS      ESTIMATED
                                              AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                COST        GAINS        LOSSES       VALUE
                                              ---------   ----------   ----------   ---------
U.S. Government and government agencies.....   $5,007         46           1          5,052
                                               ------         --           --         -----
                                               $5,007         46           1          5,052
                                               ======         ==           ==         =====

     The amortized cost and estimated fair value of bonds at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                 FRANKLIN HOLDING COMPANY, INC. AND SUBSIDIARY

                             (DOLLARS IN THOUSANDS)

                                                                          ESTIMATED
                                                              AMORTIZED     FAIR
                                                                COST        VALUE
                                                              ---------   ---------
Due after one year through five years.......................   $  750         759
Due after five years through ten years......................    2,254       2,273
Due after ten years.........................................    2,003       2,020
                                                               ------       -----
                                                               $5,007       5,052
                                                               ======       =====

     Proceeds from the sale of available-for-sale securities were $250 for 2002, and resulted in no gain or loss upon disposal.

(3) DEFERRED POLICY ACQUISITION COSTS

     Changes in deferred policy acquisition costs are as follows:

                                                              2002    2001   2000
                                                              -----   ----   ----
Balance, January 1..........................................  $ 363    202    176
Acquisition costs deferred..................................    809    827    461
Amortization charged to earnings............................   (767)  (666)  (435)
                                                              -----   ----   ----
Balance, December 31........................................  $ 405    363    202
                                                              =====   ====   ====

(4) FIXED ASSETS

     Fixed assets were as follows:

                                                               2002     2001
                                                              -------   -----
Data processing equipment...................................  $   350     315
Data processing software and development....................    1,027     863
Furniture, fixtures, and equipment..........................       39      33
Other.......................................................       96      96
                                                              -------   -----
                                                                1,512   1,307
Accumulated depreciation....................................   (1,069)   (794)
                                                              -------   -----
                                                              $   443     513
                                                              =======   =====

                 FRANKLIN HOLDING COMPANY, INC. AND SUBSIDIARY

                             (DOLLARS IN THOUSANDS)

(5) LIABILITIES FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

     Activity in the liabilities for losses and loss adjustment expenses is summarized as follows:


                                                               2002    2001    2000
                                                              ------   -----   -----
Balance, January 1..........................................  $1,196   1,019     792
  Less reinsurance recoverable on unpaid losses and loss
     expenses...............................................    (333)   (571)   (586)
                                                              ------   -----   -----
     Net balance at January 1...............................     863     448     206
                                                              ------   -----   -----
Incurred related to:
  Current year..............................................   1,556   1,749   1,910
  Prior years...............................................    (150)    119     125
                                                              ------   -----   -----
     Total incurred.........................................   1,406   1,868   2,035
                                                              ------   -----   -----
Paid related to:
  Current year..............................................     780   1,023   1,524
  Prior years...............................................     516     430     269
  Adjustments to beginning reserves resulting from
     termination of reinsurance agreement and implementation
     of pooling agreement...................................    (931)     --      --
                                                              ------   -----   -----
     Total paid.............................................     365   1,453   1,793
                                                              ------   -----   -----
     Net balance, December 31...............................   1,904     863     448
  Plus reinsurance recoverable on unpaid losses and loss
     expenses...............................................      --     333     571
                                                              ------   -----   -----
Balance at December 31......................................  $1,904   1,196   1,019
                                                              ======   =====   =====


     As a result of changes in estimates of insured events in prior years, the liabilities for losses and loss adjustment expense increased (decreased) by $(150), $119, and $125 in 2002, 2001, and 2000, respectively. These re-estimations are primarily concentrated in the commercial multi-peril and other liability lines in 2002 and the private passenger auto physical damage line in 2001 and 2000.

(6) REINSURANCE

     The Group has geographic exposure to catastrophe losses in its operating region. Catastrophes can be caused by various events including hurricanes, windstorms, earthquakes, hail, explosion, severe weather, and fire. The incidence and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Most catastrophes are restricted to small geographic areas. However, hurricanes and earthquakes may produce significant damage in large, heavily populated areas. The Group generally seeks to reduce its exposure to catastrophe through individual risk selection and the purchase of catastrophe reinsurance.

     In the ordinary course of business, the Group seeks to limit its exposure to loss on individual claims and from the effects of catastrophes by entering into reinsurance contracts with other insurance companies. Reinsurance is ceded on excess of loss and pro-rata bases with the Group's retention not exceeding $300 per occurrence. Insurance ceded by the Group does not relieve its primary liability as the originating insurer. The Group also assumes reinsurance from other companies on a pro-rata basis.


     FIC entered into a pooling reinsurance arrangement with its affiliate, Mercer, effective April 1, 2001 whereby 100% of the direct business of FIC was ceded to Mercer. Mercer then retrocedes to FIC 10% of the combined business of both companies.

                 FRANKLIN HOLDING COMPANY, INC. AND SUBSIDIARY

                             (DOLLARS IN THOUSANDS)


     FIC entered into a pooling reinsurance arrangement with its affiliate Mercer, effective April 1, 2001, whereby 100% of the direct business of FIC was ceded to Mercer. Mercer then retrocedes to FIC 10% of the combined business of both companies.



     As of January 1, 2002, the prior pooling arrangement between FIC and Mercer was terminated. Also effective January 1, 2002, the Group's insurance subsidiary FIC, and their affiliates Mercer, and Mercer Insurance Company of New Jersey, Inc. ("Mercer Insurance," a 100% owned subsidiary of Mercer) entered into a pooling agreement (the "Pool"). FIC and Mercer Insurance cede 100% of their insurance business to Mercer, and Mercer in turn retrocedes a portion back to the FIC and Mercer Insurance based on each company's surplus in relation to total pooled surplus. For 2002, FIC and Mercer Insurance assumed 7% and 20%, respectively, of the Pool.


     The effect of reinsurance on premiums written and earned is as follows:

                                                             2002      2001     2000
                                                            -------   ------   ------
Premiums written:
  Direct..................................................  $ 7,978    6,700    5,742
  Assumed -- affiliates...................................    2,625    4,140       --
  Ceded -- nonaffiliates..................................       --      (15)  (3,175)
  Ceded -- affiliates.....................................   (7,978)  (6,993)      --
                                                            -------   ------   ------
Net.......................................................  $ 2,625    3,832    2,567
                                                            =======   ======   ======
Premiums earned:
  Direct..................................................  $ 7,627    6,444    5,466
  Assumed -- affiliates...................................    2,832    2,270       --
  Ceded -- nonaffiliates..................................       --     (839)  (3,021)
  Ceded -- affiliates.....................................   (7,627)  (4,995)      --
                                                            -------   ------   ------
Net.......................................................  $ 2,832    2,880    2,445
                                                            =======   ======   ======

     The effect of reinsurance on unearned premiums as of December 31 is as follows:

                                                               2002      2001
                                                              -------   ------
Direct......................................................  $ 2,349    1,998
Assumed -- affiliate........................................    1,664    1,871
Ceded -- affiliate..........................................   (2,349)  (1,998)
                                                              -------   ------
                                                              $ 1,664    1,871
                                                              =======   ======

     The effect of reinsurance on the liabilities for losses and loss adjustment expenses and losses and loss adjustment expenses incurred is as follows:

                                                               2002      2001
                                                              -------   ------
Liabilities:
  Direct....................................................  $ 2,248    1,629
  Assumed -- affiliates.....................................    1,904      625
  Ceded -- affiliate........................................   (2,248)  (1,058)
                                                              -------   ------
     Liabilities per Consolidated Balance Sheets............    1,904    1,196
                                                              -------   ------
  Ceded -- nonaffiliate.....................................       --     (333)
                                                              -------   ------
Net after ceded to nonaffiliate.............................  $ 1,904      863
                                                              =======   ======

                 FRANKLIN HOLDING COMPANY, INC. AND SUBSIDIARY

                             (DOLLARS IN THOUSANDS)

                                                             2002      2001     2000
                                                            -------   ------   ------
Losses and loss adjustment expenses incurred:
  Direct..................................................  $ 4,677    4,501    4,117
  Assumed -- affiliates...................................    1,406    1,090       --
  Ceded -- nonaffiliate...................................      333     (676)  (2,082)
  Ceded -- affiliate......................................   (5,010)  (3,047)      --
                                                            -------   ------   ------
Net.......................................................  $ 1,406    1,868    2,035
                                                            =======   ======   ======

     Affiliated reinsurance balances are presented net on the consolidated balance sheets due to the right of offset in accordance with the pooling agreement.

     The Group performs credit reviews of its reinsurers, focusing on financial stability. To the extent that a reinsurer may be unable to pay losses for which it is liable under the terms of reinsurance agreements, the Group is exposed to the risk of continued liability for such losses.

(7) FEDERAL INCOME TAXES

     The tax effect of significant temporary differences that give rise to the Group's net deferred tax liability as of December 31, is as follows:

                                                              2002   2001
                                                              ----   ----
Net loss reserve discounting................................  $ 96     38
Net unearned premiums.......................................   114    127
Net operating loss carryforwards............................   459    586
Other.......................................................    20     62
                                                              ----   ----
                                                               689    813
Less: Valuation allowance...................................    --   (685)
                                                              ----   ----
  Deferred tax assets.......................................   689    128
                                                              ----   ----
Deferred policy acquisition costs...........................   138    123
Unrealized gain on investments..............................    15     --
Other.......................................................    34      5
                                                              ----   ----
  Deferred tax liabilities..................................   187    128
                                                              ----   ----
Net deferred income tax (liability) asset...................  $502     --
                                                              ====   ====

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. During the year ended December 31, 2002, the Group reversed the valuation allowance established as of December 31, 2001 based on revised estimates of future taxable income. Management believes it is more likely than not the Group will realize the benefits of the deferred tax assets at December 31, 2002, and as a result, removed the valuation allowance.

                 FRANKLIN HOLDING COMPANY, INC. AND SUBSIDIARY

                             (DOLLARS IN THOUSANDS)

     Actual income tax expense (benefit) differed from expected tax expense (benefit), computed by applying the United States federal corporate tax rate of 34% to income before income taxes, as follows:

                                                              2002    2001   2000
                                                              -----   ----   ----
Expected tax expense (benefit)..............................  $ 104   (82)   (227)
Increase (decrease) in valuation allowance for deferred tax
  assets....................................................   (685)   82     227
Other.......................................................     64    --      --
                                                              -----   ---    ----
Income tax expense (benefit)................................  $(517)   --      --
                                                              =====   ===    ====

     The components of the provision for income taxes are as follows:

                                                              2002    2001   2000
                                                              -----   ----   ----
Current.....................................................  $  --    --      --
Deferred....................................................   (517)   --      --
                                                              -----   ----   ----
Income tax expense (benefit)................................  $(517)   --      --
                                                              =====   ====   ====

     At December 31, 2002, the Group has net operating loss carryforwards available to offset future federal taxable income as follows:

EXPIRES                                                       AMOUNT
-------                                                       ------
2018........................................................  $  395
2019........................................................     256
2020........................................................     567
2021........................................................     132
                                                              ------
                                                              $1,350
                                                              ======

(8) REDEEMABLE PREFERRED STOCK

     FHC has two series of redeemable preferred stock issued and outstanding, Series A and Series B.

     There are 10,000 shares of Series A shares with a par value of $100 per share issued and outstanding. Series A shares have no voting rights. The holders are entitled to receive dividends from available funds only if declared by the Board at its sole discretion with the limit of a certain amount per year ($5.00 per annum). The right to receive dividends is not cumulative. However, whenever a cash dividend is paid on Series B preferred shares, then a cash dividend must be paid on Series A preferred shares on a pari passu basis. FHC can redeem Series A shares using available funds after April 1, 2004 at a price of par plus 2% compounded annually from June 1, 2001. The shares have a mandatory repurchase provision which allows the holders to require FHC to repurchase the shares from available funds after September 30, 2007 at the same price through 2011. If FHC merges or consolidates with another insurance company subsidiary or if FHC registers a class of securities under the Securities Act of 1933, the holders of the series A preferred are entitled to convert each share of Series A preferred stock into 10 shares of class B common stock.

     There are 11,836 shares of Series B shares with a par value of $100 per share issued and outstanding. Series B shares have no voting rights. Through June 1, 2001, the holders of Series B preferred shares were entitled to receive dividends at a compounded annual rate of 5%. The dividends were cumulative and could be paid in cash or through the issuance of more Series B Preferred. After May 31, 2001, dividends are paid at the sole discretion of the board of directors. However, whenever a cash dividend is paid on Series A preferred shares, then a cash dividend must be paid on Series B preferred shares on a pari passu basis. FHC can redeem

                 FRANKLIN HOLDING COMPANY, INC. AND SUBSIDIARY

                             (DOLLARS IN THOUSANDS)

the stock using available funds at any time at an aggregate amount of $1,616 as of May 31, 2001, after which, the redemption amount is compounded annually at 7.5%. The shares have a mandatory repurchase provision which allows the shareholders to require FHC to repurchase the shares after September 30, 2007 at the same price. FHC is also required to repurchase a pro-rata amount of the shares of Series B preferred if there is any redemption or repurchase of Series A Preferred stock, a change in control, or a transfer by the corporation of any ownership interest in the subsidiary.

     Upon a stock conversion of Mercer, the preferred shareholders would have certain rights to exchange their shares for registered voting common stock of Mercer based on the redemption price at the date of conversion. In addition, Mercer has the right to compel such an exchange.

(9) OPTIONS EXERCISED ON COMMON STOCK

     Mercer and a minority interest shareholder exercised options to purchase Series B, non-voting common stock and paid $662 and $689, respectively, during 2002, for such shares. Options outstanding as of December 31, 2002 for Mercer and minority interest shareholders were 228,800 and 226,100, respectively. The options are exercisable at $10 per share.

(10) RECONCILIATION OF STATUTORY FILINGS TO AMOUNTS REPORTED HEREIN

     A reconciliation of the Group's statutory net income and surplus to the Group's net income and surplus, under accounting principles generally accepted in the United States of America (GAAP), is as follows:

                                                             2002      2001     2000
                                                            -------   -------   -----
Net income:
  Statutory net income (loss).............................  $   251      (295)   (567)
  Deferred policy acquisition costs.......................       42       160      27
  Deferred federal income taxes...........................      517        --      --
  Other...................................................       14      (130)   (129)
                                                            -------   -------   -----
GAAP net income (loss)....................................  $   824      (265)   (669)
                                                            =======   =======   =====
Surplus:
  Statutory surplus.......................................  $ 3,226     1,817
  Redeemable preferred stock..............................   (2,845)   (2,699)
  Deferred policy acquisition costs.......................      405       363
  Deferred federal income taxes...........................      305        --
  Unrealized gain on fixed income securities..............       30        --
  Other...................................................      415        (4)
                                                            -------   -------
GAAP equity (deficit).....................................  $ 1,536      (523)
                                                            =======   =======

     The Group's insurance subsidiary is required to file statutory financial statements with various state insurance regulatory authorities. Statutory financial statements are prepared in accordance with accounting principles and practices prescribed or permitted by the various states of domicile. Prescribed statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). Furthermore, the NAIC adopted the Codification of Statutory Accounting Principles effective of January 1, 2001. The codified principles are intended to provide a comprehensive basis of accounting recognized and adhered to in the

                 FRANKLIN HOLDING COMPANY, INC. AND SUBSIDIARY

                             (DOLLARS IN THOUSANDS)

absence of conflict with, or silence of, state statutes and regulations. The effects of such do not affect financial statements prepared under generally accepted accounting principles.

     The Group's insurance subsidiary is required by law to maintain certain minimum surplus on a statutory basis, is subject to risk-based capital requirements and is subject to regulations under which payment of a dividend from statutory surplus is restricted and may require prior approval of regulatory authorities. Applying the current regulatory restrictions as of December 31, 2002, approximately $355 would be available for distribution without prior approval.

(11) CONTINGENCIES

     The Group becomes involved with certain claims and legal actions arising in the ordinary course of business operations. Such legal actions involve disputes by policyholders relating to claims payments as well as other litigation. In addition, the Group's business practices are subject to review by various state insurance regulatory authorities. The Group is regularly subject to such reviews, and several such reviews are currently pending. These reviews may result in changes or clarifications of the Group's business practices, and may result in fines, penalties or other sanctions. In the opinion of management, while the ultimate outcome of these actions and these regulatory proceedings cannot be determined at this time, they are not expected to result in liability for amounts material to the financial condition, results of operations, or liquidity, of the Group.

(12) CONCENTRATION OF RISK

     The Group's insurance subsidiary produces a large percentage of its business through one insurance agent, Davis Insurance Agency (Davis). The 51% common shareholder of the Group owns Davis. In 2002 and 2001, premiums written through Davis totaled 74.8% and 80.6%, respectively, of the Group's direct written premiums. Commissions paid to Davis were $889 and $877 in 2002 and 2001, respectively.

                 FRANKLIN HOLDING COMPANY, INC. AND SUBSIDIARY



                     CONDENSED CONSOLIDATED BALANCE SHEETS


                   AS OF MARCH 31, 2003 AND DECEMBER 31, 2002



                                                              MARCH 31,   DECEMBER 31,
                                                                2003          2002
                                                              ---------   ------------
                                                               (DOLLARS IN THOUSANDS)
                                                                    (UNAUDITED)
                                        ASSETS
Investments, at fair value;
     Fixed income securities, available for sale, at fair
      value (cost of $3,766 and $5,007, respectively).......   $ 3,792        5,052
Cash and cash equivalents...................................     2,853        1,589
Premiums receivable.........................................       646          633
Reinsurance receivables.....................................       758           --
Deferred policy acquisition costs...........................       454          405
Accrued investment income...................................        50           85
Property and equipment, net.................................       401          443
Deferred income taxes.......................................       481          502
Other assets................................................       300          384
                                                               -------      -------
Total assets................................................   $ 9,735        9,093
                                                               =======      =======

                         LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
     Losses and loss adjustment expenses....................   $ 2,565        1,904
     Unearned premiums......................................     2,158        1,664
     Accounts payable and accrued expenses..................       593          671
     Reinsurance balances payable...........................        --          473
                                                               -------      -------
     Total liabilities......................................     5,316        4,712
                                                               -------      -------
Redeemable preferred stock..................................     2,884        2,845
Shareholders' equity:
     Series A common stock..................................        21           21
     Series B common stock..................................        14           14
     Additional paid-in capital.............................     2,532        2,571
     Unassigned deficit.....................................    (1,049)      (1,100)
     Accumulated other comprehensive income:
       Unrealized gains in investments, net of deferred
        income taxes........................................        17           30
                                                               -------      -------
     Total shareholders' equity.............................     1,535        1,536
                                                               -------      -------
Total liabilities and shareholders' equity..................   $ 9,735        9,093
                                                               =======      =======



     See accompanying notes to condensed consolidated financial statements.

                 FRANKLIN HOLDING COMPANY, INC. AND SUBSIDIARY



                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS


                   THREE MONTHS ENDED MARCH 31, 2003 AND 2002



                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                2003          2002
                                                              ---------      -------
                                                              (DOLLARS IN THOUSANDS)
                                                                   (UNAUDITED)
Revenue:
  Net premiums earned.......................................    $  995          661
  Investment income, net of expenses........................        42           13
  Net realized capital losses...............................        (4)          --
  Other revenue.............................................        41           32
                                                                ------         ----
     Total revenue..........................................     1,074          706
                                                                ------         ----
Expenses:
  Losses and loss adjustment expenses.......................       587          325
  Amortization of deferred policy acquisition costs.........       221          185
  Other expenses............................................       188          141
                                                                ------         ----
     Total expenses.........................................       996          651
                                                                ------         ----
Income before tax...........................................        78           55
Income tax expense (benefit)................................        27         (607)
                                                                ------         ----
Net income..................................................    $   51          662
                                                                ======         ====



     See accompanying notes to condensed consolidated financial statements.

                 FRANKLIN HOLDING COMPANY, INC. AND SUBSIDIARY



             CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY


                       THREE MONTHS ENDED MARCH 31, 2003



                                                                                    ACCUMULATED
                                   SERIES A   SERIES B   ADDITIONAL                    OTHER
                                    COMMON     COMMON     PAID-IN     UNASSIGNED   COMPREHENSIVE
                                    STOCK      STOCK      CAPITAL      DEFICIT        INCOME       TOTAL
                                   --------   --------   ----------   ----------   -------------   -----
                                                          (DOLLARS IN THOUSANDS)
                                                                (UNAUDITED)
Balance, December 31, 2002.......     $21          14      2,571        (1,100)           30       1,536
Net income.......................      --          --         --            51            --          51
Other comprehensive loss, net of
  tax:
  Unrealized losses on
     securities:
     Unrealized holding losses
       arising during period (net
       of related income tax
       benefit of $(8))..........      --          --         --            --           (16)        (16)
     Less:
       Reclassification
          adjustment for losses
          included in net income
          (net of related income
          tax benefit of $(1))...      --          --         --            --             3           3
                                                                                      ------       -----
                                                                                         (13)        (13)
                                                                                      ------       -----
Comprehensive income.............                                                                     38
Preferred stock dividends........      --          --        (39)           --            --         (39)
                                      ---       -----      -----        ------        ------       -----
Balance, March 31, 2003..........     $21          14      2,532        (1,049)           17       1,535
                                      ===       =====      =====        ======        ======       =====



     See accompanying notes to condensed consolidated financial statements.

                 FRANKLIN HOLDING COMPANY, INC. AND SUBSIDIARY



                      CONSOLIDATED STATEMENT OF CASH FLOW


                   THREE MONTHS ENDED MARCH 31, 2003 AND 2002



                                                              THREE MONTHS ENDED
                                                                   MARCH 31
                                                              ------------------
                                                               2003       2002
                                                              -------    -------
                                                                 (DOLLARS IN
                                                                  THOUSANDS)
                                                                 (UNAUDITED)
Cash flow from operating activities:
  Net income................................................  $   51        662
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation of property and equipment.................      71         66
     Net realized investment loss...........................       4         --
     Deferred income tax....................................      28       (607)
     Change in assets and liabilities:
       Premiums receivable..................................     (13)       (84)
       Reinsurance receivables..............................    (758)       332
       Deferred policy acquisition costs....................     (49)        19
       Other assets.........................................     119       (608)
       Losses and loss expenses.............................     661        651
       Unearned premiums....................................     494       (447)
       Other liabilities....................................    (551)      (884)
                                                              ------     ------
          Net cash provided by (used in) operating
           activities.......................................      57       (900)
                                                              ------     ------
Cash flows from investing activities:
     Purchase of fixed income securities,
      available-for-sale....................................    (764)        --
     Sale of fixed income securities, available-for-sale....   2,000         --
     Purchase of equipment..................................     (29)       (37)
                                                              ------     ------
          Net cash provided by (used in) investing
           activities.......................................   1,207        (37)
                                                              ------     ------
Cash flows from financing activities:
     Proceeds from exercised options........................      --      1,351
                                                              ------     ------
          Net cash provided by financing activities.........       0      1,351
                                                              ------     ------
          Net increase in cash and cash equivalents.........   1,264        414
Cash and cash equivalents at beginning of period............   1,589      3,526
                                                              ------     ------
Cash and cash equivalents at end of period..................  $2,853      3,940
                                                              ======     ======
Cash paid during the period for:
  Interest..................................................  $    1         --


     See accompanying notes to condensed consolidated financial statements.

                 FRANKLIN HOLDING COMPANY, INC. AND SUBSIDIARY



              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


                             (DOLLARS IN THOUSANDS)


                                  (UNAUDITED)



(1) BASIS OF PRESENTATION



     The financial information for the interim periods included herein is unaudited; however, such information reflects all adjustments which are, in the opinion of management, necessary to a fair presentation of the financial position, results of operations, and cash flows for the interim periods. The results of operations for interim periods are not necessarily indicative of results to be expected for the full year.



     These financial statements should be read in conjunction with the financial statements and notes for the year ended December 31, 2002 included herein.

                                   SCHEDULE 1

              SHARES OF MERCER INSURANCE GROUP, INC. TO BE ISSUED
                                       TO
                  FRANKLIN HOLDING COMPANY, INC. SHAREHOLDERS


                                                              NUMBER OF SHARES
NAME                                                            TO BE ISSUED
----                                                          ----------------
H. Thomas Davis, Jr. .......................................      251,715
Anthony R. Scatena..........................................       25,928
Raymond E. Nestlerode, Sr. .................................        5,185
Raymond E. Nestlerode, Jr. .................................        5,185
Victoria C. Nestlerode......................................        5,185
William J. Edwards..........................................        5,185
Michael P. Nestarick........................................        5,185
American Re-Insurance Company...............................      184,712

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSE OF ISSUANCE AND DISTRIBUTION

     We anticipate the following expenses:

SEC registration fee........................................  $    5,541
NASDAQ listing fee..........................................  $  110,000
Printing, postage, and mailing*.............................  $  700,000
Legal fees and expenses*....................................  $  700,000
Financial advisory fees and expenses........................  $  300,000
Accounting fees and expenses*...............................  $  250,000
Valuation fees and expenses.................................  $  185,000
Transfer and conversion agent fees and expenses*............  $  110,000
Miscellaneous*..............................................  $   99,461
                                                              ----------
Total.......................................................  $2,460,002
                                                              ==========

---------------

* Estimated

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees, and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to taken any action unless the director has breached or failed to perform the duties of his/her office, and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     Our bylaws provide for the indemnification of the directors, officers, employees, and agents of the Holding Company and its subsidiaries to the fullest extent permitted by Pennsylvania law. They also provide for the elimination of our directors' liability for monetary damages to the fullest extent permitted by Pennsylvania law.

     We also maintain an insurance policy insuring our directors, officers and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

     In the agency agreement with Sandler O'Neill & Partners, L.P., Sandler O'Neill & Partners, L.P. agrees to indemnify our officers, directors and controlling persons against certain liabilities, including liabilities under the Securities Act of 1933 under certain conditions and with respect to certain limited information.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     None.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:


  1.1 Form of Agency Agreement to be entered into among the Holding Company, Mercer Mutual and Sandler O'Neill &
        Partners, L.P.**
  2.1   Plan of Conversion from Mutual to Stock Organization of
        Mercer Mutual Insurance Company, dated as of December 13,
        2002 and amended and restated on March 19, 2003, April 15,
        2003 and June 18, 2003
  3.1   Articles of Incorporation of Mercer Insurance Group, Inc.*
  3.2   Bylaws of Mercer Insurance Group, Inc.*
  4.1 Form of certificate evidencing shares of common stock of Mercer Insurance Group, Inc.*
  5.1   Opinion of Stevens & Lee re: Legality
  8.1   Private Letter Ruling, dated May 8, 2003, from the Internal
        Revenue Service to Mercer Mutual Insurance Company.
 10.1   Mercer Insurance Group, Inc. Employee Stock Ownership Plan*
 10.2   Employment Agreement, dated as of October 1, 2001, among
        BICUS Services Corporation, Mercer Mutual Insurance Company and Andrew R. Speaker*
 10.3   Employment Agreement, dated as of October 1, 2001, among
        BICUS Services Corporation, Mercer Mutual Insurance Company and H. Thomas Davis, Jr.*
 10.4   Employment Agreement, dated as of October 1, 2001, among
        BICUS Services Corporation, Mercer Mutual Insurance Company and Paul D. Ehrhardt*
 10.5   Employment Agreement, dated as of October 1, 2001, among
        BICUS Services Corporation, Mercer Mutual Insurance Company and John G. Danka*
 10.6   Mercer Mutual Insurance Company Executive Nonqualified
        "Excess" Plan dated June 1, 2002*
 10.7   Mercer Mutual Insurance Company Benefit Agreement dated
        December 11, 1989, as amended.*
 10.8   Stock Purchase Agreement dated April 6, 2001 by and among
        Mercer Mutual Insurance Company, H. Thomas Davis, Jr. and
        Franklin Holding.*
 10.9   Stock Purchase Agreement dated May 9, 2001 by and among
        Mercer Mutual Insurance Company and Anthony Robert Scatena,
        Raymond Edward Nestlerode, Sr., Raymond Edward Nestlerode,
        Jr., Joseph Russell Nestlerode, Sr., William J. Edwards and
        Michael Peter Nestarick*
 10.10  Shareholders Agreement dated June 1, 2001 among Mercer
        Mutual Insurance Company, H. Thomas Davis, Jr. and Franklin
        Holding Company, Inc.*
 10.11  Third Amended and Restated Certificate of Incorporation of
        Franklin Holding Company, Inc.*
 10.12  Mercer Insurance Group, Inc. 2003 Stock-Based Incentive Plan
 10.13  Form of Escrow Agreement to be entered into among Mercer
        Insurance Group, Inc., Sandler O'Neill & Partners, L.P. and
        Wilmington Trust Company, as escrow agent
 23.1   Consent of KPMG with respect to Franklin Holding Company,
        Inc.
 23.2   Consent of KPMG with respect to Mercer Mutual Insurance
        Company (contained in Item 16(b) of this Registration
        Statement)
 23.3   Consent of Brown Schultz Sheridan and Fritz
 23.4   Consent of Griffin Financial Group, LLC
 23.5   Consent of Stevens & Lee (contained in Exhibit 5)
 24.1   Power of Attorney*
 99.1.1 Pro Forma Appraisal Report, dated as of January 2, 2003, prepared for Mercer Mutual Insurance Company by Griffin
        Financial Group, LLC*

   99.1.2  Pro Forma Appraisal Update Report dated as of March 31, 2003, prepared by Griffin Financial Group, LLC*
   99.1.3  Letter dated January 2, 2003 to Mercer Mutual insurance Company from Griffin Financial Group, LLC regarding fair market value of subscription rights
   99.1.4  Pro Forma Appraisal Update Report dated as of May 30, 2003, prepared by Griffin Financial Group, LLC
    99.2   Marketing Materials, including letters to prospective purchasers of stock in offering, Stock Order Form and Question and Answer Brochure
    99.5   Mercer Mutual Insurance Company Policyholder Information Statement*


---------------


 * Previously filed.



** To be filed by amendment.


     (b) Financial Statement Schedules:

     Independent Auditor's Consent and Report on Schedules

     Schedule I -- Summary of Investments -- Other than Investments in Related Parties.

     Schedule II -- Condensed Financial Information of Registrant (Not Applicable).

     Schedule III -- Supplementary Insurance Information.

     Schedule IV -- Reinsurance.

     Schedule VI -- Supplemental Information Concerning Property -- Casualty Insurance Operations.

                                                                    EXHIBIT 23.2


                    INDEPENDENT AUDITORS' REPORT AND CONSENT

The Board of Directors
Mercer Mutual Insurance Company and Subsidiaries:


     The audits referred to in our report dated March 28, 2003, included the related financial statement schedules as of December 31, 2002, and for each of the years in the three-year period ended December 31, 2002, included in the registration statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.


     We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report on the consolidated financial statements refers to the adoption of SFAS No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002.


                                          /s/ KPMG LLP



Philadelphia, PA


June 26, 2003

                      SCHEDULES TO REGISTRATION STATEMENT


                MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES
               SCHEDULE I -- SUMMARY OF INVESTMENTS -- OTHER THAN
             INVESTMENTS IN RELATED PARTIES AS OF DECEMBER 31, 2002

                                                                         COLUMN C    COLUMN D
COLUMN A                                                      COLUMN B   ESTIMATED   BALANCE
TYPE OF INVESTMENT                                              COST       VALUE      SHEET
------------------                                            --------   ---------   --------
                                                                  (DOLLARS IN THOUSANDS)
Fixed maturities:
Bonds:
  United States Government and government agencies and
     authorities............................................   38,802     39,499      39,499
  States, municipalities and political subdivisions.........    5,976      6,149       6,149
  All other.................................................    3,552      3,599       3,599
                                                               ------     ------      ------
     Total fixed maturities.................................   48,330     49,247      49,247
                                                               ------     ------      ------
Equity securities:
  Preferred stock...........................................    4,567      4,663       4,663
Common stocks:
  Public utilities..........................................      102        112         112
  Banks, trust and insurance companies......................    1,545      4,481       4,481
  Industrial, miscellaneous and all other...................   10,483     11,076      11,076
                                                               ------     ------      ------
     Total equity securities................................   16,697     20,332      20,332
                                                               ------     ------      ------
     Total investments......................................   65,027     69,579      69,579

                MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES

              SCHEDULE III -- SUPPLEMENTARY INSURANCE INFORMATION

COLUMN A                                    COLUMN C      COLUMN D                  COLUMN F    COLUMN G     COLUMN H
                            COLUMN B     FUTURE POLICY                 COLUMN E                              BENEFITS
                            DEFERRED        BENEFITS                 OTHER POLICY                             CLAIMS,
                             POLICY      LOSSES, CLAIMS               CLAIMS AND                  NET       LOSSES, AND
                           ACQUISITION      AND LOSS      UNEARNED     BENEFITS     PREMIUMS   INVESTMENT   SETTLEMENT
SEGMENT                       COSTS         EXPENSES      PREMIUMS     PAYABLE       EARNED      INCOME      EXPENSES
-------                    -----------   --------------   --------   ------------   --------   ----------   -----------
                                                              (DOLLARS IN THOUSANDS)
December 31, 2002
  Commercial lines.......     3,263          18,636        14,332         0          20,088                    7,283
  Personal lines.........     2,520          12,712        10,591         0          20,366                   12,784
                              -----          ------        ------         --         ------      -----        ------
     Total...............     5,783          31,348        24,923         0          40,454      2,061        20,067
                              =====          ======        ======         ==         ======      =====        ======
December 31, 2001
  Commercial lines.......     2,438          19,872        10,447         0          15,119                    6,425
  Personal lines.........     2,524          11,187        10,101         0          15,609                    8,109
                              -----          ------        ------         --         ------      -----        ------
     Total...............     4,962          31,059        20,548         0          30,728      2,425        14,534
                              =====          ======        ======         ==         ======      =====        ======
December 31, 2000
  Commercial lines.......                                                            13,685                    5,166
  Personal lines.........                                                            13,950                    8,545
                                                                                     ------
     Total...............                                                            27,635      2,517        13,711
                                                                                     ======

COLUMN A                     COLUMN I     COLUMN J    COLUMN K

                                            OTHER
                           AMORTIZATION   OPERATING   PREMIUMS
SEGMENT                      OF DPAC      EXPENSES    WRITTEN
-------                    ------------   ---------   --------
                                 (DOLLARS IN THOUSANDS)
December 31, 2002
  Commercial lines.......      5,737        4,176      23,591
  Personal lines.........      5,216        3,798      20,880
                              ------        -----      ------
     Total...............     10,953        7,974      44,471
                              ======        =====      ======
December 31, 2001
  Commercial lines.......      4,137        3,103      17,072
  Personal lines.........      4,000        3,000      17,638
                              ------        -----      ------
     Total...............      8,137        6,103      34,710
                              ======        =====      ======
December 31, 2000
  Commercial lines.......      3,834        2,345      14,401
  Personal lines.........      3,644        2,230      13,648
     Total...............      7,478        4,575      28,049

                MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                    SCHEDULE IV -- SUPPLEMENTAL INFORMATION

COLUMN A                                                      COLUMN B               COLUMN D    COLUMN E    COLUMN F
                                                                         COLUMN C     ASSUMED               PERCENTAGE
                                                                          CEDE TO      FROM                 OF AMOUNT
                                                               GROSS       OTHER       OTHER       NET       ASSUMED
PREMIUM EARNED                                                 AMOUNT    COMPANIES   COMPANIES    AMOUNT      TO NET
--------------                                                --------   ---------   ---------   --------   ----------
                                                                               (DOLLARS IN THOUSANDS)
For the year ended
  December 31, 2002.........................................   46,425      6,837         666      40,454       1.6%
For the year ended
  December 31, 2001.........................................   37,326      8,038       1,440      30,728       4.7%
For the year ended
  December 31, 2000.........................................   31,211      3,919         343      27,635       1.2%

                MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES
             FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2002?
                    SCHEDULE VI -- SUPPLEMENTAL INFORMATION

COLUMN A                          COLUMN B      COLUMN C      COLUMN D     COLUMN E   COLUMN F    COLUMN G
                                                                                                                  COLUMN H
                                                                                                               LOSSES AND LAE
                                  DEFERRED     RESERVE FOR   DISCOUNT IF                                          INCURRED
                                   POLICY      LOSSES AND        ANY         NET        NET                   ----------------
                                 ACQUISITION    LOSS ADJ.    DEDUCTED IN   UNEARNED    EARNED    INVESTMENT   CURRENT   PRINT
AFFILIATION WITH REGISTRANT         COSTS       EXPENSES      COLUMN C     PREMIUMS   PREMIUM      INCOME      YEAR      YEAR
---------------------------      -----------   -----------   -----------   --------   --------   ----------   -------   ------
                                                                    (DOLLARS IN THOUSANDS)
For the year ended
  December 31, 2002............     5,783        31,348           0         24,923     40,454      2,061      22,211    (2,144)
For the year ended
  December 31, 2001............     4,962        31,059           0         20,548     30,728      2,425      17,813    (3,279)
For the year ended
  December 31, 2000............                                                        27,635      2,517      17,665    (3,954)

COLUMN A                           COLUMN I                  COLUMN K
                                                 COLUMN J
                                                   PAID
                                                LOSSES AND
                                                LOSSES AND     NET
                                 AMORTIZATION   ADJUSTMENT   WRITTEN
AFFILIATION WITH REGISTRANT        OF DPAC       EXPENSES    PREMIUMS
---------------------------      ------------   ----------   --------
                                        (DOLLARS IN THOUSANDS)
For the year ended
  December 31, 2002............     10,953        18,503      44,471
For the year ended
  December 31, 2001............      8,137        12,991      34,710
For the year ended
  December 31, 2000............      7,478        13,263      28,049

ITEM 17.  UNDERTAKINGS

     (a) Rule 415 Offering: The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the range of shares offered may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Request for acceleration of effective date: Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to Registration Statement No. 333-104897 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Pennington, State of New Jersey, on June 27, 2003


                                          MERCER INSURANCE GROUP, INC.

                                          By:     /s/ ANDREW R. SPEAKER
                                            ------------------------------------
                                                     Andrew R. Speaker,
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment to Registration Statement No. 333-104897 has been signed below by the following persons in the capacities and on the dates indicated.



                    SIGNATURE                                     CAPACITY                     DATE
                    ---------                                     --------                     ----

               /s/ ROLAND D. BOEHM*                     Vice Chairman of the Board of      June 27, 2003
 ------------------------------------------------                 Directors
                 Roland D. Boehm


            /s/ H. THOMAS DAVIS, JR.*                    Senior Vice President and a       June 27, 2003
 ------------------------------------------------                 Director
               H. Thomas Davis, Jr.


             /s/ WILLIAM V.R. FOGLER*                             Director                 June 27, 2003
 ------------------------------------------------
               William V. R. Fogler


               /s/ WILLIAM C. HART*                               Director                 June 27, 2003
 ------------------------------------------------
                 William C. Hart


           /s/ GEORGE T. HORNYAK, JR.*                            Director                 June 27, 2003
 ------------------------------------------------
              George T. Hornyak, Jr.


              /s/ SAMUEL J. MALIZIA*                              Director                 June 27, 2003
 ------------------------------------------------
                Samuel J. Malizia


              /s/ RICHARD U. NIEDT*                               Director                 June 27, 2003
 ------------------------------------------------
                 Richard U. Niedt


              /s/ ANDREW R. SPEAKER                     President and Chief Executive      June 27, 2003
 ------------------------------------------------     Officer and a Director (Principal
                Andrew R. Speaker                     Executive and Financial Officer)

                    SIGNATURE                                     CAPACITY                     DATE
                    ---------                                     --------                     ----


             /s/ RICHARD G. VAN NOY*                 Chairman of the Board of Directors    June 27, 2003
 ------------------------------------------------
                Richard G. Van Noy


              /s/ GORDON A. COLEMAN                    Treasurer (Principal Accounting     June 27, 2003
 ------------------------------------------------                 Officer)
                Gordon A. Coleman


 *By              /s/ ANDREW R. SPEAKER
        ------------------------------------------
                     Attorney-in-fact

                                 EXHIBIT INDEX


NUMBER                              TITLE
-------                             -----
  1.1    Form of Agency Agreement to be entered into among the
         Holding Company, Mercer Mutual and Sandler O'Neill &
         Partners, L.P.**
  2.1    Plan of Conversion from Mutual to Stock Organization of
         Mercer Mutual Insurance Company, dated as of December 13,
         2002 and amended and restated on March 19, 2003, April 15,
         2003 and June 18, 2003
  3.1    Articles of Incorporation of Mercer Insurance Group, Inc.,
         as amended*
  3.2    Bylaws of Mercer Insurance Group, Inc.*
  4.1    Form of certificate evidencing shares the common stock of
         Mercer Insurance Group, Inc.*
  5.1    Opinion of Stevens & Lee re: Legality
  8.1    Private Letter Ruling, dated May 8, 2003, from the Internal
         Revenue Service to Mercer Mutual Insurance Company.
 10.1    Mercer Insurance Group, Inc. -- Employee Stock Ownership
         Plan*
 10.2    Employment Agreement, dated as of October 1, 2001 among
         BICUS Services Corporation, Mercer Mutual Insurance Company
         and Andrew R. Speaker*
 10.3    Employment Agreement, dated as of October 1, 2001 among
         BICUS Services Corporation, Mercer Mutual Insurance Company
         and H. Thomas Davis, Jr.*
 10.4    Employment Agreement, dated as of October 1, 2001, among
         BICUS Services Corporation, Mercer Mutual Insurance Company
         and Paul D. Ehrhardt.*
 10.5    Employment Agreement, dated as of October 1, 2001, among
         BICUS Services Corporation, Mercer Mutual Insurance Company
         and John G. Danka*
 10.6    Mercer Mutual Insurance Company Executive Nonqualified
         "Excess" Plan dated June 1, 2002.*
 10.7    Mercer Mutual Insurance Company Benefit Agreement dated
         December 11, 1989, as amended*
 10.8    Stock Purchase Agreement dated April 6, 2001 by and among
         Mercer Mutual Insurance Company, H. Thomas Davis, Jr. and
         Franklin Holding Company, Inc.*
 10.9    Stock Purchase Agreement dated May 9, 2001 by and among
         Mercer Mutual Insurance Company and Anthony Robert Scatena,
         Raymond Edward Nestlerode, Sr., Raymond Edward Nestlerode,
         Jr., Joseph Russell Nestlerode, Sr., William J. Edwards and
         Michael Peter Nestarick*
 10.10   Shareholders Agreement dated June 1, 2001 among Mercer
         Mutual Insurance Company, H. Thomas Davis, Jr. and Franklin
         Holding Company, Inc.*
 10.11   Third Amended and Restated Certificate of Incorporation of
         Franklin Holding Company, Inc.*
 10.12   Mercer Insurance Group, Inc. 2003 Stock-Based Incentive Plan
 10.13   Form of Escrow Agreement to be entered into among Mercer
         Insurance Group, Inc., Sandler O'Neill & Partners, L.P. and
         Wilmington Trust Company, as escrow agent
 23.1    Consent of KPMG with respect to Franklin Holding Company,
         Inc.
 23.2    Consent of KPMG with respect to Mercer Mutual Insurance
         Company (contained in Item 16(b) of this Registration
         Statement)
 23.3    Consent of Brown Schultz Sheridan and Fritz
 23.4    Consent of Griffin Financial Group, LLC
 23.5    Consent of Stevens & Lee (contained in Exhibit 5)
 24.1    Power of Attorney*
 99.1.1  Pro Forma Appraisal Report, dated as of January 2, 2003, prepared for Mercer Mutual Insurance Company by Griffin
         Financial Group, LLC*
 99.1.2  Pro Forma Appraisal Update Report dated as of March 31,
         2003, prepared by Griffin Financial Group, LLC*
 99.1.3  Letter dated January 2, 2003 to Mercer Mutual insurance
         Company from Griffin Financial Group, LLC regarding fair
         market value of subscription rights.

NUMBER                              TITLE
-------                             -----
 99.1.4  Pro Forma Appraisal Update Report dated as of May 30, 2003, prepared by Griffin Financial Group, LLC
 99.2    Marketing Materials, including letters to prospective
         purchasers of stock in offering, Stock Order Form and
         Question and Answer Brochure
 99.5    Mercer Mutual Insurance Company Policyholder Information
         Statement*


---------------


 * Previously filed.



** To be filed by amendment.